                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-92001




                             IAT MULTIMEDIA, INC.
                              70 EAST 55TH STREET
                                  24TH FLOOR
                           NEW YORK, NEW YORK 10022

     On behalf of the Board of Directors, you are cordially invited to a Special Meeting of stockholders, to be held at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022 on Wednesday, December 22, 1999 starting at 10:00 a.m. local time. At the Special Meeting, you will be asked to consider and approve the issuance of our common stock to the stockholder of Petrini S.p.A. under the terms of our previously announced acquisition of Petrini. You will also be asked to consider and approve an increase of our authorized common stock which is necessary for us to issue the shares required for the acquisition in addition to other proposals.

     Gruppo Spigadoro, N.V. is the owner of all of the outstanding capital stock of Petrini. In exchange for the shares of Petrini, we will issue up to 48,366,530 shares of our common stock to Spigadoro. We will also assume approximately $20 million of short term indebtedness of Spigadoro, all of which will be payable during 2000. Of the shares to be issued to Spigadoro, 12,241,400 of the shares will, at Spigadoro's request, be issued to Carlo Petrini to satisfy a part of Spigadoro's obligations to Mr. Petrini. Mr. Petrini will also become a director of IAT after the acquisition. Following the acquisition, Spigadoro and Mr. Petrini will beneficially own approximately 59.5% and 20.2%, respectively, of our outstanding common stock, excluding shares issuable upon conversion of convertible promissory notes to be issued to Spigadoro and Mr. Petrini in the acquisition.

     Because of certain relationships we have with Spigadoro, the Board of Directors formed a Special Committee, consisting of two independent directors, to consider and evaluate the Petrini acquisition. The Special Committee unanimously determined that the transaction is in the best interests of our stockholders and recommended to our Board of Directors that the acquisition and related transactions be approved. Following the recommendation from the Special Committee, the Board of Directors determined that the Petrini acquisition is in the best interests of our stockholders, and unanimously recommend voting FOR approval of the issuance of our common stock under the terms of the acquisition. The Board of Directors also unanimously recommends voting FOR approval of the other proposals described in this proxy statement/prospectus.

     The acquisition cannot be completed unless our stockholders approve the issuance of our common stock and the increase of our authorized common stock.

     Whether or not you plan to attend the Special Meeting, it is important that your shares be voted. Please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposals. If your shares are held by your broker in "street name," you must instruct your broker in order to vote. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the proposals.

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE ACQUISITION AND THE OTHER PROPOSALS.

                                     Jacob Agam
                                     Chairman of the Board and Chief Executive
                                     Officer
                                     IAT Multimedia, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE IAT STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement/prospectus is dated December 3, 1999 and is first being mailed to our stockholders on or about December 6, 1999.

                             IAT MULTIMEDIA, INC.
                              70 EAST 55TH STREET
                                  24TH FLOOR
                           NEW YORK, NEW YORK 10022


           NOTICE OF SPECIAL MEETING TO BE HELD ON DECEMBER 22, 1999

     To the Stockholders of IAT Multimedia, Inc.:

     You are cordially invited to attend a Special Meeting of stockholders of IAT Multimedia, Inc., a Delaware corporation. This Special Meeting will be held at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022 on December 22, 1999, starting at 10:00 a.m. local time, for the following purposes:

   1. To consider and vote upon a proposal to authorize the issuance of up to 48,366,530 shares of IAT common stock, subject to adjustment as described in the proxy statement/prospectus, in connection with the acquisition by IAT of all of the outstanding shares of capital stock of Petrini S.p.A., a corporation organized under the laws of the Republic of Italy;

   2. To consider and vote upon a proposal to amend the IAT Amended and Restated Certificate of Incorporation to increase the authorized number of shares of IAT common stock that IAT is authorized to issue from 50 million shares to 100 million shares so that IAT has enough authorized shares of common stock available for issuance in the acquisition;

   3. To consider and vote upon a proposal to amend the IAT Amended and Restated Certificate of Incorporation to change the name of IAT Multimedia, Inc. to Spigadoro, Inc.;

   4. To consider and vote upon a proposal to approve IAT's 1999 Stock Option Plan;

   5. To consider and vote upon a proposal to authorize the issuance of 578,763 shares of IAT common stock in connection with the conversion of IAT's convertible debenture; and

   6. To transact such other business as may properly come before the Special Meeting, including any adjournments or postponements thereof.

     The first proposal is conditioned upon approval of the second proposal so that we have enough authorized shares of common stock available for issuance in the acquisition.

     Only stockholders of record at the close of business on December 1, 1999 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE ENCOURAGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

     ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY CARD.

                                     By Order of the Board of Directors




                                     Jacob Agam
                                     Chairman of the Board
                                     and Chief Executive Officer

December 3, 1999

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
LETTER TO IAT STOCKHOLDERS FROM THE CHAIRMAN OF THE BOARD OF DIRECTORS

IAT MULTIMEDIA, INC. NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE RELATED PROPOSALS ................     1

SUMMARY ..............................................................................     4
  The Companies ......................................................................     4
  Reasons for the Acquisition ........................................................     4
  Consideration to be Received .......................................................     4
  Recent Market Prices for Our Common Stock ..........................................     5
  Tax Consequences of the Acquisition ................................................     5
  Our Financial Advisor Considers the Acquisition Fair to Our Stockholders ...........     5
  We Recommend that You Vote for the Proposals .......................................     5
  The Special Meeting ................................................................     5
  Record Date; Voting Power ..........................................................     6
  Quorum; Votes Required .............................................................     6
  What You Need to Do Now ............................................................     6
  Some of Our Directors and Officers Have Interests in the Acquisition ...............     6
  Our Directors and Executive Officers Following the Acquisition .....................     8
  Resale of Our Common Stock Received in the Acquisition .............................     8
  Terms of the Stock Purchase Agreement ..............................................     8
  Conversion of Convertible Debenture ................................................     9
  Additional Information .............................................................     9
  The Acquisition Requires Certain Regulatory Approvals ..............................    10
  Ownership of Our Shares of Common Stock by Our Officers, Directors and Principal
    Stockholders .....................................................................    10
  Comparative Per Share Market Price Information .....................................    10
  Exchange Rates .....................................................................    11
  Summary Historical and Unaudited Pro Forma Financial Information ...................    12
  Summary Comparative Per Share Data .................................................    15

RISK FACTORS .........................................................................    16

A WARNING ABOUT FORWARD-LOOKING STATEMENTS ...........................................    30

THE SPECIAL MEETING ..................................................................    30
  General ............................................................................    30
  Matters to be Considered at the Special Meeting ....................................    30
  Record Date; Vote Required; Voting at the Special Meeting ..........................    31
  Voting of Proxies ..................................................................    31
  Solicitation of Proxies ............................................................    32
  Recommendation of the Special Committee and the Board of Directors .................    32

THE ACQUISITION ......................................................................    33
  Background of the Acquisition ......................................................    33
  Recommendations of the Special Committee and the Board of Directors ................    36
  Opinion of Financial Advisor .......................................................    37
  Interests of Some of Our Officers and Directors in the Acquisition .................    39
  Continued Inclusion in the Nasdaq National Market ..................................    40

                                                                                    PAGE
                                                                                    ----
   Accounting Treatment ........................................................     41
   Regulatory Approvals ........................................................     41
   Federal Securities Law Consequences .........................................     42

THE STOCK PURCHASE AGREEMENT ...................................................     43
  Background ...................................................................     43
  General ......................................................................     44
  Representations and Warranties ...............................................     45
  Covenants ....................................................................     46
  Conditions ...................................................................     48
  Termination Rights ...........................................................     49
  Effect of Termination ........................................................     49
  Amendment ....................................................................     50
  Extension; Waiver ............................................................     50
  Expenses .....................................................................     50
  Management of IAT After the Acquisition ......................................     50

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ..................................     50

THE COMPANIES ..................................................................     51
  IAT Multimedia, Inc. .........................................................     51
  Petrini S.p.A. ...............................................................     57

FINANCIAL INFORMATION ..........................................................     78
  Unaudited Pro Forma Condensed Consolidated Financial Information .............     78
  Selected Consolidated Financial Data of IAT ..................................     84
  Management's Discussion and Analysis of Financial Condition and Results of
  Operations of IAT ............................................................     86
  Selected Financial Data of Petrini ...........................................     95
  Management's Discussion and Analysis of Financial Condition and Results of
  Operations of Petrini ........................................................     96

MANAGEMENT OF IAT ..............................................................    102
  Directors and Executive Officers .............................................    102
  Directors and Executive Officers of IAT Following the Acquisition ............    103
  Rights to Nominate Directors .................................................    104
  Committees of the Board of Directors .........................................    104
  Director Compensation ........................................................    104
  Executive Compensation .......................................................    105
  Employment Contracts and Termination of Employment and Change-In-Control
  Arrangements .................................................................    108
  Compensation Committee Interlocks and Insider Participation ..................    109
  Security Ownership of Management and Principal Stockholders of IAT ...........    109

MANAGEMENT OF PETRINI ..........................................................    112
  Executive Compensation .......................................................    112
  Employment Contracts and Termination of Employment
   and Change-In-Control Arrangements ..........................................    113

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .................................    114
  Stockholder Loans and Guarantees .............................................    114
  Stock Purchase Agreement and Related Transactions ............................    114
  Escrow Shares ................................................................    115
  Simmet Purchase Agreement ....................................................    116

                                                                                       PAGE
                                                                                       ----
  Spinoffs ......................................................................      117
  Algo Vision Transaction .......................................................      118
  Lease .........................................................................      118
  Employment Agreements .........................................................      119

DESCRIPTION OF CAPITAL STOCK ....................................................      119
  Common Stock ..................................................................      119
  Preferred Stock ...............................................................      119
  Stock Purchase Warrants .......................................................      120
  Convertible Debenture .........................................................      120

OTHER MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING ...........................      121
  Authorized Stock Proposal .....................................................      121
  Name Change Proposal ..........................................................      122
  Option Plan Proposal ..........................................................      122
  Convertible Debenture Proposal ................................................      125

LEGAL MATTERS ...................................................................      125

EXPERTS .........................................................................      125

OTHER MATTERS ...................................................................      126

STOCKHOLDER PROPOSALS ...........................................................      126

WHERE YOU CAN FIND MORE INFORMATION .............................................      126

INDEX TO FINANCIAL STATEMENTS ...................................................      F-1

ANNEXES

Stock Purchase Agreement ........................................................      A-1

Opinion of Royce Investment Group, Inc. .........................................      B-1

Form of Amendment to the Amended and Restated Certificate of Incorporation of IAT
  Multimedia, Inc. ..............................................................      C-1

Form of Amendment to the Amended and Restate Certificate of Incorporation of IAT
  Multimedia, Inc ...............................................................      D-1

IAT's 1999 Stock Option Plan ....................................................      E-1

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                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                  QUESTIONS AND ANSWERS ABOUT THE ACQUISITION
                           AND THE RELATED PROPOSALS

Q: WHO IS PETRINI?

A: Petrini is an Italian company that produces and sells animal feed and pasta and flour products. Petrini's animal feed business produces animal feed for industrial breeders, family-owned breeding farms and domestic pets. Petrini's pasta and flour business produces traditional, specialty and health and diet pastas and flours for use by the bakery industry. By-products of Petrini's pasta and flour business are used as raw materials for its animal feed products. Petrini's products are marketed and sold principally in Italy. However, in 1998, approximately 35% of its pasta products were marketed and sold in the United States, Europe and Southeast Asia.

Q: WHY IS IAT ACQUIRING THE OUTSTANDING CAPITAL STOCK OF PETRINI?

A: We are proposing to purchase of all of the outstanding capital stock of Petrini because we believe that the acquisition will provide significant benefits to our stockholders. The acquisition of Petrini and the planned sale of our existing business will change the focus of our business from the sale of computers and computer peripherals and components to the production and sale of animal feed and pasta and flour products. We believe that the following factors support the Petrini acquisition:

   o Due to the low operating margins typical of the personal computer business and our inability to identify appropriate acquisition candidates that would enable us to achieve the critical mass necessary to operate profitably within our industry, we developed concerns regarding our ability to compete effectively against larger entities within the industry.

   o Petrini's experienced management team has demonstrated its ability to execute its business strategy and to deliver strong operating performance.

   o We believe that Petrini will be able to execute its strategy of consolidation within the food and animal feed sectors in Italy and Europe. We believe that there are a number of small to mid-size companies within these sectors that are constrained by limited capital resources, limited operating efficiencies and/or a desire of the family shareholders/managers for liquidity and are, therefore, potentially available for acquisition by Petrini.

   o The Petrini acquisition will create a larger market capitalization for our company which could provide increased research coverage and institutional ownership, increased liquidity for our stockholders and provide us with greater access to debt and equity financing.

Q: WHAT WILL IAT DO WITH ITS EXISTING COMPUTER BUSINESS?

A: Following the completion of the acquisition, we intend to sell our existing computer business. We have commenced discussions relating to the sale of this business. However, no agreement has been reached with any party regarding the terms of any sale and we cannot assure that we will be able to sell our computer business on terms favorable to us or at all.

Q: ARE THERE RISKS THAT I SHOULD CONSIDER?

A: Yes. There are risks associated with all acquisitions, including the proposed acquisition of all of the outstanding capital stock of Petrini. Your decision to approve the proposals described in this proxy statement/prospectus involves certain risks, which are more fully described beginning on page 16, including the following:

   o We may not be able to operate a new business or retain the management and personnel of Petrini following the acquisition;

   o A substantial portion of Petrini's business is located in Italy and we will be subject to risks associated with foreign operations;

   o The number of shares to be issued in the acquisition is fixed. Accordingly, reductions in the market price of our common stock prior to the completion of the acquisition will reduce the value of the shares to be issued. Similarly, increases in the market price of our common stock will increase the value of the shares being issued in the acquisition;

   o Certain of our directors and officers have interests in the acquisition in addition to their interests as stockholders of IAT;

   o We may not be able to sell our computer business on acceptable terms, and we may not be able to operate two significantly different businesses simultaneously;

   o Following the acquisition, Vertical Financial Holdings, one of our principal stockholders, will have the ability to vote, together with its affiliates, 56.7% of our outstanding common stock and therefore will control IAT; and

   o In the acquisition, we will be assuming approximately $20 million of short term indebtedness of Spigadoro, all of which will become payable or convertible into our common stock during 2000. As a result, we may need to obtain sufficient additional funds to repay this indebtedness.

   You should review the section of this proxy statement/prospectus entitled "Risk Factors" with particular care.

Q: WHAT ARE THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING?

A: At the special meeting you will be asked to consider and approve the following:

   o a proposal to authorize the issuance of shares of IAT common stock in connection with the acquisition;

   o a proposal to increase the authorized number of shares of common stock that we are authorized to issue from 50 million shares to 100 million shares so that we have enough authorized shares of common stock available for issuance in the acquisition;

   o a proposal to change our name from IAT Multimedia, Inc. to Spigadoro, Inc.;

   o  a proposal to approve our 1999 Stock Option Plan; and

   o a proposal to authorize the issuance of shares of IAT common stock in connection with the conversion of IAT's convertible debenture.

   The first proposal is conditioned upon approval of the second proposal so that we have enough authorized shares of common stock available for issuance in the acquisition.

Q: WHAT DOES THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS RECOMMEND?

A: The Special Committee and our Board of Directors unanimously recommend that our stockholders approve the issuance of our common stock under the terms of the acquisition. The Board of Directors also unanimously recommends that our stockholders approve the other proposals described in this proxy statement/prospectus.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will take place at 10:00 a.m. local time on December 22, 1999 at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.
   In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the meeting in person.

Q: WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to our Secretary before the special meeting. Or, you can attend the special meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary at the address under "Summary--The Companies" on page 4.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them. You should be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the proposals unless you appear in person at the special meeting and vote in favor of the proposals.

Q: WHEN DO YOU EXPECT THE ACQUISITION TO BE COMPLETED?

A: We are working towards completing the acquisition as quickly as practicable.
   In addition to stockholder approval, we must also obtain certain regulatory approvals. We hope to complete the acquisition either late in 1999 or during the first quarter of 2000.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE SPECIAL MEETING OR THE
   ACQUISITION?

A: You may call Klaus Grissemann, our Chief Financial Officer, at
   011-41-26-921-0092.

                                     SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the acquisition and the proposals fully and for a more complete description of the legal terms of the acquisition, you should read this entire document carefully, as well as the other documents we have referred you to, including the stock purchase agreement. All amounts in US Dollars which have been converted from Italian Lire have been translated for the convenience of the reader at the rate of Lire 1,887 = US $1.00, the noon buying rate of Lire for U.S. Dollars on November 23, 1999. See "The Stock Purchase Agreement--General" on page 44 and "Where You Can Find More Information" on page 126.


THE COMPANIES

     IAT Multimedia, Inc.
     70 East 55th Street
     24th Floor
     New York, New York 10022
     (212) 754-4271

     We currently market high-performance personal computers in Germany assembled according to customer specifications and sold under the trade name "Trinology." We also sell components, peripherals and software for personal computers. In connection with the proposed acquisition, we intend to sell our computer business.

     Petrini S.p.A.
     Via IV Novembre, 2/4
     06083 Bastia Umbra (Perugia)
     Italy
     011-39-075-8009338

     Petrini is an Italian company that produces and sells animal feed and pasta and flour products. Petrini's animal feed business produces animal feed for industrial breeders, family-owned breeding farms and domestic pets. Petrini's pasta and flour business produces traditional, specialty and health and diet pastas and flours for use by the bakery industry. By-products of Petrini's pasta and flour business are used as raw materials for its animal feed business. Petrini's products are marketed and sold principally in Italy. However, in 1998, approximately 35% of its pasta products were marketed and sold in the United States, Europe and Southeast Asia.

     After the acquisition of Petrini, we will operate the business currently operated by Petrini.


REASONS FOR THE ACQUISITION (PAGE 33)

     We are proposing to acquire Petrini because we believe the acquisition will provide significant benefits to our stockholders. The acquisition will change the focus of our business from the sale of computers and computer components and peripherals to the production and sale of animal feed and pasta and flour products. We believe significant growth opportunities are available in these and related markets. The Special Committee and our Board of Directors have unanimously approved the acquisition. To review our reasons for the acquisition and our decision to discontinue our computer business in greater detail, as well as to see how we came to agree on the terms of the acquisition, please see pages 33 through 39.


CONSIDERATION TO BE RECEIVED (PAGE 44)

     Spigadoro will receive up to 48,366,530 shares of our common stock in exchange for all of the outstanding shares of Petrini common stock. At Spigadoro's request, 12,241,400 of these shares of our common stock will be issued to Carlo Petrini to satisfy part of Spiradoro's obligations to Mr. Petrini. Mr. Petrini will become a director of IAT after the acquisition. In the acquisition we will also be assuming approximately $20 million of short term indebtedness of Spigadoro, approximately $13.7 million of which is owed to Mr. Petrini. $6.2 million of the debt owed to Mr. Petrini will be convertible into shares of our common stock at the option of Mr. Petrini. In addition, approximately $6.3 million of debt owed to stockholders of Spigadoro will be convertible into shares of our common stock at our option. The per share conversion ratio for the convertible notes to be issued to Spigadoro and Mr. Petrini will be equal to the greater of $2.50 or 85% of the average price of our common stock for the five trading days prior to the conversion. After the acquisition, Spigadoro and Mr. Petrini will beneficially own approximately 59.5% and 20.2%, respectively, of our outstanding common stock, excluding shares issuable upon conversion of the convertible debt described above. Because the number of shares of our common stock that Spigadoro will receive is fixed, the value of the shares of our common stock that Spigadoro will receive will fluctuate as the market price of our common stock changes. Each currently outstanding share of our common stock will remain issued and outstanding as one share of our common stock.


RECENT MARKET PRICES FOR OUR COMMON STOCK (PAGE 10)

     November 3, 1999 was the last full trading day prior to our announcement of the signing of the stock purchase agreement to acquire Petrini. The closing price for our common stock on this day was $2.50. December 3, 1999 was the last practicable trading day prior to the mailing of this proxy statement/ prospectus for which stock prices were available. The closing price for our common stock on this day was $213/32. See page 10 for information concerning market price data for our common stock. Similar information is not available for Petrini since it is a privately held company.


TAX CONSEQUENCES OF THE ACQUISITION (PAGE 50)

     We will not recognize any gain or loss for US federal income tax purposes upon the exchange of our shares for Spigadoro's shares of Petrini. In addition, we expect that the exchange of shares by Spigadoro will be tax-free to Spigadoro for US federal income tax purposes.


OUR FINANCIAL ADVISOR CONSIDERS THE ACQUISITION FAIR TO OUR STOCKHOLDERS
(PAGE 37)

     The Special Committee has obtained an opinion dated November 2, 1999, from its financial advisor, Royce Investment Group, Inc. The opinion stated that, on that date and subject to certain matters stated in the opinion, the exchange of the shares of our common stock to be issued in the acquisition for all of the outstanding shares of Petrini common stock and the assumption by us of approximately $20 million of short term indebtedness of Spigadoro, is fair to our stockholders from a financial point of view. A copy of the written opinion from Royce is attached to this proxy statement/prospectus as annex B and should be read in its entirety. We have paid Royce a fee of $125,000 for its financial advisory services, including rendering its opinion.


WE RECOMMEND THAT YOU VOTE FOR THE PROPOSALS (PAGE 36)

     The Special Committee and our Board of Directors believe that the acquisition is fair to us and to our stockholders and is in our best interests and unanimously recommend that you vote FOR the proposal to approve the issuance of the shares of our common stock in the acquisition. The Board of Directors also unanimously recommends that you vote FOR the other proposals described in this proxy statement/ prospectus.


THE SPECIAL MEETING (PAGE 30)

     The special meeting will be held on December 22, 1999 at 10:00 a.m., local time, at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022. At the special meeting, you will be asked:

    o to approve the issuance of up to 48,366,530 shares of our common stock, subject to adjustment as described in this proxy statement/prospectus, under a stock purchase agreement that provides for the acquisition by us of all of the outstanding capital stock of Petrini;

    o to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of our common stock that we are authorized to issue from 50 million shares to 100 million shares so that we have enough authorized shares of our common stock available for issuance in the acquisition;

    o to approve an amendment to our Amended and Restated Certificate of Incorporation to change the name of the corporation from IAT Multimedia, Inc. to Spigadoro, Inc.;

    o   to approve our 1999 Stock Option Plan;

    o to approve the issuance of 578,763 shares of our common stock in connection with the conversion of our convertible debenture; and

    o to transact such other business as may properly come before the special meeting, including any adjournment or postponement thereof.


RECORD DATE; VOTING POWER (PAGE 31)

     You are entitled to vote at the special meeting if you owned shares entitled to vote as of the close of business on December 1, 1999, the record date for the special meeting. On the record date, there were 11,748,551 shares of common stock entitled to vote at the special meeting.


QUORUM; VOTES REQUIRED (PAGE 31)

     One-third of the shares outstanding entitled to vote on any matter and represented at the special meeting in person or by proxy will constitute a quorum. Assuming a quorum is present, approval by our stockholders of the issuance of our common stock in the acquisition, the amendments to our Amended and Restated Certificate of Incorporation, the 1999 Stock Option Plan and the issuance of our common stock upon conversion of the convertible debenture will require the affirmative vote of a majority of the shares so represented and entitled to vote at the special meeting, excluding broker non-votes. As of December 1, 1999, our directors, executive officers and principal stockholders, excluding JNC Opportunity Fund Ltd., had the power to vote approximately 34.3% of the outstanding shares of our common stock, and they have advised us that they intend to vote in favor of each of the proposals. In addition, JNC Opportunity Fund Ltd., the holder of our Series A convertible debenture and one of our principal stockholders, owns approximately 15.9% of our outstanding common stock. JNC has agreed to vote in favor of each of the proposals and has given Jacob Agam, our Chairman of the Board and Chief Executive Officer, an irrevocable proxy to vote JNC's shares at the special meeting. See "Description of Capital Stock--Convertible Debenture."


WHAT YOU NEED TO DO NOW (PAGE 31)

     Just indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting.

     If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the proposals.

     The special meeting will take place on December 22, 1999, at 10:00 a.m. local time. You may attend the special meeting and vote your shares in person, rather than signing and mailing in your proxy card. In addition, you may withdraw your proxy up to and including the day of the special meeting by following the directions on page 31 and either changing your vote or attending the special meeting and voting in person. Merely attending the special meeting will not revoke your proxy.

     Your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted. The shares that you do not vote will have the effect of voting against the proposals. Your vote is very important.


SOME OF OUR DIRECTORS AND OFFICERS HAVE INTERESTS IN THE ACQUISITION (PAGE 39)

     Some of our directors and officers have interests in the acquisition that are different from, or in addition to, their interests as stockholders of IAT. These interests include the following:

    o Jacob Agam, our Chairman of the Board and Chief Executive Officer, is the Chairman of the

        Board of Spigadoro. Spigadoro owns 40,700,000 shares of common stock of Petrini representing all of the outstanding common stock of Petrini. Spigadoro will receive up to 48,366,530 shares of our common stock in the acquisition. At Spigadoro's request, 12,241,400 of these shares will be issued to Carlo Petrini. Mr. Petrini will become a director of IAT following the acquisition. As a result, Spigadoro and Mr. Petrini will beneficially own approximately 59.5% and 20.2%, respectively, of our outstanding common stock following the acquisition, excluding shares issuable upon conversion of notes to be issued to Spigadoro and Mr. Petrini in the acquisition. We will also be assuming approximately $20 million of short term indebtedness of Spigadoro in the acquisition, approximately $13.7 million of which is owed to Mr. Petrini. $6.2 million of the debt owed to Mr. Petrini will be convertible into shares of our common stock at the option of Mr. Petrini. In addition, approximately $6.3 million of debt owed to stockholders of Spigadoro will be convertible into shares of our common stock at our option. The per share conversion price for the convertible notes to be issued to Spigadoro and Mr. Petrini will be equal to the greater of $2.50 or 85% of the average price of our common stock for the five trading days prior to the notice of conversion.

        Jacob Agam is also the Chairman of the Board of Vertical Financial Holdings, one of our principal stockholders, and certain of its affiliates. Entities affiliated with Vertical Financial Holdings have economic ownership of approximately 76% of the outstanding common stock of Spigadoro and have the power to vote approximately 91% of the outstanding common stock of Spigadoro. Following the closing of the acquisition, Vertical Financial Holdings and entities affiliated with Vertical Financial Holdings will be deemed to indirectly beneficially own approximately 49.1% of our outstanding common stock. In addition, the Agam Family Trust, of which Mr. Agam is one of the beneficiaries, indirectly owns approximately 60% of the shares of common stock of Petrini through an entity that controls Spigadoro. See "Risk Factors-- Vertical controls IAT, substantially reducing the influence of our other stockholders" and "The Stock Purchase Agreement--General."

    o Marc S. Goldfarb, one of our directors, is the President and Managing Director of Orida Capital USA, Inc., the U.S. representative of the Vertical Group, and beneficially owns 171,324 shares of capital stock of Spigadoro, or approximately 1% of the outstanding shares.

    o Under the terms of the acquisition, Spigadoro and its assignees will have the right to nominate up to a majority of the members for election to our Board of Directors, so long as Spigadoro, its affiliates and Carlo Petrini continue to beneficially own, in the aggregate, a specified number of our securities.

    o In October 1998, Spigadoro entered into a consulting agreement with Orida Capital USA under which Orida agreed to perform consulting and advisory services for Spigadoro, including identifying acquisition and investment opportunities. The agreement expires in October 2003 and provides for an annual fee of $100,000. Payments for 1998 and 1999 have been made and, following the acquisition, Orida has agreed to provide such services to us and we have agreed to assume the obligations of Spigadoro under the agreement.

    o We have an employment agreement with Jacob Agam, our Chairman of the Board and Chief Executive Officer, which expires in September 2001 and provides for an annual salary of $75,000 per year, plus a bonus to be approved by our Board of Directors. Under the terms of the Petrini acquisition, Mr. Agam's employment agreement with us will be amended, effective as of the closing of the acquisition. Under the amended employment agreement, Mr. Agam will be employed as our Chief Executive Officer for an initial term of three years with an initial annual base salary of $300,000, plus a bonus to be approved by our Board of Directors. Mr. Agam will also be entitled to receive a severance payment equal to his base salary for one year if his employment agreement is terminated by us without cause.

     The members of the Special Committee and our Board of Directors knew about these conflicts of interests, and considered them when they approved the acquisition. For a more complete description of these conflicts of interest, see "The Acquisition--Interests of Some of Our Directors and Officers in the Acquisition" at page 39.

OUR DIRECTORS AND EXECUTIVE OFFICERS FOLLOWING THE ACQUISITION (PAGE 103)

     Following the acquisition, our Board of Directors will consist of the following seven members, two of whom are members of Petrini's management:

     o   Jacob Agam

     o   Lucio De Luca

     o   Carlo Petrini

     o   Marc S. Goldfarb

     o   Klaus Grissemann

     o   Erich Weber

     o   Robert Weiss

     Following the acquisition, Petrini will operate as a wholly-owned subsidiary of IAT and is expected to retain all of the members of its current management team. In addition, our executive officers and the executive officers of Petrini will consist of:

     o   Jacob Agam, Chairman of the Board and Chief Executive Officer of IAT

     o   Lucio De Luca, Chief Operating Officer of IAT and Petrini

     o   Klaus Grissemann, Chief Financial Officer of IAT

     o   Carlo Petrini, Chairman of the Board of Petrini

     o   Dario Ciolina, Chief Financial Officer of Petrini


RESALE OF OUR COMMON STOCK RECEIVED IN THE ACQUISITION (PAGE 42)

     All of the shares of our common stock issued to Spigadoro in the acquisition will be subject to resale restrictions under the federal securities laws. However, we intend to register for resale the shares of our common stock to be issued in the acquisition, which would remove those resale restrictions.


TERMS OF THE STOCK PURCHASE AGREEMENT (PAGE 43)

     The stock purchase agreement is attached to this proxy statement/prospectus as annex A. You are encouraged to read the stock purchase agreement in its entirety. It is the legal document that establishes the terms of the Petrini acquisition.

     General. We will acquire from Spigadoro all of the outstanding common stock of Petrini and we will assume approximately $20 million of short term indebtedness of Spigadoro, all of which will become payable during 2000. Approximately $12.5 million of this indebtedness is convertible into shares of our common stock. Under the terms of the acquisition, Spigadoro will be entitled to receive up to 48,366,530 shares of our common stock, including 1,012,065 shares to be issued under the anti-dilution provisions of the stock purchase agreement, as described below. At Spigadoro's request, 12,241,400 of the shares to be issued to Spigadoro will be issued to Carlo Petrini, to satisfy a part of Spigadoro's obligations to Mr. Petrini. See "The Stock Purchase Agreement--General" and "The Acquisition--Interests of Some of Our Officers and Directors in the Acquisition."

     Conditions to the acquisition. The completion of the acquisition depends on a number of conditions being met. In addition to customary conditions relating to our and Spigadoro's compliance with the agreement, these conditions include the following:

     o the approval by our stockholders of the issuance of our common stock to be issued in the acquisition;

     o the approval by our stockholders of the amendment to our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue so that we can complete the acquisition; and

     o the absence of any injunction or legal restraint blocking the acquisition or of certain other proceedings to block the acquisition.

Each party may, at its option, waive the satisfaction of any condition to its obligations under the agreement. If we or Spigadoro waive a condition to our obligations to perform under the agreement, we will resolicit stockholder approval only if we are required to do so by the rules of the Nasdaq Stock Market or applicable law. EVEN IF OUR STOCKHOLDERS APPROVE THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, THERE CAN BE NO ASSURANCE THAT THE ACQUISITION WILL BE CONSUMMATED.

     Termination of the stock purchase agreement. We and Spigadoro can agree at any time to terminate the agreement without completing the acquisition, even if our stockholders have approved the proposals. Also, the agreement can be terminated in various circumstances, including the following:

     o if there is any law or regulation that makes the acquisition illegal or if any governmental authority issues a final, non-appealable order blocking the acquisition;

     o   if the acquisition has not been completed by April 30, 2000;

     o if the other party breaches the agreement in a way that would entitle the party seeking to terminate the agreement to not consummate the acquisition, and the breaching party does not correct the breach promptly;

     o if the other party's representations in the agreement either were inaccurate when made or cease to be accurate as a result of subsequent events, except that generally in order to terminate for this reason the inaccuracy must result in a "material adverse effect"; and

     o if, at the special meeting, the requisite vote of our stockholders needed to approve the issuance of the shares of our common stock to be issued in the acquisition and to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of our common stock we are authorized to issue is not obtained.

     Expenses.  Each party will pay its own fees and expenses.


CONVERSION OF CONVERTIBLE DEBENTURE (PAGE 125)

     As a result of the acquisition, JNC Opportunity Fund, Ltd. had the right to accelerate payment under our Series A convertible debenture. JNC has entered into an agreement with us under which JNC agreed not to accelerate repayment of the debenture. JNC also agreed to fix the number of shares of our common stock that are issuable upon conversion of the debenture at 2,451,745 shares. On November 23, 1999, JNC converted a substantial portion of the debenture into 1,872,982 shares of our common stock. JNC has informed us that it intends to convert the remaining principal amount of the debenture upon the closing of the acquisition, subject to the receipt of stockholder approval for the issuance of the shares of common stock as described in this proxy statement/prospectus. As a result of the conversions, we will be required to issue up to 1,012,065 additional shares of our common stock to Spigadoro under the anti-dilution provisions of the stock purchase agreement, all of which are included in the 48,366,530 shares to be issued in the acquisition.


ADDITIONAL INFORMATION

     If you would like additional copies of this proxy statement/prospectus, or if you have questions about the acquisition, you should contact us as indicated below:

     In writing:

        IAT Multimedia, Inc.
        70 East 55th Street
        24th Floor
        New York, New York 10022

     By telephone:

        Klaus Grissemann, Chief Financial Officer
        011-41-26-921-0092


THE ACQUISITION REQUIRES CERTAIN REGULATORY APPROVALS (PAGE 41)

     Completion of the acquisition will not occur until after applicable regulatory approvals required for the transaction have been received.


OWNERSHIP OF OUR SHARES OF COMMON STOCK BY OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS (PAGE 109)

     As of December 1, 1999, our officers, directors and principal stockholders beneficially owned approximately 59.4% of our outstanding common stock. Following the acquisition, our officers, directors and principal stockholders will beneficially own approximately 90.4% of our outstanding common stock.


COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Our common stock is quoted on the Nasdaq National Market. On November 3, 1999, the last full trading day before the announcement of the Petrini acquisition, our common stock closed at $2.50.

     On December 3, 1999, the most recent practicable date prior to the mailing of this proxy statement/prospectus, our common stock closed at $213/32. As of December 1, 1999, there were approximately 50 record holders and we believe the number of beneficial holders of our common stock exceeds 700.

     Petrini is a privately held company and there is no public market for its capital stock.

     Our common stock began trading on the Nasdaq National Market on March 26, 1997 and is quoted for trading under the symbol "IATA." Prior to that date, there was no public market for our common stock. Our common stock also trades on the Freiverkehr in Germany. The following table sets forth the range of high and low sales price per share for our common stock on the Nasdaq National Market for the periods indicated.

                                                     HIGH          LOW
                                                     ----          ---
     FISCAL YEAR ENDED DECEMBER 31, 1999:
       Quarter ended December 31, 1999
        (through December 3, 1999) ..............   $ 2 7/8        $1 9/16
       Quarter ended September 30, 1999 .........     4             2 1/8
       Quarter ended June 30, 1999 ..............     6             3
       Quarter ended March 31, 1999 .............     9 11/16       4 3/8

     FISCAL YEAR ENDED DECEMBER 31, 1998:
       Quarter ended December 31, 1998 ..........     6 3/4         3 9/16
       Quarter ended September 30, 1998 .........    11 3/4         4 3/16
       Quarter ended June 30, 1998 ..............    12 5/8         4 3/16
       Quarter ended March 31, 1998 .............     6 9/16        4 1/8

     FISCAL YEAR ENDED DECEMBER 31, 1997:
       Quarter ended December 31, 1997 ..........     7 3/8         6 1/8
       Quarter ended September 30, 1997 .........     6 3/4         4
       Quarter ended June 30, 1997 ..............     7 3/4         6
       Quarter ended March 31, 1997 .............     8 7/8         8 1/2

     We encourage you to obtain current market quotations for our common stock.

     We have never paid cash dividends on our common stock and, following the acquisition, do not anticipate or intend paying cash dividends in the foreseeable future on our common stock.

     We intend to file an application with the Nasdaq National Market to list the shares of our common stock that Spigadoro will receive in the acquisition. We also intend to change our trading symbol upon the completion of the acquisition.


EXCHANGE RATES

     IAT's and Petrini's functional currencies are the US Dollar and the Italian Lira, respectively. The functional currency of certain of IAT's subsidiaries are the Swiss Franc and the Deutsche Mark. References in this proxy statement/prospectus to "US Dollars" or "$" are to United States currency, and references to "Deutsche Mark" or "DM," "Swiss Franc" or "SF" and "Italian Lira," "lira," "lire" or "Lit." are to the German, Swiss and Italian currencies, respectively. IAT and Petrini have presented their financial statements in accordance with generally accepted accounting principles in the United States. IAT has presented its consolidated financial statements in US Dollars and Petrini has presented its financial statements in Italian Lira, with a convenience translation into US Dollars. Amounts originally measured in Deutsche Mark, Swiss Franc and Italian Lira for all periods presented have been translated into US Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52. For the convenience of the reader, translations of certain Deutsche Mark, Swiss Franc or Italian Lira amounts into US Dollars have been included herein, but should not be construed as a representation that such Deutsche Mark, Swiss Franc or Italian Lira amounts actually represent such US Dollar amounts or could be, or could have been, converted into US Dollars at the rates indicated or at any other rate. These rates may differ from the actual rates in effect during the periods covered by the financial information discussed herein.

     The following table sets forth, for the periods indicated, the noon buying rates as certified for custom purposes by the Federal Reserve Bank of New York for the Deutsche Mark, the Swiss Franc and the Italian Lira, respectively, per US Dollar. On December 1, 1999, such rates, were DM 1.9444 = $1.00, SF 1.5920 = $1.00 and Lit. 1,924.9130 =$1.00.


                                                                  AS OF AND FOR THE
                                                               YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------
                                                     1994                                   1995
                                    -------------------------------------- --------------------------------------
                                         DM          SF          LIT.           DM          SF          LIT.
                                    ----------- ----------- -------------- ----------- ----------- --------------
Exchange rate at end of period ....     1.5495      1.3100      1622.0000      1.4345      1.1540      1584.4000
Average exchange rate during
 period (a) .......................     1.6216      1.3667      1611.4900      1.4321      1.1812      1629.4500
Highest exchange rate during
 period ...........................     1.7627      1.4910      1706.7500      1.5612      1.3130      1736.2500
Lowest exchange rate during
 period ...........................     1.4920      1.2450      1511.5000      1.3565      1.1172      1580.8000

                                              AS OF AND FOR THE
                                           YEAR ENDED DECEMBER 31,
                                    --------------------------------------
                                                     1996
                                    --------------------------------------
                                         DM          SF          LIT.
                                    ----------- ----------- --------------
Exchange rate at end of period ....     1.5387      1.3390      1519.0000
Average exchange rate during
 period (a) .......................     1.5049      1.2361      1542.7600
Highest exchange rate during
 period ...........................     1.5655      1.3515      1601.2500
Lowest exchange rate during
 period ...........................     1.4354      1.1573      1496.0000


                                                                  AS OF AND FOR THE
                                                               YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------
                                                     1997                                   1998
                                    -------------------------------------- --------------------------------------
                                         DM          SF          LIT.           DM          SF          LIT.
                                    ----------- ----------- -------------- ----------- ----------- --------------
Exchange rate at end of period ....     1.7991      1.4610      1769.0000      1.6670      1.3735      1654.0000
Average exchange rate during
 period (a) .......................     1.7348      1.4514      1703.8100      1.7597      1.4506      1736.8500
Highest exchange rate during
 period ...........................     1.8810      1.5360      1840.7500      1.8542      1.5385      1827.6000
Lowest exchange rate during
 period ...........................     1.5413      1.3430      1515.7000      1.6060      1.2935      1592.0000


                                              AS OF AND FOR THE
                                                 NINE MONTHS
                                             ENDED SEPTEMBER 30,
                                    --------------------------------------
                                                     1999
                                    --------------------------------------
                                         DM          SF          LIT.
                                    ----------- ----------- --------------
Exchange rate at end of period ....     1.8375      1.5022      1819.2899
Average exchange rate during
 period (a) .......................     1.8173      1.4893      1799.1730
Highest exchange rate during
 period ...........................     1.9290      1.5828      1909.7240
Lowest exchange rate during
 period ...........................     1.6558      1.3585      1639.2390

----------
(a) The average of the exchange rates on the last day of each month during the applicable period.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

IAT Summary Historical Consolidated Financial Information

     The following summary consolidated financial information is derived from, and should be read in conjunction with, the consolidated financial statements of IAT that have been audited by Rothstein, Kass & Company, P.C., IAT's independent auditor, and the related notes thereto included elsewhere in this proxy statement/prospectus.


                                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ---------------------------------------------------------------- ----------------------------
                                                                                                            (UNAUDITED)
                                       1994         1995         1996         1997         1998         1998           1999
                                   ------------ ------------ ------------ ------------ ------------ ------------ ---------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales ........................   $  1,053     $  1,510     $  1,193     $  5,880     $ 38,340     $ 23,544      $ 31,165
Cost of sales ....................        700          968          811        5,167       35,465       21,524        29,376
                                     --------     --------     --------     --------     --------     --------      --------
Gross margin .....................        353          542          382          713        2,875        2,020         1,789
                                     --------     --------     --------     --------     --------     --------      --------
Research and development
 expenses, net ...................         62        1,663        2,331        2,426           --           --            --
Selling, general and
 administrative expenses .........      1,538        2,640        2,957        5,436        4,933        3,517         3,791
                                     --------     --------     --------     --------     --------     --------      --------
                                        1,600        4,303        5,288        7,862        4,933        3,517         3,791
                                     --------     --------     --------     --------     --------     --------      --------
Operating loss ...................   $ (1,247)    $ (3,761)    $ (4,906)    $ (7,149)    $ (2,058)    $ (1,497)     $ (2,002)
                                     ========     ========     ========     ========     ========     ========      ========
Net income (loss) ................   $ (1,335)    $ (3,730)    $ (5,108)    $ (6,894)    $ (1,743)    $ (1,421)     $  1,591(2)
                                     ========     ========     ========     ========     ========     ========      ==========
Basic income (loss) per common
 share ...........................   $  (0.33)    $  (0.77)    $  (0.89)    $  (0.84)    $  (0.19)    $  (0.15)     $   0.17(2)
                                     ========     ========     ========     ========     ========     ========      ==========
Diluted income (loss) per
 common share ....................   $  (0.33)    $  (0.77)    $  (0.89)    $  (0.84)    $  (0.19)    $  (0.15)     $   0.16(2)
                                     ========     ========     ========     ========     ========     ========      ==========
Weighted average number of
 shares of Common Stock
 outstanding -- basic ............      4,002        4,839        5,752        8,261        9,327        9,278         9,332
                                     ========     ========     ========     ========     ========     ========      ==========
Weighted average number of
 shares of Common Stock
 outstanding -- diluted ..........      4,002        4,839        5,752        8,261        9,327        9,278        10,614
                                     ========     ========     ========     ========     ========     ========      ==========
Income (loss) before interest,
 income taxes, depreciation and
 amortization(1) .................   $ (1,058)    $ (3,407)    $ (4,665)    $ (6,687)    $ (1,356)    $   (990)     $  2,112(2)
                                     ========     ========     ========     ========     ========     ========      ==========

----------
(1) Income (loss) before interest, income taxes, depreciation and amortization should not be considered an alternative to operating loss, net income (loss), cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.

(2) Includes a non-recurring gain of $3,440,000 from IAT's sale of its intellectual property.


                                                               AS OF DECEMBER 31,                    AS OF SEPTEMBER 30,
                                            -------------------------------------------------------- -------------------
                                                                                                         (UNAUDITED)
                                               1994        1995         1996        1997      1998      1998      1999
                                            ---------- ------------ ------------ --------- --------- --------- ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency) ..............   $ (865)    $ (1,106)    $ (2,729)   $ 4,123   $ 6,884   $ 7,591   $ 9,426
Total assets ..............................    1,771        2,056        2,216     16,660    16,864    16,972    17,596
Total liabilities .........................    2,509        2,944        4,896      8,564     6,874     7,405     6,091
Accumulated deficit .......................    3,455        7,185       12,293     19,239    20,982    20,660    19,392
Stockholders' equity (deficiency) .........     (738)        (888)      (4,080)     8,096     9,990     9,567    11,505

Petrini Summary Historical Financial Information

     The following summary financial information is derived from, and should be read in conjunction with, the financial statements of Petrini that have been audited by Reconta Ernst & Young S.p.A., Petrini's independent auditor, and the related notes thereto included elsewhere in this proxy statement/prospectus. Reconta Ernst & Young S.p.A. has audited the Petrini historical financial statements prepared in accordance with Italian GAAP for the years from 1994 through 1998. Reconta Ernst & Young S.p.A. has issued an audit opinion on the US GAAP historical financial statements of Petrini included herein at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998.


                                                 YEAR ENDED DECEMBER 31,
                               -----------------------------------------------------------
                                     (UNAUDITED)
                               -----------------------
                                   1994        1995        1996        1997        1998
                               ----------- ----------- ----------- ----------- -----------
                                                  (IN MILLIONS OF LIRE)
STATEMENT OF INCOME DATA:
Net sales ....................   302,207     319,341     320,292     294,859     266,307
Cost of sales ................   230,436     248,372     244,490     224,216     196,902
                                 -------     -------     -------     -------     -------
Gross profit .................    71,771      70,969      75,802      70,643      69,405
                                 -------     -------     -------     -------     -------
Selling expenses .............    44,957      46,097      48,638      47,633      46,194
General and
 administrative expenses......    16,748      15,904      15,717      16,079      14,719
                                 -------     -------     -------     -------     -------
                                  61,705      62,001      64,355      63,712      60,913
                                 -------     -------     -------     -------     -------
Operating income .............    10,066       8,968      11,447       6,931       8,492
                                 =======     =======     =======     =======     =======
Net income ...................     2,390         693       2,082         278         829
                                 =======     =======     =======     =======     =======
Basic and diluted earnings
 per share (Lire, U.S. $).....        59          17          51           7          20
                                 =======     =======     =======     =======     =======
Weighted average number
 of shares of Common
 Stock outstanding
 (millions of shares) ........       40.7        40.7        40.7        40.7        40.7
                                 ========    ========    ========    ========    ========
EBITDA (2) ...................    15,695      14,271      16,499      12,249      14,110
                                 ========    ========    ========    ========    ========


                                 YEAR ENDED
                                 DECEMBER 31,     NINE MONTHS ENDED SEPTEMBER 30,
                               --------------- --------------------------------------
                                                            (UNAUDITED)
                                     1998          1998        1999         1999
                               --------------- ----------- ----------- --------------
                                (IN THOUSANDS                           (IN THOUSANDS
                                    OF US           (IN MILLIONS            OF US
                                 DOLLARS)(1)          OF LIRE)           DOLLARS)(1)
STATEMENT OF INCOME DATA:
Net sales ....................    $ 141,127      200,356     194,783     $ 103,224
Cost of sales ................      104,347      148,964     140,042        74,214
                                  ---------      -------     -------     ---------
Gross profit .................       36,780       51,392      54,741        29,010
                                  ---------      -------     -------     ---------
Selling expenses .............       24,480       36,579      36,480        19,332
General and
 administrative expenses......        7,800        8,658      10,884         5,768
                                  ---------      -------     -------     ---------
                                     32,280       45,237      47,364        25,100
                                  ---------      -------     -------     ---------
Operating income .............    $   4,500        6,155       7,377     $   3,910
                                  =========      =======     =======     =========
Net income ...................    $     439          162       1,541     $     817
                                  =========      =======     =======     =========
Basic and diluted earnings
 per share (Lire, U.S. $).....    $    0.01            4          38     $    0.02
                                  =========      =======     =======     =========
Weighted average number
 of shares of Common
 Stock outstanding
 (millions of shares) ........        40.7           40.7        40.7        40.7
                                  =========      ========    ========    =========
EBITDA (2) ...................    $   7,477       10,328      10,913     $   5,783
                                  =========      ========    ========    =========

----------
(1)   Exchange Rate: Lire 1,887 = US $1.00 as of November 23, 1999.

(2) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. Although EBITDA is not recognized under generally accepted accounting principles, it is accepted in the food industry as a generally recognized measure of performance. However, EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


                                                     AS OF DECEMBER 31,
                            ---------------------------------------------------------------------
                                     (UNAUDITED)
                            ------------------------------
                               1994       1995      1996      1997      1998          1998
                            ---------- --------- --------- --------- --------- ------------------
                                                                                (IN THOUSANDS OF
                                          (IN MILLIONS OF LIRE)                 U.S. DOLLARS)(1)
BALANCE SHEET DATA:
Working capital ...........    7,757     18,670    10,416    14,366    12,398        $ 6,571
Total assets ..............  180,227    190,010   183,754   187,725   186,690         98,936
Total liabilities .........  135,494    144,585   136,244   139,937   138,073         73,171
Stockholders' equity ......   44,733     45,426    47,510    47,788    48,617         25,765


                                     AS OF SEPTEMBER 30,
                            -------------------------------------
                                         (UNAUDITED)
                               1998      1999          1999
                            --------- --------- -----------------
                               (IN MILLIONS      (IN THOUSANDS OF
                                 OF LIRE)        U.S. DOLLARS)(1)
BALANCE SHEET DATA:
Working capital ...........   13,205    18,646       $ 9,883
Total assets ..............  183,792   184,952        98,013
Total liabilities .........  135,842   134,737        71,402
Stockholders' equity ......   47,950    50,215        26,611

----------
(1)   Exchange Rate: Lire 1,887 = US $1.00 as of November 23, 1999.

Unaudited Pro Forma Condensed Consolidated Summary Financial Information

     We have included this unaudited pro forma condensed consolidated summary information only for the purposes of illustration. It does not necessarily indicate what the operating results or financial position of the combined entity would have been if the transaction had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed consolidated summary financial information in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and the notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed consolidated summary balance sheet data gives effect to the transaction as if it had occurred on September 30, 1999. The unaudited pro forma condensed consolidated summary results of operations data gives effect to the transaction as if it occurred on January 1, 1998. See "Note B of the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements" for a discussion of the accounting method used for the acquisition.


                                                       FOR THE NINE MONTHS        FOR THE YEAR ENDED
                                                    ENDED SEPTEMBER 30, 1999      DECEMBER 31, 1998
                                                  ----------------------------   -------------------
                                                   (IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)
RESULTS OF OPERATIONS:
 Net sales ....................................            $103,245                   $141,152
 Cost of sales ................................             74,882                     105,238
 Gross profit .................................             28,363                      35,914
 Operating expenses ...........................             26,128                      33,746
 Operating income .............................              2,235                       2,168
 Income (loss) before income taxes ............                555                      (1,070)
 Net loss .....................................             (1,121)                     (2,591)
 Net loss per share basic and diluted .........              (0.02)                      (0.04)
 EBITDA (1) ...................................              5,022                       6,313

                                                    AS OF SEPTEMBER 30, 1999
                                                  ----------------------------
BALANCE SHEET:
 Working capital ..............................            $ 9,615
 Total assets .................................            127,818
 Total liabilities ............................             94,739
 Total stockholders' equity ...................             33,079

----------
(1) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. Although EBITDA is not recognized under generally accepted accounting principles, it is accepted in the food industry as a generally recognized measure of performance. However, EBITDA should not be considered an alternative to operating income, net income (loss), cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.

SUMMARY COMPARATIVE PER SHARE DATA

     The table below presents historical per share financial information for us and Petrini. This information should be read in conjunction with the audited financial statements and the notes thereto of us and Petrini included elsewhere in this proxy statement/prospectus. In addition, it is important that you read the pro forma financial information included in this document. However, the pro forma information is not necessarily indicative of what the actual financial results would have been had the transaction taken place on September 30, 1999 or on January 1, 1998, nor does it purport to indicate results of future operations. No dividends were paid by us or Petrini during the periods presented.


                                                                    HISTORICAL
                                                          ------------------------------        IAT AS         EQUIVALENT
                                                               IAT(1)        PETRINI(2)      ADJUSTED(1)      PRO FORMA(1)
                                                          ---------------   ------------   ---------------   -------------
Book value per share
 September 30, 1999 ...................................      $   1.23         $  0.55         $   0.88          $  0.55
Net income (loss) per share -- basic:
 For the nine months ended September 30, 1999 .........          0.17 (3)        0.02             0.29 (3)        (0.02)
 For the year ended December 31, 1998 .................         (0.19)           0.01            (0.14)           (0.04)
Net income (loss) per share -- diluted:
 For the nine months ended September 30, 1999 .........          0.16 (3)        0.02             0.27 (3)        (0.02)
 For the year ended December 31, 1998 .................         (0.19)           0.01            (0.14)           (0.04)

----------
(1) The per share calculations for historical IAT, IAT as adjusted, and equivalent pro forma exclude 498,285 shares which are being held in escrow.

(2) Computed based on 48,366,530 shares of IAT common stock, the maximum number of shares to be issued in exchange for all of the outstanding common stock of Petrini.

(3) Includes a non-recurring gain of $3,440,000 from IAT's sale of its intellectual property.

                                 RISK FACTORS

     In considering whether to vote in favor of the proposals relating to the Petrini acquisition described in this proxy statement/prospectus, you should be aware that there are various risks, including those described below. You should consider these risks, including risks relating to the acquisition, together with all of the other information included in this proxy statement/prospectus. You should understand that the risks related to the business after the acquisition relate primarily to Petrini's business as we will be operating that business following the acquisition of Petrini and the proposed sale of our computer business. As a result, references to "we", us" and "our" refer to the combined company. These risk factors could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this proxy statement/prospectus. See "A Warning About Forward-Looking Statements."


RISKS RELATING TO THE ACQUISITION

     FOLLOWING THE CLOSING OF THE ACQUISITION, WE WILL BE OPERATING A NEW BUSINESS.

     Our sole business has been the marketing and distribution of personal computers and personal computer components, peripherals and software. The production and marketing of animal feed and pasta and flour products is a new business for us and the IAT management group has limited experience operating this type of business. Although we intend to retain the management personnel of Petrini following the acquisition, we cannot assure that we will be able to retain such individuals or that our management team will be successful in managing this new business. If we are unable to successfully operate the Petrini business, our business and operating results will be materially impaired.

     IF WE DO NOT SUCCESSFULLY SELL OUR COMPUTER BUSINESS, THE COMBINED COMPANY MAY BE ADVERSELY AFFECTED.

     In deciding that the acquisition is in the best interests of our stockholders, our Board of Directors determined that we should sell our computer business following the Petrini acquisition. However, in the event we are unable to sell our computer business, we would be subject to various risks relating to the operation of two significantly different businesses including:

     o the possibility that the business cultures of the two businesses may not mesh;

     o the possibility that management may be distracted from regular business concerns by the need to integrate operations or operate the businesses separately;

     o  difficulty in obtaining additional financing;

     o  problems in retaining employees;

     o  challenges in retaining customers;

     o  potential adverse effects on operating results; and

     o unanticipated costs relating to the operation of each of the businesses.

     If we are unable to sell our computer business and discontinue these operations, we may incur costs and expenses relating to the discontinuation of operations, the termination of some of our employees and the termination of certain contracts, including our leases. These costs could reduce our available cash and our profitability and could adversely affect our business and operating results.

     We have commenced discussions relating to the sale of our computer business. However, we have no agreements or arrangements for the sale of our computer business. We cannot assure that we will be able to sell our computer business on terms favorable to us or at all or that there will not be substantial unanticipated costs associated with such sale.

     VERTICAL FINANCIAL HOLDINGS WILL CONTROL IAT AFTER THE ACQUISITION.

     As of the date of this proxy statement/prospectus, Vertical Financial Holdings beneficially owned approximately 23.5% of the outstanding shares of our common stock, including shares beneficially owned by entities in which Vertical Financial Holdings owns equity interests. In connection with the acquisition of Petrini, Spigadoro will receive approximately 36,125,130 shares of our common stock. Entities affiliated with Vertical Financial Holdings have economic ownership of approximately 76% of the outstanding common stock of Spigadoro and have the power to vote approximately 91% of the outstanding common stock of Spigadoro. As a result, following the acquisition, Vertical Financial Holdings and entities affiliated with Vertical Financial Holdings, will have the ability to vote or direct the vote of approximately 56.7% of our outstanding common stock and will control the actions that require stockholder approval, including:

     o  the election of our directors; and

     o the outcome of mergers, sales of assets or other corporate transactions or matters submitted for stockholder approval.

Under the terms of the acquisition, Spigadoro or its assignee will have the right to nominate up to a majority of the members for election to our Board of Directors so long as Spigadoro, its affiliates and Carlo Petrini continue to own, in the aggregate, a specified number of our securities.

     BECAUSE WE ARE A HOLDING COMPANY, OUR ABILITY REPAY THE INDEBTEDNESS ASSUMED IN THE ACQUISITION WILL DEPEND UPON THE LEVEL OF OUR CASH RESERVES, THE DISTRIBUTION OF FUNDS FROM PETRINI AND OUR ABILITY TO OBTAIN SUFFICIENT ADDITIONAL FUNDS.

     We are a holding company and substantially all of our operating results will be derived from the operations of Petrini and other businesses that we may acquire in the future. In connection with the acquisition, we are assuming approximately $20 million of short term indebtedness of Spigadoro, approximately $12.5 million of which will be convertible into shares of our common stock. All of the assumed indebtedness will become payable during 2000. Our ability to repay the assumed indebtedness will depend on the level of our cash reserves, including any proceeds from the sale of our personal computer business, and the operating results of Petrini and the distribution of sufficient funds from Petrini to us. The ability of Petrini to make such funds available to us may be restricted by the terms of Petrini's indebtedness and by applicable law. If our available working capital, together with any distributions from Petrini, are not sufficient to enable us to repay our indebtedness, we will be required to obtain additional debt or equity financing for the repayment of this debt. One of the promissory notes to be issued by us will be denominated and payable in Lire in the principal amount of 12,050,000,000 Lire or approximately $6.4 million. Although the maximum amount payable by us under this note is capped at $7.0 million, the amount to be paid by us under this note will be subject to fluctuations in the value of the Lire against the US Dollar.

     OUR SUBSTANTIAL DEBT MAY ADVERSELY AFFECT OUR ABILITY TO OBTAIN ADDITIONAL FUNDS AND INCREASES OUR VULNERABILITY TO ECONOMIC OR BUSINESS DOWNTURNS.

     Our indebtedness as of September 30, 1999 aggregated approximately $3.2 million, and on a pro forma basis after giving effect to the Petrini acquisition, would have aggregated approximately $51.3 million. Accordingly, we are subject to the risks associated with substantial indebtedness, including:

     o we have less funds available for operations, future business opportunities and other purposes;

     o our ability to obtain additional financing to repay our debt and for acquisitions, working capital, capital expenditures, general corporate or other purposes may be impaired;

     o it may be more difficult and expensive to obtain additional funds, if available at all;

     o we are more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

     o if we default under any of our debt instruments or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

     Any of these risks may materially adversely affect our operations and financial condition and adversely affect our stock price.

     A portion of our debt following the acquisition will be secured by our assets. If we default under the debt instruments secured by our assets, such assets would be available to the creditor to satisfy our obligations to the creditor before any payment could be made to our stockholders.

     SOME OF OUR OFFICERS AND DIRECTORS WILL RECEIVE CERTAIN BENEFITS IN THE ACQUISITION.

     In considering the recommendation in favor of the proposals described in this proxy statement/ prospectus, you should be aware that certain of our officers and directors may be deemed to have conflicts of interest with respect to the acquisition.

     o Jacob Agam, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board of Spigadoro and Vertical Financial Holdings. Vertical and its affiliates will have the ability to vote approximately 56.7% of our common stock following the acquisition.

     o Under the terms of the acquisition, Mr. Agam will be entering into an amended employment agreement under which Mr. Agam will serve as our Chied Executive Officer and will receive a significant increase in his annual salary following the acquisition.

     o Marc S. Goldfarb, one of our directors, is President and Managing Director of Orida Capital USA, the U.S. representative of the Vertical Group, and owns approximately 1% of the outstanding shares of common stock of Spigadoro.

     o Under the terms of the acquisition, Spigadoro or its assignee will have the right to nominate members for election to our Board of Directors, so long as Spigadoro, its affiliates and Carlo Petrini continue to own a specified number of our securities.

     o Mr. Agam will continue as our Chairman of the Board and Mr. Goldfarb will continue as one of our directors following the acquisition.

     The Special Committee and our Board of Directors considered these interests, together with other relevant factors, in deciding to recommend that you approve the proposals described in this proxy statement/prospectus.

     WE HAVE AGREED TO ISSUE A FIXED NUMBER OF SHARES EVEN THOUGH OUR STOCK PRICE MAY FLUCTUATE.

     Upon completion of the acquisition, all of the outstanding shares of Petrini common stock will be exchanged for an aggregate of up to 48,366,530 shares of our common stock. The number of shares to be issued is fixed and will not be adjusted despite any increase or decrease in the price of our common stock. The price of our common stock at the time the acquisition is completed may be higher or lower than its price on the date of this document or on the date of the special meeting. Certain factors may affect the prices of our common stock, including:

     o  changes in the business, operations or prospects of IAT or Petrini;

     o changes in market assessments of our or Petrini's business, operations or prospects or in market assessments of the likelihood that the acquisition will be completed;

     o  regulatory considerations; and

     o  general market and economic conditions.

     Most of these factors are beyond our control. Since the acquisition will be completed only after all the conditions to the acquisition are satisfied, including the approval by our stockholders of certain of the proposals described in this proxy statement/prospectus, there is no way to be sure that the price of our common stock on the date of the special meeting will be indicative of the price of our common stock at the time the acquisition is completed. Thus, at the time of the special meeting, our stockholders will not know the exact value of the shares that we will be issuing in connection with the acquisition. We urge you to obtain current market quotations for our common stock.

     Furthermore, no assurances can be given to Spigadoro of the value of the shares of our common stock to be issued in the acquisition. After the completion of the acquisition, the price of our common stock is likely to change based upon changes in the business, operations and prospects of the combined business, general market and economic conditions, regulatory considerations and other factors beyond our control.

     BECAUSE SPIGADORO IS A HOLDING COMPANY, OUR ABILITY TO RECOVER FOR AN INDEMNIFICATION CLAIM UNDER THE STOCK PURCHASE AGREEMENT MAY BE LIMITED.

     Spigadoro is a holding company whose assets immediately following the acquisition will consist primarily of the shares of our common stock issued to it in the acquisition. Spigadoro is not restricted from distributing such shares to its stockholders following the acquisition. If a claim for indemnification arises out of the stock purchase agreement and Spigadoro has transferred such shares to its stockholders, Spigadoro may not have sufficient assets to pay a claim for indemnification. In addition, we may not be able to pursue claims against those stockholders. As a result, a mispresentation by Spigadoro may result in a material loss to us.

     REGULATORY APPROVALS REQUIRED IN CONNECTION WITH THE ACQUISITION MAY BE DELAYED OR CONDITIONED.

     Completion of the acquisition is conditioned on receipt of all material regulatory consents and approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There can be no assurance that such approvals will be granted on a timely basis, or without materially adverse conditions.


RISKS RELATING TO OUR BUSINESS FOLLOWING THE ACQUISITION

     PETRINI EXPERIENCES FLUCTUATIONS IN ITS OPERATING RESULTS WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Petrini's results of operations have fluctuated significantly in recent years and may continue to fluctuate in the future. In 1998, net sales decreased by approximately 9.7% as compared to 1997. In 1997, net sales decreased by approximately 7.9% as compared to 1996. A number of factors have caused and may continue to cause these fluctuations, including:

     o  price fluctuations for raw materials;

     o  demand for Petrini's products;

     o  increased marketing costs;

     o  pricing and competition;

     o  the timing and scope of new customer and new product volumes;

     o  plant expansion or consolidation and equipment upgrade costs; and

     o  general economic conditions.

     Any of these factors may adversely affect Petrini's business which could materially adversely affect our financial condition. Petrini's results of operations for any past or interim periods may not be indicative of our future performance.

     OUR OPERATING RESULTS WILL BE ADVERSELY AFFECTED BY CHARGES FROM ACQUISITIONS.

     Because we plan to grow our business through acquisitions, we will likely incur significant non-cash charges for depreciation and amortization as we acquire additional businesses. These charges will adversely affect our results of operations and may result in increased net losses. In connection with our acquisition of Petrini, we will incur approximately $6.0 million of goodwill. We intend to amortize this goodwill over 20 years, which will cause us to record in our financial statements an annual non-cash charge of approximately $300,000. In addition, if we finance new acquisitions through borrowings, we will also incur increased interest expense.

     OUR STRATEGY OF ACQUIRING OTHER COMPANIES FOR GROWTH MAY NOT SUCCEED AND MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our strategy of growth through acquisitions presents risks that could materially adversely affect our business and financial performance, including:

     o  the diversion of our management's attention;

     o the assimilation of the operations and personnel of the acquired business;

     o the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired business;

     o the need to expand management, administration, and operational systems; and

     o increased competition for acquisition opportunities and qualified employees.

     We cannot predict whether:

     o  we will be able to identify suitable acquisition candidates;

     o we will be able to acquire additional businesses on terms favorable to us or at all;

     o we will be able to successfully integrate into our business the operations of any new businesses;

     o  we will realize any anticipated benefits of completed acquisitions; or

     o there will be substantial unanticipated costs associated with new acquisitions.

     Because expansion of Petrini's operations will likely be predominately in international markets, acquisitions could also involve risks relating to operating in other foreign countries, including those relating to:

     o  management of remote operations;

     o  cultural incompatibilities;

     o  currency exchange rates; and

     o  additional legal, tax, accounting and regulatory requirements.

     The failure to manage growth effectively may adversely affect Petrini's business and our financial condition. We are evaluating, and are in preliminary discussions in connection with, the potential acquisition of assets or equity of businesses related to Petrini's business. However, we have no agreements or arrangements with respect to any particular acquisitions and we may not be able to complete any additional acquisitions on terms favorable to us or at all. If we are unable to acquire additional businesses, our growth may be reduced.

     We intend to issue our securities in connection with future acquisitions. If businesses we want to acquire will not accept our securities as payment of all or a portion of the purchase price, we may be unable to make additional acquisitions, except through the use of cash.

     IF WE DO NOT OBTAIN SUFFICIENT ADDITIONAL FUNDS OUR ABILITY TO GROW THROUGH ACQUISITIONS MAY BE LIMITED.

     We will likely require additional funds for acquisitions and integration and management of acquired businesses. We have no commitments or arrangements for any additional funds. We cannot predict whether additional funds will be available on terms acceptable to us or at all. If we cannot obtain funds when required, the growth of Petrini's business may be adversely affected which could materially adversely affect our financial condition. If we issue our securities to obtain additional funds, or in our acquisitions, our existing stockholders will experience dilution.

     THE LOSS OF OUR KEY PERSONNEL MAY ADVERSELY AFFECT OUR BUSINESS.

     Because we have a limited number of management personnel, we are dependent on our executive officers, including Jacob Agam, our Chairman of the Board and Chief Executive Officer, and following the

Petrini acquisition, Lucio De Luca, our Chief Operating Officer, as well as other principal members of our management team and the management team at Petrini. Mr. Agam will be providing services to us on a part-time basis. We cannot assure that any of our management personnel, including Mr. Agam and Mr. De Luca, will continue to devote sufficient time to our business. The loss of services of, or a material reduction in the amount of time devoted to our business by, these individuals could adversely affect Petrini's business and our financial condition. Competition for qualified executive officers is intense. In addition, if we are unable to attract, retain and motivate other highly skilled employees, Petrini's business and prospects and our financial condition could be materially adversely affected.


INDUSTRY RISKS

     INTENSE COMPETITION IN THE PASTA AND ANIMAL FEED INDUSTRIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Petrini operates in a highly competitive environment and competes with numerous well established national, regional and foreign companies, as well as many smaller companies in:

     o the production, marketing and distribution of animal feed and pasta and flour products;

     o  the procurement of raw materials;

     o the development and improvement of animal feed and the design of optimal animal nutrition and genetic breeding programs; and

     o the development, improvement and expansion of pasta and flour products and product lines.

     As compared to Petrini, many of Petrini's competitors have:

     o  significantly longer operating histories and broader product lines;

     o  significantly greater brand recognition; and

     o greater production capacity and financial, management and other resources.

     As a result, Petrini's competitors may be able to:

     o adapt more quickly to new or emerging production technologies and product development;

     o adapt more quickly to changing market conditions and customer preferences;

     o  devote greater resources to the promotion and sale of their products;
        and

     o  respond more effectively to competitive pressures.

     Petrini's competitive environment depends to a significant extent on the industry capacity relative to demand for pasta and animal feed products. We believe that the worldwide pasta and animal feed industries have significant excess production capacity. This excess capacity has given rise to intense competition for sales, often focused on product pricing. A variety of discount programs are used by industry participants to obtain market share. The effect of such competition has been to put pressure on profit margins and to involve Petrini in vigorous competition to obtain and retain product customers. Significant industry capacity levels above demand for pasta and animal feed products may materially adversely affect Petrini's business which could adversely affect our financial condition.

     Petrini's direct competitors in its pasta business include Barilla, the industry leader in Italy, as well as approximately 45 other Italian pasta producers. In the United States, Petrini also competes with:

     o  Large United States based multi-national companies such as:

           o New World Pasta with brands such as San Giorgio (Registered Trademark) and Ronzoni (Registered Trademark) ; and

           o Borden, Inc. with brands such as Prince (Registered Trademark) and Creamette (Registered Trademark) ; and

     o  Regional U.S. producers of retail and institutional pasta.

     The animal feed industry is highly fragmented, with the bulk of the industry consisting of national and regional competitors, including cooperatives. Petrini believes its largest competitors in Italy are:

     o in Northern Italy: Purina Italia S.p.A., Raggio di Sole Mangimi S.p.A. and Veronesi Finaziaria S.p.A.; and

     o in Central-Southern Italy: Progeo S.c.a.r.l., F. lli Martini & C. S.p.A. and Mignini S.p.A.

     However, as animal breeders become larger they tend to integrate their business by acquiring or constructing feed production facilities. As a result, the available market for commercial feed may become smaller and competition may increase, which could materially adversely affect Petrini's business and our financial condition.

     PETRINI'S FINANCIAL RESULTS MAY BE AFFECTED BY INCREASES IN THE COSTS OF RAW MATERIALS AND PACKAGING.

     Petrini's financial results depend to a large extent on the cost of raw materials and packaging and Petrini's ability to pass along to its customers increases in these costs. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including:

     o  change in the agricultural policies of the European Community;

     o  changes in United States government farm support programs;

     o  changes in international agricultural and trading policies;

     o  weather conditions during the growing and harvesting seasons;

     o  level of international stocks in storage;

     o  currency fluctuations;

     o  shipping costs;

     o  speculations on commodities; and

     o  other factors over which Petrini has no control.

     Lower prices for durum wheat and the resulting semolina, when combined with excess production capacity, has placed downward pressure on pasta prices and has intensified competition in the pasta industry. In the event costs for raw materials increase, Petrini would be required to increase sales prices for its products in order to avoid margin deterioration. However, because there is significant competition in the pasta and animal feed industries in Italy, Petrini may not be able to increase prices without losing market share. If Petrini is unable to increase prices in response to increased raw material costs, Petrini's business and our financial condition may be materially adversely affected.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY, AND PETRINI MAY BE SUBJECT TO LEGAL LIABILITY FOR, DEFECTS IN ITS PRODUCTS.

     The sale of food products for human consumption involves the risk of injury to consumers and, to a lesser extent, the sale of animal feed products involves the risk of injury to animals as a result of:

     o  tampering by unauthorized third parties;

     o  product contamination or spoilage;

     o the presence of foreign objects, substances, chemicals, and other agents; or

     o residues introduced during the growing, storage, handling or transportation phases.

     We cannot assure that consumption of Petrini's products will not cause a health-related illness in the future or that it will not be subject to claims or lawsuits relating to such matters. There can be no assurance that Petrini will not incur claims or liabilities for which it is not insured or that exceed the amount of its insurance coverage.

     PETRINI IS DEPENDENT UPON INDEPENDENT AGENTS AND DISTRIBUTORS TO MARKET ITS PRODUCTS.

     Petrini markets and distributes a substantial portion of its products through a network of independent agents and distributors and the loss of certain key agents or distributors could adversely affect its business. In addition to Petrini's products, the independent agents and distributors selling Petrini's products typically sell other food products manufactured by third parties. The performance of Petrini's agents and distributors is outside Petrini's control and it cannot predict whether such agents and distributors will continue to market Petrini's products. If Petrini is unable to attract, retain and motivate other highly skilled agents and distributors, its business could be materially adversely affected. In addition, Petrini's arrangements with several of its agents are governed by a national collective labor agreement. If Petrini terminates any of these relationships, Petrini would be required to pay an indemnity which could, in the aggregate, be material to Petrini's business.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY ITS DEPENDENCE UPON ITS SUPPLIERS.

     Petrini requires a high volume of raw materials to produce its products. Petrini's inability to obtain these raw materials in a timely manner could adversely affect Petrini's business and our financial condition. Petrini does not have any long term contracts with its suppliers. The availability of such raw materials is affected by factors such as:

     o  demand for raw materials, including durum wheat;

     o  weather conditions during the growing and harvesting seasons; and

     o political and economic downturns in the countries in which such suppliers are located.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY THE POTENTIAL RELOCATION OF ITS LARGEST PRODUCTION FACILITY.

     Petrini's largest plant for the production of animal feed and its only plant for the production of pasta may need to be relocated due to a rezoning of the land on which these plants are located. These plants are located on land owned by Petrini in Bastia Umbra in a region of Italy called Regione Umbria. In 1996, the municipality of Bastia Umbra initiated a rezoning proceeding to reclassify this land as residential and public park space. The municipality has since finalized its rezoning plan, which is now being considered by the government of the Regione Umbria which must also approve the plan before it can become effective. Unless the Regione Umbria amends the rezoning plan or Petrini is able to appeal the decision, Petrini will be required to:

     o  terminate operations at this plant;

     o  possibly terminate the employees who work at this plant; and

     o  relocate these operations to a new location.

     Although Petrini does not expect a decision to be finalized in the near future and would be compensated for the fair value of the property, relocation of these operations to a new location could materially and adversely affect its business operations and our financial condition as a result of:

     o  operational problems;

     o  production interruptions;

     o  quality control concerns;

     o  delays in shipments; and

     o costs and other risks associated with the relocation of these operations and the possible hiring of new employees.

     PETRINI IS DEPENDENT UPON THIRD PARTIES FOR THE DELIVERY OF ITS RAW MATERIALS AND PRODUCTS.

     Petrini's raw materials, including durum wheat and commercialized products, are shipped to its production facilities from different collection centers by third parties. Petrini's finished products are then transported by third parties to its customers in Italy and elsewhere. An extended interruption in Petrini's ability to ship raw materials to its facilities, or finished products from its facilities, could adversely affect its business which could materially adversely affect our financial condition. If Petrini were to experience an interruption due to strike, natural disasters or otherwise, it may not be successful in transporting such materials or finished products in a timely and cost-effective manner.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY AN INABILITY TO SUCCESSFULLY MANAGE ITS PRODUCTION AND INVENTORY.

     Most of Petrini's customers use inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers to meet consumer demand rather than on large inventories being maintained by these customers. These systems increase pressure on Petrini to fill orders promptly and thereby shift a portion of the customer's inventory management cost to Petrini. Petrini's production of excess inventory to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs for Petrini. In addition, if Petrini underestimates the demand for its products, it may be unable to provide adequate supplies of products to retailers in a timely fashion, and may consequently lose sales.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY ITS LIMITED PROPRIETARY RIGHTS OR BY LEGAL ACTIONS TO ENFORCE OR DEFEND ITS PROPRIETARY RIGHTS.

     Petrini holds trademarks that are of fundamental value and importance for its business. Although these trademarks have been registered in Italy and certain other countries in which its products are sold, Petrini may not be able to prevent misappropriation of its trademarks or protect its other intellectual property.

     The laws of some foreign countries where Petrini sells its products may not protect Petrini's proprietary rights to the same extent as do laws in the United States. Petrini's inability to protect its proprietary rights could materially adversely affect Petrini's operations which may adversely affect our financial condition. Litigation also may be necessary to:

     o  enforce Petrini's intellectual property rights;

     o  protect Petrini's trademarks and other proprietary rights;

     o  determine the scope and validity of such intellectual property rights;
        and

     o  defend claims of infringement of other parties' proprietary rights.

     Litigation may not be successful, could result in substantial costs and diversion of management time and resources and could materially adversely affect Petrini's operations which may adversely affect our financial condition.

     In the event a third party brings an infringement claim against Petrini, such party could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. This relief could effectively block Petrini's ability to make, use, sell, distribute or market its products. If Petrini fails to obtain a necessary license or other right to proprietary rights held by third parties, it could preclude the sale, manufacture or distribution of Petrini's products and could materially adversely affect our financial condition.

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED IF ITS SYSTEMS ARE NOT YEAR 2000 COMPLIANT.

     Computers, software and other equipment utilizing microprocessors that use only two digits to identify a year in a date field may be unable to process accurately certain date-based information at or after the year 2000. This is commonly referred to as the "Year 2000 issue." If Petrini's information technology and non-information technology systems fail to achieve Year 2000 compliance, it would have to:

     o purchase additional hardware and software components to update and enhance such systems; or

     o  purchase new systems which are Year 2000 compliant.

     Petrini cannot predict whether these costs would be material to its operations and financial condition. The failure of such systems to achieve Year 2000 compliance could result in:

     o  a slow down of operations;

     o  production interruptions;

     o  delays in shipments;

     o  adverse publicity;

     o  delays in collecting accounts receivable; and

     o  delays in processing accounts payable.

     As part of Petrini's ongoing effort to modernize its information technology and non-information technology systems, Petrini has assessed, tested and modified its systems for the purposes of Year 2000 compliance. Petrini has also contacted third parties, including key vendors and suppliers, to determine their readiness.

     Achieving Year 2000 compliance is dependent on many factors, some of which are not completely within Petrini's control. Petrini cannot predict whether it or its vendors and suppliers will achieve Year 2000 compliance. If such compliance is not achieved, Petrini has developed a contingency plan which includes:

     o increasing normal inventories of critical supplies prior to December 31, 1999; and

     o ensuring that all critical staff are available or scheduled to work prior to, during and immediately after December 31, 1999.

     However, we cannot assure that such contingency plan will be sufficient if Petrini's systems fail to achieve Year 2000 compliance.

     PETRINI'S OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS.

     Many aspects of Petrini's operations are subject to government regulations in Italy and the other countries within which Petrini operates. Such regulations include those relating to:

     o  the production, packaging, labeling and marketing of its products;

     o  price controls;

     o  currency conversion and repatriation;

     o  taxation of Petrini's earnings and earnings of its personnel;

     o manufacturing, environmental, safety and other regulations relating to Petrini's operations and the industries in which it operates;

     o  restrictive labor policies; and

     o  Petrini's use of local employees and suppliers.

     Petrini's operations are also subject to the risk of changes in international, national, foreign and local laws and policies that may impose restrictions on it, including trade restrictions, that could have a material adverse effect on our operations and financial condition. Other types of government regulation which could, if enacted or implemented, materially and adversely affect Petrini's business include:

     o  expropriation or nationalization decrees;

     o  confiscatory tax systems;

     o primary or secondary boycotts or embargoes directed at specific countries or companies;

     o  import restrictions or other trade barriers;

     o  mandatory sourcing rules; and

     o  high labor rate and fuel price regulation.

     Petrini cannot determine to what extent its future operations and earnings may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.


RISKS RELATING TO FOREIGN OPERATIONS

     PETRINI'S BUSINESS MAY BE ADVERSELY AFFECTED BY RISKS ASSOCIATED WITH FOREIGN OPERATIONS.

     Substantially all of Petrini's revenues are generated from operations in Italy and, to a lesser extent, in 45 countries throughout the world. Conducting an international business inherently involves a number of difficulties and risks, such as:

     o  currency fluctuations;

     o  export restrictions;

     o  compliance with existing and changing regulatory requirements;

     o  tariffs and other trade barriers;

     o  difficulties in staffing and managing international operations;

     o  cultural issues;

     o  longer payment cycles;

     o  problems in collecting accounts receivable;

     o  political instability and economic downturns;

     o seasonal reductions in business activity in Europe during the summer months; and

     o  potentially adverse tax consequences.

     Any of these factors may materially adversely affect Petrini's business and our financial condition.

     PETRINI IS SUBJECT TO A NUMBER OF REGULATORY AND CONTRACTUAL RESTRICTIONS GOVERNING ITS RELATIONS WITH ITS EMPLOYEES.

     Petrini is subject to a number of regulatory and contractual restrictions governing its relations with its employees, including its management. Petrini's employment relations in Italy are governed by numerous regulatory and contractual requirements, including:

     o  national collective labor agreements; and

     o  individual employer labor agreements.

     These arrangements address a number of specific issues affecting Petrini's working conditions, including:

     o  hiring;

     o  work time;

     o  wages and benefits; and

     o  termination of employment.

     Petrini will be required to make extraordinary or significant payments in order to comply with these requirements. The cost of complying with these requirements may materially adversely affect Petrini's business and our financial condition. In addition, Petrini's arrangements with several of its agents who market Petrini's products are governed by a national collective labor agreement. In the event Petrini were to terminate any of these relations, Petrini would be required to pay an indemnity which could, in the aggregate, materially adversely affect Petrini's business and our financial condition.

     PETRINI'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS AND TRANSITION TO THE EURO.

     Historically, a substantial portion of Petrini's revenues has been denominated in the Italian Lire. Petrini's results of operations are subject to fluctuations in the value of the Italian Lire, and will be subject to fluctuations in the value of the Euro, against the US Dollar and other currencies, accordingly fluctuations in exchange rates could materially adversely affect Petrini's business and our financial condition.

     On January 1, 1999, certain members of the European Union, including Italy, introduced a single currency, the Euro. During the transition period ending January 1, 2002, European Monetary Union (EMU) countries will have the option of settling transactions in local currencies or in the Euro. Petrini has not yet determined when it intends to convert to the Euro. The conversion to the Euro will result in increased costs to Petrini related to updating operating systems, review of the effect of the Euro on its contracts and updating catalogues and sales materials for its products. In addition, adoption of the Euro will limit the ability of an individual EMU country to manage fluctuations in the business cycles through monetary policy.

     INVESTORS MAY NOT BE ABLE TO ENFORCE JUDGMENTS AGAINST US OR OUR OFFICERS AND DIRECTORS.

     Although we are organized under the laws of the State of Delaware, we are primarily a holding company which holds stock in entities outside the United States and all or a substantial portion of our assets are located outside the United States. In addition, following the acquisition, six of our seven directors and all of our executive officers will be residents of foreign countries and all or a substantial portion of the assets of such directors and officers will be located outside of the United States. As a result, it may not be possible for investors to:

     o  effect service of process upon most of our directors and officers; or

     o enforce judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws against our directors' and officers' assets.

     The market price of our common stock may be adversely affected by the difficulty for investors to enforce judgments of U.S. courts.

     ANTI-TAKEOVER PROVISIONS MAY ADVERSELY AFFECT OUR STOCKHOLDERS.

     We are subject to a Delaware statute regulating business combinations that could discourage, hinder or preclude an unsolicited acquisition of IAT and could make it less likely that stockholders receive a premium for their shares as a result of any such attempt. In addition, our Board of Directors may issue, without stockholder approval, shares of preferred stock. The preferred stock could have voting, liquidation, dividend or other rights superior to those of the common stock. Therefore, if we issue preferred stock, your rights as a common stockholder may be adversely affected. These factors could depress our stock price.


STOCK AND MARKET RISKS

     OUR STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE DO NOT MEET THE LISTING CRITERIA FOLLOWING THE PETRINI ACQUISITION.

     As a result of the acquisition, we may be required to meet the initial listing requirements of the Nasdaq National Market in order for our common stock to continue to be included for quotation on the Nasdaq National Market. If we are unable to satisfy any of those listing requirements, our stock may be delisted from the Nasdaq National Market. In addition to certain subjective standards, the initial listing requirements include the following:

     o  net tangible assets of at least $6 million;

     o pretax income of at least $1 million for two of the last three fiscal years;

     o  public float of at least $8 million; and

     o  a minimum bid price for our common stock of $5.00 per share.

     Based upon the recent price of our common stock, we would not meet the minimum bid price requirement. In addition, we may not meet some of the other quantitative initial listing requirements.

     If our stock is delisted from the Nasdaq National Market, the liquidity of our stock could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts and the news media and lower prices for our common stock than might otherwise be attained.

     We cannot assure that we will meet the criteria for initial listing on the Nasdaq National Market if required following the acquisition. Even if we meet the initial listing requirements, we will be subject to the continued listing requirements and if we are unable to satisfy these requirements, our stock may be delisted from the Nasdaq National Market.

     If our stock is delisted from the Nasdaq National Market, trading, if any, in our stock would thereafter be conducted:

     o on the Nasdaq SmallCap Market, assuming we meet the requirements for initial listing on the Nasdaq SmallCap Market, some of which we may not currently meet, including the minimum bid price requirement;

     o on the National Association of Securities Dealers, Inc.'s "Electronic Bulletin Board"; or

     o  in the over the counter market in the "pink sheets."

     If our stock was delisted from Nasdaq National Market and could not be quoted on Nasdaq SmallCap Market, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect the ability of stockholders to sell any of the shares of common stock in the secondary market.

     WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

     We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future.

     FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE NEW FUNDS.

     Sales of shares of stock by existing stockholders could have an adverse effect on our stock price. Upon closing of the acquisition of Petrini, we will have approximately 60,700,000 shares of common stock outstanding, of which approximately 8,000,000 shares will be eligible for sale without restriction. The remaining shares are subject to the resale provisions of Rule 144 and Rule 145 under the Securities Act. We intend to register for resale the shares of our common stock to be issued in the acquisition and the shares of our common stock issued and to be issued upon conversion of our convertible debenture. As a result, the market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market or the perception that substantial sales could occur.

     THE EXERCISE OF REGISTRATION RIGHTS BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     The holders of a substantial number of shares of our common stock and securities exercisable or convertible into shares of our common stock have demand and piggy-back registration rights with respect to their respective securities. Sales of the shares offered by our stockholders, or the possibility of such sales, in the public market may adversely affect our stock price. The exercise of registration rights by our other stockholders may further adversely affect our stock price.

     ADDITIONAL SHARES OF OUR COMMON STOCK MAY BE ISSUED IF OPTIONS OR WARRANTS ARE EXERCISED OR THE DEBENTURE OR PREFERRED STOCK ARE CONVERTED, CAUSING DILUTION TO OUR STOCKHOLDERS.

     We have outstanding:

     o warrants to purchase an aggregate of approximately 2,800,000 shares of common stock;

     o Series B Convertible preferred stock which is convertible into 198,255 shares of common stock;

     o the remaining portion of our Series A convertible debenture which is convertible into 578,763 shares of our common stock and which will be converted upon the closing of the acquisition if stockholder approval for such issuance is obtained as described in this proxy statement/ prospectus; and

     o  options to purchase approximately 750,000 shares of our common stock.

     Following the acquisition, we will also have convertible notes outstanding which will be convertible into approximately 5,000,000 shares of our common stock at the conversion price of $2.50 as of December 1, 1999. We cannot predict the actual number of shares of our stock that may be issued upon conversion of the notes, which depends on:

     o the conversion price in effect from time to time during the term of the promissory notes; and

     o  the timing of any conversion.

     The existence of these securities may adversely affect us or our stockholders for many reasons, including:

     o the market price of our stock may be adversely affected by the existence of convertible securities;

     o if any of these securities are exercised, the value of the stock held by our stockholders will be diluted if the value of such stock immediately prior to the exercise of such securities exceeds the exercise price;

     o these securities give the holders the opportunity, at nominal cost, to profit from a rise in the market price of our stock; and

     o the terms upon which we could issue additional common stock or obtain additional financing may be adversely affected.

     Holders of warrants and options are also likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the warrants and options.

     WE WILL RECORD CHARGES TO OPERATIONS IN THE EVENT SHARES OF OUR STOCK ARE RELEASED FROM ESCROW.

     498,285 shares of common stock were deposited in escrow pursuant to an escrow agreement in connection with our initial public offering in March 1997. These shares will be released from escrow to our stockholders who were stockholders prior to our initial public offering, if, prior to March 31, 2000, our common stock trades at certain levels for any 30 consecutive trading days, commencing in April 1999.

     In the event of the probable release of the escrow shares, we will recognize during the period in which the specified revenue levels are probable of being met or stock levels achieved, a substantial non-cash charge to operations, equal to the then fair value of these shares. The position of the Securities and Exchange Commission is that in the event any shares are released from escrow to stockholders who are our officers, directors, employees or consultants, we will record a non-cash compensation charge in our financial statements. We cannot deduct this charge to operations for income tax purposes. This charge would significantly increase our loss or reduce or eliminate earnings, if any, at such time.

     The recognition of this compensation expense may depress the market price of our common stock. We cannot predict whether our revenues or our stock price will attain the targets that would enable the shares to be released from escrow.

                  A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and on information currently available to our management. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth under "Summary," "The Acquisition--Background of the Acquisition," "--Recommendations of the Special Committee and the Board," "--Opinion of Financial Advisor" and "Financial Information--Unaudited Pro Forma Condensed Consolidated Financial Statements," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the combined company following the acquisition may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the risks set forth under "Risk Factors." Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, we do not have any intention or obligation to update forward-looking statements after we distribute this proxy statement/prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we are relying on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


                              THE SPECIAL MEETING


GENERAL

     This proxy statement/prospectus is being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders to be held on December 22, 1999, at the Waldorf Astoria, 301 Park Avenue, New York, New York 10022, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This proxy statement/prospectus, the Notice of the Special Meeting and the form of proxy for use at the special meeting are first being mailed to our stockholders on or about December 6, 1999.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, our stockholders will consider and vote on:

     o A proposal to approve the issuance of an aggregate of up to 48,366,530 shares of our common stock, subject to adjustment if anti-dilution provisions are triggered, in connection with the acquisition of all of the outstanding shares of capital stock of Petrini. A copy of the stock purchase agreement related to the acquisition is attached as annex A to this proxy statement/prospectus;

     o A proposal to amend our Amended and Restated Certificate of Incorporation to increase the number of shares of our common stock that we are authorized to issue from 50 million shares to 100 million shares. The first proposal is conditioned upon approval of this proposal so that we have enough authorized shares of common stock available for issuance in the acquisition. A copy of the proposed amendment is attached as annex C to this proxy statement/prospectus;

     o A proposal to amend our Amended and Restated Certificate of Incorporation to change the name of IAT Multimedia, Inc. to Spigadoro, Inc. A copy of the proposed amendment is attached as annex D to this proxy statement/prospectus;

     o A proposal to approve our 1999 Stock Option Plan, a copy of which is attached as annex E to this proxy statement/prospectus;

     o A proposal to approve the issuance of 578,763 shares of our common stock in connection with the conversion of our convertible debenture; and

     o Such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.


RECORD DATE; VOTE REQUIRED; VOTING AT THE SPECIAL MEETING

     Our Board of Directors has fixed December 1, 1999 as the record date for determination of our stockholders entitled to notice of and to vote at the special meeting. Accordingly, only holders of our common stock of record at the close of business on the record date will be entitled to notice of and to vote at the special meeting. Each holder of record of our common stock on the record date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the special meeting. As of the record date, there were 11,748,551 shares of our common stock entitled to vote.

     One-third of the outstanding shares entitled to vote on any matter and represented at the special meeting in person or by proxy will constitute a quorum. Assuming a quorum is present, the affirmative vote of a majority of the shares of our common stock so represented and entitled to vote, excluding broker non-votes, is required to approve each of the proposals. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently.

     As of December 1, 1999, our directors, executive officers and principal stockholders, excluding JNC, had the power to vote approximately 34.3% of the outstanding shares of our common stock, and they have advised us that they intend to vote in favor of each of the proposals. In addition, JNC, the holder of our Series A convertible debenture and one of our principal stockholders, owns approximately 15.9% our outstanding common stock. JNC has agreed to vote in favor of each of the proposals and has given Jacob Agam, our Chairman of the Board and Chief Executive Officer, an irrevocable proxy to vote JNC's shares at the special meeting. See "Description of Capital Stock."


VOTING OF PROXIES

     All of our stockholders who are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting and not duly and timely revoked, will be voted at the special meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" approval and adoption of each of the proposals.

     We are not aware of any matters expected to be presented at the special meeting other than as described in our Notice of Special Meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with our Secretary before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or by attending the special meeting and voting in person. In order to vote in person at the special meeting, stockholders must attend the special meeting and cast their votes in accordance with the voting procedures established for the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting as follows:

        IAT Multimedia, Inc.
        70 East 55th Street
        24th Floor
        New York, New York 10022
        Attn: Secretary

     IAT stockholders who require assistance in changing or revoking a proxy should contact Klaus Grissemann, at the address or phone numbers provided elsewhere in this proxy statement/prospectus.


SOLICITATION OF PROXIES

     We are responsible for the cost of soliciting proxies for the special meeting, including the costs of filing, printing and mailing this proxy statement/prospectus. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees in person or by telephone, telegram or other means. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made by us with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such entities for reasonable expenses incurred in connection with such activity.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The Special Committee and our Board of Directors have determined that the terms of the acquisition are fair to, and in the best interests of, us and our stockholders. Accordingly, the Special Committee and our Board of Directors recommend that our stockholders vote FOR the issuance of our common stock under the terms of the acquisition. The Board of Directors also recommends that our stockholders vote FOR each of the other proposals.

                                THE ACQUISITION


BACKGROUND OF THE ACQUISITION

     In pursuing our strategy for enhancing stockholder value, we regularly consider opportunities for acquisitions, joint ventures and other strategic alliances.

     During the first quarter of 1999, Jacob Agam, our Chairman of the Board and Chief Executive Officer, Klaus Grissemann, our Chief Financial Officer and one of our directors, and other members of the Board of Directors held several informal meetings to review our business prospects and our ability to expand our distribution capabilities through strategic business combinations with other computer companies. During the second and third quarters of 1999, our management continued to actively evaluate our ability to consummate strategic acquisitions or business combinations in the computer business that would expand our business, improve our distribution capabilities and increase our profit margins and that would be a good fit for our business strategy and would leverage our existing assets. During 1999, our management evaluated approximately ten computer and computer related companies, including computer assemblers, system integrators and distributors, and several non-computer related business opportunities. Extensive conversations were held with many of these potential acquisition or merger candidates. However, all of the acquisition candidates we evaluated either did not complement our existing business, did not provide any potential synergies with our existing operations, or could not be obtained at valuations that management considered attractive. As a result of these discussions, our management grew concerned that there were few significant opportunities to make acquisitions in our industry that would enhance our operating performance. In addition, due to the low operating margins typical of the personal computer business and our inability to identify appropriate acquisition candidates that would enable us to achieve the critical mass necessary to operate profitably within our industry, our management began to develop concerns regarding our ability to compete effectively against larger entities within the industry. This raised doubts about the long-term viability of operating our current business in the absence of additional acquisitions. Our management was also concerned about our declining stock price and the resulting impact upon our ability to attract and retain qualified management, as well as our ability to utilize our common stock in connection with acquisitions.

     On September 27, 1999, we held our annual meeting of the Board of Directors during which Mr. Agam reviewed with the Board of Directors the inquiries received by management regarding our interest in consummating a business combination with certain companies, which included several computer and computer related business and several non-computer related businesses. After discussing the proposals received from computer and computer related businesses, the Board turned its attention to potential transactions with a number of non-computer related businesses. Mr. Agam then informed the Board of Directors that, in addition to these potential transactions, management of IAT was evaluating a potential transaction with Petrini. Mr. Agam informed the Board of Directors that Mr. Agam served as the Chairman of the Board of Gruppo Spigadoro, a Dutch holding company that at such time owned approximately 67% of the outstanding shares of common stock of Petrini and had an exclusive option to acquire the remaining 33% of the outstanding common stock. Mr. Agam also informed the Board of Directors that the Agam Family Trust, of which Mr. Agam is one of the beneficiaries, indirectly beneficially owned approximately 60% of the shares of Petrini through an entity that controlled Spigadoro. The Board of Directors determined that Mr. Agam and Mr. Grissemann should continue to evaluate and have informal conversations with all of the potential candidates, including Petrini, and should keep the Board of Directors appraised of the results of such evaluations and conversations. At that time, the Board of Directors also authorized our management to begin evaluating and seeking candidates for the potential sale of our computer business in the event that we determined to acquire Petrini or another business outside of the personal computer industry.

     On October 12, 1999, members of our management, our accountants and our legal counsel held a telephonic meeting with representatives of Petrini, its accountants and legal counsel to discuss the possibilities of a transaction between us and Petrini and certain legal and accounting issues relating to a potential transaction.

     On October 15, 1999, a special meeting of our Board of Directors was held to evaluate our existing business and several acquisition or merger opportunities. Mr. Agam presented an overview of our current business and the likelihood of our ability to successfully execute our business plan within the personal computer industry. Mr. Agam then reviewed several opportunities for the Board to consider and evaluate. The Board was concerned with the performance of our current business, including its low operating margins, and our inability to successfully complete strategic acquisitions. Further, the Board was concerned that the market price of our common stock could decline further as a result of our inability to successfully expand our operations and increase our marketing and distribution capabilities. The Board determined that it should consider alternatives that would permit our public stockholders to maximize the value of our common stock held by them. The Board believed that it was appropriate for us to pursue the potential transaction with Petrini as the available alternative most likely to enhance stockholder value.

     In arriving at its decision, the Board of Directors considered:

     o That to date, we have not been able to execute our strategy of growth through acquisition of other computer companies and that we have been unable to sell our current business at an attractive price. Also the market price of our common stock has not reflected, and for an indefinite period of time would not reflect, the value that may be inherent in our business strategy due to a difficult market for small capitalization stocks such as ours. The Board of Directors believed that our stock price was having and would continue to have an adverse impact upon our ability to attract and retain qualified management. The Board of Directors also believed that our stock price was having and would continue to have an adverse impact upon our ability to utilize our common stock in connection with acquisitions and that we would need to raise more money in order to consummate additional acquisitions.

     o Petrini's experienced management team has demonstrated its ability to execute its business strategy and to deliver strong operating performance.

     o The likelihood that Petrini would be able to execute its strategy of consolidation within the food and animal feed sectors in Italy and Europe. The Board of Directors believed that there are a number of small to mid-size companies within these sectors that are constrained by limited capital resources, few operating efficiencies and/or a desire of the family shareholders/managers for liquidity and are, therefore, potentially available for acquisition by Petrini.

     o The Petrini acquisition could create a larger market capitalization for our company, and if so, might create the opportunity for increased research coverage by financial analysts and increased institutional ownership as well as larger trading "float" that could provide increased liquidity for our stockholders. As a result, the Board of Directors believed that we would likely have greater access to debt and equity financing.

     Also at the October 15, 1999 meeting, the Board of Directors formed a Special Committee of the Board consisting of Erich Weber and Robert Weiss, two members of the Board of Directors who are not employed by us or any of our subsidiaries, to evaluate the proposed transaction on behalf of our stockholders. The Special Committee was authorized to recommend to the full Board of Directors whether to accept or reject and to negotiate the proposed transaction with Petrini. In making its determinations, the Special Committee was authorized to establish such procedures, review such information and engage such financial advisors and legal counsel as it deemed reasonable and necessary.

     The Special Committee promptly retained independent legal counsel. On October 18, 1999, the Special Committee and its legal counsel discussed the procedures to be followed in analyzing the proposed transaction. As part of this discussion, legal counsel advised the Special Committee as to the Special Committee's fiduciary responsibilities and the legal principles applicable to, and the legal consequences of, actions taken by the Special Committee with respect to the Spigadoro offer.

     On October 19, the Special Committee retained Royce Investment Group, Inc. to serve as financial advisor to the Special Committee to assist in the negotiation of the terms of the acquisition, and render an opinion to the Special Committee as to whether the transaction is fair to IAT stockholders from a financial point of view. The Special Committee chose Royce because of Royce's experience and previous association and familiarity with IAT.

     During the period from October 19, to November 3, 1999, Royce reviewed certain financial and other information concerning IAT and Petrini, met with certain members of IAT's management team and met telephonically with certain members of Petrini's management to discuss Petrini's business and prospects.

     During the period from October 19 to November 3, 1999, Royce and the Special Committee's legal counsel conducted a due diligence review of Petrini's business, consulted with IAT's U.S. legal counsel and IAT's Italian legal counsel regarding the results of the due diligence investigation they were conducting, and conducted interviews with certain members of Petrini's management. During that period, at the direction of the Special Committee, Royce and the Special Committee's legal counsel also negotiated, directly and through IAT's legal counsel, with representatives of Spigadoro in order to obtain changes to the financial and legal terms of the transaction.

     On October 27, 1999, the Special Committee held a telephonic meeting with Royce and with the Committee's legal counsel to discuss the preliminary review and analyses performed by Royce and the results of the due diligence investigation that had been conducted at that time. A representative of Royce discussed with the Special Committee Royce's preliminary findings. The Royce representative reviewed with the Special Committee the proposed financial terms of the transaction, as they had been negotiated to date, and explained the terms still needing further clarification and suggested others that might be negotiated further. The Royce representative also explained the advantages of IAT entering into this new market versus remaining in the personal computer and peripherals industry.

     On October 29, 1999, the Special Committee, together with a representative of Royce and the Committee's legal counsel, held a telephonic meeting to consider further the transaction terms and to review updated due diligence materials. Legal counsel to the Special Committee reviewed the due diligence conducted to date. The Royce representative reviewed certain financial developments.

     On October 31, 1999, the Special Committee, together with its legal counsel and a representative of Royce, held a telephonic meeting to discuss the proposed transaction. During the meeting, IAT's Italian counsel presented the results of the due diligence being conducted in Italy and responded to questions. Also during the meeting, Royce delivered a presentation to the Special Committee of its findings and gave its oral opinion that the consideration in the proposed transaction was fair to IAT's stockholders from a financial point of view. The Committee also obtained financial and legal advice about the draft stock purchase agreement and various deal documents.

     At the conclusion of the October 31 Special Committee meeting, the Special Committee determined that the acquisition as reflected in the draft form of stock purchase agreement presented to the Committee was fair and in the best interests IAT and the IAT stockholders. The Special Committee adopted a resolution recommending to the full Board of Directors that the Board approve the transaction and complete and execute a stock purchase agreement. The Special Committee's recommendation was conditioned on the final form of stock purchase agreement not containing any changes that were materially adverse to IAT, and on the remaining pre-execution due diligence not indicating previously unknown facts that were materially adverse to IAT. The Special Committee agreed to meet again on November 2, 1999 to review further developments.

     On November 2, 1999, the Special Committee, together with a representative of Royce and its legal counsel, held a telephonic meeting to review additional financial and due diligence developments and proposed revisions to the form of stock purchase agreement. After reviewing the additional information, Royce confirmed its fairness opinion and the Special Committee confirmed its earlier recommendation to the Board.

     Immediately following the Special Committee meeting on November 2, 1999, the full Board of Directors met to receive the report of the Special Committee. At this meeting, the Special Committee unanimously recommended to our Board of the Directors that the Board approve the transaction and complete and execute the stock purchase agreement. At the Board meeting, Royce also summarized its presentation given to the Special Committee on October 31, 1999 for the full Board of Directors (with the appropriate updates arising from the additional due diligence conducted since the October 31, 1999, meeting) and confirmed its fairness opinion.

     After hearing the recommendations of the Special Committee, the Board of Directors unanimously determined, with Jacob Agam abstaining, that the acquisition, the stock purchase agreement and the transactions contemplated thereby were advisable, fair and in the best interests of us and our stockholders and authorized management to execute a stock purchase agreement reflecting the terms of the acquisition.

     On November 3, 1999, upon completion of negotiations and resolution of the final terms of the stock purchase agreement, Royce again orally confirmed its fairness opinion. Subsequently, Royce provided us with a written opinion to that effect. This opinion is set forth as Annex B to this proxy statement/

     On November 3, 1999, the Special Committee met telephonically to review proposed revisions to the form of stock purchase agreement. The Committee and their legal counsel reviewed the proposed revisions and the Special Committee confirmed its earlier recommendation to the Board.

     On November 3, 1999, the stock purchase agreement was executed by us and Spigadoro.

     On November 3, 1999, we issued a press release announcing that the Board of Directors had approved the Petrini acquisition and that we had entered into a stock purchase agreement with Spigadoro to purchase all of the outstanding capital stock of Petrini.


RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

     The Board of Directors formed the Special Committee, comprised of disinterested directors, to review and evaluate the proposed acquisition of Petrini because certain of our directors have an interest in the acquisition. As discussed above under "-- Background of the Acquisition", the Special Committee unanimously recommended that the Board approve the acquisition with Petrini, the stock purchase agreement and related transactions. Following the unanimous recommendation of the Special Committee, the Board concurred in the analyses and findings of the Special Committee after considering the same material factors evaluated by the Special Committee in connection with the acquisition, as described below. The Board subsequently approved and declared advisable, fair and in the best interests of us and our stockholders, the Petrini acquisition, the stock purchase agreement and the transactions contemplated thereby and recommended that our stockholders approve the issuance of the shares of our common stock in the acquisition and the other proposals described in this proxy statement/prospectus. In connection with their recommendations, the Special Committee and the Board each adopted the analyses and findings of the Special Committee's financial advisor, Royce. See "-- Opinion of Financial Advisor."

     The Special Committee met on seven occasions between October 18, 1999 and November 3, 1999 to consider the acquisition of the outstanding common stock of Petrini. The Special Committee was assisted in its deliberations by its financial advisor, Royce, and its legal counsel. At a meeting held on October 31, 1999, the Special Committee determined that the Petrini acquisition, the stock purchase agreement and the transactions contemplated thereby were advisable, fair and in the best interests of our stockholders and recommended that the full Board approve and adopt the Petrini acquisition, the stock purchase agreement and the related transactions. The Committee met again on November 2 and November 3 to consider further revisions to the stock purchase agreement and on each occasion confirmed its earlier recommendation.

     The material factors the Special Committee evaluated in connection with the Petrini acquisition included those described below.

     o Royce's opinion delivered to the Special Committee on October 31, 1999, which was subsequently confirmed in writing, that the exchange of shares of our common stock for the common stock of Petrini and the other terms of the Petrini acquisition were fair to our stockholders from a financial point of view. Royce's financial analysis and findings were presented to the Committee on October 31, 1999. The Special Committee and the Board considered the opinion and the analyses and findings of Royce in their determination that the Petrini acquisition is fair from a financial point of view to our stockholders.

     o The financial terms of the stock purchase agreement, including an exchange ratio that provides certainty about the number of shares of our common stock that will be issued in the acquisition.

     o The potential positive impact of the acquisition on the general long-term interests, prospects and objectives of IAT and our stockholders.

     Our Special Committee and Board also considered certain countervailing factors in their discussions of the acquisition. These factors are described under "Risk Factors" on page 16 and under "-- Interests of Certain Officers and Directors in the Acquisition" on page 39. The Special Committee and our Board, after review of all of the information available to them, determined that the benefits of the Petrini acquisition and related transactions outweighted the countervailing factors.

     This discussion of the factors considered by the Special Committee and our Board is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the acquisition, the Special Committee and our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS HAVE DETERMINED THAT THE TERMS OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF IAT AND OUR STOCKHOLDERS. ACCORDINGLY, THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT IAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE STOCK ISSUANCE PROPOSAL. IN ADDITION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT IAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS.


OPINION OF FINANCIAL ADVISOR

     General. Pursuant to an engagement letter dated as of October 19, 1999, the Special Committee retained Royce Investment Group, Inc. to act as its financial advisor and to render to the Special Committee a fairness opinion in connection with the Petrini acquisition. On October 31, 1999, Royce delivered to the Special Committee its opinion, subsequently reduced to writing, to the effect that, as of such date and based upon and subject to certain factors and assumptions stated therein, the consideration to be paid in the acquisition to Spigadoro in the form of our common stock and assumption of liabilities was fair, from a financial point of view, to the IAT stockholders.

     Royce was selected as the Special Committee's financial advisor because of its previous association and familiarity with IAT's operations and prospects. Royce is an investment banking firm which regularly engages in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of public and private companies and valuations for corporate and other purposes. Royce, in the normal course of its business, may hold and actively trade in our securities for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE FULL TEXT OF THE ROYCE OPINION, WHICH SETS FORTH A DESCRIPTION OF THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE ROYCE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The summary set forth below does not purport to be a complete description of the analyses underlying the Royce opinion or the presentation made by Royce to the Special Committee. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate quantitative and qualitative factors to consider in the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Royce did not attribute any particular weight to any analysis or factor but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Royce's opinion should be considered as a whole and particular analyses or portions of its judgments, without considering all of the factors collectively, may create an incomplete view of the process underlying the Royce opinion. In its analysis, Royce made numerous assumptions with respect to industry performance, existing market conditions, general business and economic conditions, the proposed terms of the transaction and other matters, many of which were beyond the control of IAT and Petrini. Any estimates contained in arriving at the opinion are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or reflect the prices at which businesses actually may be sold or the price at which stock would be bought/sold in a public offering. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     We agreed to pay Royce $125,000 for its financial advisory services in connection with rendering its opinion. In addition, we agreed to reimburse Royce for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of Royce's legal counsel incurred in connection with Royce's engagement. We also agreed to indemnify Royce and its officers, employees and agents for certain losses incurred in connection with its engagement, including certain liabilities under the federal securities laws. Royce has, in the past, provided financial advisory and investment banking services to IAT unrelated to the Petrini acquisition, including acting as the lead manager for our initial public offering in March 1997, for which Royce received usual and customary compensation, including warrants to purchase 335,000 shares of our common stock. In addition, Royce may in the future provide investment banking services to IAT. Prior to 1996, Jacob Agam, the chairman of the Board of IAT and Spigadoro, introduced Royce to a company and received a finder's fee from the company for the introduction. Royce does not believe a conflict of interest exists with respect to its representation of the Special Committee and delivery of its opinion in connection with the Petrini acquisition.

     In arriving at its opinion, Royce assumed and relied upon the accuracy and completeness of the material and other information provided to it by Petrini and IAT without assuming any responsibility for independent verification of such information and further relied upon the assurances of the management of each of Petrini and IAT that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Petrini, Royce assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgment of Petrini's management as to the future financial performance of Petrini and that Petrini will perform substantially in accordance with such projections. Royce did not make or obtain any evaluations or appraisals of the assets or liabilities of Petrini or IAT, nor was Royce furnished with any such evaluations or appraisals.

     Royce relied on the information contained in the materials described in its opinion which describes the acquisition as a result of which, on the date of the opinion, we would have issued 47,354,465 shares of our common stock to Spigadoro, subject to adjustment under the anti-dilution provisions in the stock purchase agreement, in exchange for all of the outstanding shares of Petrini's common stock. We will also assume approximately $20 million of short term indebtedness of Spigadoro, all of which is due or convertible into shares of our common stock on or before December 31, 2000.

     In connection with its opinion, Royce reviewed and analyzed, among other things:

     o the stock purchase agreement dated November 3, 1999, by and between IAT and Spigadoro;

     o  a draft of this proxy statement/prospectus;

     o historical financial statements and pro forma financial statements of IAT and Petrini;

     o  documents and reports filed by IAT with the Commission;

     o internal information and documents relating to IAT and Petrini provided to Royce by the respective managements of IAT and Petrini, including historical financial information;

     o  the reported prices and trading activity of our common stock;

     o the financial and business prospects for IAT alone and for the combined entity and the industries in which it will compete;

     o certain publicly available information concerning certain other companies engaged in businesses which it believed to be comparable to Petrini and the trading markets for such other companies' securities; and

     o information concerning certain other business transactions which Royce believed to be relevant to the acquisition.

     In addition, Royce had discussions with officers and employees of Petrini and IAT concerning their respective businesses, operations, assets, financial conditions and prospects and potential strategic benefits from a combination of the businesses of Petrini and IAT, and undertook such other studies, analyses and investigations as Royce deemed appropriate.

     In performing its analysis, Royce took into account a number of factors relating to IAT, Petrini and the acquisition. Among these factors pertaining to IAT were the current status of its business activity, its current financial position, including cash balances, and the trading activity of our common stock before the announcement of the acquisition. In performing its analysis with respect to Petrini, Royce took into account, among other things, Petrini's current business opportunities and growth plans and its historical revenue and financial position.

     Royce noted that its opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated by Royce on, and the information made available to it as of, the date of its opinion. Royce has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Royce evaluated the fairness to the holders of our common stock of the consideration to be received from Spigadoro, from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the acquisition, which was determined through negotiations between IAT and Petrini.

     Royce has advised us that the Royce opinion is for the information of the Special Committee for its use in evaluating the fairness from a financial point of view to our stockholders of the consideration to be paid in the acquisition to Spigadoro. The opinion does not constitute a recommendation as to any action our Board of Directors or any shareholder of IAT should take in connection with the acquisition or any aspect of the acquisition. The Royce opinion is not an opinion as to the structure, terms or effect of any aspect of the acquisition or of any transactions contemplated by the acquisition or as to the merits of the decision to enter into the acquisition.

     Conclusion. Based on and subject to the foregoing, Royce delivered its oral opinion to the Special Committee on October 31, 1999, which opinion was confirmed orally and in writing on November 2, 1999, that, as of November 2, 1999, the consideration to be paid to Spigadoro in the acquisition with IAT was fair to our stockholders from a financial point of view.


INTERESTS OF SOME OF OUR OFFICERS AND DIRECTORS IN THE ACQUISITION

     In considering the recommendation of the Board with respect to the acquisition, our stockholders should be aware that some of our officers, directors and affiliates have interests in the acquisition that are different from and in addition to the interests of our stockholders generally. The Special Committee and the Board were aware of these interests and took them into account in approving the stock purchase agreement and the transactions contemplated by it. These interests are summarized below.

     o Jacob Agam, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board of Spigadoro. Spigadoro owns 40,700,000 shares of common stock of Petrini, representing all of the outstanding common stock of Petrini. Spigadoro will receive up to 48,366,530 shares of our common stock in the acquisition. At Spigadoro's request, 12,241,400 of these shares will be issued to Carlo Petrini, who also will become a director of IAT following the acquisition. As a result, Spigadoro and Mr. Petrini will beneficially own approximately 59.5% and 20.2%, respectively, of our outstanding common stock following the acquisition, excluding shares issuable upon conversion of notes to be issued in the acquisition to Spigadoro and Mr. Petrini. We will also assume approximately $20 million of short term indebtedness of Spigadoro in the acquisition, approximately $13.7 million of which is owed to Mr. Petrini. $6.2 million of the debt owed to Mr. Petrini will be convertible into shares of our common stock at the option of Mr. Petrini. In addition, approximately $6.3 million of debt owed to stockholders of Spigadoro will be convertible into shares of our common stock at our option. The per share conversion price for the convertible notes to be issued to Spigadoro and Mr. Petrini will be equal to the greater of $2.50 or 85% of the average price of our common stock for the five trading days prior to the conversion. Jacob Agam is also the Chairman of the Board of Vertical Financial Holdings, one of our principal stockholders, and certain of its affiliates. Entities affiliated with Vertical Financial Holdings, have economic ownership of approximately 76% of the outstanding common stock of Spigadoro and have the power to vote approximately 91% of the outstanding capital stock of Spigadoro. Following the closing of the acquisition, Vertical Financial Holdings and entities affiliated with Vertical Financial Holdings, including Spigadoro, will be deemed to indirectly beneficially own approximately 49.1% of our outstanding common stock. In addition, the Agam Family Trust, of which Mr. Agam is one of the beneficiaries, indirectly owns approximately 60% of the shares of Petrini through an entity that controls Spigadoro. See "The Stock Purchase Agreement -- General."

     o Marc S. Goldfarb, one of our directors, is the President and Managing Director of Orida Capital USA, Inc., the U.S. representative of the Vertical Group, and beneficially owns 171,324 shares of capital stock of Spigadoro or approximately 1% of the outstanding shares.

     o Following the acquisition, for so long as Spigadoro or its current shareholders, their respective affiliates and Carlo Petrini collectively hold at least:

           o 50% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 50% of the members for election to our Board of Directors;

           o 25% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 25% of the members for election to our Board of Directors; and

           o 10% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate a single member for election to our Board of Directors.

     o In October 1998, Spigadoro entered into a consulting agreement with Orida under which Orida agreed to perform consulting and advisory services for Spigadoro, including identifying acquisition and investment opportunities. The agreement expires in October 2003 and provides for an annual fee of $100,000. Payments for 1998 and 1999 have been made and, following the acquisition, Orida has agreed to provide such services to us and we have agreed to assume the obligations of Spigadoro under the agreement.

     o We have an employment agreement with Jacob Agam, our Chairman of the Board and Chief Executive Officer, which expires in September 2001 and provides for an annual salary of $75,000 per year, plus a bonus to be approved by our Board of Directors. Under the terms of the Petrini acquisition, Mr. Agam's employment agreement with us will be amended, effective as of the closing of the acquisition. Under the amended employment agreement Mr. Agam will be employed as our Chief Executive Officer for an initial term of three years with an initial annual base salary of $300,000, plus a bonus to be approved by our Board of Directors. Mr. Agam will also be entitled to receive a severance payment equal to his base salary for one year if his employment agreement is terminated by us without cause. See "Management of IAT -- Employment Contracts and Termination of Employment and Change-In-Control Arrangements."


CONTINUED INCLUSION IN THE NASDAQ NATIONAL MARKET

     As a result of the Petrini acquisition, we may be required to comply with the initial listing criteria of the Nasdaq National Market in order for our common stock to continue to be included for quotation on the Nasdaq National Market. The initial listing criteria are more difficult to meet than the criteria for continued inclusion and include both quantitative and qualitative criteria. See "Risk Factors--Stock and Market Risks."

     Although we meet the criteria for continued inclusion of our common stock on the Nasdaq National Market, we do not meet all of the criteria applied to companies seeking initial inclusion of their stock because, among other things, we would not meet the minimum bid price requirement of $5 per share based on recent trading prices for our common stock. If the initial listing criteria are applied to us as a result of the Petrini acquisition and we are unable to meet such criteria, the Nasdaq Stock Market would, in all likelihood, remove the common stock from inclusion in the Nasdaq National Market.

     If the common stock was removed from the Nasdaq National Market, we could seek to include the common stock in the Nasdaq SmallCap Market or to qualify the common stock for listing on a national securities exchange. However, the Nasdaq SmallCap Market and all of the national securities exchanges also require companies to meet certain quantitative and qualitative requirements as a condition to listing. We cannot assure you that we would meet the listing criteria specified by these other trading markets.

     We are currently discussing with Nasdaq whether the initial listing criteria will be applied to us as a result of the Petrini acquisition. Nasdaq, however, has not made a determination as of the date of this proxy statement/prospectus whether to apply the criteria to our common stock.

     If the initial listing criteria are applied to the common stock, there are various ways in which we could seek to comply with those requirements. For example, we could attempt to satisfy the minimum bid requirement by effecting a reverse split of the common stock, which should have the effect of increasing the bid price for our common stock. However, the securities of companies effecting reverse stock splits typically trade at a significant discount to their pre-split value. Accordingly, if we are required to effect a reverse split to satisfy the minimum bid requirement, the market value of our common stock may be adversely affected thereby. We cannot assure you that we will be able to satisfy the initial listing criteria if they are applied to us as a result of the Petrini acquisition nor can we assure you that any actions we might take to satisfy the Nasdaq criteria will not have a material adverse effect on the trading prices or liquidity of the common stock.

     If we are unable to satisfy the Nasdaq listing requirements and we are unable to qualify for listing on a national securities exchange, the liquidity of our common stock would be adversely affected. See "Risk Factors--Stock and Market Risks."


ACCOUNTING TREATMENT

     The acquisition of Petrini will be accounted for as a reverse acquisition and Petrini will be considered the accounting acquirer and IAT will be considered the legal acquirer. Accounting treatment for a reverse acquisition requires the historical financial statements of the accounting acquirer to be presented as the historical statements of the combined enterprise and the assets and liabilities of the acquired enterprise or legal acquirer to be accounted for as required by the purchase method of accounting. The results of our operations will be included in the combined enterprise only from the date of the acquisition even though we are the surviving enterprise. In addition to purchase accounting adjustments required for us, Petrini will also be required to reflect purchase accounting adjustments resulting from Spigadoro's acquisition of 100% of the Petrini stock by Spigadoro. The cost of the acquisition by Spigadoro will be allocated to the assets of Petrini based on their fair market values with any excess allocated to goodwill. The goodwill created will be amortized over a twenty-year period. The purchase accounting adjustments resulting from Spigadoro's acquisition of Petrini will also result in additional depreciation expense to Petrini based on the fair market value of depreciable assets in excess of their historical depreciated basis. Please see "Financial Information -- Unaudited Pro Forma Condensed Consolidated Financial Information" on page 78.


REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder, the acquisition may not be consummated unless certain filings have been submitted to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and certain waiting period requirements have expired or are otherwise earlier terminated by the Antitrust Division and the FTC.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition. At any time before or after the consummation of the acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the acquisition or seeking the divestiture of substantial assets of Petrini or IAT. The relevant filings were made on November 23, 1999. Petrini and IAT believe that the consummation of the acquisition will not violate the antitrust laws. There can be no assurance, however, that a challenge to the acquisition on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.


FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of our common stock issued in connection with the acquisition will be received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of IAT or Petrini prior to the acquisition. Such shares may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of IAT or Petrini, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of IAT, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of IAT or Petrini generally include individuals or entities that control, are controlled by or are under common control with, IAT or Petrini, as the case may be, and generally include the executive officers and directors of the companies as well as their principal stockholders.

     Affiliates may not sell their shares of our common stock acquired in connection with the acquisition, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act, in the case of persons who become affiliates of IAT) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the completion of the acquisition, an affiliate (together with certain related persons) would be entitled to sell shares of our common stock acquired in connection with the acquisition only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of our common stock or the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if we remain current with our informational filings with the Commission under the Exchange Act. One year after the closing date of the acquisition, an affiliate will be able to sell such shares of our common stock without being subject to such manner of sale or volume limitations, provided that we are current with its Exchange Act informational filings and such affiliate is not then an affiliate of IAT. Two years after the closing date of the acquisition, an affiliate will be able to sell such shares of our common stock without any restrictions so long as such affiliate had not been an affiliate of ours for at least three months prior to the date of such sale. We intend to register for resale the shares of our common stock to be issued in the acquisition.


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

                          THE STOCK PURCHASE AGREEMENT

     The terms of and conditions to the acquisition are contained in the stock purchase agreement which is attached as annex A to this proxy statement/prospectus and is incorporated herein by reference. The discussion in this proxy statement/prospectus and the summary description of the principal terms of the stock purchase agreement are subject to and qualified in their entirety by reference to the more complete information set forth in the stock purchase agreement.


BACKGROUND

     In July 1998, Vertical Capital Limited entered into an agreement with Carlo Petrini and Giorgio Petrini to purchase an aggregate of 27,400,400 shares of common stock of Petrini, or 67% of the outstanding shares of Petrini, for an aggregate purchase price of approximately $31.2 million, consisting of cash and promissory notes. Vertical subsequently assigned all of its rights and obligations under the agreement to Spigadoro, including rights to the option described below. The purchase price for the shares representing 67% of the outstanding shares of Petrini was payable as follows:

     o  $5 million was paid in cash at the closing in August 1998;

     o $26.2 million was paid through the issuance of non-interest bearing notes to Carlo Petrini payable as follows:

           o  $6.2 million due on August 11, 1999;

           o  $5.0 million due on February 11, 2000; and

           o $15.0 million due on the earlier of August 11, 2001 or a public offering of Spigadoro payable, at Spigadoro's option, in cash or in shares of common stock of Spigadoro valued at $22.5 million.

Approximately 56% of the shares of common stock of Petrini received by Spigadoro in the purchase were pledged by Spigadoro to Mr. Petrini to secure its obligations under these notes.

     In July 1998, payment of the $6.2 million note due August 11, 1999, was postponed until September 30, 1999. In August 1998, Carlo Petrini, on behalf of Vertical Capital Limited, entered into an agreement for an exclusive option to purchase the remaining 33% of the outstanding shares of common stock of Petrini from the receiver of F.lli Pardini S.p.A., an Italian entity in bankruptcy. In consideration for the option, Vertical paid the receiver 1.5 billion Lire (approximately $795,000) and agreed to pay an additional 13 billion Lire (approximately $6,889,000) upon exercise of the option, which was to occur no later than August 1999. In August 1999, the option was extended to November 1999 and, in consideration for the extension, Spigadoro as assignee of Vertical paid an additional 1.5 billion Lire of the option price and agreed to pay interest on the remaining 11.5 billion Lire (approximately $6,096,000) from August 1999 to November 1999.

     In November 1999, the payment obligations of Spigadoro under the notes issued to Carlo Petrini were restructured as follows:

     o Spigadoro agreed to pay Carlo Petrini $4 million of the $5 million note originally due February 11, 2000 on or before November 5, 1999 with the remaining $1 million due by March 31, 2000;

     o The $6.2 million note due September 30, 1999 was exchanged for a convertible note due December 20, 2000 which is convertible into shares of common stock of Spigadoro at 85% of the fair market value of the common stock of Spigadoro;

     o The $15.0 million note due on August 11, 2001 was amended to provide that it will be convertible into common stock of Spigadoro valued at $30 million; and

     o  Spigadoro agreed to issue a note to Carlo Petrini for approximately
        $6.5 million, including interest, the amount Mr. Petrini paid to finance the purchase of the remaining 33% of the shares of Petrini from the receiver, which note will be due on June 30, 2000.

GENERAL

     Under the stock purchase agreement, subject to satisfaction of certain conditions, we will purchase all of the outstanding capital stock of Petrini from Spigadoro in exchange for up to 48,366,530 shares of our common stock and we will assume approximately $20 million of short-term indebtedness of Spigadoro through the issuance of promissory notes as follows:

     o we will issue a note to Spigadoro in the principal amount of approximately $6.3 million, which will bear interest at a rate of 5% annually. The note will be due on the earlier of the completion of a public offering by us in which we realize at least $20 million of net proceeds or December 31, 2000. The note will be convertible at any time at our option into shares of our common stock at a conversion price equal to the greater of $2.50 or 85% of the average closing price of our common stock for the five trading days prior to the notice of conversion;

     o we will issue a non-interest bearing note to Carlo Petrini in the principal amount of $1 million, which will be payable on March 31, 2000;

     o we will issue a non-interest bearing note to Carlo Petrini in the principal amount of 12,050,000,000 Lire or approximately $6.4 million, which will be payable on June 30, 2000. The note will be repaid in Lire, but the maximum amount payable under the note will not exceed the U.S. Dollar equivalent of $7.0 million. As a result, the amount to be paid under this note will be subject to fluctuation in the value of the Lire against the US Dollar. The note will be guaranteed by Spigadoro and will be secured by a number of shares of our common stock issued to Spigadoro in the acquisition having a value of $15 million. If any of such pledged shares of common stock are sold to satisfy our obligations under the note, we will be required to compensate Spigadoro for the loss of such shares by issuing an equal number of shares of our common stock to Spigadoro;

     o we will issue a non-interest bearing convertible note to Carlo Petrini in the principal amount of approximately $6.2 million, which will be payable on December 31, 2000 and will be convertible into shares of our common stock at any time at the option of Mr. Petrini at a conversion price equal to the greater of $2.50 or 85% of the average closing price of our common stock for the five trading days prior to the notice of conversion. The note will be guaranteed by Spigadoro and will be secured by a number of shares of our common stock issued to Spigadoro in the acquisition having a value of $15 million. If any of such pledged shares of common stock are sold to satisfy our obligations under the note, we will be required to compensate Spigadoro for the loss of such shares by issuing an equal number of shares of our common stock to Spigadoro.

In exchange for the cancellation of the $15 million note issued to Carlo Petrini by Spigadoro, we will issue to Mr. Petrini, at Spigadoro's request, 12,241,400 shares of the 48,366,530 shares of our common stock to be issued in the acquisition.

     Following the acquisition, Petrini will become a wholly-owned subsidiary of IAT and Spigadoro, Carlo Petrini and our current stockholders, will own approximately 59.5%, 20.2% and 20.3%, respectively, of the outstanding shares of our common stock.

     Under the agreement, we agreed to issue additional shares of our common stock to Spigadoro if:

     o we issue shares of our common stock at a purchase price of less than $2.50 per share before the closing of the acquisition; or

     o upon the conversion of our Series A convertible debenture before or after the closing.

     As a result of the acquisition, JNC had the right to accelerate payment under our Series A convertible debenture. JNC has entered into an agreement with us under which JNC agreed not to accelerate repayment of the debenture. JNC also agreed to fix the number of shares of our common stock that are issuable upon conversion of the debenture at 2,451,745 shares. On November 23, 1999, JNC converted a substantial portion of the debenture into 1,872,982 shares of our common stock. JNC has informed us that it intends to convert the remaining principal amount of the debenture upon the closing of the acquisition, subject to the receipt of stockholder approval for the issuance of the shares of common stock as described in this proxy statement/prospectus. As a result of the conversion, we will be required to issue 1,012,065 additional shares of our common stock to Spigadoro under the anti-dilution provision of the stock purchase agreement, all of which are included in the 48,366,530 shares to be issued in the acquisition.

     We will be required to increase the number of shares of our common stock we are authorized to issue under our Amended and Restated Certificate of Incorporation in order to issue the shares of our common stock to Spigadoro under the agreement. It is currently anticipated that the closing of the acquisition will occur shortly after the date of the special meeting of our stockholders.

     On the closing of the acquisition:

     o Petrini will cancel all of its issued and outstanding common stock certificates that were delivered to Petrini by the holders of such stock;

     o Petrini will deliver a new certificate to us representing all of the outstanding shares of Petrini common stock;

     o we will issue and deliver certificates representing the shares of our common stock that will be issued as consideration for the shares of Petrini common stock; and

     o we will issue promissory notes representing the assumed debt which is part of the consideration.


REPRESENTATIONS AND WARRANTIES

     Spigadoro's Representations and Warranties. Spigadoro has made customary representations and warranties as to itself and Petrini in the stock purchase agreement regarding:

      o   corporate organization and qualification of Petrini and Spigadoro;

      o   authority to enter into the agreement;

      o consents and approvals required to enter into the agreement and consummate the transactions contemplated thereby;

      o absence of any conflicts between the stock purchase agreement, on the one hand, and corporate documents, contracts and applicable laws, on the other hand;

      o   capitalization of Petrini;

      o   absence of litigation;

      o title to Petrini's shares and the absence of options, warrants and other rights;

      o   accuracy of Petrini's financial statements and its books and records;

      o   absence of condemnation proceedings;

      o absence of certain changes in the business of Petrini and its subsidiaries since January 1, 1999;

      o   absence of undisclosed liabilities;

      o timely filing of tax returns and timely payment of all applicable taxes;

      o   Year 2000 issues;

      o absence of any existing violations of applicable laws or governmental orders and judgments, and absence of existing defaults or events that would result in defaults, under any contracts;

      o possession and validity of required licenses and permits to conduct business and own, lease or operate properties;

      o   title to and condition of properties;

      o   environmental compliance matters;

      o   relationships with customers and suppliers;

      o   employee matters and employee benefit plans;

      o   ownership and possession of all intellectual property;

      o   brokers and finder's fees and related compensation arrangements;

      o   insurance; and

      o absence of indemnification and other charges under the 1998 agreement pursuant to which Spigadoro acquired a 67% interest in Petrini.


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

     Our Representations and Warranties. We have made customary representations and warranties in the agreement regarding:

     o   corporate organization and qualification;

     o   authority to enter into the agreement;

     o   our capitalization;

     o consents and approvals required to enter into the agreement and consummate the transactions contemplated thereby;

     o absence of any conflicts between the stock purchase agreement, on the one hand, and corporate documents, contracts and applicable laws, on the other hand;

     o approval by our board of directors and the special committee of the board of directors;

     o compliance with all rules of and accuracy of all information filed with the Commission;

     o   receipt of a fairness opinion; and

     o   brokers and finder's fees and related compensation arrangements.

     Survival of Representations and Warranties. Generally, the representations and warranties made by the parties to the agreement will survive the closing of the acquisition and remain in full force and effect for 18 months from the closing. However, Spigadoro's representations and warranties regarding litigation, taxes and environmental matters remain in full force and effect for the applicable statute of limitations and the representations and warranties regarding title to the common stock of Petrini, options and warrants, and brokers and finders will survive the closing and remain in full force and effect forever.


COVENANTS

     Spigadoro's Affirmative Covenants. Prior to the closing of the acquisition, Spigadoro has agreed to cause Petrini and its subsidiaries to do the following:

     o conduct its business in the ordinary and regular course of business consistent with past practices;

     o keep in full force and effect its corporate existence and all material rights, franchises, intellectual property and goodwill relating or obtaining to its business;

     o endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees and continue to compensate such employees consistent with past practices;

     o maintain its intellectual property rights so as not to affect adversely the validity or enforcement thereof;

     o maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of the agreement;

     o maintain its books, accounts and records of Petrini and its subsidiaries in accordance with Italian GAAP;

     o use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated by the acquisition; and

     o promptly inform us in writing of any material breach of or change in the representations and warranties of Spigadoro.

     Our Affirmative Covenants. Prior to the closing of the acquisition, we have agreed to do the following:

     o conduct our business in the ordinary and regular course of business consistent with past practices, provided that we may sell our computer business;

     o   maintain our books, accounts and records in accordance with US GAAP;

     o use our best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated by the acquisition; and

     o promptly inform the sellers in writing of any material breach of or change in our representations and warranties.

     Spigadoro's Negative Covenants. Prior to the closing of the acquisition, Spigadoro has agreed not to, and has agreed to cause Petrini and its subsidiaries not to:

     o incur trade accounts payable, increase indebtedness, guaranty obligations, sell or dispose of any assets or modify, amend or terminate any material contract outside of the ordinary course of business;

     o merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization;

     o increase or decrease the rate or type of compensation payable to any officer, director, employee or consultant (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice);

     o issue any shares of capital stock or securities convertible into shares of capital stock;

     o change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by Italian GAAP;

     o take any action that would likely result in its representations and warranties becoming false or inaccurate in any material respect;

     o incur or create any encumbrances on assets other than permitted encumbrances;

     o take any action or omit to take any action which would prejudice our rights;

     o incur, create or suffer to exist any encumbrances on the shares of common stock of Petrini; or

     o take or omit to be taken any action which would reasonably be expected to result in a material adverse change to Petrini's business.

     Our Negative Covenants. Prior to the closing of the acquisition, we have agreed not to, and have agreed to cause our subsidiaries not to:

     o change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by US GAAP;

     o take any action that would likely result in our representations and warranties becoming false or inaccurate in any material respect;

     o take any action or omit to take any action which would prejudice Spigadoro's rights to consummate each of the transactions contemplated by the acquisition; or

     o take or omit to be taken any action which would reasonably be expected to result in a material adverse change to our business.

     Additional Covenants. Prior to the closing of the acquisition, the parties have also agreed to do the following:

     o Petrini will deliver to us employment agreements from the officers of Petrini identified in the agreement satisfactory to us at or before the consummation of the acquisition;

     o we will use our reasonable efforts to cause our common stock issuable in the acquisition to be approved for listing on the Nasdaq National Market prior to the closing of the acquisition; and

     o neither Spigadoro nor any affiliate of Spigadoro will (and Spigadoro will cause Petrini and its affiliates not to) solicit or encourage inquiries or proposals with respect to the acquisition or purchase of the shares of Petrini common stock or all or a substantial portion of the assets of, or of a substantial equity interest in, Petrini or any of its subsidiaries.

     Our Post-Closing Covenants. Following the closing of the acquisition, we have agreed to the following:

     o For so long as Spigadoro (or its current shareholders), their respective affiliates and Carlo Petrini collectively hold at least:

           o 50% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 50% of the members for election to our Board of Directors;

           o 25% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 25% of the members for election to our Board of Directors; and

           o 10% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate a single member for election to our Board of Directors; and

     o If we fail to repay the notes issued to Carlo Petrini and Mr. Petrini forecloses on the shares of our common stock pledged by Spigadoro as security for repayment of the debt we will issue additional shares of our common stock to Spigadoro on a share for share basis.

     Spigadoro's Post-Closing Covenent. Following the closing of the acquisition, Spigadoro has agreed not to do the following:

     o For a period ending the earlier of five years from the closing or the date we sell substantially all of our assets or merge or consolidate and our stockholders no longer own a majority of our stock, compete with us in the sale and distribution of animal feed and pasta and flour products;

     o for a period of five years from the closing solicit the services of any of our employees; and

     o use for its benefit any confidential information relating to the Petrini business.


CONDITIONS

     Mutual Conditions. The obligations of us and Spigadoro to complete the acquisition will be subject to the satisfaction of certain conditions, including the following:

     o the issuance of the shares of our common stock to be issued in the acquisition and other matters to be approved by our stockholders which are necessary to consummate the acquisition will have been approved by our stockholders at the special meeting in the manner required by applicable laws and the rules of the Nasdaq National Market;

     o no governmental authority will have enacted any rule or regulation which would prohibit the acquisition or the transactions contemplated thereby;

     o any and all applicable US, European and Italian or other governmental agencies will have approved the acquisition; and

     o the registration statement covering our shares of common stock to be issued to Spigadoro will have been declared effective.

     Conditions to Our Obligations. Our obligations to complete the acquisition will be subject to the satisfaction of certain conditions, including the following:

     o all representations and warranties made by Spigadoro in the agreement will be true, correct and complete upon the consummation of the acquisition and Spigadoro will have duly performed or complied with each of its covenants and obligations under the agreement;

     o there will have been no material adverse change with respect to Petrini;

     o all authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of the agreement by Spigadoro, Petrini and us will have been obtained;

     o we will have completed our due diligence investigation of Petrini and we shall be satisfied in our sole discretion with the condition of Petrini and its future prospects;

     o prior to or at the closing of the acquisition, we will have received new certificates representing all of the outstanding shares of common stock of Petrini registered in the name of IAT Multimedia, Inc.;

     o at the closing of the acquisition, we will have received a letter from each of Reconta, Ernst & Young S.p.A. and Rothstein, Kass & Company, P.C. stating their conclusions and findings with respect to the financial information in the proxy statement/prospectus; and

     o Spigadoro and Petrini will have delivered to us the closing documents specified in the agreement including a document transferring all rights, title and interest in the name "Spigadoro" and all variations thereof.

     Conditions to Spigadoro's Obligations. The obligations of Spigadoro to complete the acquisition will be subject to the satisfaction of certain conditions, including the following:

     o all representations and warranties made by us in the agreement are true, correct and complete upon the completion of the acquisition and we have duly performed or complied with each of our covenants and obligations under the agreement;

     o all authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of the agreement and the transactions contemplated thereby by us will have been obtained; and

     o we will have delivered to Spigadoro the closing documents specified in the agreement.


TERMINATION RIGHTS

     The agreement may be terminated at any time prior to the closing of the acquisition as follows, even if our stockholders have approved the issuance of our shares of common stock in the acquisition:

     o   by mutual consent of us and Spigadoro;

     o by us if any authorization, consent, waiver or approval required for the consummation of the acquisition will require the divestiture or cessation of any of the present business or operations conducted by us and our subsidiaries or Petrini and its subsidiaries or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement we determine, in our good faith judgment, to be materially burdensome or to deny to us in any material respect the benefits intended to be obtained by us in the acquisition;

     o by either Spigadoro or us if, at the special meeting, the requisite vote of our stockholders to approve the proposals required to consummate the acquisition shall not have been obtained;

     o by either Spigadoro or us if any representation or warranty made in the agreement for its or our benefit is untrue in any material respect;

     o by either Spigadoro or us if the other party shall have defaulted in the performance of any material covenant or agreement under the agreement and such default cannot or has not been cured within 30 days of such default;

     o by us, in the event that the conditions to our obligations to close have not been satisfied or waived;

     o by Spigadoro, in the event that the conditions to their obligations to close have not been satisfied or waived; and

     o by either Spigadoro or us if the acquisition has not been consummated on or before April 30, 2000, or such later date as may be agreed upon in writing by the parties to the agreement.


EFFECT OF TERMINATION

     If the agreement is terminated as described above, the agreement, except for certain provisions, will become void and have no effect without any liability on the part of any party. However, no party will be relieved from liability for any breach of any representation, warranty, agreement or covenant contained in the agreement prior to such termination.

AMENDMENT

     The agreement may be amended by the parties, at any time before or after our stockholders have approved the necessary proposals required to complete the acquisition, but after any such approval, no amendment shall be made which by law requires further approval or authorization by our stockholders without such further approval or authorization. However, the agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the agreement.


EXTENSION; WAIVER

     At any time prior to the closing date, we (with respect to Spigadoro) and Spigadoro (with respect to us) may, to the extent legally allowed:

     o extend the time for the performance of any of the obligations or other acts of such party;

     o waive any inaccuracies in the representations and warranties contained in the agreement or in any document delivered pursuant thereto; and

     o waive compliance with any of the agreements or conditions contained in the agreement.

Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


EXPENSES

     All costs and expenses incurred in connection with the acquisition are to be paid by the party incurring such expenses.


MANAGEMENT OF IAT AFTER THE ACQUISITION

     Following the completion of the acquisition, our Board of Directors will be increased in size from five members to seven members and will consist of the current five members of our Board plus Lucio De Luca, the Chief Operating Officer of Petrini, and Carlo Petrini, the Chairman of the Board of Petrini.

     Following the completion of the acquisition, Petrini will operate as a wholly-owned subsidiary of IAT and is expected to retain all of the members of its current management team. In addition, our executive officers and the executive officers of Petrini will consist of:

     o  Jacob Agam, Chairman of the Board and Chief Executive Officer of IAT

     o  Lucio De Luca, Chief Operating Officer of IAT and Petrini

     o  Klaus Grissemann, Chief Financial Officer of IAT

     o  Carlo Petrini, Chairman of the Board of Petrini

     o  Dario Ciolina, Chief Financial Officer of Petrini

     Under the terms of the acquisition, Mr. Agam's employment agreement with us will be amended and we expect to enter into an employment agreement with Mr. De Luca. See "Management of IAT" and "Management of Petrini."


                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


     We will not recognize any gain or loss for US federal income tax purposes upon the exchange of our shares for Spigadoro's Petrini shares. Assuming that Spigadoro does not hold its Petrini shares in connection with its conduct of any trade or business within the US, the exchange of Spigadoro's Petrini shares for our shares will not be subject to US federal income tax.

                                 THE COMPANIES


IAT MULTIMEDIA, INC.

     Currently, we market high-performance personal computers in Germany assembled according to customer specifications and sold under the trade name "Trinology." We also sell components, peripherals and software for personal computers. In connection with the proposed acquisition, we intend to sell our computer business and operate the business currently operated by Petrini.

     We currently conduct our business through the following subsidiaries:

     o FSE Computer-Handel GmbH & Co. KG, a German limited partnership of which we own 80% of the partnership interests, and FSE Computer-Handel Verwaltungs GmbH, a German corporation which is a wholly-owned subsidiary of IAT. FSE markets high performance personal computers in Germany; and

     o  the following wholly-owned subsidiaries of IAT:

           o IAT Multimedia GmbH, a German corporation, which, through Columbus Computer Handel und Vertrieb, its branch office, distributes personal computer components, peripherals and software in Germany; and

           o IAT AG, a Swiss corporation, and Columbus Computer Handels und Vertriebs Verwaltungs GmbH which are non-operating subsidiaries.

     We also receive limited license fees and royalty payments from the sale of products incorporating the visual communications technology we sold to Algo Vision plc in July 1999.

     We were incorporated in Delaware in September 1996 as a holding company for the existing business of IAT AG, and IAT Deutschland GmbH Interaktive Medien Systeme. Our initial business, operated through our subsidiaries, was to develop and market customizable proprietary visual communications technology, including video conferencing and data compression software technology.


 General Development of Our Business

     Prior to November 1997, our business was focused on the development of visual communications technology and products incorporating such technology. As a result of a series of transactions during 1997 and 1998 that are discussed below, we changed the focus of our business to the sale and distribution of personal computers and personal computer components, peripherals and software in Germany.

     In November 1997, we commenced our operations as a marketer and distributor of personal computers and personal computer components and peripherals through our acquisition of FSE.

     In March 1998, we transferred substantially all of the assets and the liabilities (other than intercompany accounts) of one of our majority-owned German subsidiaries, IAT Deutschland, into a newly formed German company, Communication Systems, in exchange for a 15% equity interest. Communication Systems changed its name to Algo Vision Systems in February 1999. IAT Deutschland, had provided our research and development and also was responsible for sales and marketing in Germany of such technology.

     In March 1998, we transferred certain of the assets and liabilities of our wholly-owned subsidiary, IAT AG (excluding our intellectual property and our ownership interests in IAT Germany), to Swiss Newco, a newly formed Swiss corporation, in exchange for a 15% equity interest. At the time of the transfer, IAT AG owned our visual communications technology. Swiss Newco changed its name to Algo Vision Schweiz in February 1999.

     In connection with the restructuring of our Swiss and German subsidiaries, we granted Algo Vision Schweiz a non-exclusive five-year license to use our intellectual property for certain applications. We, however, maintained ownership of all of our intellectual property developed for our multimedia and compression/decompression hardware and software products. Also as part of the restructuring, we granted to Algo Vision Schweiz a five-year option to purchase a 50% co-ownership interest in our intellectual property for $1 million.

     In November 1998, we acquired, effective as of October 31, 1998, Columbus Computer Handels-und Vertriebs GmbH & Co. KG and Columbus Computer Handels-und Vertriebs-Verwaltungs GmbH, the general partner of Columbus. Columbus distributes personal computer components, peripherals and software in Germany.

     In connection with the Columbus acquisition we consolidated a portion of our existing peripherals business into that of Columbus. Since the acquisition, FSE has concentrated primarily on the production and marketing of its high-performance built-to-order personal computers and Columbus has focused primarily on the distribution of components and peripherals.

     In August 1999, we merged Columbus with our wholly-owned subsidiary, IAT Deutschland, and changed its name to IAT Multimedia GmbH.

     In July 1999, as part of a reorganization of the Algo Vision entities, Algo Vision Schweiz and Algo Vision Systems, became wholly-owned subsidiaries of Algo Vision plc, a newly formed English company whose shares are listed in Europe on EASDAQ, the European Association of Securities Dealers Automated Quotation System. Under the terms of the reorganization:

     o Algo Vision Schweiz transferred its option to purchase our intellectual property rights to Algo Vision plc;

     o Algo Vision plc purchased for cash our visual communications intellectual property rights (other than the IAT name or mark); and

     o we exchanged our 15% equity interest in each of Algo Vision Systems and Algo Vision Schweiz for shares of capital stock of Algo Vision plc.

     Algo Vision plc also agreed to pay us royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology until August 2001. At the time of these transactions, Dr. Viktor Vogt, one of our directors at the time of the transaction, owned approximately 26.2% of the outstanding shares of Algo Vision plc. Dr. Vogt serves as the Chairman of the Board and Chief Executive Officer of Algo Vision plc. As a result of the transaction, Dr. Vogt chose not to stand for re-election at our annual meeting of stockholders.


 Industry Background

     During the past decade, significant advances in computer technology have led to the development of smaller, more powerful personal computers available to the public at progressively lower prices. These developments have stimulated rapid growth in the demand for personal computers and personal computer products, including components and peripherals. Growth has been particularly strong in international markets in recent years. According to Dataquest, approximately 5.6 million personal computers were sold in Germany in 1998 and more than 6 million personal computers are expected to be sold in Germany in 1999. According to the German market research company GfK, a majority of all personal computers bought in Germany are purchased by distributors and not directly from manufacturers.

     Historically, internal sales forces and retail computer dealers were the primary source of purchasing information and support for computer buyers. However, as the personal computer market has matured it has become more segmented. As a result, customers are now offered distribution channels more closely tailored to their specific needs. Users who require high-quality and high-performance personal computers that are capable of performing complex functions may purchase computers, components and peripherals directly from manufacturers who can customize a personal computer to the customer's needs as well as provide system design services and specialized software instead of purchasing computers, components and peripherals from retail computer dealers.

 Products

     We market high-performance personal computers in Germany assembled according to customer specifications and sold under the trade name "Trinology." We also sell components, peripherals and software for personal computers. Our product line includes:

     o  high-performance IBM-compatible desktop personal computers;

     o components, such as motherboards, hard disks, graphic cards and plug-in cards;

     o  peripherals, such as printers, monitors and cabinets; and

     o  software, such as operating systems and office software.

     We believe that Trinology computers have a reputation in Germany for high quality and performance. We do not develop or manufacture components, peripherals or software. Instead, we purchase components from suppliers and integrate them into our personal computers or sell them separately. We work directly with a wide range of suppliers to evaluate the latest developments in related technology and engage in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into our Trinology computers. We believe that our extensive testing and selection gives Trinology computers an advantage over computers built by our competitors. See "--Suppliers and Production."

     Our sale of customized high-quality personal computers and high performance components and peripherals in the upper price and performance categories is a customer-focused business which promotes direct, comprehensive customer relationships, and service and support programs tailored to customer needs. Information received directly from our customers is the most significant factor in our determination to develop a newer line of Trinology computers providing new technology and features. Customers for Trinology computers are typically users who need systems with a high processing speed and high reliability for use in professional applications.

     We offer a comprehensive service and support program to our customers. Our Trinology computers, components and peripherals come with warranties ranging from one to three years. We also maintain a free service hotline providing operational and technical support and an online "support mailbox" for our customers, through which customers may send inquiries to technical support personnel via computer. We are generally able to provide repairs or replacement of defective computers, components and peripherals within 36 hours.


 Customers and Marketing

     Our customers include:

     o corporate customers, such as industrial, pharmaceutical, service and trade companies;

     o  the military;

     o  value-added resellers; and

     o  retail computer stores.

     These customers are located primarily in Germany. Components and peripherals are primarily marketed and sold to value added resellers, retailers and end-users. None of our customers accounted for more than 10% of our revenues in 1998.

     We market our products to our customers through:

     o  our internal sales staff;

     o  our mail order department;

     o  our website;

     o  our two showrooms located in Kaiserslautern and Pirmasens, Germany;

     o  advertisements in trade journals;

     o  weekly fax messages to approximately 3,000 dealers;

     o  industry trade fairs; and

     o  dealer days, during which dealers may view our new product lines.

     We also appear in reports in trade journals and general distributions of news items. We believe that these appearances highlight us and increase our visibility and the marketability of our products.

     We provide our customers with knowledgeable sales assistance, custom configuration and service and support. We believe that our marketing and distribution system provides the following advantages over traditional retail channels by:

     o gaining access to end-users without having to compete for limited shelf space at traditional retail outlets;

     o reducing obsolescence risk and delays in introducing new personal computers because we do not need to support an extensive pipeline of dealer inventory;

     o providing direct customer contact which allows us to maintain, monitor and update a database of information about customers and their current and future product service needs; and

     o using our customer service contact and direct customer contact to shape future product offerings as well as post-sale service and support.

     We currently maintain a customer database of approximately 9,000 customers, and approximately 70% of our sales of personal computers in 1998 were to repeat customers.


 Suppliers and Production

     Components and peripherals used in Trinology computers and sold by us are manufactured by companies in Germany, the United States and Asia such as:

     o  Actebis Computer Handels GmbH;

     o  Peacock AG;

     o  CTX Computer GmbH;

     o  Ingram Micro GmbH;

     o  Iiyama;

     o  Asus Computer GmbH; and

     o  Matrox Electronic Systems.

     In most cases, we acquire these components and peripherals through manufacturers and primary distributors. We do not maintain any long-term contracts with these suppliers and believe that suitable alternative suppliers are available for each of our existing suppliers. The availability of such personal computer components and peripherals is affected by factors such as world-wide demand for components and peripherals, seasonal fluctuations in business activities and political and economic conditions in the countries in which such suppliers are located.

     We work directly with a wide range of suppliers and manufacturers to evaluate the latest developments in personal computer-related technology. Prior to distributing our products, we test and optimize the compatibility and speed of the components which we sell and which are integrated into our Trinology personal computers.

     The assembly process for our Trinology personal computers is designed to provide custom-configured products to our customers, and includes assembling components, loading software and performing quality control tests. We rely on outside assemblers to assemble most of our Trinology personal computers. Our production team performs quality control tests on each personal computer, and the quality department inspects samples of all completed computers to ensure that quality specifications have been met. Once completed, each computer is shipped ready for use with the requested software applications already installed.


 Competition

     The German personal computer industry is highly competitive, especially with respect to pricing and the introduction of new products and features. We compete with our competitors primarily on the basis of adding new performance features without corresponding price increases. We may not be able to continue to compete successfully if we are unable to:

     o  introduce products or performance features on a timely basis; or

     o add new features to our products without corresponding increases in prices.

     Furthermore, in recent years we and many of our competitors have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

     o  significantly longer operating histories;

     o significantly greater managerial, financial, marketing, technical and other competitive resources; and

     o  greater name recognition.

     As a result, our competitors may be able to:

     o adapt more quickly to new or emerging technologies and changes in customer requirements;

     o devote greater resources to the promotion and sale of their products and services; and

     o  respond more effectively to competitive pressures.

     These factors could materially adversely affect our operations and financial condition.

     We also compete with other personal computer direct marketers as well as with personal computer manufacturers that market their products in distribution channels in which we do not participate. We cannot predict whether we will be able to compete successfully with existing or new competitors. In addition, competition could increase if:

     o  new companies enter the market;

     o  existing competitors expand their service offerings; or

     o  we expand into new markets.

     An increase in competition could result in material price reductions or loss of our market share and could materially adversely affect our operations and financial condition.


 Intellectual Property

     We do not have, and do not rely upon, patentable technology with respect to the sale of our Trinology computers, components, peripherals or software. We have trade secrets regarding our component evaluation, assembly procedures, marketing and other areas. In addition, we believe Trinology, which is a non-registered trademark, is important to our businesses and intend to vigorously protect this trademark. Our inability to protect our proprietary rights could materially adversely affect our operations and financial condition. Litigation may be necessary to:

     o  enforce our intellectual property rights;

     o  protect our trade secrets; and

     o  determine the scope and validity of such intellectual property rights.

     Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and could materially adversely affect our operations and financial condition.

     We may receive notice of claims of infringement of other parties' proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of our products and could materially adversely affect our operations and financial condition.

     In July 1999, we sold the intellectual property rights relating to our visual communications technology to Algo Vision. See "--General Development of IAT's Business."


 Employees

     As of December 1, 1999, we had 36 full-time employees and seven part-time employees. Except for 22 employees located in Pirmasens, Germany who are members of a labor union, none of our employees is a party to any collective bargaining agreement or a member of a labor union. We have not experienced any work stoppages and believe that our relations with our employees are good. In addition, Algo Vision Schweiz, a former affiliate of ours, provides administrative and related services to us for a cost of $20,000 per annum.


 Enforcement of Civil Liabilities

     We are organized under the laws of the State of Delaware. Investors in our common stock will be able to effect service of process on us in the United States. However, we are primarily a holding company which holds stock in entities in Switzerland, Germany and England and all or a substantial portion of our assets are located outside the United States. In addition, five of our six directors and all of our executive officers are residents of foreign countries and all or a substantial portion of the assets of such directors and officers are located outside of the United States. Following the proposed Petrini acquisition, six of our seven directors and all of executive officers will be residents of foreign countries, including Germany, Switzerland and Italy. As a result, it may not be possible for investors to effect service of process upon our directors and officers or enforce judgments of US courts predicated upon the civil liability provisions of US laws against the assets of our directors and officers.

     We have been advised that judgments of US courts predicated solely upon the laws of the United States, in each case against our subsidiaries, our directors, officers and employees who are domiciled in Italy, Switzerland and Germany may not be enforceable in Italy, Switzerland and Germany. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Italy, Switzerland and Germany. The market price of our common stock may be affected by the difficulty for investors to enforce judgments of US courts.


 Properties

     We lease approximately 37,500 square feet of office, showroom, assembly and warehouse space in Pirmasens, Kaiserslautern and Erding, Germany. These leases terminate between December 2001 and December 2003 and have an aggregate annual rental cost of approximately $150,000. The rent on the lease in Pirmasens is subject to the condition that we continue to employ at least 35 Pirmasens residents. However, as of December 1, 1999, we did not employ 35 Pirmasens residents, and as a result, we expect that the annual rental cost at this location will be increased, but do not expect such increase to be material. In addition, we sublease a portion of approximately 4,600 square feet of office space in New York, New York from Spigadoro. This sublease terminates in January 2002 and has an annual rental cost of $100,000, which amount includes administrative and office services.

     We believe that these facilities are suitable for our current and anticipated needs and upon the proposed sale of our computer business we intend to assign or terminate these leases other than the lease in New York. We believe that, if necessary, we can obtain additional leased space and renew our existing leases at similar rates. In the event we are unable to renew our lease in Pirmasens, we would not be able to lease space in Pirmasens at similar rates. While we do not believe that these spaces are material to our operations, finding alternative space at market rates could have an adverse impact on our results of operations.


 Legal Proceedings

     We may be involved from time to time in litigation incidental to our business, although no legal proceedings are currently pending against us.


PETRINI S.P.A.

     Petrini is an Italian company that produces and sells animal feed and pasta and flour products. Petrini's animal feed business produces animal feed for industrial breeders, family-owned breeding farms and domestic pets. Petrini's pasta and flour business produces traditional, specialty and health and diet pastas and flours for use in food products sold by the bakery industry. By-products of Petrini's pasta and flour business are used as raw materials for its animal feed products. Petrini also engages, to a lesser extent, in animal breeding, selling gardening articles and supplying accessories for pets. Petrini's products are marketed and sold principally in Italy. After the acquisition, we intend to sell our computer business and to operate the business currently operated by Petrini.

     All amounts stated in US dollars in the description of the Petrini business have been translated into US dollars for the convenience of the reader at the rate of Lire 1,887 = US $1.00, the noon buying rate of Lire for US Dollars on November 23, 1999. See "Note 16 of the Notes to the Financial Statements of Petrini."

     The following table shows revenues, earnings before interest, income taxes, depreciation and amortization ("EBITDA") and total fixed assets for Petrini's divisions for the nine months ended September 30, 1999 and the fiscal years ended December 31, 1998, 1997 and 1996:

                        NINE MONTHS ENDED SEPTEMBER 30, 1999        YEAR ENDED DECEMBER 31, 1998
                        -------------------------------------   -------------------------------------
                                                       (IN THOUSANDS)
                          REVENUE       EBITDA       ASSETS       REVENUE       EBITDA       ASSETS
                        -----------   ----------   ----------   -----------   ----------   ----------
Animal Feed .........    $ 71,485       $5,060      $17,012      $ 98,743       $6,343      $19,535
Food ................      27,537        1,248        6,459        37,712        1,224        6,398
Others ..............       4,202         (525)       6,907         4,672          (89)       5,864
                         --------       ------      -------      --------       ------      -------
Total ...............    $103,224       $5,783      $30,378      $141,127       $7,478      $31,797
                         ========       ======      =======      ========       ======      =======


                            YEAR ENDED DECEMBER 31, 1997           YEAR ENDED DECEMBER 31, 1996
                        -------------------------------------   -----------------------------------
                                                      (IN THOUSANDS)
                          REVENUE       EBITDA       ASSETS       REVENUE      EBITDA      ASSETS
                        -----------   ----------   ----------   -----------   --------   ----------
Animal Feed .........    $110,962       $5,262      $19,812      $123,832      $6,558     $20,159
Food ................      38,752        1,303        6,880        40,199       1,807       6,866
Others ..............       6,544          (73)       6,036         5,706         378       6,111
                         --------       ------      -------      --------      ------     -------
Total ...............    $156,258       $6,492      $32,728      $169,737      $8,743     $33,136
                         ========       ======      =======      ========      ======     =======


 General Development of the Business

     Petrini was founded in 1822 by Antonio Petrini, an ancestor of the current chairman of the board of directors, Carlo Petrini. Until the 1920's, Petrini's activities were concentrated in the industrial flour business. Thereafter, Petrini started to produce and sell pasta, building its first plant in Bastia Umbra, near Perugia. In the 1950's, Petrini entered the animal feed market using by-products of industrial flour production. Employing advanced research and development techniques to create new products and provide customer assistance, Petrini grew to become one of the market leaders in Italy.


 Business Strategy

     Petrini is committed to enhancing stockholder value through the following strategies:


     Acquiring Complementary Businesses

     Petrini believes that a significant number of attractive acquisitions may be made by the combined company in both the food and animal feed sectors. In Italy, these market sectors are highly fragmented and characterized by relatively small, typically family-owned businesses. Many of these businesses are constrained by limited capital resources, few operating efficiencies and/or a desire of the family shareholders/managers for liquidity. Petrini intends to capitalize on potential consolidation opportunities by virtue of its established market position, its capital resources and a management team experienced in both operations and acquisitions. Petrini believes that the higher profile of the combined company following Petrini's acquisition by IAT, together with the combined company's publicly traded shares as a currency, will enhance the combined company's ability to identify and finance strategic acquisitions.

     Petrini's intention is to concentrate on expansion within Italy, where the potential synergistic benefits are greatest. In the longer term, however, the combined company may also consider acquisitions outside of Italy. Petrini also intends to focus its food industry expension efforts within the Mediterranean diet sector of the industry, which Petrini believes represents a popular segment and a significant growth opportunity. Petrini's acquisition criteria include the ability to:

     o  increase its market share and customer base;

     o  allow it to compete more effectively;

     o achieve operating efficiencies through consolidation of facilities, equipment, purchasing and personnel; and

     o  expand product lines.


     Improving Operating Efficiencies

     Since November 1998, Petrini has invested significant time and expense in an efficiency plan prepared by a leading consulting company. The efficiency plan has identified several areas for improving Petrini's operating efficiencies, such as:

     o the reduction of overhead costs through the streamlining of management. Since January 1999, there has been a reduction of approximately 4% in head office staff;

     o concentration of production and conversion of less efficient plants into advanced warehouses;

     o  investment in more automated production and process control equipment;

     o  rationalization of customer service to reduce department costs;

     o incentivization of the sales force to improve credit collection and credit control;

     o investment in improved information technology systems for selecting and mixing raw materials; and

     o  reductions in excess personnel.

     Expanding Existing Businesses

     Petrini intends to increase its market share in the sectors in which it operates and to improve profitability through the expansion and rationalization of its product lines. The key elements behind this program include:

     o in the animal feed sector: increase the variety of products produced by Petrini through the continued use of research and development and increasing the number of Petrini's AgriPiu retail store franchises in order to increase its sales to family-owned breeders. AgriPiu franchises have increased from 183 stores to 213 stores since June 1998, see "The Animal Feed Business--Marketing and Sales"; and

     o in the pasta sector: increase the volume of exports, taking advantage of the growing consumption of pasta in markets such as the United States and Europe. Petrini has recently appointed a new Sales Manager, recruited from the Italian market leader, Barilla, to assist in this expansion in U.S. markets. In Italy, Petrini intends to increase its market penetration by expanding the distribution of its products through large supermarkets and into new geographic areas.


     Promoting New Marketing Strategy

     Petrini intends to strengthen its marketing in the animal feed sector, by enhancing its sales service. This will include customer assistance during product utilization, assistance in the technical and economic management of breeding and food and veterinary assistance. Petrini believes that such a supportive strategy will create strong customer loyalty and allow premium pricing. For customers, the purchase of feeds from other producers would involve not only a change of supplier, but would also have implications on the breeding standard of the entire herd.


 The Animal Feed Business

     Petrini produces a complete variety of feed for industrial breeders, family-owned breeding farms and domestic pets. Animal feed products distributed to industrial breeders include specific lines for the nutrition of dairy cows, beef cattle, pigs, rabbits, birds, sheep, goats and horses. Animal feed products distributed to family-farm type breeding establishments include feed for rabbits, sheep, goats, birds and horses.

     Petrini also provides ancillary services to its customers, such as advisory and veterinary services. In addition, Petrini develops, produces and distributes a large variety of feeds for principally cats and dogs and to a lesser extent, other domestic pets.

     The following table shows the annual variation in the Italian market during the period 1993-1998:

                           1993        1994        1995        1996        1997        1998
                        ---------   ---------   ---------   ---------   ---------   ----------
                                                (IN THOUSANDS OF TONS)
Production ..........    118,405     115,236     115,610     113,430     110,590     107,870
Import ..............      2,446       2,765       2,967       4,111       4,925       4,396
Export ..............      4,673       2,961       2,523       2,366       2,010       1,724
Consumption .........    116,178     115,040     116,054     115,175     113,505     110,542


     Products

     Petrini offers over 600 items through its animal feed business, including the following:

Product                       Tradename
---------------------------   -------------------------------------
Feed for farmyard animals     Sani Sapori, Grani, Natural Fiocco
                              Il Biologico
                              Ruma Pass, Ruminat, Masticontrol
                              Profitto Latte, Milk Profit, Milkoss
                              Integra, Concentra, Casea, Lacta
                              Calibra, La Nutrilinea
                              Pig Perform, Maxi Parma & Magro,
                              Supera, Big Supera, P.A.S.T.O.

Product                                  Tradename
--------------------------------------   ------------------------------------------------
                                         Alfa, Biosana, Gran Nidiata
Horse feed                               Petrini First, Il Pastone Ippodieta, Ipposport-
                                         Mixer, Ippocomplet, Ipporanch, Ippojunior,
                                         Ipposviluppo, Ippoplus
Pet food (includes dry and moist         Tradizione Italiana, Primo Alimento, Il Pasto
dog and cat food and birdseed)           Tutta Energia, Il Pastacotto, La Zuppa di
                                         Campagna, Il Pasto Completo, La Prima
                                         Dieta, La Dieta Sportiva, Pastomaxi, Ralf,
                                         Ralfette, Mio Micio, Le Crocchette del Mio
                                         Micio, Vispo, Vispizie, Allegri
Non-Food items (includes vegetable       Seme d'oro, Nasco, I Confortevoli, I
and garden seeds and accessories for     Salutevoli, Equibed
cats, dogs and cagebirds)

     The following table shows the gross revenues, in thousands of US Dollars, and sales volume, in tons, for each product line in Petrini's animal feed business for each of the nine months ended September 30, 1999 and the fiscal years ended December 31, 1998, 1997 and 1996:


                       NINE MONTHS ENDED       YEAR ENDED           YEAR ENDED             YEAR ENDED
                       SEPTEMBER 30, 1999   DECEMBER 31, 1998    DECEMBER 31, 1997     DECEMBER 31, 1996
                      -------------------- ------------------- --------------------- ----------------------
                       REVENUE    VOLUME    REVENUE    VOLUME    REVENUE     VOLUME    REVENUE     VOLUME
                      --------- ---------- --------- --------- ----------- --------- ----------- ----------
Dairy cows ..........  $22,446    96,532    $29,633   122,524   $ 32,028    125,910   $ 35,151    140,675
Pigs ................    6,061    24,026      8,519    32,816     10,375     37,593     12,525     44,963
Birds ...............   12,790    45,732     18,625    63,724     22,464     72,277     24,260     76,821
Rabbits .............   10,692    45,287     14,115    58,133     15,151     58,448     16,978     63,542
Beef cattle .........    7,632    33,224     11,667    49,870     13,751     56,016     16,016     65,235
Pets ................    3,960     6,129      5,262     8,094      4,600      7,162      4,879      7,571
Sheep and goats .....    1,980     8,911      3,092    13,076      3,424     13,877      3,782     15,250
Horses ..............      739     2,715        972     3,530      1,120      3,964      1,349      4,824
Others ..............    5,185    24,788      6,857    33,280      8,049     37,881      8,892     25,832
                       -------    ------    -------   -------   --------    -------   --------    -------
Total ...............  $71,485   287,344    $98,742   385,047   $110,962    413,128   $123,832    444,713
                       =======   =======    =======   =======   ========    =======   ========    =======

     Petrini believes that animal feed represents, on average, about 70% of the total costs of production of animal breeders. Consequently, controlling the cost of animal feed is critical to the economic management of animal breeding. Petrini also believes that the quality and yield of its products are important competitive features of its business. Consequently, investment in product research and development is considered critical, as is supporting sales with advisory and veterinary services for breeders. Petrini's management believes that these areas represent Petrini's most important strengths. Following tighter European Union regulations and the mad cow disease scare, feed producers are under increasing pressure to ensure a high quality product at all stages of the food chain. In this context, Petrini has already implemented a special program to guarantee such high quality.

     Petrini's primary market for its animal feed products is currently in Italy, with very little being exported.

     Petrini's animal feed products for farmyard animals include specific lines for the natural nutrition of dairy cows, beef cattle, pigs, rabbits, birds, sheep and goats and horses. Set forth below is a description of each major product line:

     o  Dairy Cows

     Petrini develops, manufactures and markets dairy cow feed products ranging from economy to high performance products. Petrini's production of feed for dairy cows represented approximately 5.8% and

5.7% of the Italian market in 1998 and 1997, respectively, and approximately 6.0% in the first nine months ended September 30, 1999. This makes Petrini the fourth largest producer of feed for dairy cows in Italy in both years.

     Petrini believes that the success of its dairy cow feed business is largely a result of the implementation of innovative feed programs aimed at improving the yield of feed and the launching of high quality products such as "Casea" and "Lacta" which have resulted from careful research and development programs. For example, Petrini has helped its customers to increase production, reduce costs and minimize the impact on the environment by implementing a nutritional model from Cornell University in conjunction with its proprietary computer software which Petrini has used to reformulate its feed for dairy cows. In addition, Petrini maintains a field staff who work with dealers and customers to develop specialized products, programs and services to meet their individual needs.

     o  Beef Cattle

     Petrini believes that its production of feed for beef cattle represented approximately 5.3% of the Italian market in both 1998 and 1997 and approximately 5.0% in the first nine months ended September 30, 1999. Petrini was the fourth and fifth largest seller of feed for beef cattle during 1997 and 1998, respectively.

     The Italian beef cattle market has shrunk by 8.0% since the BSE (mad cow's disease) world problem. Following the BSE scare, which encouraged customers to buy local products, Petrini relaunched its feed production in the Italian market in 1997, and focused its research and development activities on rethinking and transforming the traditional feeding system, designing various products and suitable feeding programs. Based on this research, the "Cotton Beef" product line and other products went into production at the end of 1998. Petrini believes that the success of its beef cattle feed line is due, among other things, to the implementation of innovative feed programs and to offering high quality products, such as "Cotton Beef" animal feed, resulting from its intensive scientific research into the metabolism of livestock.

     o  Pigs

     Petrini produces a complete line of pig feed products. Petrini believes that its production of feed for pigs represented approximately 1.5% and 1.6% of the Italian market in 1998 and 1997, respectively, and approximately 1.5% in the first nine months ended September 30, 1999. Petrini was the eleventh largest Italian producer in this sector in both years. Petrini's P.A.S.T.O. feed line, part of its "Cross System" program, launched in 1998, is a composed nutrition program structured on the breeder `s specific needs and demands which allows him to optimize characteristics such as the fat/lean meat ratio in pigs, important in the production of Parma Ham. The P.A.S.T.O. feed line contains polyunsaturated fatty acids to help ensure consumer health.

     o  Rabbits

     Petrini believes that its production of feed for rabbits represented approximately 10.1% and 10.0% of the Italian market in 1998 and 1997, respectively, and approximately 10.4% in the first nine months ended September 30, 1999, making it the market leader in 1997 and the second largest producer of feed for 1998. Petrini's product brands for rabbits are "Alfa" for industrial breedings, and "Biosana", which was launched in 1997, is aimed at guaranteeing the delicate bacterial-intestinal balance of the digestive system of the rabbit and allows breeders to considerably reduce the use of pharmaceutical additives, thus reducing costs.

     o  Birds

     Petrini believes that its production of feed for birds, such as chickens, turkeys and ducks, represented approximately 1.5% and 1.7% of the Italian market in 1998 and 1997, respectively, and approximately 1.6% in the first nine months ended September 30, 1999.

     The Italian meatbird (including broiler chickens, turkeys, ducks, etc.), and egg production industries are highly concentrated with a relatively small number of very large producers that generally manufacture their own feed, due to the relative simplicity of the diet and large scale of operations in this market. Accordingly, the available market for feed sales is small relative to the amount of feed consumed in the meatbird and egg production industries.

     The breeding of birds, in particular poultry, at the domestic level is quite widespread in Italy. Many Italian consumers of poultry choose to breed their own poultry because they can control the quality of the breeding process. Consequently, the Group has created the "Sani Sapori" and "Grani" brands which allow breeders to obtain proven quality through an accurate selection of raw materials and constant monitoring of production. Breeders have increased their sensitivity towards healthy feeds and, as a result, Petrini has launched their product line "Il Biologico" which utilizes only raw materials deriving from biological agriculture. With respect to the market for breeding birds at the domestic level, Petrini believes that it held a market share of approximately 17% in 1997, 1998 and the first nine months ended September 30, 1999.

     o  Sheep and Goats

     At present, this is not a major market for Petrini. However, Petrini believes that its presence in this market has been improved by the launch in October 1998 of a new line of products called "Ovicomplet" aimed at optimizing the use of pastures. Petrini believes that its production of feed for sheep and goat, represented approximately 7.4% and 7.3% of the Italian market in 1998 and 1997, respectively, and 7.6% in the first nine months ended September 30, 1999.

     o  Horses

     Petrini also distributes feed for horses, mainly to family farm type breeders. Petrini believes that its production of feed for horses represented approximately 4.9% and 3.9% of the Italian market in 1998 and 1997, respectively, and approximately 5.3% in the first nine months ended September 30, 1999.

     In recent years Petrini has concentrated its attention on the market for quality feed, where it believes its brand name has the greatest impact.

     o  Pets

     Petrini develops, produces and distributes a large variety of feed, both dry and humid, for domestic animals, principally cats and dogs, and to a lesser extent, other domestic pets.

     Petrini's line of feed for dogs is one of the widest in the marketplace and is accompanied by a variety of supplementary feeds. Petrini offers feed for all stages of development of domestic animals, and is also present in the high quality end of the market with its Activa Cani and Vispo Gatti brands.

     Approximately 90% of feed for domestic animals marketed with Petrini brands are produced by others on behalf of Petrini according to its specifications.

     o  Other Products and Activities.

     Petrini has a marginal involvement in the following sectors:

           o accessories, health care and hygiene products for domestic animals;

           o products for gardening and cultivating vegetables, seeds and bulbs; and

           o the breeding and marketing of poultry and the breeding and genetic selection of pigs and livestock.

     In 1999, Petrini utilized a farm with approximately 500 sows to test and demonstrate the quality of the feed it produces. Petrini has discontinued operations at this farm and anticipates selling the assets related to these activities. In addition, Petrini has also entered into various agreements to provide animal feed and related services to breeders, receiving in return a sum based on the quantity of feed provided by Petrini and the increase in weight or yield of the animals. These agreements allow Petrini to test and constantly improve the quality of its animal feed and services by virtue of its indirect participation in the breeding of animals.

     Petrini also directly managed in 1999 several farms for the breeding of livestock and pigs in order to demonstrate and test the performance and effectiveness of its products.

     Research, Development and Quality Control

     Petrini's research and development and quality control department is centered at the Bastia Umbra Research and Quality Control Center, and includes an internal staff of eight people, including technical staff and nutritionists. Petrini also maintains laboratories at each of its production facilities for the purpose of quality control. Petrini's research and development and quality control department has advisory arrangements with a number of agricultural programs at various Italian agriculture and veterinary medicine university departments, such as Piacenza, Bologna and Pavia. Petrini also has relationships with foreign institutions and universities including:

     o  Cornell University

     o  Institute National De Recherche Agromonique

     o  Scottish Agricultural College-Edinburgh

     o  Meat Quality Institute-Bristol

     o  Kibbutz Afikim-Israel

     For research purposes and to assist its field-based technicians, Petrini designed a herd management software program called "RAAN", short for Ration Analyser, and a raw material management program called "Feed Manager", based on implementation of a model by Cornell University. The Feed Manager program optimizes raw materials utilization in relation with the nutritional facts requested. It also contributes to environmental impact reduction, decreasing phosphorus and ozone emissions in the atmosphere.

     Petrini's researchers have gained extensive knowledge of the nutritional composition and values of the primary ingredients used in feed, the full range of acceptable substitute ingredients and process technology. Petrini leverages the extensive knowledge of its research and development department to develop:

     o  high-performance, value-added feed products;

     o  programs and breeding methods; and

     o techniques designed to optimize the genetic performance potential of animals.

     Petrini's products are designed to provide the balance of nutrients that meet the needs of a particular species of animal at each phase of its life cycle. Petrini believes that the scope of its research and development activities and the synergies created from conducting research across various product lines and species provide it with a significant competitive advantage.

     For its farmyard animal business, Petrini develops and sells its products as part of a package that includes nutrition and management programs. Petrini's nutrition programs include information and services regarding the care of the animals and their facilities, as well as nutritional, genetic and breeding counseling. Petrini's approximately 138 sales representatives and technical services staff, including approximately 30 field-based veterinary consultants, work closely with customers to help ensure that its feed products, programs and services are matched with the animal producer's facilities and overall management practices, as well as the genetic potential of the specific animal species. To support increasingly sophisticated customers, in areas with the highest number of breeding farms, approximately 75% of Petrini's salespeople are specialists who focus on individual species or distribution channels.

     Petrini believes that the continued market leadership of its various products and programs will depend, in part, upon maintaining a cost-effective balance between: weight gain, feed efficiency, yield, meat, milk and egg quality and animal health and price.

     Petrini's research and development and quality control expenditures were approximately $760,000 per year in 1996, 1997 and 1998 and approximately $710,000 for the nine months ended September 30, 1999.

     Raw Materials and Packaging

     The principal raw materials used for the production of animal feed are vegetable products, the by-products of Petrini's pasta and flour business, flour and food integrators. Packaging represents a small part of feed production costs.

     Approximately 10% of the raw materials used by Petrini for the production of animal feed is provided internally from the by-products of its flour processing operation. The remainder of the raw materials are acquired from large national and foreign companies and local cooperatives. All raw materials are readily available and Petrini has not experienced a material interruption in supply. Petrini does not depend to a significant extent on any single supplier.

     The raw materials Petrini purchases are usually delivered at port and then transported either by freight or common carrier to Petrini's seven manufacturing facilities located throughout Italy. As a result, raw material costs may vary substantially among manufacturing facilities due to local supply and demand and varying freight costs.

     The prices of many of Petrini's raw materials may be volatile. Petrini uses the futures markets only for purchasing soybean meal. Petrini generally prices its animal feed products based on the cost of raw materials, packaging and certain other costs plus a conversion charge, which includes a profit factor, and periodically adjusts its prices based on fluctuations in raw material and packaging costs. There can be no assurance that future price increases will be obtained in the event of increased raw materials costs.

     Petrini believes that one of its major strengths is its ability to obtain an optimal feed composition by selecting economical raw materials with the same nutritional values in order to reduce costs.


     Production

     In the feed industry, potential manufacturing economies of scale are generally not sufficient to offset the cost of shipping products significant distances because raw materials, which make up a large percentage of finished products, are often available locally. As a result, Petrini operates primarily in central and southern Italy with a network of seven manufacturing facilities with sufficient capacity to meet the demands of the local market in which each facility is located. Petrini manufactures approximately 97% of its animal feed products at its facilities throughout Italy. Approximately 3% of its animal feed products are manufactured by third parties, who then ship the goods to Petrini's manufacturing facilities for distribution. Each of Petrini's manufacturing facilities is self-contained, from production to storage and delivery, so as to meet the differing needs of local customers. Raw materials are typically purchased at the local level.

     In order to manufacture its products, Petrini first transports the raw materials by freight or common carrier to its manufacturing facilities. The raw materials are then unloaded and sampled for quality. The basic underlying production process consists of combining the raw materials to form a feed product which is then mixed with nutritional additives, such as:

      o  vitamins

      o  minerals and amino acids

      o  in some cases, medications

      Petrini sells the resulting products in a variety of forms, including:

      o  flour

      o  nuts

      o  cubes

      o  crumble

      o  flakes

      o  pellets

     The feeds produced are either of the "complete" type, which are ready to use, or of the "supplementary" type, to which other products must be added by the breeder.

     Petrini's feed formulas are based upon the nutrient content as determined through its proprietary scientific research. When the price of certain raw ingredients increases, Petrini can generally adjust feed formulas by substituting lower cost alternative ingredients to produce feed with equivalent nutritional value.

     In June 1998, Petrini initiated steps to comply with ISO 9002 Certification which certification ensures that Petrini manufactures its products in conformity with European standards. Petrini expects that this certification will be granted to its pasta plant in Bastia Umbra at the end of 1999, and expects that certification will be granted for its other plants by December 31, 2000. The processes put in place to attain such certification will ensure and demonstrate the high quality of Petrini's products.


     Distribution

     Animal feed is produced with fresh ingredients and delivery must therefore be rapid. Petrini delivers approximately 1,500 tons of animal feed on a daily basis to supply breeders and Petrini's AgriPiu franchise stores. See "-- Marketing and Sales."

     The products are distributed through a network of external carriers on the basis of long term agreements. The ability to supply certain clients directly has been a factor in determining the location of certain production plants. Petrini believes its plants are well situated to service its customer base across Italy.

     Petrini's success depends upon an effective system of distribution for its products. While this method of delivery has been reliable and available at acceptable rates thus far, there can be no assurance that Petrini will continue to be able to negotiate acceptable freight rates in the future and that delivery will not be disrupted for reasons including:

     o  adverse weather;

     o  natural disasters; or

     o  labor disputes in the trucking industry.

     Marketing and Sales

     Petrini primarily markets its animal feed products in Italy, through a number of channels, including:

     o  direct sales to industrial breeders;

     o  Petrini's franchised network of AgriPiu stores; and

     o  other retail stores.


  AgriPiu Stores and Other Retail Stores

     Petrini sells feed to approximately 2,500 agricultural retail stores, of which approximately 213 have a franchising agreement to use Petrini's trademark AgriPiu. AgriPiu stores, which are located throughout Italy, sell feed to family farms and retail customers for the breeding of domestic animals. They also offer a complete range of products for animal care. The agreements with the AgriPiu franchisees generally provide for the furnishing by Petrini of support for the marketing of its products, and contain obligations on the franchisee to maintain an adequate stock of products and to ensure that 100% of its sales of animal feed are made up of products of Petrini.

     Direct Sales

     Petrini currently sells its products directly to approximately 4,400 breeders. Petrini sells approximately 50% of the animal feed it produces directly to industrial breeders through a network of exclusive agents. These agents also provide breeders with a series of ancillary services of a health and nutritional nature.

     The animal feed produced is sold to approximately 6,900 clients through a network of over 138 agents who work at the local level throughout Italy. The price of Petrini's animal feed for farmyard animals includes certain services, such as technical assistance. Petrini also uses marketing efforts and trade shows to generate new business and expand sales to existing customers.

     The demand for particular animal feed products is affected by a number of factors, including the price of grains and the price of the end-products of animal producers. When the price of grains has been relatively high, more of Petrini's customers have tended to purchase feed of the "complete" type and Petrini's sales volume has been correspondingly higher. During periods when commodity prices, particularly for corn, have been relatively low, animal breeders have tended to provide their own grains, resulting in decreased volume, and have purchased feed of the "supplementary" type, concentrated and with nutritional additives, which have higher per unit margins.


     Competition

     Animal feed

     The animal feed industry is currently going through a phase of consolidation in Italy, and Petrini believes that this trend will continue. Petrini believes that its market share is currently approximately 5.4% of the total non-integrated animal feed market.

     Strong competition exists among national as well as local producers. Some of Petrini's competitors have:

     o  longer operating histories;

     o  broader product lines;

     o  significantly greater brand recognition;

     o  greater production capacity; and

     o  greater financial, marketing and other resources.

     The major Italian competitors of Petrini in the animal feed market are:

     o in Northern Italy, Purina, Raggio di Sole and Veronesi, Martini, Progeo, Ferrari and Sagip;

     o in Central and Southern Italy, Martini, Mignini, Raggio di Sole, Nicolai, Valigi, Dell'Aventino, Russo e Pezzullo.

     To date, Petrini has been successful at generating business directly with some large animal breeders. However, as animal breeders become larger, they historically have tended to integrate their business by acquiring or constructing feed production facilities to meet some or all of their requirements and, consequently, have relied less on outside suppliers of feed. As the consolidation of animal breeders continues, the available market for commercial animal feed may shrink if breeders integrate feed production and, if so, competition may increase.

     Petrini believes it distinguishes itself from its competitors through:

     o  its range of high quality products;

     o  its national production and distribution capacity; and

     o  offering customers assistance during product utilization.

     These services include assistance in the technical and economic management of breeding and food and veterinary services. Petrini believes that this supportive strategy creates strong customer loyalty and allows for premium pricing. In addition, Petrini's extensive expertise in animal nutrition requirements and the nutritional content of various ingredients, developed through its research and development department, combined with its manufacturing expertise and ingredient purchasing capabilities, allow it to use lower-cost ingredients, as well as alternative ingredients, to a greater extent than many of its competitors.

     Pet Food

     The major companies that produce and market pet food in Italy are national or international conglomerates that are substantially larger than Petrini and possess significantly greater financial, marketing and other resources than Petrini. Petrini's pet food products compete for access for shelf space on the basis of quality and price.

     Petrini believes that it differentiates itself from animal feed manufacturers which also sell pet food by offering higher quality products, national production and distribution capabilities and a reputation for increasing customers' pet food sales, in the agricultural retail stores, which represents 10% of the total pet food market.

     Much of the competition in the animal feed and pet food industries centers around price due to the commodity-like aspects of the basic product lines. However, Petrini believes it is able to mitigate this price-oriented competition somewhat by focusing its efforts on high-performance, value-added products which are designed to be cost effective on the basis of weight gain, feed efficiency, yield, animal health and price. To the extent that there is significant price competition, Petrini's operating results and cash flow could be adversely affected. Petrini also competes on the basis of service by:

     o  providing training programs for dealers;

     o using species specialists with advanced technical qualifications to consult with customers;

     o developing and manufacturing customized products and feeding programs for customers; and

     o offering various financing assistance programs to attract and retain dealers and direct customers.


     The Pasta and Flour Business

     Petrini operates two mills at its Bastia Umbra facility near Perugia, Italy which produce durum wheat semolina for pasta and flour for the bakery industry. A portion of the flour it produces is sold to third parties. The by-products from soft and durum wheat grinding is used in Petrini's animal feed business.

     Petrini distinguishes itself by being among the few Italian pasta producers that vertically integrate the durum wheat milling function with the pasta production process. This allows Petrini to manage the grain procurement process and to better control the consistency, quality and cost of its raw materials. Petrini's pasta product line consists of over 150 products, including:

     o long goods, such as spaghetti, linguine, fettuccine, angel hair and lasagna; and

     o short goods, such as penne, elbow macaroni, mostaccioli, rigatoni, rotini, ziti and egg noodles.


     Products

     Products manufactured, sold/commercialized by Petrini's food division and their corresponding trade names include the following:


       Product                                      Tradename
       Traditional pasta                            Spigadoro
       Specialty pasta                              Maestri Umbri
       Egg noodles                                  La Sfoglia di casa
       Pasta from organically produced semolina     Cascina
       Bakery line                                  Spigadoro
       Special flours                               Flourtoba
       Extra virgin olive oil                       Cascina

     The following table shows the gross revenue, in thousands of U.S. dollars, and sales volume, in tons, for each main product line in Petrini's food business for each of the nine months ended September 30, 1999 and the fiscal years ended December 31, 1998, 1997 and 1996:

                             NINE MONTHS ENDED      YEAR ENDED         YEAR ENDED         YEAR ENDED
                             SEPTEMBER 30, 1999 DECEMBER 31, 1998  DECEMBER 31, 1997   DECEMBER 31, 1996
                             ------------------ ------------------ ------------------ -------------------
                              REVENUE   VOLUME   REVENUE   VOLUME   REVENUE   VOLUME   REVENUE    VOLUME
                             --------- -------- --------- -------- --------- -------- --------- ---------
Pasta
 Traditional types .........  $10,523   14,028   $13,321   18,592   $14,242   20,441   $15,008   21,892
 Specialty types ...........    3,972    2,988     5,981    4,381     5,519    4,199     4,471    3,134
 Health and diet pasta .....    2,437    2,483     3,263    3,076     4,167    3,365     4,605    3,296
Industrial flour ...........    9,257   28,998    13,244   38,975    12,614   36,917    13,585   37,154
Other products .............    1,348    1,766     1,902    2,631     2,210    2,685     2,529    2,991
                              -------   ------   -------   ------   -------   ------   -------   ------
Total ......................  $27,537   50,263   $37,711   67,454   $38,752   67,607   $40,198   68,467
                              =======   ======   =======   ======   =======   ======   =======   ======


     Pasta Industry and Market

     In 1997, worldwide pasta consumption exceeded 9,278,000 tons, including more than 1,620,000 tons in Italy and 2,250,000 tons in the United States. Petrini believes that its current production represents about 1% of the Italian pasta market and that it also accounts for about 1% of pasta exported from Italy. Petrini currently exports approximately 35% of its pasta production.

     Based on industry and trade sources and Petrini's own analysis, Petrini does not expect the Italian pasta market to experience significant growth. However, other countries continue to experience significant growth in pasta consumption. For example, in the United States, the world's largest pasta market, average pasta consumption increased by 11% overall during the period from 1993 to 1997, representing an annual average increase of approximately 2.3%.

     About 12.5% of the overall amount of pasta consumed in the United States is imported pasta. In 1997, pasta imported from Italy accounted for about 8.5% of the overall market for pasta in the United States.

     Petrini believes that the United States market offers significant opportunities for increased sales. In 1998, sales to the United States accounted for just 5% of Petrini's total pasta sales worldwide. With the aim of expanding its presence in the United States, Petrini recently formed a company in the United States called Petrini Foods International, Inc.

     Petrini believes that there are opportunities for continued growth in the United States market for pasta products as a result of a variety of factors, including:

     o  consumer perception of pasta as a healthy food;

     o  ease of preparation;

     o  low cost in comparison to other types of foods; and

     o  flexibility of pasta products as an ingredient in salads and entrees.

     Petrini also believes that American consumers are demanding more healthy food products as they learn more about the importance of diet in a healthy lifestyle. Petrini believes that the sale of pasta, which is generally low in fat and high in complex carbohydrates, is benefiting from the trend towards healthier eating. However, Petrini cannot predict whether the pasta industry will continue to expand in the United States, or elsewhere, or that current levels of public attention to personal health, fitness and diet or current perceptions of healthfulness associated with pasta will continue. Different countries and regions within countries may have different public perceptions and concerns about health and diet. This may adversely impact Petrini's marketing and expansion strategy and cause it to incur greater expenses in promoting its products.

     To date, the majority of Petrini's sales in the United States pasta market have been through supermarket chains. Petrini's primary strategy for expanding its presence in the United States market is to exploit the significant hotels, restaurants and catering market, which Petrini believes may enable it to achieve higher operating margins.

     Petrini also intends to expand its presence in other European markets such as Germany, France and England.

     The Industrial Flour Business and Market

     The industrial flour produced by Petrini is sold to:

     o  major Italian food groups such as Nestle, Ferrero, Plasmon and Bauli;
        and

     o small and medium sized bakeries for the production of cookies, panenoni, pandori, pizzas and croissants.

The flour is produced using advanced technologies and a selection of high grade raw materials imported from, among other countries, the United States, Canada and France.

     In 1998, Petrini sold 38,975 tons of industrial flour, realizing total revenues of approximately $14 million.


     Raw Materials

     Raw materials for the production of pasta and flour are readily available and Petrini has not experienced supply interruptions. Petrini is not dependent on a single supplier.

     The main raw materials used in the production of pasta and flour are wheat, semolina, eggs and gluten. The semolina used by Petrini for the production of pasta is entirely supplied by its own mill in Bastia Umbra, which mills 45,000 tons of durum wheat each year. Petrini purchases its durum wheat from farmers, cooperatives and importers. 90% of this durum wheat comes from Italy. This purchasing method ensures that the extracted semolina meets Petrini's specifications. Petrini believes that using an integrated production cycle is an essential element in producing high quality pasta.

     The price of durum wheat has fluctuated in past years by as much as 35%. Although, there can be no assurances, Petrini believes that, due to the new European Union agricultural policy which provides for the elimination of duties relating to imports from non-European Union countries and for the support of national farming, the price of wheat will become more stable in future.

     Petrini purchases its packaging materials for pasta, including flexible films, cardboard containers and boxes, from external suppliers and it believes that the packaging costs represent approximately 13% of the cost for the finished product with respect to pasta and approximately 1% with respect to flour. Petrini believes that it has adequate sources of packaging supplies.


     Production

     Petrini's Bastia Umbra plant near Perugia, Italy produces both semolina, which is used to make pasta, and industrial flour.

     Pasta's primary ingredient is semolina, which is extracted from durum wheat through Petrini's milling process. Each variety of durum wheat has its own unique set of protein, gluten content, moisture, density, color and other attributes which affect the quality and other characteristics of the semolina. Petrini blends semolina from different wheat varieties.

     Durum wheat is shipped to Petrini's Bastia Umbra production facility near Perugia, directly from collection warehouses, by Petrini's contract truckers. The durum wheat delivered to the facility is sampled, blended and pre-cleaned. Next, the wheat is tempered by raising its moisture content to the optimal level required for milling. The cleaned and tempered wheat is then conveyed to the mill where grinding, sifting, and purifying processes extract the semolina. Semolina is then pneumatically distributed from the mill to the pasta production area of the facility.

     After being mixed with water, the semolina is extruded into the desired pasta shapes, travels through computer-controlled high-temperature dryers and is stabilized at room temperature. Petrini then packages the pasta in a wide variety of packaging configurations on highly-automated film, carton and bulk packaging systems and forwards it through automated conveyors to the distribution center to be palletized and stored prior to shipment.

     Petrini's entire pasta production process is controlled by programmable logic controllers which enable all of the production lines to be operated and monitored by minimal staff.

     The quality of Petrini's pasta products is tested through regular internal laboratory testing on physical characteristics such as color, presence of impurities, shape and consistency following the cooking process, including the loss of starch and proteins. Petrini's use of bronze molds is a key element in ensuring the production of high quality pasta.

     The production of industrial flour involves the feeding of unprocessed wheat into a series of automatic milling cylinders followed by an extended sieving process. Flour obtained in this way is then packaged, boxed and stored in a warehouse until it is shipped.


     Distribution

     Petrini's pasta distribution center is located in its Bastia Umbra facility. Warehousing and distribution facilities are integrated with Petrini's production process.

     In 1998, Petrini sold 18,880 tons of food products in Italy. The principal channels of distribution were traditional retail outlets and wholesale distributors. Petrini produces a significant amount of health and diet pasta which is sold by other companies under their own brand names. Petrini arranges for the distribution of its pasta products to its customers in Italy, using contract carriers to transport products to their final destination. Petrini can usually satisfy client demand within 3 or 4 days.

     Most of Petrini's customers use inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers. Petrini works with its customers to forecast consumer demand which allows it to anticipate customer demand.


     Sales and Marketing

     Pasta

     Approximately 65% of the pasta produced by Petrini is sold in Italy. Of this amount, approximately 20% of pasta sales are effected directly by Petrini to its own clients while the remaining 80% of sales are carried out by a sales organization consisting of 80 independent agents. Most of these sales arrangements are for indefinite periods, and Petrini generally cannot terminate such arrangements without paying an indemnity under the Italian Civil Code. The amount of such indemnity varies from contract to contract. Under these arrangements, products are usually ordered, produced, sold and shipped within 30 days. As a result, Petrini does not generally have any significant backlog of orders. Petrini has also entered into supply arrangements under which it manufactures private label pasta products for certain of its customers in quantities established in advance. The prices of Petrini's private label pasta are generally tied to a market price near the time of order.

     During the years ended December 31, 1996, 1997 and 1998 and the nine months ended September 30, 1999, approximately 5%, 4%, 3%, and 8%, respectively, of Petrini's total pasta revenues were derived from the United States. In the United States, Petrini's pasta is sold primarily in East Coast supermarket chains including:

     o  Wakefern;

     o  Food Emporium;

     o  Shaws;

     o  King Kullen; and

     o  Pathmark.

     Petrini also sells approximately 30% of its pasta products outside of Italy and the United States. Petrini's exports are sold to importers, who then resell them abroad. Petrini has distribution agreements with distributors in several countries located in Southeast Asia which accounted for approximately 16% of its total food division revenues for each of the six months ended June 30, 1999 and the year ended December 31, 1998.

     Petrini markets its pasta, both in Italy and abroad, principally throug two distribution channels:

     o Retail: The retail distribution channel consists of shops and supermarkets which sell consumers various types of pasta both with Petrini's brands and private labels. Retail distribution accounts for the majority of pasta distribution by Petrini.

     o Food Service or Catering: The food service distribution channel comprises distributors which supply restaurants, hotels, schools and hospitals.

     Flour

     Approximately 50% of Petrini's production of industrial flour is sold to large companies, such as Ferrero, Nestle and Plasmon, for use in producing confectionery products. The remaining 50% is sold through Petrini's sales agents. All of Petrini's flour sales are made in Italy.

     The following chart shows Petrini's sales of pasta and flour products in its major markets for the nine months ended September 30, 1999 and the years ended December 31, 1998, 1997 and 1996:


                              NINE MONTHS ENDED         YEAR ENDED            YEAR ENDED           YEAR ENDED
                             SEPTEMBER 30, 1999     DECEMBER 31, 1998     DECEMBER 31, 1997     DECEMBER 31, 1996
                            --------------------   -------------------   -------------------   ------------------
                                                               (IN THOUSANDS)
Italy ...................          $21,462               $29,670               $30,270               $31,838
Japan ...................            1,921                 2,630                 2,979                 2,823
United States ...........              754                   769                 1,181                 1,444
South Korea .............              676                   744                   700                   613
Denmark .................              434                   482                   457                   443
Australia ...............              214                   489                   488                   314
Portugal ................              277                   368                   323                   286
Lebanon .................              139                   254                   219                   292
France ..................              240                   353                   286                   213
Other countries .........            1,419                 1,954                 1,839                 1,932
                                   -------               -------               -------               -------
Total ...................          $27,536               $37,713               $38,752               $40,198
                                   =======               =======               =======               =======

     Competition

     Petrini operates in a highly competitive environment against numerous well-established Italian, regional and foreign companies, and many smaller companies. Petrini's competitive environment depends to a significant extent on the aggregate industry capacity relative to aggregate demand for pasta products. Petrini believes that pasta production capacity in Italy is currently approximately three million tons in the aggregate. No significant increases or decreases in capacity have been announced or are expected by other companies. Petrini believes there is worldwide over-capacity in the industry, and as a result, there has been consolidation, which is expected to continue in the future. Petrini believes that consolidation and over-capacity has placed significant pressure on price, thereby increasing competition. Petrini competes in:

     o  the procurement of raw materials;

     o  the development of new products and product lines;

     o the improvement and expansion of previously introduced products and product lines; and

     o  the production, marketing and distribution of its products.

     Petrini's competition in Italy includes:

     o Barilla, the largest pasta producer in Italy, with approximately 29% of the market; and

     o approximately 150 other Italian pasta producers, of which approximately 50 have a potential production capacity of over 100 tons a day.

     Petrini believes that no pasta producer other than Barilla has more than 5% of the Italian market.

     Petrini's competitors in the United States include:

     o  large multi-national companies such as:

           o  New World Pasta, with brands such as San Giorgio and Ronzoni; and

           o  Borden, with brands such as Prince and Creamette;

     o  regional U.S. producers of retail and institutional pasta; and

     o  Italian producers such as De Cecco and Barilla.

     Compared to Petrini, some of Petrini's competitors have:

     o  longer operating histories;

     o  broader product lines;

     o  significantly greater brand recognition;

     o  greater production capacity; and

     o  financial, marketing and other resources.

Petrini's products also compete with a broad range of food products. Competition in these markets generally is based on product quality and taste, pricing, packaging and customer service and logistics capabilities.

     In May 1995, Petrini and 20 other Italian pasta producers were named as subjects of a petition filed with the United States International Trade Commission and the Department of Commerce by producers of pasta in the United States, including Borden, Hershey and Gooch Foods, Inc. The petition alleged that the pasta industry in the United States was materially injured or threatened with material injury by reason of certain imports from Italy and Turkey that were being subsidized and sold in the United States at less than fair market value. In connection with the petition, the International Trade Commission instituted anti-dumping investigations covering the period from October 17, 1995 through December 31, 1996. As a result of the investigations, the Department of Commerce instructed United States customs officials to assess countervailing duties on certain pasta exporters, based on net subsidy rates. An ad valorem rate of 2.27% was applied to exports by Petrini for the period of October 17, 1995 to December 31, 1995. Such practices by American pasta producers or by exporters, if continued or increased, may materially adversely affect Petrini's ability to expand in the United States market. Petrini cannot predict whether it will be subject to review by the Department of Commerce again, or what impact any such review may have on the importation of pasta into the United States.


 Management Information Systems

     Petrini's production, distribution, sales and marketing operations are supported by a computer system UNISYS 2200-400 that uses software which has been tailored to Petrini's management processes and integrates its:

     o  production;

     o  purchasing;

     o  order entry;

     o  inventory management;

     o  distribution; and

     o  accounting systems.

Petrini's management information systems were recently upgraded in anticipation of Petrini's growth and desire to continue to offer its customers value-added, efficient services. Petrini has invested substantial amounts in electronic data interchange and efficient consumer response systems to streamline the order, invoicing and inventory management functions. Petrini believes that its recent hardware and software upgrades have adequately addressed the systems operations issues relating to the year 2000.

 Trademarks and Patents

     Petrini holds a number of registered and common law trademarks which it considers to be of considerable value and importance to its business. Petrini's main trademarks include the following:


Animal feed
  Casea            Alfa                  Activa             Lacta            Biosana
  Cotton Beef      Integra               First              Vispo            Nutrilinea
  Sani Sapori      Ovicomplet            P.A.S.T.O.         Il Biologico     Tradizione
                                                                             Italiana
Pasta and flour
  Spigadoro        La Sfoglia diCasa     Vogliadi Pasta     Flourtoba

     Petrini's trademarks listed above are owned by Petrini and registered in Italy and in Petrini's other principal markets. In addition, Petrini has filed trademark applications or registrations for its trademarks in China, Japan, Malaysia, South Korea, Taiwan, the United States and Venezuela. Petrini believes that all material trademark registrations are valid and current, and that all licenses have either been recorded or applications have been filed to record such licenses where required to avoid forfeiture of its trademarks in its principal markets.

     Petrini's trademarks are widely used in product marketing and are themselves frequently incorporated into product designs. In view of the importance of Petrini's trademarks to its business, Petrini has a policy to prosecute trademark infringement vigorously.

     Petrini is not a party to any material litigation involving its trademarks and there are no material restrictions on Petrini's ability to use its trademarks.


 Employees

     As of October 31, 1999, Petrini had 413 full-time employees plus 10 part-time employees with contracts expiring no later than December 31, 1999, all of whom were located in Italy. Of its employees, approximately 188 work in the animal feed business, 171 work in the pasta and flour business and 64 perform administrative services.

     Petrini's employment relations in Italy are governed by numerous layers of regulatory and contractual requirements, including:

     o  the Italian Civil Code;

     o  the Statute of Laborers;

     o  national collective labor agreements; and

     o  individual employer collective labor agreements.

See "-- Government Regulation" for a discussion of the Italian Civil Code and employment relations.

     Employees in Italy in the food sector are covered by a national collective bargaining agreement (the "CLA") that is negotiated between the national association of the companies within the food sector and the national union. The CLA addresses work time, benefits, wages and bonuses and other specific issues affecting the working conditions of Petrini's employees. In addition to the national collective bargaining agreement, individual employers such as Petrini enter into separate local contracts with the labor unions representing their employees. Petrini is also subject to a number of similar regulatory and contractual requirements governing its relations with its managers. In addition, upon a transfer of property of a going concern, a manager may resign and receive:

     o  an indemnity for termination of employment; and

     o an additional indemnity in an amount equal to 1/3 of the termination indemnity in the event that the employer does not provide notice of discharge, which is equal to the amount of salary the employee would have received during the required notice period which ranges from eight to twelve months depending on the seniority of management.

     Italian law provides that, upon termination of employment, employees are entitled to receive a severance payment based on annual salary, length of employment and inflation. As of September 30, 1999, Petrini had approximately $8.0 million reserved for such termination payments, as required by Italian law.

     Petrini has not experienced any significant work stoppages and believes that its relationship with its employees is good.

 Facilities

     Petrini's principal offices and facilities, owned or leased, and their current uses are described in the following table:

                                    FACILITY SIZE                               CAPACITY      ANNUAL       OWNED
PLANT LOCATION                         (SQ FT.)               USE               TON/DAY        RENT      OR LEASED
--------------------------------   ---------------   ---------------------   -------------   --------   ----------
Bastia Umbra (Perugia) .........   1,355,725         Corporate
                                                     headquarters
                                                     Mill                    335/tons          --       Owned
                                                     Pasta plant             130/tons          --       Owned
                                                     Animal feed plant       800/tons          --       Owned
Padua ..........................   322,917           Animal feed plant       390/tons          --       Owned
Naples .........................   416,563           Animal feed plant       225/tons          --       Owned
Alessandria ....................   348,643           Animal feed plant       150/tons          --       Owned
Bari ...........................   215,633           Animal feed plant       130/tons          --       Owned
Cagliari .......................   55,570            Animal feed plant       120/tons          --       Owned
Catania ........................   80,586            Animal feed plant       80/tons           --       Owned
Other Locations ................
Genetic Centre .................   Cannara           Pig breeding plant      500               --       Owned(1)
                                                                             sows in
                                                                             production
Pig Finishing Plant ............   Magione           Pig finishing plant     500 hogs in       N/A      Leased(2)
                                                                             production

----------
(1) Leased to third parties since October 1, 1999

(2) Subleased to third parties since October 10, 1999

     Petrini's largest plant for the production of both animal feed and pasta and flour products is located in Bastia Umbra, near Perugia. The municipality of Bastia has initiated a rezoning proceeding with respect to the land upon which Petrini's plant is located. The rezoning proceeding envisions the total demolition of existing buildings and re-classifying the land as residential and public park space.

     In the event that the rezoning is implemented, Petrini will be required to relocate its entire plant from its current location in Bastia Umbra.

     Although Petrini does not expect a decision to be finalized in the near future and would be compensated for the fair value of the property, relocation of these operations to a new location could materially and adversely affect its business operations and financial condition as a result of:

     o  operational problems;

     o  production interruptions;

     o  quality control concerns;

     o  delays in shipments; and

     o costs and other risks associated with the relocation of these operations and the possible hiring of new employees.

     Petrini has undertaken a study of possible relocation alternatives, which include both the subsidized construction or acquisition of another plant. As a result of such study, Petrini believes that some of the adverse consequences arising out of a need to move its plant from Bastia Umbra can be mitigated.

 Legal Proceedings

     Petrini is a party to numerous legal proceedings incidental to the conduct of its business, none of which individually or in the aggregate is material to its financial condition and results of operations.

 Governmental Regulation

     Many aspects of Petrini's operations are subject to government regulation in the countries in which it operates. Such regulations include those relating to:

     o  the operation of Petrini's production facilities;

     o the production, packaging, labeling and marketing of Petrini's products;

     o  environmental regulations;

     o  currency conversion and repatriation;

     o  taxation of Petrini's earnings and earnings of its personnel; and

     o  Petrini's use of local employees and suppliers.

     For example, Petrini is required to obtain licenses and permits, and is subject to governmental inspections in connection with its operations in Italy, including licenses and permits relating to the manufacture of pasta and flour, building codes, safety and usability of plants and other areas of its daily operations. Petrini is affected by changing taxes, price controls and laws and regulations relating to the industries in which it operates.

     Petrini's operations are also subject to the risk of changes in Italian and foreign laws and policies which may impose restrictions on it, including trade restrictions, which could materially adversely affect its business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect Petrini's operations include:

     o  expropriation or nationalization decrees;

     o  confiscatory tax systems;

     o primary or secondary boycotts or embargoes directed at specific countries or companies;

     o  import restrictions or other trade barriers;

     o  mandatory sourcing rules;

     o  high labor rates; and

     o  fuel price regulation.

     Petrini cannot determine to what extent future operations and earnings may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.

     Petrini's animal feed products are also subject to regulation by the Italian Industry Ministry and the Italian Health Ministry. The Health Ministry regulates all ingredients that are part of animal feed or that contact animal feed. It also regulates animal drugs that come in dosage form for administration to animals, or that are added through water or feed. Petrini's production facilities are also subject to periodic inspection by a local health agency.

     Labor Relations

     Petrini's employment relations in Italy are governed by numerous layers of regulatory and contractual requirements, including:

     o  the Italian Civil Code;

     o  the Statute of Laborers;

     o  national collective labor agreements; and

     o  individual employer labor agreements.

     The Italian Civil Code addresses:

     o protection of personal data of employees and consents of such employees prior to disclosure;

     o  vacation, illness and maternity leave;

     o requires employers with more than 35 employees (such as Petrini) to hire at least 15% of its total employees from among those in certain protected classes; and

     o upon termination of employment, entitles employees to receive a defined compensation payment based on length of employment, employment category and compensation. As of September 30, 1999, Petrini had approximately $8.0 million reserved for such termination payments, as required by Italian law.

     See "--Employees" for a discussion of the collective employment agreements by which Petrini is bound.

     Environmental

     Petrini's operations, particularly its manufacturing activities, are affected by Italian environmental protection laws and regulations, such as those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees.

     Environmental laws and regulations have changed substantially and rapidly over the last 20 years and the requirements of these laws and regulations have tended to become increasingly more stringent, complex and costly to comply with. Although Petrini believes that it is in substantial compliance with existing laws and regulations, there can be no assurance that substantial costs for compliance will not be incurred in the future. Moreover, it is possible that other developments, such as stricter environmental laws, regulations and enforcement policies thereunder, could result in additional costs or liabilities to Petrini.

     Petrini has conducted a number of environmental audits of its major facilities to identify and categorize potential environmental exposures and to ensure compliance with applicable environmental laws, regulations and permit requirements. This effort has required and may continue to require operational modifications to Petrini's facilities, including installation of pollution control devices and cleanups. The costs incurred to date by Petrini in connection with the performance of environmental audits and operation modifications to its facilities have not been material. To the extent Petrini might incur any such compliance costs, these costs most likely would be incurred over a number of years. However, no assurance can be given that future regulatory action regarding soil or groundwater at Petrini's facilities, as well as continued compliance with environmental requirements, will not require it to incur significant costs that may have a material adverse effect on Petrini's financial condition and results of operations.

     Additionally, Petrini maintains a proactive approach to dealing with environmental matters and it is Petrini's policy to eliminate and minimize generation of wastes at its facilities through plant operations, process design and maintenance. Petrini's program includes, among other things, formal environmental training for targeted employees and assistance to its facilities in complying with environmental regulations and identifying potential environmental liabilities. Furthermore, Petrini has implemented management procedures designed to reduce the generation of hazardous waste and the on-site use and storage of hazardous chemicals and to prevent exposure to such substances. Petrini believes the continued development and maintenance of its environmental program will continue to reduce the potential for unanticipated expenditures for environmental remediation and compliance. Petrini continually strives to reduce wastes by sending these materials off-site for recycling and/or reuse. Petrini has taken, and continues to take into account, the requirements of such environmental laws and regulations in the improvement, modernization, expansion and start-up of its facilities and believes that it is currently in substantial compliance with such material laws and regulations.

     Petrini has been and may continue to be unable to obtain adequate environmental damage or pollution insurance at a reasonable cost. Although Petrini maintains general liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. Therefore, there can be no assurance that liabilities that may be incurred by Petrini will be covered by its insurance policies, or if covered, that the dollar amount of such liabilities will not exceed the policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on Petrini's business, financial condition and results of operations.

     The above mentioned laws identify the liabilities of the employer and/or of the persons delegated by the employer. Persons who are or were responsible for releases of hazardous substances may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. Italian environmental law also imposes criminal penalties upon persons who are or were reponsible for releases of hazardous substances in cases of major damage to natural resources.

     Additionally, various Italian laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials ("ACMs"). Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. Petrini is aware of the presence of ACMs at its facilities, but it believes that such materials are in acceptable condition at this time. Petrini believes that any future costs related to remediation of ACMs at these sites will not be material, either on an annual basis or in the aggregate, although there can be no assurance with respect thereto.

     It is possible that environmental liabilities in addition to those described above may arise in the future. As a result, Petrini could incur significant future liability should the laws of the jurisdictions in which it operates change to impose additional environmental remedial obligations. The precise costs associated with these or other future environmental liabilities are difficult to predict at this time.

                             FINANCIAL INFORMATION


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of IAT and Petrini included elsewhere in this proxy statement/prospectus which give effect to the following:

     o the acquisition of 100% of the outstanding common stock of Petrini by IAT;

     o  the discontinuance of the computer businesses of IAT; and

     o the push-down accounting adjustments relating to the acquisition of 100% of the outstanding common stock of Petrini by Spigadoro.

     The transaction will be accounted for as a reverse acquisition whereby IAT will be the legal acquirer and Petrini will be the accounting acquirer. The allocation of the push-down accounting adjustments for Petrini and the purchase accounting adjustments for IAT are preliminary. However, IAT does not expect that the final allocations will materially differ from the preliminary allocations set forth herein. The unaudited pro forma condensed consolidated statements of operations give effect to the events described above as if they occurred as of January 1, 1998, and the unaudited pro forma condensed consolidated balance sheet gives effect to the events described above as if they occurred as of September 30, 1999. The events described above and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what IAT's results of operations or financial condition would actually have been had the events described above in fact occurred on such dates or to project IAT's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of IAT and Petrini included elsewhere in this proxy statement/prospectus and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1999


                                                           IAT            IAT            IAT
                                                       HISTORICAL     ADJUSTMENTS    AS ADJUSTED
                                                      ------------ ---------------- -------------
                                                                    (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ..........................  $    5,102    $     (373)(A)  $    4,729
 Marketable securities ..............................         746                           746
 Securities held for sale ...........................       2,940                         2,940
 Accounts receivable, net ...........................       1,965        (1,965)(A)
 Taxes receivable ...................................
 Deferred income taxes ..............................
 Inventories ........................................       1,713        (1,713)(A)
 Cash to factor .....................................
 Other current assets ...............................         176          (126)(A)          50
                                                       ----------    ----------      ----------
 Total current assets ...............................      12,642        (4,177)          8,465
                                                       ----------    ----------      ----------
Equipment and improvements, net .....................         391          (391)(A)
                                                       ----------    ----------      ----------
Other assets:
 Intangible assets ..................................
 Excess of cost over net assets acquired ............       3,437        (3,437)(A)
 Deferred income taxes ..............................
 Other assets .......................................       1,126        (1,067)(A)          59
 Assets held for disposition ........................                     3,000 (A)       3,000
                                                       ----------      ----------    ----------
 Total other assets .................................       4,563        (1,504)          3,059
                                                       ----------    ----------      ----------
 Total assets .......................................  $   17,596    $   (6,072)     $   11,524
                                                       ==========    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ..............................  $      356    $     (356)(A)
 Current portion of long-term debt ..................
 Liability to factor ................................


 Accounts payable and other current liabilities .....       2,861        (2,465)(A)  $      396
                                                       ----------    ----------      ----------
 Total current liabilities ..........................       3,217        (2,821)            396
                                                       ----------    ----------      ----------
Long-term debt, net of current portion ..............
Employee termination indemnities ....................
Other liabilities ...................................          27           (27)(A)
                                                       ----------    ----------      ----------
 Total long-term liabilities ........................          27           (27)
                                                       ----------    ----------      ----------
 Total liabilities ..................................       3,244        (2,848)(A)         396
                                                       ----------    ----------      ----------
Convertible debentures ..............................       2,848                         2,848
                                                       ----------    ----------      ----------
Stockholders' Equity
 Preferred stock ....................................
 Common stock .......................................         101                           101



 Capital in excess of par ...........................      32,595                        32,595
 Step up adjustments ................................
 Accumulated other comprehensive income .............         404                           404
 Treasury stock .....................................      (2,204)                       (2,204)
 Retained earnings (accumulated deficit) ............     (19,392)       (3,224)(A)     (22,616)
                                                      -----------    ----------     -----------
 Total stockholders' equity .........................      11,504        (3,224)          8,280
                                                      -----------    ----------     -----------
 Total liabilities and stockholders' equity .........  $   17,596    $   (6,072)     $   11,524
                                                      ===========    ==========     ===========


                                                         PETRINI        ADJUSTMENTS       PRO FORMA
                                                      ------------ -------------------- ------------
                                                                      (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ..........................  $      110                         $  4,839
 Marketable securities ..............................                                          746
 Securities held for sale ...........................                                        2,940
 Accounts receivable, net ...........................      35,909                           35,909
 Taxes receivable ...................................       7,207                            7,207
 Deferred income taxes ..............................         532     $       (532)(B)
 Inventories ........................................      12,495                           12,495
 Cash to factor .....................................       4,422                            4,422
 Other current assets ...............................       1,212                            1,262
                                                       ----------     ------------        --------
 Total current assets ...............................      61,887             (532)         69,820
                                                       ----------     ------------        --------
Equipment and improvements, net .....................      26,125           15,380 (B)      41,505
                                                       ----------     ------------        --------
Other assets:
 Intangible assets ..................................       4,253              606 (B)       4,859
 Excess of cost over net assets acquired ............                        5,923 (B)       5,923
 Deferred income taxes ..............................       3,095           (3,095)(B)
 Other assets .......................................       2,652                            2,711
 Assets held for disposition ........................                                        3,000
                                                       ----------     ------------        --------
 Total other assets .................................      10,000            3,434          16,493
                                                       ----------     ------------        --------
 Total assets .......................................  $   98,012     $     18,282        $127,818
                                                       ==========     ============        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ..............................  $   21,945                         $ 21,945
 Current portion of long-term debt ..................       2,473     $      7,388(D)        9,861
 Liability to factor ................................       4,422                            4,422

                                                                              (183)(E)
 Accounts payable and other current liabilities .....      23,164              600 (E)      23,977
                                                       ----------     ------------        --------
 Total current liabilities ..........................      52,004            7,805          60,205
                                                       ----------     ------------        --------
Long-term debt, net of current portion ..............       7,355           12,115 (D)      19,470
Employee termination indemnities ....................       8,333                            8,333
Other liabilities ...................................       3,709            3,022 (B)       6,731
                                                       ----------     ------------        --------
 Total long-term liabilities ........................      19,397           15,137          34,534
                                                       ----------     ------------        --------
 Total liabilities ..................................      71,401           22,942          94,739
                                                       ----------     ------------        --------
Convertible debentures ..............................                       (2,848)(E)
                                                       ----------     ------------        --------
Stockholders' Equity
 Preferred stock ....................................
                                                                           (21,085)(C)
 Common stock .......................................      21,569               25 (E)         610
                                                                            15,260 (B)
                                                                           (12,878)(C)
                                                                           (19,503) (D)
 Capital in excess of par ...........................       2,781            2,406 (E)      20,661
 Step up adjustments ................................     (11,751)          11,751 (C)
 Accumulated other comprehensive income .............          30             (404)(C)          30
 Treasury stock .....................................                                       (2,204)
 Retained earnings (accumulated deficit) ............      13,982           22,616 (C)      13,982
                                                      -----------     ------------      ----------
 Total stockholders' equity .........................      26,611           (1,812)         33,079
                                                      -----------     ------------      ----------
 Total liabilities and stockholders' equity .........  $   98,012     $     18,282        $127,818
                                                      ===========     ============      ==========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999


                                         IAT             IAT              IAT
                                     HISTORICAL      ADJUSTMENTS      AS ADJUSTED    PETRINI      ADJUSTMENTS      PRO FORMA
                                    ------------ ------------------- ------------- ----------- ----------------- ------------
                                                         (IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)
Net sales .........................   $ 31,164       $  (31,143)(A)     $    21     $103,224                       $103,245
Cost of sales .....................     29,445          (29,445)(A)                   74,214      $    668 (F)       74,882
                                      --------       ----------         --------    --------      ---------        --------
Gross profit ......................      1,719           (1,698)             21       29,010           (668)         28,363
                                      --------       ----------         -------     --------      ---------        --------
Operating expenses:
 Selling expenses .................      1,825           (1,825)(A)                   19,332                         19,332
 General & administrative
   expenses .......................      1,897           (1,114)(A)         783        5,768            245 (F)       6,796
                                      --------       ----------         -------     --------      ---------        --------
 Total operating expenses .........      3,722           (2,939)            783       25,100            245          26,128
                                      --------       ----------         -------     --------      ---------        --------
Operating income (loss) ...........     (2,003)           1,241            (762)       3,910           (913)          2,235
                                                                                                     (3,440)(E)
                                                                                                        110 (E)
Other income (expense) ............      3,593              (83)(A)       3,510       (1,132)          (728)(G)      (1,680)
                                      --------       ----------         -------     --------      ---------        --------
Income (loss) before
 income taxes .....................      1,590            1,158           2,748        2,778         (1,531)            555
Income taxes (benefit) ............                                                    1,961           (285)(H)       1,676
                                      --------       ----------         -------     --------      ---------        --------
Income (loss) from
 continuing operations ............   $  1,590       $    1,158         $ 2,748     $    817      $  (1,246)       $ (1,121)
                                      ========       ==========         =======     ========      =========        ========
Income per common share --
   basic ..........................   $   0.17                          $  0.29                                    $  (0.02)
                                      ========                          =======                                    ========
   diluted ........................   $   0.16                          $  0.27                                    $  (0.02)
                                      ========                          =======                                    ========
Weighted average number of
   common shares
 outstanding -- basic .............      9,332                            9,332                                      60,150
                                      ========                          =======                                    ========
       diluted ....................     10,614                           10,614                                      60,150
                                      ========                          =======                                    ========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1998


                                         IAT             IAT              IAT
                                     HISTORICAL      ADJUSTMENTS      AS ADJUSTED    PETRINI      ADJUSTMENTS     PRO FORMA
                                    ------------ ------------------- ------------- ----------- ---------------- ------------
                                                        (IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)
Net sales .........................   $ 38,340       $  (38,315)(A)    $     25     $141,127                      $141,152
Cost of sales .....................     35,465          (35,465)(A)                  104,347           891 (F)     105,238
                                      --------       ----------        --------     --------          ----        --------
Gross profit ......................      2,875           (2,850)             25       36,780          (891)         35,914
                                      --------       ----------        --------     --------          ----        --------
Operating expenses:
 Selling expenses .................      2,821           (2,821)(A)                   24,480                        24,480
 General & administrative
   expenses .......................      2,112             (972)(A)    $  1,140        7,800           326 (F)       9,266
                                      --------       ----------        --------     --------          ----        --------
 Total operating expenses .........      4,933           (3,793)          1,140       32,280           326          33,746
                                      --------       ----------        --------     --------          ----        --------
 Operating income (loss) ..........     (2,058)             943          (1,115)       4,500        (1,217)          2,168
                                                                                                        75 (E)
Other income (expense) ............        (97)             (85)(A)        (182)      (2,160)         (971)(G)      (3,238)
                                      --------       ----------        --------     --------        ------        --------
Income (loss) before
 income taxes .....................     (2,155)             858          (1,297)       2,340        (2,113)         (1,070)
Income taxes (benefit) ............       (412)             412 (A)                    1,901          (380)(H)       1,521
                                      --------       ----------        --------     --------        ------        --------
Income (loss) from
 continuing operations ............   $ (1,743)      $      446        $ (1,297)    $    439       $(1,733)       $ (2,591)
                                      ========       ==========        ========     ========       =======        ========
Loss per common share --
 basic and diluted ................   $  (0.19)                        $  (0.14)                                  $  (0.04)
                                      ========                         ========                                   ========
Weighted average number of
 common shares outstanding
 -- basic and diluted .............      9,327                            9,327                                     60,145
                                      ========                         ========                                   ========

            NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS

     (A) The pro forma financial statements give effect to the proposed discontinuance of the computer businesses of IAT as contemplated in this proxy statement/prospectus in connection with the acquisition of Petrini. The unaudited pro forma condensed consolidated balance sheet reflects the reclassification of the assets and liabilities of the computer businesses to assets held for sale. The amounts recorded have been adjusted to give effect to management's estimate of their net realizable value resulting in an estimated loss on disposal of $3,224,000. The unaudited pro forma condensed consolidated statements of operations reflect the reclassification of the operations of these computer businesses to discontinued operations resulting in a loss from discontinued operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $1,158,000 and $446,000, respectively.

     (B) The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed acquisition of Petrini by IAT by combining the historical balance sheet of Petrini and the historical balance sheet of IAT, adjusted for the discontinued operations as mentioned in (A) above and the purchase accounting adjustments in (E) below, at September 30, 1999. The transaction will be accounted for as a reverse acquisition, and Petrini will be the accounting acquirer and IAT will be the legal acquirer, using the purchase method of accounting. During September 1998, Spigadoro entered into a transaction to acquire 67% of the outstanding common stock of Petrini from Carlo Petrini and received an option to acquire the remaining 33% interest from the bankruptcy receiver of the minority shareholder of Petrini. The option to purchase the remaining 33% will be exercised prior to the consummation of the acquisition by IAT. Since Spigadoro will own 100% of Petrini immediately prior to IAT's acquisition, the purchase accounting adjustments are "pushed-down" to Petrini and are included within the pro forma adjustments in the accompanying pro forma financial statements. The purchase price for Petrini paid by Spigadoro, including cash paid at closing and the issuance of debt, aggregated $44,360,000 and is allocated as follows:


                                                  (IN THOUSANDS)
Cash, notes and common stock issued ..........       $ 44,360
Petrini liabilities assumed ..................         82,073
                                                     --------
                                                     $126,433
                                                     ========


Allocated to assets as follows:


                                                  SEPTEMBER 30, 1998
                                       ----------------------------------------
                                                    (IN THOUSANDS)
                                           FMV        HISTORICAL     ADJUSTMENT
                                       -----------   ------------   -----------
Current assets .....................    $ 68,261       $ 68,793      $   (532)
Equipment and improvements .........      46,645         31,265        15,380
Intangibles ........................       5,935          5,329           606
Other assets .......................       2,691          5,786        (3,095)
Deferred tax liability .............      (3,022)            --        (3,022)
Goodwill ...........................       5,923             --         5,923
                                        --------       --------      --------
                                        $126,433       $111,173      $ 15,260
                                        ========       ========      ========

     The above adjustment was included in the pro forma condensed consolidated balance sheet in the adjustment column.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (C) The unaudited pro forma condensed consolidated balance sheet was adjusted to reflect the issuance of 48,366,530 shares of IAT common stock to Spigadoro, in exchange for 100% of the outstanding common stock of Petrini. As a result of the reverse acquisition, the unaudited pro forma condensed consolidated balance sheet was adjusted to reflect the historical equity of Petrini. The historical retained earnings of Petrini has been carried forward and the remaining equity accounts of Petrini have been reclassified to reflect the par value of the IAT stock issued with any differences reflected as paid-in capital. In addition, paid-in capital of Petrini has been increased by an amount equal to the excess of cost over book basis of net assets acquired and reduced by the amount of Spigadoro's debt assumed by IAT. The pro forma condensed consolidated balance sheet also reflects the reclassification of IAT's equity accounts exclusive of common stock and treasury stock to paid-in capital.

     (D) In connection with this transaction, IAT assumed certain debt of Spigadoro related to its acquisition of Petrini in the amount of $19,503,000 (face value of approximately $20 million), resulting in an increase in liabilities and a decrease in paid-in capital. Certain notes have a stated interest rate of 5% per annum and certain other notes have no stated interest rate and were discounted at an average rate of 5%. The notes require principal payments of $7,388,000 and $12,115,000 for the years ended September 30, 2000 and 2001, respectively.

     (E) The unaudited pro forma condensed consolidated balance sheet reflects IAT's assets at their fair market value and the conversion of the Series A convertible debentures and accrued interest into approximately 2,452,000 shares of common stock which will be completed simultaneously with the acquisition. The unaudited pro forma condensed consolidated statements of operations reflects the elimination of the $3,440,000 gain realized by IAT on the sale of intellectual property during the nine months ended September 30, 1999 to give effect to the adjustment of IAT's assets to their fair value as of January 1, 1998. The unaudited pro forma condensed consolidated statements of operations also reflects the elimination of interest related to the convertible debentures for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $110,000 and $75,000, respectively. In addition, IAT recorded an accrual of $600,000 relating to estimated costs to be incurred in the proposed Petrini acquisition which has been charged to paid-in capital.

     (F) The purchase accounting for the acquisition of Petrini by Spigadoro resulted in an increase in the basis of equipment and improvements of $15,380,000 and trademarks of $606,000 as well as the recording of $5,923,000 of goodwill. The increase in the basis of assets acquired is being depreciated and amortized over the estimated useful lives ranging from 10 to 33 years. The goodwill is being amortized over twenty years. The unaudited pro forma condensed consolidated statements of operations reflect depreciation and amortization expense recorded in cost of sales and general and administrative expenses for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $668,000 and $891,000, respectively, and $245,000 and
$326,000, respectively.

     (G) Interest expense in the unaudited pro forma condensed consolidated statements of operations, has been adjusted to reflect the increase in interest relating to the debt assumed in the acquisition as if it occurred on January 1, 1998. The amount of interest expense recorded for the nine months ended September 30, 1999 and the year ended December 31, 1998 was $728,000 and $971,000, respectively.

     (H) Income taxes (benefit) in the pro forma condensed consolidated statements of operations have been adjusted to reflect the tax effect of the pro forma adjustments relating to the additional depreciation and amortization on purchase accounting adjustments made to fixed assets and trademarks using the combined company's effective tax rate of 41.25%.

SELECTED CONSOLIDATED FINANCIAL DATA OF IAT

     The selected financial data presented below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from our historical consolidated financial statements that have been audited by Rothstein, Kass & Company, P.C., independent auditors. The selected financial data as of and for the nine months ended September 30, 1998 and 1999 were derived from our unaudited consolidated financial statements. In the opinion of management, the selected financial data presented below as of and for the nine months ended September 30, 1998 and 1999 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The nine month results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus.

                                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                   ---------------------------------------------------------------- ----------------------------
                                                                                                            (UNAUDITED)
                                       1994         1995         1996         1997         1998         1998           1999
                                   ------------ ------------ ------------ ------------ ------------ ------------ ---------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales ........................   $  1,053     $  1,510     $  1,193     $  5,880     $ 38,340     $ 23,544      $31,165
Cost of sales ....................        700          968          811        5,167       35,465       21,524       29,376
                                     --------     --------     --------     --------     --------     --------      -------
Gross margin .....................        353          542          382          713        2,875        2,020        1,789
                                     --------     --------     --------     --------     --------     --------      -------
Research and development
 expenses, net ...................         62        1,663        2,331        2,426           --           --           --
Selling, general and
 administrative expenses .........      1,538        2,640        2,957        5,436        4,933        3,517        3,791
                                     --------     --------     --------     --------     --------     --------      -------
                                        1,600        4,303        5,288        7,862        4,933        3,517        3,791
                                     --------     --------     --------     --------     --------     --------      -------
Operating loss ...................   $ (1,247)    $ (3,761)    $ (4,906)    $ (7,149)    $ (2,058)    $ (1,497)     $(2,002)
                                     ========     ========     ========     ========     ========     ========      =======
Net income (loss) ................   $ (1,335)    $ (3,730)    $ (5,108)    $ (6,894)    $ (1,743)    $ (1,421)     $ 1,591(2)
                                     ========     ========     ========     ========     ========     ========      =========
Basic income (loss) per
 common share ....................   $  (0.33)    $  (0.77)    $  (0.89)    $  (0.84)    $  (0.19)    $  (0.15)     $  0.17(2)
                                     ========     ========     ========     ========     ========     ========      =========
Diluted income (loss) per
 common share ....................   $  (0.33)    $  (0.77)    $  (0.89)    $  (0.84)    $  (0.19)    $  (0.15)        0.16 (2)
                                     ========     ========     ========     ========     ========     ========      ==========
Weighted average number of
 shares of Common Stock
 outstanding -- basic ............      4,002        4,839        5,752        8,261        9,327        9,278        9,332
                                     ========     ========     ========     ========     ========     ========      ==========
Weighted average number of
 shares of Common Stock
 outstanding -- diluted ..........      4,002        4,839        5,752        8,261        9,327        9,278       10,614
                                     ========     ========     ========     ========     ========     ========      ==========
Income (loss) before interest,
 income taxes, depreciation
 and amortization(1) .............   $ (1,058)    $ (3,407)    $ (4,665)    $ (6,687)    $ (1,356)    $   (990)     $ 2,112(2)
                                     ========     ========     ========     ========     ========     ========      ==========

----------
(1) Income (loss) before interest, income taxes, depreciation and amortization should not be considered an alternative to operating loss, net income (loss), cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.
(2) Includes a non-recurring gain of $3,440,000 from IAT's sale of its intellectual property.

                                                         AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                                       ------------------------------------------------------- ---------------------
                                                                                                    (UNAUDITED)
                                          1994       1995        1996       1997       1998       1998       1999
                                       --------- ----------- ----------- ---------- ---------- ---------- ----------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets .......................  $1,308    $  1,489    $  1,204    $12,513    $10,686    $11,809    $12,642
Working capital (deficiency) .........    (865)     (1,106)     (2,729)     4,123      6,884      7,591      9,426
Total assets .........................   1,771       2,056       2,216     16,660     16,864     16,972     17,596
Current liabilities ..................   2,173       2,595       3,932      8,390      3,802      4,218      3,217
Loans payable--stockholders,
 net of current portion ..............     336         349         964         --         --         --         --
Total liabilities ....................   2,509       2,944       4,896      8,564      6,874      7,405      6,091
Series A Preferred Stock .............      --          --       1,400         --         --         --         --
Accumulated deficit ..................   3,455       7,185      12,293     19,239     20,982     20,660     19,392
Stockholders' equity
 (deficiency) ........................    (738)       (888)     (4,080)     8,096      9,990      9,567     11,505

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IAT

     The following discussion should be read together with our historical consolidated financial statements, including the notes appearing elsewhere in this proxy statement/prospectus.

 Overview

     We were formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany, which were engaged in developing products for the visual communications industry. In November 1997, we acquired 100% of the shares of capital stock of the general partner of FSE and 80% of the outstanding limited partnership interests of FSE. Effective October 31, 1998, we acquired 100% of the shares of capital stock of the general partner of Columbus and all of the outstanding limited partnership interests of Columbus.

     Through FSE and Columbus, we market in Germany high-performance PCs assembled according to customer specifications and sold under the trade name "Trinology," as well as components, software and peripherals for PCs. Our product line includes high-performance IBM-compatible desktop PCs as well as components, such as motherboards, hard disks, graphic cards and plug-in cards, peripherals, such as printers, monitors and cabinets, and software. Our clients are corporate customers, including industrial, pharmaceutical, service and trade companies, the military and value added resellers. We market our products directly through our internal sales force to dealers and end-users and also maintain two retail showrooms and a mail-order department. We work directly with a wide range of suppliers to evaluate the latest developments in PC-related technology and engage in extensive testing to optimize the compatibility and speed of the components which are sold and integrated into Trinology PCs.

     In connection with the Columbus acquisition we consolidated a portion of our existing peripherals business into that of Columbus. FSE concentrates primarily on the marketing of its high-performance built-to-order PCs and Columbus focuses primarily on the distribution of components and peripherals.

     In July 1999, we sold a 50% interest in our visual communications intellectual property rights to Algo Vision plc. In August 1999, Algo Vision plc purchased the remaining 50% interest in our visual communications intellectual property and agreed to pay us royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology until August 2001. In connection with the transaction, Algo Vision Schweiz, a wholly owned subsidiary of Algo Vision plc, repaid in August 1999 outstanding loans, aggregating approximately $500,000, made by us to Algo Vision Schweiz as a part of the spin-off in March 1998.

     In addition, as a part of the reorganization of the Algo Vision entities, we exchanged our 15% interest in each of Algo Vision Systems and Algo Vision Schweiz, for 500,000 shares of Algo Vision plc. These shares are subject to a lock-up agreement until January 24, 2000, subject to certain exceptions. In August 1999, we purchased an additional 250,000 shares of Algo Vision plc for $2,500,000. None of these shares are subject to a lock-up arrangement.

     On November 3, 1999, we entered into a stock purchase agreement under which we will acquire all of the shares of outstanding common stock of Petrini and, as a result, Petrini will become a wholly-owned subsidiary of IAT. All existing shares of our common stock will remain outstanding. The Board of Directors also authorized our management to begin evaluating and seeking candidates for the potential sale of our computer business and we have commenced discussions relating thereto. However, no agreement has been reached with any party regarding the terms of any sale and we cannot assure that we will be able to sell our computer business on terms favorable to us or at all.

     The following discussion relates to our existing business which we intend to sell in connection with the Petrini acquisition.

     Our sales are made to customers principally in Switzerland and Germany with revenues created in Deutsche Marks and Swiss Francs. The functional currency of IAT Switzerland and IAT Germany is the Swiss Franc. The functional currency of Columbus and FSE is the Deutsche Mark. We currently engage in limited hedging transactions, which are not material to our operations, to offset the risk of currency fluctuations. We may increase or discontinue these hedging activities in the future.

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all of the figures are approximations.

 Results of Operations

     NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTH PERIOD ENDED SEPTEMBER 30, 1998

     The average Swiss Franc to US Dollar exchange rate was SF 1.49 = $1.00 in the nine months ended September 30, 1999 as compared to SF 1.47 = $1.00 in the nine months ended September 30, 1998. The average Deutsch Mark to US Dollar exchange rate was DM 1.82 = $1.00 in the nine months ended September 30, 1999 and DM 1.78 = $1.00 in the nine months ended September 30, 1998.

     We acquired FSE in November 1997 and Columbus effective as of October 31, 1998. These transactions cause a lack of comparability because our results of operations for the nine months ended September 30, 1999 include the operations of FSE and Columbus, while our results of operations for the nine months ended September 30, 1998 include only the operations of FSE.

     Revenues. Revenues for the nine months ended September 30, 1999 increased by 32.4% to $31,165,000 from $23,545,000 for the nine months ended September 30, 1998. This increase is a result of Columbus's PC peripheral sales, which are not included in the third quarter 1998, partially offset by a decrease of FSE's sales due primarily to restructuring of the FSE business, including the closing of one of the retail stores.

     Cost of Sales. Cost of sales increased by 36.5% to $29,376,000 for the nine months ended September 30, 1999 from $21,524,000 for the nine months ended September 30, 1998. The cost of sales as a percentage of sales increased to 94.3% in the nine months ended September 30, 1999 from 91.4% in the nine months ended September 30, 1998 primarily as a result of an increase in sales of PC components, which generally produce lower gross profit margins than fully assembled PCs. In addition, many of the components purchased by us during the nine months ended September 30, 1999 were purchased in US Dollars and we incurred higher costs for these components as a result of the strengthening of the US Dollar against the Deutsch Mark of approximately 10% since January 1, 1999. In addition cost of sales increased due to a write-down of certain inventory.

     Selling Expenses. Selling expenses increased by 4.1% to $1,824,000 for the nine months ended September 30, 1999, or 5.9% of revenues, from $1,753,000 for the nine months ended September 30, 1998, or 7.4% of revenues. This increase is due to selling expenses incurred by Columbus which are not included in the nine months ended September 30, 1998, partially offset by a reduction of selling expenses incurred by FSE due to the restructuring of FSE.

     General and Administrative Expenses. General and administrative expenses decreased by 7.9% to $454,000 for the nine months ended September 30, 1999 from $493,000 for the nine months ended September 30, 1998, primarily due to a reduction of expenses incurred by FSE as a result of our restructuring of FSE, partially offset by administrative expenses incurred by Columbus which are not included in the nine months ended September 30, 1998.

     Corporate Overhead. Corporate overhead increased by 18.2% to $954,000 for the nine months ended September 30, 1999 from $808,000 for the nine months ended September 30, 1998, primarily due to a new corporate structure, including costs related to the employment of additional management personnel.

     Interest. Interest expense increased by 47.7% to $158,000 for the nine months ended September 30, 1999 from $107,000 for the nine months ended September 30, 1998. This increase is primarily a result of interest accrued on our 5% convertible debentures.

     Interest income decreased by 23.3% to $194,000 for the nine months ended September 30, 1999 from $253,000 for the nine months ended September 30, 1998, primarily as a result of a reduction of our interest bearing time deposits and marketable securities and a reduction of interest rates in the marketplace.

     Net Income. The net income for the nine months ended September 30, 1999 increased to $1,591,000 from a net loss of $1,421,000 for the nine months ended September 30, 1998. Net income for the nine months ended September 30, 1999 is the result of the sale of our intellectual property to Algo Vision plc included in other income in the amount of $3,440,000, net of expenses incurred. Excluding the one-time gain relating to the Algo Vision transaction, net loss for the nine months ended September 30, 1999 would have increased by 30.1% to $1,849,000 from $1,421,000 for the nine months ended September 30, 1998 primarily as a result of reduced gross profit margins, and a reduction of the deferred income tax benefits, partially offset by a one time charge for discount on convertible debenture recorded during the nine months ended September 30, 1998.

     EBITDA. Earnings before interest, income taxes, depreciation and amortization for the nine months ended September 30, 1999 was $2,112,000 as compared to a net loss before interest, income taxes, depreciation and amortization for the nine months ended September 30, 1998 of $990,000. This increase for the nine months ended September 30, 1999 is primarily the result of a non-recurring gain on the sale of our intellectual property to Algo Vision plc of $3,440,000. Excluding the one-time gain, the nine months ended September 30, 1999 would have generated a net loss before interest, income taxes, depreciation and amortization of $1,328,000, an increase of $338,000 or 34.1% as compared to the same period in 1998. This increase is primarily a result of increased costs for components purchased by us during the first quarter 1999 in US Dollars resulting in lower gross profit margins due to the strengthening of the US Dollar against the Deutsch Mark, in addition to an increase in corporate overhead of approximately $147,000 for the period ended September 30, 1999. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     The average Swiss Franc to US Dollar exchange rate was SF 1.45 = $1.00 in the years ended December 31, 1998 and December 31, 1997, respectively. The average Deutsch Mark to US Dollar exchange rate was DM 1.76 = $1.00 in the year ended December 31, 1998 as compared to DM 1.73 in the year ended December 31, 1997.

     We acquired FSE in November 1997 and Columbus effective as of October 31, 1998 and transferred the assets and liabilities and the businesses of one of our German subsidiaries and our Swiss subsidiary in March 1998, effective January 1998.

     These transactions cause a lack of year to year comparability because of the following:

     o our results of operations for 1997 include FSE only since November 1997, while our results of operations for 1998 include FSE for the entire year;

     o our results of operations for 1997 include the operations of one of our German subsidiaries and our Swiss subsidiary the assets and liabilities and the businesses of which were transferred in March 1998, effective January 1998; and

     o our results of operations for 1998 include two months of operations of Columbus, none of which operations were included in 1997.

     Revenues. Revenues increased by 552.0% to $38,340,000 for the year ended December 31, 1998 from $5,880,000 for the year ended December 31, 1997. This increase is a result of the FSE and Columbus acquisitions and consists of sales of FSE PCs and PC-components during the year ended December 31, 1998 and of Columbus sales of PC-components and software for the period of November 1, 1998 through December 31, 1998. $6,470,000 or 16.8% of our total revenues during 1998 were generated by Columbus during this two month period.

     Cost of sales. Cost of sales increased by 586.4% to $35,465,000 for the year ended December 31, 1998 from $5,167,000 for the year ended December 31, 1997. The cost of sales as a percentage of sales increased to 92.5% in the year ended December 31, 1998 from 87.9% in the year ended December 31, 1997 primarily as a result of the FSE and Columbus sales of PCs, PC-components and PC peripherals producing lower gross profit margins compared to higher margins on our video conferencing products.

     Research and development costs. Research and development costs decreased to $0 for the year ended December 31, 1998 from $2,426,000 for the year ended December 31, 1997. We no longer incur research and development costs as a result of the transfer of our research and development activities in connection with our reorganization in March 1998 and change in our business as a result of the FSE and Columbus acquisitions.

     Selling expenses. Selling expenses increased by 8.5% to $2,821,000 for the year ended December 31, 1998, or 7.4% of revenues, from $2,600,000 for the year ended December 31, 1997 or 44.2% of revenues. This increase is a result of a change in our business as a result of our reorganization and the integration of the FSE and Columbus businesses which entities incur substantial expenses for sales and marketing. In addition, for the year ended December 31, 1997, approximately $500,000 of the costs related to the marketing agreement entered into between us and General Capital were recorded in selling expenses.

     General and administrative expenses. General and administrative expenses decreased by 16.9% to $2,066,000 for the year ended December 31, 1998 from $2,486,000 for the year ended December 31, 1997. This decrease is a result of a change in our business as a result of our reorganization and the integration of the FSE and Columbus businesses and a decrease in offering expenses in the amount of approximately $390,000 incurred in the year ended December 31, 1997.

     Interest. Interest expense increased by 151.1% to $585,000 for the year ended December 31, 1998 from $233,000 for the year ended December 31, 1997. The increase is primarily the result of the discount on the convertible debenture of $448,000 recorded in the year ended December 31, 1998. The discount is based on an assumed conversion price of 87% of the current market value on the date of issuance. This increase was offset by a decrease in interest as a result of a reduction of outstanding bank loans and the repayment of certain stockholders' loans partially offset by interest payable on the outstanding convertible debenture. Interest income decreased by 25.4% to $361,000 in the year ended December 31, 1998 from $484,000 in the year ended December 31, 1997 primarily as a result of a reduction of our interest bearing cash and cash equivalents and investments in corporate bonds.

     Non-recurring spinoff expenses. Non-recurring reorganization expenses decreased by 86.9% to $46,000 for the year ended December 31, 1998 from $350,000 for the year ended December 31, 1997. The expenses charged in 1997 relate to operating expenses incurred by the businesses transferred in our reorganization for the period of January 1, 1998 through March 24, 1998 according to the agreements entered into in connection with our reorganization.

     Net loss. The net loss decreased by 74.7% to $1,743,000 for the year ended December 31, 1998 from $6,894,000 for the year ended December 31, 1997. This decrease is the result of the acquisitions of the FSE operations in November 1997 and the Columbus operations in October 1998, the transfer of our research and development and marketing activities effective as of January 1, 1998, a reduction in non-recurring reorganization expenses and a recovery of income taxes partially offset by a one-time charge to operations for (i) the discount on convertible bonds of $448,000 and (ii) the restructuring of certain operations of FSE we implemented when we acquired Columbus.

     EBITDA. Net loss before interest income taxes, depreciation and amortization decreased by 79.7% to $1,356,000 for the year ended December 31, 1998 from $6,687,000 for the year ended December 31, 1997. This decrease is primarily the result of the transfer of our research and development and marketing activities to Algo Vision Schweiz and Algo Vision Systems and the acquisition of the FSE and Columbus operations in November 1997 and October 1998, respectively. Depreciation and amortization expenses increased by 25.0% to $575,000 for the year ended December 31, 1998 from $460,000 for the year ended December 31, 1997. Amortization of goodwill on our acquisitions increased by 537.8% to $287,000 for the year ended December 31, 1998 from $45,000 for the year ended December 31, 1997. A portion of our depreciation and amortization expenses for 1998 and 1997 are included in each of cost of sales, selling expenses and general and administrative expenses and for 1997 are also included in research and development costs. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     The average exchange rate for the US Dollar increased by 16.9% as compared to Swiss Franc, for the year ended December 31, 1997 as compared to the year ended December 31, 1996 resulting in a decrease in all revenue and expense accounts in the year ended December 31, 1997 by this same percentage. The average Swiss Franc to US Dollar exchange rate was SF 1.45 = $1.00 in the year ended December 31, 1997 as compared to SF 1.24 = $1.00 in the year ended December 31, 1996.

     Revenues and expenses in the following discussion include IAT revenues and expenses for the year ended December 31, 1997 and FSE revenues and expenses from November 18, 1997 through December 31, 1997.

     Revenues. Revenues increased by 392.9% to $5,880,000 for the year ended December 31, 1997 from $1,193,000 for the year ended December 31, 1996. FSE revenues amounted to $5,248,000 for the period from November 18, 1997 through December 31, 1997. Our revenues (excluding FSE's revenues) decreased by 47.0% to $632,000 for the year ended December 31, 1997 from $1,193,000 for the year ended December 31, 1996. Sales for the year ended December 31, 1996 resulted from the introduction of our second generation visual communication systems. Sales for the year ended December 31, 1997 decreased primarily as a result of a decrease in orders for such systems in anticipation of the release of our third generation visual communication systems.

     Cost of sales. Cost of sales increased by 536.3% to $5,167,000 for the year ended December 31, 1997 from $812,000 for the year ended December 31, 1996. FSE cost of sales amounted to $4,711,000 for the period from November 18, 1997 through December 31, 1997. Our cost of sales (excluding FSE's cost of sales) for the year ended December 31, 1997 decreased by 43.8% to $456,000 from $812,000 for the year ended December 31, 1996. Cost of sales as a percentage of sales increased to 87.9% for the year ended December 31, 1997 from 68.0% for the year ended December 31, 1996 primarily as a result of lower profit margins on the sale of FSE PCs, PC-components and PC peripherals for the period November 18, 1997 through December 31, 1997.

     Research and development costs. Research and development costs decreased by 7.5% to $2,523,000 for the year ended December 31, 1997 from $2,729,000 for the year ended December 31, 1996. These costs reflect (i) an increase in the number of employees in the product development area to complete our third generation Vision and Live products in the first six months of 1997 partially offset by a reduction in personnel in the second six months of 1997, (ii) additional development costs by third parties in connection with the development of the wavelet compression technology performed by the Technical University of Berlin and (iii) software and product licenses acquired in connection with the development of the third generation products. FSE does not incur research and development costs.

     We received research participations which are reimbursements from third parties for research and development projects in which each party retains certain legal rights for the products developed during such projects. Research participations for the year ended December 31, 1997 decreased by 75.6% to $97,000 from $398,000 for the year ended December 31, 1996. This decrease was primarily a result of the completion of all of our joint development projects with Deutsche Telekom. During the year ended December 31, 1997, $84,000 of the total of $97,000 in research participations received by us came from a government subsidy granted by the state government of Berlin. The subsidy was granted for 35%-40% of the actual expenditures incurred in Berlin in connection with the development of the wavelet compression technology by the Technical University of Berlin.

     Selling expenses. Selling expenses increased by 77.8% to $2,600,000 for the year ended December 31, 1997, or 44.2% of revenues, from $1,462,000 for the year ended December 31, 1996, or 122.6% of revenues. FSE selling expenses amounted to $361,000 for the period from November 18, 1997 through December 31, 1997. Our selling expenses (excluding FSE) for the year ended December 31, 1997 increased by 53.1% to $2,239,000 from $1,462,000 for the year ended December 31, 1996. This increase was primarily a result of approximately $500,000 in costs related to the marketing agreement entered into between us and General Capital in October 1996, expenses incurred in connection with the production of product brochures, an increase in trade fair expenses and an increase in the number of sales and marketing personnel. Effective as of the fourth quarter of 1997 we reduced marketing expenses primarily by terminating approximately 12 sales and sale support employees resulting in aggregate severance payments of approximately $40,000.

     General and administrative expenses. General and administrative expenses increased by 66.3% to $2,486,000 for the year ended December 31, 1997 from $1,495,000 for the year ended December 31, 1996. FSE general and administrative expenses amounted to $116,000 for the period from November 18, 1997 through December 31, 1997. Our general and administrative expenses (excluding FSE) for the year ended December 31, 1997 increased by 58.5% to $2,370,000 from $1,495,000 for the year ended December 31, 1996. The increase was primarily a result of us becoming a public company in April 1997, resulting in D&O liability and life insurance premiums and investor relations services not incurred in the year ended December 31, 1996 and in an increase of board member fees, legal and auditing expenses and other corporate overhead. Included in general and administrative expenses in the year ended December 31, 1997 are offering expenses in the amount of $390,000 relating to our proposed offering of convertible notes and other professional fees relating to the evaluation of potential acquisition candidates.

     Interest. Interest expenses increased by 9.4% to $233,000 for the year ended December 31, 1997 from $213,000 for the year ended December 31, 1996. FSE interest expenses amounted to $16,000 for the period from November 18, 1997 through December 31, 1997. Our interest expense excluding FSE increased by 1.9% to $217,000 for the year ended December 31, 1997 from $213,000 for the year ended December 31, 1996. This increase was principally due to an increase in stockholders' loans in the first quarter of 1997, a portion of which were repaid in April 1997, partially offset by a reduction of outstanding bank loans. Interest income increased to $484,000 for the year ended December 31, 1997 from zero in the year ended December 31, 1996 as a result of the investment of the net proceeds from the initial public offering in investments bearing interest at an average of 5.5%.

     Non-recurring spinoff expenses. Non-recurring expenses amounted to $350,000 during the year ended December 31, 1997 relating to operating expenses of the business transferred to Algo Vision Schweiz as compared to none for the year ended December 31, 1996.

     Net loss. The net loss increased by 35.0% to $6,894,000 for the year ended December 31, 1997 from $5,108,000 for the year ended December 31, 1996. The loss increased primarily as a result of an increase in non-recurring expenses in connection with the marketing agreement, our reorganization, offering expenses relating to our withdrawn offering of convertible notes and operating expenses including expenses relating to the evaluation of potential acquisition candidates. This loss was partially offset by the net income of FSE for the period from November 18, 1997 through December 31, 1997 and an increase in interest income.

     EBITDA. Net loss before interest income taxes, depreciation and amortization increased by 43.3% to $6,687,000 for the year ended December 31, 1997 from $4,665,000 for the year ended December 31, 1996. This increase is primarily a result of an increase of non-recurring expenses in connection with the marketing agreement, spin-off expenses and offering expenses relating to our withdrawn offering of convertible notes. Depreciation and amortization expenses increased by 100.0% to $460,000 for the year ended December 31, 1997 from $230,000 for the year ended December 31, 1996. Amortization of goodwill on the FSE acquisition amounted to $45,000 for the year ended December 31, 1997 compared to none for the year ended December 31, 1996. A portion of our depreciation and amortization expenses for 1997 and 1996 are included in each of cost of sales, selling expenses, general and administrative expenses and research and development costs. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.

 Liquidity and Capital Resources

     As of September 30, 1999, our cash and cash equivalents and investments in corporate bonds decreased to $5,102,000 and $746,000, respectively, as compared to $5,614,000 and $750,000, respectively, at December 31, 1998.

     Net cash used in operating activities totaled $2,039,000 during the nine months ended September 30, 1999 compared to $2,825,000 during the nine months ended September 30, 1998. The decrease was primarily the result of a reduction of cash used for the payment of accounts payable and other current liabilities. Net cash used in operating activities for the years ended December 31, 1998, 1997, and 1996 was $2,018,000, $5,306,000 and $4,607,000, respectively principally due to the net loss for the respective year.

     Net cash provided by investing activities were $1,330,000 during the nine months ended September 30, 1999 compared to $786,000 during the nine months ended September 30, 1998. During the nine months ended September 30, 1999 cash was primarily used for the purchase of Algo Vision plc shares in the amount of $2,466,000 and for the purchase of equipment and for the new accounting, procuring, order management and invoicing system, offset by the repayment of certain loans by Algo Vision in the amount of $695,000 and the net proceeds from the sale of intellectual property to Algo Vision in the amount of $3,440,000. During the nine months ended September 30, 1998 cash was used to pay for the acquisition of 25.1% of the common stock of IAT Germany and for 15% each of the common stock of Algo Vision Systems and Algo Vision Schweiz in the aggregate amount of $135,000 and for loans to the Algo Vision companies in the aggregate amount of $832,000 and for the purchase of equipment. These payments were offset by the sale of marketable securities in the amount of $1,977,000. Net cash used in investing activities for the years ended December 31, 1998, 1997 and 1996 was $242,000, $4,151,000 and $371,000, respectively. Net cash used in investing activities during 1998 was principally due to the use of $1,262,000 for the acquisition of businesses, offset by the receipt of $1,977,000 from the sale of investments. Net cash used in investing activities for 1997 was principally due to $1,006,000 used for the acquisition of FSE and $2,727,000 used for the purchase of investments with a portion of the proceeds from our initial public offering. Net cash used in investing activities for 1996 was due to the purchase of equipment and improvements.

     Net cash provided by financing activities during the nine months ended September 30, 1999 was $356,000 as compared to $3,691,000 during the nine months ended September 30, 1998. During the nine months ended September 30, 1999 cash was provided by an increase in short-term bank loans. During the nine months ended September 30, 1998 cash was primarily provided from the issuance of common stock and the issuance of convertible debentures in the aggregate amount of $4,609,000. In addition, cash was provided by a capital contribution by certain stockholders. These amounts were partially offset by the repayment of stockholder loans, including the third installment of the FSE purchase price and the repayment of short-term bank loans. Net cash provided by financing activities for the years ended December 31, 1998, 1997 and 1996 was $2,292,000, $14,576,000 and $5,068,000, respectively. Net cash provided by financing activities during 1998 was principally due to the sale of convertible debentures for $3,000,000, proceeds from the issuance of common stock of $1,607,000, partially offset by repayment of stockholder loans, net of contributed capital of approximately $1,869,000. Net cash provided by financing activities for 1997 was principally due to $17,079,000 of net proceeds from our initial public offering offset by $1,091,000 of repayments of stockholder loans and $1,020,000 of repayments of other loans. Net cash provided by financing activities for 1996 was principally due to the receipt of $1,540,000 and $1,400,000 from the sale of common stock and preferred stock, respectively, in addition to the receipt of stockholder loans of $1,931,000.

     Cash, cash equivalents and investments in corporate bonds at September 30, 1999 amounted to $5,848,000. We believe that our funds should be sufficient to finance our working capital requirements and our capital and debt service requirements for approximately the 12 months period following September 30, 1999, depending on acquisitions. If the proposed Petrini acquisition is completed, we will assume $20 million of short term indebtedness, of which $12.5 million will be convertible into shares of our common stock. All of the indebtedness will be payable in 2000 and, as a result, we may need to obtain additional funds to repay this debt if the acquisition is completed. We may also require additional funds for acquisitions and integration and management of acquired businesses. However, we have no commitments or arrangements to obtain any additional funds and we cannot predict whether additional funds will be available on terms favorable to us or at all. If we cannot obtain funds when required, the growth of our business may be adversely affected.

     In June 1998, we issued a $3,000,000 principal amount of our Series A convertible debenture due 2001, plus other of our securities, to JNC for $5,000,000. As of September 30, 1999, JNC has converted $152,000, of such debenture, plus accrued interest on the principal amount converted, into an aggregate of 66,437 shares of our common stock. As a result of the acquisition, JNC had the right to accelerate payment under the debenture. JNC has entered into an agreement with us under which JNC agreed not to accelerate repayment of the debenture. JNC also agreed to fix the number of shares of common stock that are issuable upon conversion of the debenture at 2,451,745 shares. On November 23, 1999, JNC converted $2,325,000 of the outstanding principal amount of the debenture, including accrued interest into 1,872,982 shares of our common stock. JNC has informed us that it intends to convert the remaining $718,500 principal amount of the debenture upon the closing of the acquisition, subject to receipt of stockholder approval for the issuance of the shares of common stock as described under "Other Matters to be Voted Upon at the Special Meeting--Convertible Debenture Proposal." See "Description of Capital Stock--Convertible Debenture."

     In July 1999, we sold a 50% interest in our visual communications intellectual property rights to Algo Vision plc for $1,000,000. In August 1999, Algo Vision plc purchased the remaining 50% interest in our visual communication intellectual property for an additional $2,500,000 and agreed to pay us royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology until August 2001. In connection with the transaction, Algo Vision Schweiz, a wholly owned subsidiary of Algo Vision plc, repaid in August 1999, outstanding loans, aggregating approximately $500,000, made by us to Algo Vision Schweiz as part of the spin-off in March 1998.

     In addition, as part of the reorganization of the Algo Vision entities, we exchanged our 15% interest in each of Algo Vision Systems and Algo Vision Schweiz, for 500,000 shares of Algo Vision plc. These shares are subject to a lock-up agreement until January 24, 2000 subject to certain exceptions. In August 1999, we purchased an additional 250,000 shares of Algo Vision plc for a purchase price of $2,500,000.

 Escrow Shares

     At the closing of our initial public offering in March 1996, our stockholders at the time put some of their shares into escrow. These shares will not be released from escrow unless we attain certain performance targets as described below. We contemplate that in the event the 498,285 shares held in escrow are released from escrow because the specified targets are met, we will incur a substantial non-cash compensation charge to operations, based on the then fair market value of these shares. Such charge could substantially increase our loss or reduce or eliminate our net income, if any, for financial reporting purposes for the period during which shares are or become probable of being released from escrow. Although the amount of compensation expense recognized by us will not affect our total stockholders equity, it may depress the market price of our securities.

     Our minimum revenues, as defined in our escrow agreement, for the years ended December 31, 1997 and 1998 were less than the targeted $5.5 million, and, accordingly, the 332,190 escrow shares were not released. The escrow shares may also be released if our stock price reaches certain targets. Any shares not released prior to March 31, 2000 will be cancelled. The escrow shares are not included in our calculation of our per share loss. See "Risk Factors--We will record charges to operations in the event shares of our stock are released from escrow."

 Year 2000 Compliance

     The Year 2000 issue is the result of using only the last two digits to indicate the year in computer hardware and software programs and embedded technology such as micro-controllers. As a result, these programs do not properly recognize a year that ends with "00" instead of the familiar "99." If uncorrected, such programs will be unable to interpret dates beyond the year 1999, which could cause computer system failure or miscalculations and could disrupt our operations and adversely affect its cash flows and results of operations.

     We recognize the importance of the Year 2000 issue and have established a project team with the objective to ensure an uninterrupted transition to the year 2000 by assessing, testing and modifying products and information technology and non-IT systems so that such systems and software will perform as intended and information and dates can be processed with expected results. The scope of the Year 2000 compliance effort includes:

     o  IT such as software and hardware;

     o  non-IT systems or embedded technology; and

     o the readiness of key third parties, including suppliers and customers, and the electronic date interchange with those key third parties.

     Independent of the Year 2000 issue, we have installed new financial accounting, procurement, order management and invoicing systems. These systems are fully operational. Testing of these systems for Year 2000 compliance has been completed and we believe that such systems are Year 2000 compliant. In the event such systems are not Year 2000 compliant, we have developed a contingency plan which includes increasing normal inventories of critical supplies prior to December 31, 1999 and ensuring that all critical staff are available or scheduled to work prior to, during and immediately after December 31, 1999.

     Third parties. In addition to internal Year 2000 IT and non-IT remediation activities, we are in contact with key suppliers and vendors to minimize disruptions in the relationship between us and these important third parties from the Year 2000 issue. We have requested Year 2000 compliance certification from each of such vendors and suppliers for their hardware and software products and for their internal business applications and processes. While we cannot guarantee compliance by third parties, we will consider alternate sources of supply, which we believe are generally available in the event a key supplier cannot demonstrate its systems or products are Year 2000 compliant.

     Our products. We believe that all hardware products included in Trinology PCs shipped since the fourth quarter of 1997 are Year 2000 compliant and hardware products included in Trinology PCs shipped prior to such time can be made Year 2000 compliant through upgrades or software patches which are purchased by our customers. We have requested Year 2000 compliance certificates from each of our suppliers and vendors from parts and components installed in our Trinology PCs.

     The cost of replacing our existing financial accounting, procurement, order management and invoicing systems was approximately $350,000, however, only a portion of the cost of these systems is attributable to the Year 2000 issue. While we estimate that the Year 2000 effort will have a nominal cost impact, there can be no assurance as to the ultimate cost of the Year 2000 effort or the total cost of information systems.

     Our current estimates of the amount of time and costs necessary to achieve Year 2000 compliance are based on the facts and circumstances existing at this time. The estimates were made using assumptions of future events including the continued availability of certain resources, Year 2000 modification plans, implementation success by key third-parties, and other factors. New developments may occur that could affect our estimates of the amount of time and costs needed to achieve Year 2000 compliance. These developments include, but are not limited to:

     o  the availability and cost of personnel trained in this area;

     o  unanticipated failures in our IT and non-IT systems; and

     o the planning and Year 2000 compliance success that suppliers and vendors attain.

     We cannot determine the impact of these potential developments on the current estimate of probable costs of achieving Year 2000 compliance. Accordingly, we are not able to estimate our possible future costs beyond the current estimate of costs. As new developments occur, these cost estimates may be revised to reflect the impact of these developments on the costs to us of making our products and IT and non-IT systems Year 2000 compliant. Such revisions in costs could have a material adverse impact on our results of operations in the quarterly period in which they are recorded. Although we consider it unlikely, such revisions could also have a material adverse effect on our business, financial condition or results of operations.

     Like virtually every company, we are at risk for the failure of major infrastructure providers to adequately address potential Year 2000 problems. We are highly dependent on a variety of public and private infrastructure providers to conduct our business in numerous jurisdictions throughout the country. Failures of the banking system, basic utility providers, telecommunication providers and other services, as a result of Year 2000 problems, could have a material adverse effect on our ability to conduct our business. While we are cognizant of these risks, a complete assessment of all such risks is beyond the scope of our Year 2000 assessment or our ability to address. We have focused our resources and attention on the most immediate and controllable Year 2000 risks.


SELECTED FINANCIAL DATA OF PETRINI

     Reconta Ernst & Young S.p.A. has audited the Petrini S.p.A. historical financial statements prepared in accordance with Italian GAAP for the years from 1994 through 1998. Reconta Ernst & Young S.p.A. has issued an audit opinion on the US GAAP historical financial statements of Petrini S.p.A. at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. The selected financial data as of and for the nine months ended September 30, 1998 and 1999 were derived from Petrini's unaudited financial statements. In the opinion of management of Petrini, the selected financial data presented below as of and for the nine months ended September 30, 1998 and 1999 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. The nine month results are not necessarily indicative of the results to be expected for the full year. This information should be read in conjunction with "--Management's Discussion and Analysis of Financial Condition and Results of Operations of Petrini" and Petrini's historical financial statements, including the notes thereto, appearing elsewhere in this proxy statement/prospectus.

                                                         YEAR ENDED DECEMBER 31,
                               ---------------------------------------------------------------------------
                                     (UNAUDITED)
                               -----------------------
                                   1994        1995        1996        1997        1998          1998
                               ----------- ----------- ----------- ----------- ----------- ---------------
                                                                                            (IN THOUSANDS
                                                                                               OF U.S.
                                                  (IN MILLIONS OF LIRE)                      DOLLARS)(1)
STATEMENT OF INCOME
 DATA:
Net sales ....................   302,207     319,341     320,292     294,859     266,307      $ 141,127
Cost of sales ................   230,436     248,372     244,490     224,216     196,902        104,347
                                 -------     -------     -------     -------     -------      ---------
Gross profit .................    71,771      70,969      75,802      70,643      69,405         36,780
                                 -------     -------     -------     -------     -------      ---------
Selling expenses .............    44,957      46,097      48,638      47,633      46,194         24,480
General and administrative
 expenses ....................    16,748      15,954      15,717      16,079      14,719          7,800
                                 -------     -------     -------     -------     -------      ---------
                                  61,705      62,051      64,355      63,712      60,913         32,280
                                 -------     -------     -------     -------     -------      ---------
Operating income .............    10,066       8,968      11,447       6,931       8,492      $   4,500
                                 =======     =======     =======     =======     =======      =========
Net income ...................     2,390         693       2,082         278         829      $     439
                                 =======     =======     =======     =======     =======      =========
Basic and diluted earnings per
 share (Lire, US $)...........        59          17          51           7          20      $    0.01
                                 =======     =======     =======     =======     =======      =========
Weighted average number of
 shares of Common Stock
 outstanding (millions of
 shares) .....................       40.7        40.7        40.7        40.7        40.7         40.7
                                 ========    ========    ========    ========    ========     =========
EBITDA (2) ...................    15,695      14,271      16,499      12,249      14,110      $   7,477
                                 ========    ========    ========    ========    ========     =========

                                  NINE MONTHS ENDED SEPTEMBER 30,
                               --------------------------------------
                                            (UNAUDITED)
                                   1998        1999         1999
                               ----------- ----------- --------------
                                                        (IN THOUSANDS
                                                           OF U.S.
                                (IN MILLIONS OF LIRE)    DOLLARS)(1)
STATEMENT OF INCOME
 DATA:
Net sales ....................   200,356     194,783     $ 103,224
Cost of sales ................   148,964     140,042        74,214
                                 -------     -------     ---------
Gross profit .................    51,392      54,741        29,010
                                 -------     -------     ---------
Selling expenses .............    36,579      36,480        19,332
General and administrative
 expenses ....................     8,658      10,884         5,768
                                 -------     -------     ---------
                                  45,237      47,364        25,100
                                 -------     -------     ---------
Operating income .............     6,155       7,377     $   3,910
                                 =======     =======     =========
Net income ...................       162       1,541     $     817
                                 =======     =======     =========
Basic and diluted earnings per
 share (Lire, US $)...........         4          38     $    0.02
                                 =======     =======     =========
Weighted average number of
 shares of Common Stock
 outstanding (millions of
 shares) .....................      40.7        40.7          40.7
                                 ========    ========    =========
EBITDA (2) ...................    10,328      10,913     $   5,783
                                 ========    ========    =========

----------
(1)   Exchange Rate: Lire 1,887 = U.S. $1 as of November 23, 1999.

(2) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. Although EBITDA is not recognized under GAAP, it is accepted in the food industry as a generally recognized measure of performance. However, EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.

                                                   AS OF DECEMBER 31,                                AS OF SEPTEMBER 30,
                           ------------------------------------------------------------------ ----------------------------------
                                    (UNAUDITED)
                           ------------------------------                                                (UNAUDITED)
                              1994       1995      1996      1997      1998         1998         1998      1999        1999
                           ---------- --------- --------- --------- --------- --------------- --------- --------- --------------
                                                                               (IN THOUSANDS                       (IN THOUSANDS
                                                                                  OF U.S.        (IN MILLIONS         OF U.S.
                                         (IN MILLIONS OF LIRE)                  DOLLARS)(1)        OF LIRE)         DOLLARS)(1)
BALANCE SHEET DATA:
Working capital ..........    7,757     18,670    10,416    14,366    12,398      $ 6,571       13,205    18,646      $ 9,883
Total assets .............  180,227    190,010   183,754   187,725   186,690       98,936      183,792   184,952       98,013
Total liabilities ........  135,494    144,585   136,244   139,937   138,073       73,171      135,842   134,737       71,402
Stockholders' equity .....   44,733     45,426    47,510    47,788    48,617       25,765       47,950    50,215       26,611

----------
(1)   Exchange Rate: Lire 1,887 = U.S. $1 as of November 23, 1999.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PETRINI

     The following discussion should be read together with Petrini's historical financial statements, including the notes appearing elsewhere in this proxy statement/prospectus.


Overview

     Petrini is an Italian company that produces and sells animal feed and pasta and flour products. Petrini's animal feed business produces feed for industrial breeders, family-owned breeding farms and domestic pets. Petrini's pasta and flour business produces traditional, specialty and health and diet pastas and flours for use by the bakery industry. By-products of Petrini's pasta and flour business are used as raw materials for its animal feed products. Petrini also engages, to a lesser extent, in animal breeding, selling gardening articles and supplying accessories for pets.

     Animal feed represented approximately 70% of Petrini's revenues in 1998, with pasta and flour accounting for the remaining 30%. Virtually all of Petrini's sales of animal feed are made in Italy, while approximately 21% of its pasta and flour products are exported to the United States, Europe and Southeast Asia.

     Petrini's wholly-owned subsidiary, Petrini Foods International, Inc., which has been operating since September 1998, acts as Petrini's exclusive distributor in the US market for Petrini's pasta products.

     The dollar amounts set forth below have been translated into US Dollars for the convenience of the reader of the rate of Lire 1,887 = US $1.00 as of November 23, 1999.

     In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all of the figures are approximations.


Results of Operations


  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

     Revenues. Revenues for the nine months ended September 30, 1999 decreased by 2.8% to $103.2 million from $106.1 million for the nine months ended September 30, 1998 due primarily to a 2% decrease in sales unit prices to customers resulting from a decrease in raw material costs. Animal feed revenues for the nine months ended September 30, 1999 decreased by 3.3% to $75.7 million from $78.2 million for the nine months ended September 1998, while sale volumes for both periods were 287,000 tons. Pasta and flour revenues for the nine months ended September 30, 1999 decreased by 1.5% to $27.5 million from $27.9 million for the nine months ended September 30, 1998 despite an increase of 1.2% in sale volumes resulting from new marketing initiatives. The decrease in revenues in both animal feed and pasta flour was primarily due to a decrease in the cost of raw materials which resulted in lower sales prices to our customers.

     Gross Profit. Gross profit for the nine months ended September 30, 1999 increased by 6.5% to $29.0 million from $27.2 million for the nine months ended September 30, 1998. The increase in gross profit resulted in a increase in gross margin percentage to 28.1% in the nine months ended September 30, 1999 from 25.6% in the nine months ended September 30, 1998. This increase was primarily due to reductions in raw materials prices which contributed to an increase in gross profit as well as improvements in production efficiencies. The gross profit of the animal feed division was impacted by a loss of approximately $495,000 arising out of Petrini's operation of a pig breeding farm. Petrini's operations at this farm are expected to be discontinued by the end of 1999.

     Operating Expenses. Operating expenses, consisting of selling costs and general and administrative expenses, increased by 4.7% to $25.1 million for the nine months ended September 30, 1999 or 24.3% of revenues, from $24.0 million for nine months ended September 30, 1998, or 22.6% of revenues. This increase was primarily due to one-time costs associated with the introduction of management's efficiency plan, including costs relating to redundancies, management consulting and professional services, and to one-time start-up costs of approximately $293,000 relating to the establishment of Petrini's United States subsidiary.

     Operating Income. Operating income increased by 19.9% to $3.9 million for the nine months ended September 30, 1999 from $3.3 million for the nine months ended September 30, 1998. This increase was primarily due to an increase in gross profit in both the animal feed and pasta and flour businesses resulting from declines in the price of raw materials, the initial benefits of management's efficiency plan and new marketing initiatives in Petrini pasta operations.

     Interest Expense. Interest expense decreased by 50.2% to $900,000 for the nine months ended September 30, 1999 from $1.7 million for the nine months ended September 30, 1998. The decrease in interest expense was primarily the result of a decrease in interest rates on our borrowings resulting from an increase in working capital at Petrini during the nine months ended September 30, 1999 and an overall reduction in debt levels.

     Other Expenses. Other expenses increased to $271,000 for the nine months ended September 30, 1999 from $9,000 for the nine months ended September 30, 1998. This increase is mainly due to the costs associated with the 1999 factoring activity of Petrini.

     Income Before Taxes. Income before taxes increased by 82.4% to $2.8 million for the nine months ended September 30, 1999 from $1.5 million for the nine months ended September 30, 1998 primarily as a result of the matters described above.

     Income After Taxes. Net income increased to $816,000 for the nine months ended September 30, 1999 from $86,000 for the nine months ended September 30, 1998. Income taxes increased to $2.0 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998, as a result of Petrini's improved profitability.

     EBITDA. EBITDA increased by 5.5% to $5.8 million for the nine months ended September 30, 1999 from $5.5 million for the nine months ended September 30, 1998, primarily as a result of the matters described above. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues decreased by 9.7% to $141.1 million in 1998 from $156.2 million in 1997. This decrease was primarily due to a decrease in sales volume, which decreased by 4.9% from 405,000 tons in 1997 to 385,000 tons in 1998, and decreases in the prices of raw materials which resulted in lower sales prices to customers. Animal feed revenues decreased by 11.1% to $99.2 million in 1998 from $111.5 million in 1997. In animal feed, decreases in sales volumes were due to:

     o reduced European Union milk quotas, which reduced demand for feed for dairy cows,

     o  lower pork prices, which reduced demand for pig feed; and

     o continued concerns relating to mad cow disease, which reduced demand for beef cattle.

     Pasta and flour revenues decreased by 2.7% to $37.7 million in 1998 from $38.7 million in 1997. In pasta and flour, aggressive pricing strategies by the Italian pasta market leader, Barilla, led to a reduction in Petrini's sales volumes. Petrini chose to raise its own prices marginally in order to enhance its premium-quality positioning and maintain margins as raw material prices increased during 1998, but did so at the expense of a slight decrease in its sales volumes.

     Gross Profit. Gross profit decreased by 1.7% to $36.8 million in 1998 from $37.4 million in 1997, with gross margins rising from 24.7% to 26.1%. The increase in margins was primarily due, in pasta and flour, to Petrini's policies of maintaining premium pricing in its pasta brands, and, in animal feed, to its policy of reformulating certain feed products to take advantage of lower raw material prices.

     Operating Expenses. Operating expenses, comprising of selling costs and general and administrative expenses, decreased by 4.7% to $32.2 million in 1998 or 22.9% of revenues, from $33.8 million in 1997, or 21.6% of revenues. The decrease in operating expenses resulted primarily from reduction in labor costs as central overhead costs were marginally reduced in light of declining sales activity.

     Operating Income. Operating income increased by 21.6% to $4.5 million in 1998 from $3.7 million in 1997. The increase resulted primarily from increased gross margins as well as a reduction in operating expenses.

     Interest Expense. Net interest expense decreased by 30.0% to $2.1 million in 1998 from $3.0 million in 1997. This decrease was due primarily to a decrease in interest rates on our borrowings during this period.

     Income Before Taxes. Income before taxes increased to $2.3 million in 1998 from $379,000 in 1997. This increase was primarily a result of increased operating income and a significant reduction in net interest expense caused by a reduction in Italian interest rates during 1998.

     Income After Taxes. Net income increased by 198.6% to $439,000 in 1998 from $147,000 in 1997. In 1998, income taxes were $1.9 million or 81% of pretax income, due to the Italian system for computing taxation, which fluctuates based on both a regional tax on production activities and a national tax based on taxable income.

     EBITDA. EBITDA increased by 15.2% to $7.5 million in 1998 from $6.5 million in 1997, primarily as a result of the matters described above. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues decreased by 7.8% to $156.2 million in 1997 from $169.7 million in 1996. Each of the main business lines of Petrini experienced a decline in revenues during this period. Animal feed revenues decreased by 9.0% to $111.5 million in 1997 from $124.3 million in 1996. Pasta and flour revenues decreased by 5.2% to $38.7 million in 1997 from $40.2 million in 1996. The principal reasons for the decrease in revenues were:

     o reduced consumption of beef and lower beef prices triggered by concerns regarding mad cow disease;

     o reduced volumes of feed for rabbits due to a decline in rabbit breeding;

     o the beginning of reductions in European Union milk quotas which reduced demand for feed for dairy cows; and

     o in pasta, reductions in prices due to pricing pressures from some supermarket groups.

     Gross Profit. Gross profit decreased by 6.9% to $37.4 million in 1997 from $40.2 million in 1996, with gross margins increasing slightly from 23.7% to 23.9%. This resulted in part from a decrease in prices for raw materials in animal feed which accompanied a decrease in sales volume and prices. Petrini's ability to maintain premium pricing for its industrial flour during 1997 also contributed to this result.

     Operating Expenses. Operating expenses, comprising of selling costs and general and administrative expenses, decreased by 1.1% to $33.8 million in 1997, or 21.6% of revenues, from $34.1 million in 1996, or 20.1% of revenues, as a result of a decrease in sales.

     Operating Income. Operating income decreased by 39.1% to $3.7 million in 1997 from $6.1 million in 1996. The decline in operating income resulted primarily from a decrease in revenues during 1997.

     Interest Expense. Interest expense decreased by 20.5% to $3.0 million in 1997 from $3.8 million in 1996 due primarily to a significant decrease in Italian interest rates during 1997.

     Income Before Taxes. Income before taxes decreased to $379,000 in 1997 compared to $2.3 million in 1996 primarily as a result of a decrease in revenues.

     Income After Taxes. Net profits decreased to $147,000 in 1997 from $1.1 million in 1996 primarily as a result of a decrease in revenues and decrease in gross profits in 1997.

     EBITDA. EBITDA decreased by 25.8% to $6.5 million in 1997 from $8.7 million in 1996, primarily as a result of the matters described above. EBITDA should not be considered an alternative to operating income, net income, cash flows or any other measure of performance as determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity.


Liquidity and Capital Resources

     Petrini has historically financed its operations through cash flow generated from operations and borrowings under various credit facilities. Petrini's principal uses of cash have been to fund working capital, including financing inventories and trade receivables and other operating expenses, debt service and capital expenditures. At September 30 , 1999, Petrini had working capital of $34.2 million compared to $35.6 million at September 30, 1998.

     As of September 30, 1999, Petrini's cash and cash equivalents decreased to $110,000 from $461,000 at December 31, 1998. At September 30, 1999, Petrini had total indebtedness of $32.0 million, $22.1 million of which is short term borrowings.

     Cash provided by operating activities was $5.5 million during the nine months ended September 30, 1999 almost unchanged with reference to the same period of previous year. Cash provided by operating activities for the years ended December 31, 1998 was $5.7 million. Cash used in operating activities for the year ended December 31, 1997 was $949,000 principally due to the reduction in accounts payable. Cash provided by operating activities for the year ended December 31, 1996 was $4.4 million partially from net income of $1.1 million.

     Net cash used in investing activities during the nine months ended September 30, 1999 was $1.3 million almost unchanged with reference to the same period of previous year. Net cash used for the years ended December 31, 1998, 1997 and 1996 was $1.8 million, $3.6 million and $3.4 million, respectively. In all periods cash used in investing activities resulted primarily from the purchase of machinery and equipment for production activity and partially offset by proceeds from the sale of property, plant, and equipment.

     Net cash used in financing activities during the nine months ended September 30, 1999 was $4.5 million compared with $3.4 million for same period of 1998. During the nine months ended September 30, 1999 cash was used to reduce short term borrowings by $5.8 million and repay long term debt in the amount of $3.8 million. During the same period, $5.3 million was provided by proceeds from long term debt. Net cash used in financing activities for the year ended December 31, 1998 was $4.1 million principally due to payments of long-term debt. Net cash provided by financing activities for the year ended December 31, 1997 was $4.4 million primarily from the receipt of $7.6 million of long and short-term borrowings, offset by $3.2 million of repayments on long-term debt. Net cash used in financing operations for the year ended December 31, 1996 was $1.6 million primarily due to net repayments on long-term debt.

     Petrini maintains unsecured short term credit facilities with over 20 Italian banks. These facilities are typically available for terms up to one year and accrue interest at rates that fluctuate relative to the official Italian rate of discount. At September 30, 1999 the aggregate amount outstanding under these facilities was $22.1 million and $18.0 million was unused and available for borrowing. Borrowings under these facilities are used to support Petrini's operations and are serviced by cash flow from operations.

     At September 30, 1999, Petrini had long term debt in the aggregate amount of $9.9 million. The debt matures over varying terms ranging from June 2000 to March 2007 and accrues interest either at fixed annual interest rates ranging from 3.2% to 6.9% or variable rates based upon various interest rates measures. Substantially all of the long term debt is secured by liens on Petrini's property. A portion of the long term debt is subsidized by governmental agencies.

     In June 1999, Petrini entered into a factoring arrangement whereby it sells a portion of its accounts receivable without recourse. A portion of the proceeds of this arrangement has been used to pay short-term and long-term indebtedness while the remaining proceeds have been used for working capital. Petrini intends to expand its factoring activity in the future and believes that it will result in increased cash and decreased short-term debt, while increasing Petrini's flexibility to incur additional indebtedness if necessary or advisable to execute its consolidation strategy.

     Petrini believes that its cash and cash generated from operations, together with amounts available under its credit facilities and factoring arrangements, will be sufficient to meet its working capital needs and capital expenditure requirements for the foreseeable future.


Year 2000 Compliance

     The Year 2000 issue is the result of using only the last two digits to indicate the year in computer hardware and software programs and embedded technology such as microcontrollers. As a result, these programs do not properly recognize a year that ends with "00" instead of the familiar "99." If uncorrected, such programs will be unable to interpret dates beyond the year 1999, which could cause computer system failure or miscalculations and could disrupt our operations and adversely affect its cash flows and results of operations.

     Petrini recognizes the importance of the Year 2000 issue and established a project team with the objective to ensure an uninterrupted transition to the year 2000 by assessing, testing and modifying products and information technology and non-IT systems so that such systems and software will perform as intended and information and dates can be processed with expected results. The scope of the Year 2000 compliance effort includes:

     o  IT such as software and hardware;

     o  non-IT systems or embedded technology; and

     o the readiness of key third parties, including suppliers, distributors, carriers and customers, and the electronic date interchange with those key third parties.

     Independent of the Year 2000 issue, Petrini has installed new management information systems. These systems are fully operational and have been tested and Petrini believes they are Year 2000 compliant. If Petrini's systems are not Year 2000 compliant, Petrini has developed a contingency plan which includes increasing normal inventories of critical raw materials and other supplies prior to December 31, 1999, and making alternate arrangements for the transport of its products, if necessary, which efforts have already begun, and ensuring that all critical staff are available or scheduled to work prior to, during and immediately after December 31, 1999.

     In addition to internal Year 2000 IT and non-IT remediation activities, Petrini has contacted its key suppliers and vendors, distributors and carriers to minimize disruptions in the relationship between Petrini and these important third parties from the Year 2000 issue. Petrini has requested year 2000 compliance certification from each of such vendors and suppliers, distributors and carriers for their hardware and software products and for their internal business applications and processes. While Petrini cannot guarantee compliance by third parties, it will consider alternate sources of supply and other means of transport, which it believes are generally available in the event a key supplier or carrier cannot demonstrate is systems or products are year 2000 compliant.

     The costs of updated our systems for Year 2000 compliance has been approximately $200,000, only a portion of which is attributable to Year 2000 compliance. While Petrini believes that it has completed the updates required for the operation of its IT and non-IT systems and does not expect to incur any material costs in the future relating to the Year 2000, there can be no assurance as to the ultimate cost of Petrini's Year 2000. Such additional costs, if any, will be expensed as incurred, except to the extent such costs are incurred for the purchase or lease of capital equipment.

     Petrini's current estimates of the amount of time and costs necessary to remediate and test its computer systems, to the extent not already completed, are based on the facts and circumstances existing at this time. The estimates were made using assumptions of future events including the continued availability of certain resources, Year 2000 modification plans, implementation success by key third-parties, and other factors. New developments may occur that could affect Petrini's estimates of the amount of time and costs needed to modify and test its IT and non-IT systems for Year 2000 compliance. These developments include, but are not limited to:

     o  the availability and cost of personnel trained in this area;

     o the ability to locate and correct all relevant date-sensitive codes in both IT and non-It systems;

     o  unanticipated failures in our IT and non-IT systems; and

     o the planning and Year 2000 compliance success that suppliers and vendors attain.

     Petrini cannot determine the impact of these potential developments on the current estimate of probable costs of making its products and IT and non-IT systems Year 2000 compliant. Accordingly, Petrini is not able to estimate its possible future costs beyond the current estimate of costs. As new developments occur, these costs estimates may be revised to reflect the impact of these developments on the costs to us of making its products and IT and non-IT systems Year 2000 compliant. Such revisions in costs could have a material adverse impact on Petrini's results of operations in the quarterly period in which they are recorded. Although Petrini consider it unlikely, such revisions could also have a material adverse effect on its business, financial condition or results of operations.

     Like virtually every company, Petrini is at risk for the failure of major infrastructure providers to adequately address potential Year 2000 problems. Petrini is highly dependent on a variety of public and private infrastructure providers to conduct its business in numerous jurisdictions throughout Italy and the rest of the countries in which it distributes its products. Failures of the banking systems, basic utility providers, telecommunication providers and other services, as a result of Year 2000 problems, could have a material adverse effect on Petrini's ability to conduct its business. While Petrini is cognizant of these risks, a complete assessment of all such risks is beyond the scope of its Year 2000 assessment or its ability to address. Petrini has focused its resources and attention on the most immediate and controllable Year 2000 risks.

                               MANAGEMENT OF IAT


DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of our executive officers and directors:


              NAME               AGE                       POSITION
------------------------------- ----- --------------------------------------------------
Jacob Agam ....................  44   Chairman of the Board and Chief Executive Officer
Klaus Grissemann ..............  56   Director and Chief Financial Officer
Nicolaas Hildebrand ...........  49   Chief Operating Officer
Marc S. Goldfarb(1)(2) ........  35   Director
Erich Weber(1)(2) .............  57   Director
Robert Weiss(1)(2) ............  52   Director

----------
(1)   Member of Audit Committee

(2)   Member of Compensation Committee

     JACOB AGAM has served as our Co-Chairman of the Board since our organization in October 1996 and became our Chairman and our Chief Executive Officer in April 1998. Mr. Agam has served as the Chairman of the Board and Chief Executive Officer of Gruppo Spigadoro N.V., a Dutch holding company operating in the Italian food and animal feed markets, since September 1998 and the Chairman of the Board of Interactive Magic, Inc., an e-commerce and Internet advertising company, since August 1999. Mr. Agam is a founder and Chairman of Orida Capital Ltd. and Vertical Capital Ltd., each a merchant banking and venture capital firm since their inception in 1993, and the Chairman of Vertical Financial Holdings, a principal stockholder of IAT, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than IAT. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and an LLM degree in securities and corporate finance from the University of Pennsylvania in 1986.

     KLAUS GRISSEMANN has served as our Chief Financial Officer since our organization in October 1996 and has served as a director since December 1996. Mr. Grissemann joined IAT AG, a subsidiary of IAT, in 1989 as Chief Financial Officer and has served as a director of IAT AG since 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule business school in Zurich.

     NICOLAAS HILDEBRAND has served as our Chief Operating Officer since February 1999. Prior to joining IAT, Mr. Hildebrand served as the Managing Director of Asys Holding. Prior to joining Asys in July 1996, Mr. Hildebrand served as the General Manager, Central Europe, for Compuware, an information technology consulting company, from May 1994 until September 1995 and Director of Marketing and Research and Development for Wang Europe, a computer manufacturer, from January 1987 until February 1994.

     MARC S. GOLDFARB has served as a director of IAT since September 1999. Since August 1998, Mr. Goldfarb has been the President and Managing Director of Orida Capital USA, Inc., a consulting firm that is the U.S. representative of the Vertical Group, a global merchant banking firm, and an affiliate of Orida Capital Ltd. Prior to joining Orida Capital, Mr. Goldfarb was a corporate and securities attorney for over 10 years, most recently as a partner at Bachner, Tally & Polevoy LLP in New York, where he specialized in corporate finance, venture capital and mergers and acquisitions. Mr. Goldfarb holds a B.S. degree in Management and Industrial Relations from Cornell University and a J.D. from the University of Pennsylvania Law School.

     DR. ERICH WEBER has served as a director of IAT since June 1998. Dr. Weber's expertise is in information automation. Dr. Weber has served in several management positions at Revi Informatik, a data processing consulting company, since 1992 following ten years as a partner and manager of electronic data processing consulting of Revisuisse Price Waterhouse, Zurich. Prior thereto, he was a department manager of infomatics for Migros Genossenschaftsbund and Alusuisse, a producer of aluminum products. Dr. Weber earned his doctorate in Economic Science from the University of Zurich in 1970.

     ROBERT WEISS has served as a director of IAT since June 1998. In 1980 Mr. Weiss founded Robert Weiss Consulting, an independent electrical engineering consulting company, and has served as its President since 1980. Previously, he served nine years as a consultant to Alusuisse, a producer of aluminum products, in its headquarters and department of research and development. Mr. Weiss received a degree in Chemistry from Technical College Winterthur in 1970.

     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. All officers serve at the discretion of the Board of Directors.


DIRECTORS AND EXECUTIVE OFFICERS OF IAT FOLLOWING THE ACQUISITION

     The following table sets forth the names, ages and positions of our executive officers and directors and executive officers of Petrini following the acquisition:


               NAME                  AGE                        POSITION
---------------------------------   -----   -----------------------------------------------
Jacob Agam ......................    44     Chairman of the Board and Chief Executive
                                            Officer of IAT
Klaus Grissemann ................    56     Director and Chief Financial Officer of IAT
Lucio De Luca ...................    48     Director of IAT and Chief Operating Officer of
                                            IAT and Petrini
Marc S. Goldfarb(1)(2) ..........    35     Director
Erich Weber(1)(2) ...............    57     Director
Robert Weiss(1)(2) ..............    52     Director
Carlo Petrini ...................    65     Director of IAT and Chairman of the Board of
                                            Petrini
Dario Ciolina ...................    53     Chief Financial Officer of Petrini

----------
(1)   Member of Audit Committee

(2)   Member of Compensation Committee

     For biographies of Messrs. Agam, Grissemann, Goldfarb, Weber and Weiss, see "Management of IAT--Directors and Executive Officers".

     LUCIO DE LUCA has over 24 years of experience in the food and manufacturing industry and has served as Chief Operating Officer of Petrini S.p.A. since 1998. From 1994 to 1998, Mr. De Luca was General Manager of several divisions of Averna Group, a large Italian industrial holding company. From 1990 to 1993, Mr. De Luca was President of Pepsi Cola Foods International Inc. Italy. From 1987 to 1989, he was Divisional Manager of Mars (Italy) and from 1978 to 1987, Mr. De Luca served in various capacities, including Marketing Director of Henkel (Italy), a large German chemical company. Mr. De Luca also served in London, England from 1974 to 1978, as General Manager of Compagnia Commerciale Meridionale, an Italian import-export company.

     CARLO PETRINI is a direct descendant of the founder of Petrini, has worked for Petrini for 43 years and has served as President since 1980. Mr. Petrini also co-founded the American-Italian Pasta Company, a United States pasta manufacturing and distribution company, which was sold in 1989. Mr. Petrini is also a board member of various Italian trade groups, industrial and food companies, as well as Banca d'Italia (Perugia).

     DARIO CIOLINA has served as the Chief Financial Officer of Petrini since April 1999. Prior to joining Petrini, Mr. Ciolina served as Director of Special Projects of Cinzano S.p.A., a United Distillers (Diageo Plc) company, from 1996 to 1998. From 1992 to 1995, Mr. Ciolina served as Group Finance Director of Krizia S.p.A., one of the largest Italian fashion companies. From 1985 to 1991, Mr. Ciolina served as Vice

President Finance of Oral-B Italy S.p.A., a Gillette company. From 1971 to 1984, Mr. Ciolina served in various capacities in consulting and in the manufacturing industry at Price Waterhouse, Cadbury Schweppes Italy S.p.A. and Frendo-Abex S.p.A., an IC Industries Inc. company, operating in Italy in the automotive components industry. Mr. Ciolina graduated with a degree in Economics from Bocconi University in Milan.

     All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified; vacancies and any additional positions created by board action are filled by action of the existing Board of Directors. All officers serve at the discretion of the Board of Directors.

     See "Management of Petrini" for a discussion of the compensation of Messrs. De Luca, Petrini and Ciolina at Petrini.


RIGHTS TO NOMINATE DIRECTORS

     Following the acquisition, for so long as Spigadoro (or its current shareholders), their respective affiliates and Carlo Petrini collectively hold at least:

     o 50% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 50% of the members for election to our Board of Directors;

     o 25% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate 25% of the members for election to our Board of Directors; and

     o 10% of the outstanding shares of our common stock, Spigadoro or its assignee will have the right to nominate a single member for election to our Board of Directors.


COMMITTEES OF THE BOARD OF DIRECTORS


 Audit Committee


     The Audit Committee consists of Messrs. Goldfarb, Weber and Weiss. The primary functions of the Audit Committee are to recommend engagement of our independent public accountants and to maintain communications among such independent accountants, the Board of Directors and our internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of our internal controls and related matters.


 Compensation Committee


     The Compensation Committee consists of Messrs. Goldfarb, Weber and Weiss. The principal functions of the Compensation Committee are to review the management organization and development, review significant employee benefit programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs and advise the Board of Directors accordingly.


     We do not have a nominating committee.


DIRECTOR COMPENSATION


     Our directors currently do not receive any compensation as such, but directors who are not also our executive officers are reimbursed for expenses incurred in connection with their service on the Board of Directors. We may establish different compensation policies in the future. Vertical currently receives a monthly payment of $12,000 as compensation for the services of our Chairman of the Board nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1998, Vertical received $144,000 as consideration for Mr. Agam's services as our Chairman of the Board.

EXECUTIVE COMPENSATION


                          SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the aggregate compensation paid or accrued by us to Viktor Vogt, our Chief Executive Officer until April 1998 and Jacob Agam, our Chief Executive Officer since April 1998, one of our other executive officers whose annual compensation exceeded $100,000 for fiscal 1998 who was serving as an executive officer at December 31, 1998, two executive officers who were no longer serving in such capacity at December 31, 1998, and one executive officer who was elected in February 1999, for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996:

                                          ANNUAL COMPENSATION(1)                     LONG-TERM COMPENSATION
                               --------------------------------------------- ---------------------------------------
                                                              OTHER ANNUAL    RESTRICTED   SECURITIES    ALL OTHER
                                        SALARY     BONUS      COMPENSATION       STOCK     UNDERLYING   COMPENSATION
  NAME AND PRINCIPAL POSITION   YEAR      ($)       ($)           ($)          AWARDS(S)   OPTIONS(#)       ($)
------------------------------ ------ ---------- --------- ----------------- ------------ ------------ -------------
Jacob Agam (2)
 Chairman and Chief
 Executive Officer ........... 1998     25,000        --             --      --                  --          --
Viktor Vogt (3)
 Co-Chairman, Chief
 Executive Officer and
 President ................... 1998     70,655        --          4,377(4)   --              75,000          --
                                                                  2,336(5)
                               1997    136,458    10,000         16,965(4)   --                  --          --
                                                                  9,387(5)
                               1996    120,833        --         15,178(4)   --                  --          --
                                                                  9,325(5)
Nicolaas Hildebrand (6)
 Chief Operating Officer .     1998         --        --             --      --                  --          --
Klaus Grissemann (7)
 Chief Financial Officer ..... 1998    144,845        --          8,731(5)   --              50,000          --
                                                                 25,000(10)
                               1997    142,083        --          8,792(5)   --                  --          --
                               1996    136,163        --          8,792(5)   --                  --          --
Franz Muller (8)
 Chief Technical Officer of
 IAT AG ...................... 1998         --        --             --      --                              --
                               1997     95,632        --          7,774(4)   --                  --          --
                                                                  8,633(5)
                               1996     87,299        --          7,729(4)   --                              --
                                                                  8,633(5)
Alfred Simmet (9)
 Chief Operating Officer
 of FSE ...................... 1998     56,818        --             --      --              25,000          --
                               1997     22,066        --             --      --                  --          --

----------
(1) Compensation is paid in Swiss Francs or German Deutsche Marks and is converted into U.S. Dollars at the exchange rate of $1.00 = 1.44 SF and $1.00 = 1.775DM for 1996 and 1997 and $1.00 = 1.45 SF for 1998.

(2) Mr. Agam served as Co-Chairman of the Board since our organization in 1996 and became the sole Chairman and Chief Executive Officer in April 1998. For 1998, represents amounts accrued from September 1, 1998 to December 31, 1998, all of which was paid in 1999. Under an employment agreement effective September 1, 1998, Mr. Agam is entitled to an annual salary of $75,000 per year plus certain other benefits. Excludes $123,000 and $144,000 paid to Vertical as compensation for the services of Mr. Agam, as Chairman of the Board, during 1997 and 1998, respectively. See "--Director Compensation" and "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(3) Dr. Vogt resigned as our Co-Chairman, President and Chief Executive Officer as of April 1, 1998 in connection with our restructuring in March 1998. Includes $36,000 paid to Dr. Vogt for services rendered in 1998 as a consultant to IAT. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions--Spinoffs."

(4) Pursuant to the pension system in existence in Switzerland, we contribute these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement.

(5)   Represents payments made by us for automobile leases.

(6) We entered into an employment agreement effective as of February 1, 1999 with Mr. Hildebrand under which Mr. Hildebrand agreed to serve as our Chief Operating Officer until January 31, 2000. Mr. Hildebrand is entitled to an annual salary of DM 240,000 (approximately $136,000), reimbursement for travel and other business related expenses and an annual bonus of 3% of the consolidated earnings before interest, taxes, depreciation and amortization of FSE and Columbus. During the first year of the agreement, Mr. Hildebrand is entitled to a minimum bonus of DM 60,000 (approximately $34,000).

(7) Mr. Grissemann is not directly employed by IAT. His services are provided on a per diem basis by Grissemann Consulting S.A. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(8) Mr. Muller served as the Chief Technical Officer of IAT AG until March 1998 when he resigned from his position with IAT AG. Salary accrued from January 1, 1998 through March 31, 1998 was assumed by Algo Vision Schweiz in connection with our restructuring in March 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions--Spinoffs."

(9) Dr. Simmet became the Chief Operating Officer of FSE Computer-Handel GmbH & Co. on November 13, 1997 in connection with our acquisition of FSE. Dr. Simmet waived his rights to a portion of his salary during 1998. Dr. Simmet's compensation in 1997 represents amounts accrued from November 13, 1997 to December 31, 1997, all of which was paid in 1997. Dr. Simmet resigned as the Chief Operating Officer of FSE effective December 31, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and Related Transactions--Simmet Purchase Agreement."

(10) Consists of a payment to Mr. Grissemann for services rendered in connection with the acquisition of Columbus Computer Handels-und Vertriebs. See "--Employment Contracts and Termination of Employment and Change In-Control Arrangements."

                     OPTION GRANTS IN THE LAST FISCAL YEAR


     The following table sets forth certain information regarding stock options granted to our named executive officers during the fiscal year ended December 31, 1998. No stock appreciation rights were granted to these individuals during such year.


                                                        INDIVIDUAL GRANTS
                                   ------------------------------------------------------------
                                                       PERCENT OF
                                      NUMBER OF           TOTAL                                    POTENTIAL REALIZABLE
                                      SECURITIES         OPTIONS       EXERCISE                      VALUE AT ASSUMED
                                      UNDERLYING       GRANTED TO       OR BASE                    ANNUAL RATES OF STOCK
                                       OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION    PRICE APPRECIATION FOR
NAME                                 GRANTED (#)       FISCAL YEAR      ($/SH)         DATE           OPTION TERM(1)
----                               ---------------   --------------   ----------   ------------   -----------------------
                                                                                                    5% ($)       10% ($)
                                                                                                  ----------   ----------
Jacob Agam .....................            --              --              --             --           --
Victor Vogt(2) .................        50,000(3)          28.6         $ 5.00        3/11/03       69,070      152,628
                                        25,000(4)          14.3         $ 6.00        4/16/03       41,442       91,577
Nicolaas Hildebrand(5) .........            --              --              --             --           --           --
Klaus Grissemann ...............        50,000(6)          28.6         $ 6.00        4/16/08      188,668      478,123
Franz Muller(7) ................            --              --              --             --           --           --
Alfred Simmet(8) ...............        25,000(6)          14.3         $ 6.00        4/16/03       94,334      239,061

----------
(1) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by the SEC rules) and compounded for the term of the options, subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of our common stock. The actual value realized upon exercise of the options will depend on the fair market value of our common stock on the date of exercise.

(2) Dr. Vogt resigned as an executive officer of IAT effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(3) The options are exercisable in equal annual installments of one-third on a cumulative basis commencing from the date of grant.

(4) The options are all exercisable in full commencing from the date of grant.

(5) Mr. Hildebrand was granted options to purchase 60,000 shares of our common stock on February 1, 1999 which vest one third on November 1, 1999, one third on February 1, 2000 and one third on February 1, 2001.

(6) The options are exercisable in equal annual installments of 50% on a cumulative basis commencing from the date of grant.

(7) Mr. Muller resigned as an executive officer of IAT effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(8) Dr. Simmet resigned as an executive officer of IAT effective December 31, 1998 and as a result these options have terminated. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of stock options during fiscal 1998 by our named executive officers and the number and value of unexercised options held by each of our named executive officers as of December 31, 1998:


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED               VALUE OF
                                SHARES                                OPTIONS                    UNEXERCISED
                               ACQUIRED          VALUE                  AT                   IN-THE-MONEY OPTIONS
NAME                       ON EXERCISE (#)   REALIZED ($)       FISCAL YEAR-END (#)       AT FISCAL YEAR-END ($)(1)
----                      ----------------- -------------- ----------------------------- ----------------------------
                                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                           ------------- --------------- ------------- --------------
Jacob Agam                --                --                     --             --     --            --
Victor Vogt (2)           --                --                 41,666         33,334     --            --
Nicolaas Hildebrand (3)   --                --                     --             --     --
Klaus Grissemann          --                --                 25,000         25,000     --            --
Franz Muller (4)          --                --                     --             --     --            --
Alfred Simmet (5)         --                --                 12,500         12,500     --            --

----------
(1) None of the options outstanding at December 31, 1998 were exercisable at below $4.25, the market price of our common stock December 31, 1998.

(2) Dr. Vogt resigned as an executive officer of IAT Multimedia effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements" and "Certain Relationships and
     Related Transactions--Algo Vision Transaction."

(3) Mr. Hildebrand was granted 60,000 options to purchase shares of our common stock on February 1, 1999, the effective date on which he was hired as an executive officer of IAT.

(4) Mr. Muller resigned as an executive officer of IAT Multimedia effective April 1, 1998. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangements."

(5) Dr. Simmet resigned as an executive officer of IAT Multimedia effective December 31, 1998 and as a result these options have terminated. See "--Employment Contracts and Termination of Employment and
      Change-In-Control Arrangements."


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Agam

     We entered into an employment agreement effective as of September 1, 1998 with Mr. Agam under which Mr. Agam has agreed to serve as our Chief Executive Officer for a three year term expiring September 1, 2001. Under the employment agreement, Mr. Agam is entitled to an annual salary of $75,000 per year, plus a bonus to be approved by the Board of Directors. If the employment agreement is terminated by us without cause, Mr. Agam is entitled to receive his base salary for a period of one year following the date of termination. In connection with the acquisition, Mr. Agam's employment will be amended to provide that Mr. Agam will serve as our Chief Executive Officer for a three year term and will receive an annual salary of $300,000, plus a bonus to be approved by the Board of Directors. Mr. Agam will continue to be employed by us on a part-time basis.

Mr. Grissemann

     Mr. Grissemann's services as our Chief Financial Officer are provided to us on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement, dated September 1, 1992, and amended on December 19, 1994, between IAT AG and Grissemann Consulting S.A. This agreement has an indefinite term and provides that Mr. Grissemann is responsible for the administration and accounting of IAT Multimedia and that the amount of his business time which he is to devote to our affairs is to be agreed among the parties but shall not be less than 30% of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a fee of approximately $538 (SF775) per day to be amended yearly in line with increases in salary of our other executive officers plus expenses of an automobile to be provided to Mr. Grissemann. In July 1998, we further amended the agreement to provide for a payment to

Mr. Grissemann for services provided by him in connection with our acquisitions or financings. The amount to be paid to Mr. Grissemann for such services in any year will not exceed $50,000. In 1998, we paid $25,000 to Mr. Grissemann for services provided in connection with our acquisition of Columbus.


Mr. Hildebrand

     We entered into an employment agreement effective as of February 1, 1999 with Mr. Hildebrand under which Mr. Hildebrand has agreed to serve as our Chief Operating Officer until January 31, 2000. The term of employment could be extended until January 31, 2002 if agreed to by us and Mr. Hildebrand. In October 1999, we elected not to extend the term of employment. Under the employment agreement, Mr. Hildebrand is entitled to an annual salary of DM 240,000 (approximately $136,000), reimbursement for travel and other business related expenses and an annual bonus of 3% of the consolidated earnings before interest, taxes, depreciation and amortization of FSE and Columbus. During the first year of the agreement, Mr. Hildebrand is entitled to a minimum bonus of DM 60,000 (approximately $34,000). Under the employment agreement, Mr. Hildebrand received options to purchase 60,000 shares of our common stock.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1998, our Compensation Committee consisted of Messrs. Walther, Grissemann, Weber and Weiss, none of whom is a current or former employee or officer of IAT or any of our subsidiaries, except Mr. Grissemann who, while not our employee, provides the services of a Chief Financial Officer and is indirectly compensated by us. None of our executive officers and no member of our Compensation Committee is a member of any other business entity that has an executive officer that sits on our Board of Directors or on our Compensation Committee. See "--Employment Contracts and Termination of Employment and Change-In-Control Arrangement."


SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF IAT

     The following table sets forth certain information regarding ownership of our common stock as of December 1, 1999 by (i) each of our directors, (ii) each of our executive officers named under "Management of IAT--Executive Compensation," (iii) each person known by us to own beneficially more than five percent of our outstanding common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of these directors and officers is c/o IAT Multimedia, Inc., 70 East 55th Street, 24th Floor, New York, New York 10022. Beneficial ownership is defined in accordance with the rules of the Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein. In computing number and percentage ownership of shares of our common stock beneficially owned by a person, shares of common stock subject to options held by that person which are exercisable within 60 days of December 1, 1999 are deemed outstanding. Such shares of our common stock, however, are not deemed outstanding for purposes of computing the percentage ownership of stockholders other than such person.

     We have been advised that Vertical Financial Holdings owns equity interests in Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd. and that Vertical has agreements with third party investors in each such entity. These entities beneficially own an aggregate of 660,526 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants. These equity interests and agreements entitle Vertical to varying percentages of the profits resulting from the sale of the shares of each of these entities. Under agreements with each of these entities, the trustee of each such entity has voting and dispositive power over the shares held by that entity, although Vertical retains the right to appoint or terminate the appointment of the trustee.

NAME AND ADDRESS                                             NUMBER OF SHARES        PERCENTAGE OF SHARES
OF BENEFICIAL OWNER                                         BENEFICIALLY OWNED      BENEFICIALLY OWNED (%)
------------------------------------------------------   -----------------------   -----------------------
Jacob Agam (1) .......................................          40,000 (2)                      *
Klaus Grissemann .....................................         264,395 (3)                    2.2%
Marc Goldfarb ........................................          25,000 (2)                     --
Alfred Simmet (4) ....................................         146,949                        1.3
Viktor Vogt ..........................................         227,938 (5)                    1.9
Volker Walther (6) ...................................         940,750 (7)                    8.0
Franz Muller (8) .....................................              --                         --
Erich Weber ..........................................          25,000 (2)                      *
Robert Weiss .........................................          25,000 (2)                      *
Nicolaas Hildebrand ..................................          40,000 (9)                      *
Behala Anstalt (10) ..................................         592,804 (11)                   5.0
Lupin Investments Services Ltd. (12) .................         592,804 (13)                   5.0
Klaus-Dirk Sippel (14) ...............................       1,055,923 (15)                   8.7
Richard Suter (16) ...................................         721,551 (17)                   6.0
Vertical Financial Holdings (18) .....................        1,580,304 (19)                 12.7
JNC Opportunity Fund, Ltd. (20) ......................        1,908,282 (21)                 16.2
All of our executive officers and directors as a group
 (6 persons) .........................................         419,395 (22)                   3.5

----------
*     Less than 1%

(1) Jacob Agam, our Chairman and Chief Executive Officer, is the Chairman of the Board of Vertical Financial Holdings, a company organized under the laws of Liechtenstein, which beneficially owns 1,580,304 shares of common stock. Pursuant to an agreement between Orida Capital Ltd. and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares of common stock held by Vertical. Mr. Agam is the Chairman of Orida. Excludes an aggregate of 660,526 shares of our common stock and 890,151 shares of our common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investment Services Ltd. and Henilia Financial Ltd. Mr. Agam disclaims beneficial ownership of the shares held by Vertical, Behala, Lupin and Henilia.

(2) Represents shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

(3)   Includes:
      o 15,151 shares of common stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote; and

      o 75,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

     See "Certain Relationships and Related Transactions--Escrow Shares."

(4) Dr. Simmet resigned as an officer of IAT Multimedia effective December 31, 1998.

(5)   Includes:
      o 69,605 shares of common stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote; and

      o 58,333 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Excludes 16,667 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 1, 1999.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(6)   Volker Walther's address is Pohlweg 44, D-33098, Paderborn.

(7)   Includes:

      o 831,985 shares of common stock held by Walther Glas GmbH of which Mr. Walther is the majority shareholder, of which 12,495 shares of common stock are held in escrow but in respect of which Walther Glas GmbH retains the power to vote;

      o 58,765 shares of common stock which are held in escrow but in respect of which Mr. Walther retains the power to vote; and

      o 50,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(8)   Mr. Muller resigned as an officer of IAT Multimedia in April 1998.

(9) Represents shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999. Excludes 20,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of December 1, 1999.

(10)  The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
      Liechtenstein.

(11)  Includes:

      o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days of December 1, 1999; and

      o 23,712 shares of common stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(12) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Road Town, Tortola, British Virgin Islands.

(13)  Includes:

      o 296,402 shares of common stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd. and exercisable within 60 days of December 1, 1999; and

      o 23,712 shares of common stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(14) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland.

(15) The number of shares beneficially owned by Mr. Sippel is based upon information provided by Mr. Sippel in a Schedule 13G dated March 11, 1998 filed under to the Securities Exchange Act of 1934. Includes:

      o 398,864 shares of common stock issuable upon exercise of warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days of December 1, 1999; and

      o 56,565 shares of common stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote.

      Excludes 76,941 shares sold in October 1996 by Mr. Sippel to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, an agreement between Messrs. Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(16) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.

(17) The number of shares beneficially owned by Mr. Suter is based upon information provided by Mr. Suter in a Schedule 13G dated March 16, 1998 filed under to the Securities Exchange Act of 1934. Includes:

      o 198,864 shares of common stock issuable upon exercise of warrants beneficially owned by Richard Suter and exercisable within 60 days of December 1, 1999; and

      o 45,815 shares of common stock which are held in escrow but in respect of which Mr. Suter retains the power to vote.

      See "Certain Relationships and Related Transactions--Escrow Shares."

(18)  The address of Vertical Financial Holdings Establishment is
      Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(19)  Includes:

      o 690,152 shares of common stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days of December 1 1999; and

      o 71,212 shares of common stock which are held in escrow but in respect of which Vertical retains the power to vote.

      Excludes an aggregate of 660,526 shares of common stock and 890,151 shares of common stock issuable upon exercise of warrants held by Behala Anstalt, Lupin Investments Services Ltd. and Henilia Financial Ltd. Vertical has the right to receive a percentage of the proceeds from the sale of shares by these entities. Also excludes 69,605 shares of common stock owned by Dr. Vogt in which Vertical does not have any voting or dispositive power. However, under an agreement between Vertical and Dr. Vogt, Vertical has the right to receive a portion of the proceeds of the sale of these shares by Dr. Vogt.

     See "Certain Relationships and Related Transactions--Escrow Shares."

(20) JNC's address is c/o Encore Capital Management, L.L.C., 12007 Sunrise Valley Drive, Suite 460, Reston, Virginia 20191.

(21) Includes 35,300 shares of common stock issuable upon exercise of warrants beneficially owned by JNC and exercisable within 60 days of December 1, 1999.

      Excludes:

      o 578,763 shares of our common stock which are issuable upon exercise of a convertible debenture held by JNC, subject to receipt of stockholder approval for the issuance of the shares of common stock as described in this proxy statement/ prospectus; and

      o 23,529 shares of common stock issuable upon exercise of warrants and 198,255 shares of common stock issuable upon conversion of convertible preferred stock held by JNC Strategic Fund, Ltd., all of which are exercisable within 60 days of December 1, 1999. JNC and JNC Strategic Fund, Ltd. have a common investment manager.

(22)  Includes:

      o 15,151 shares of common stock which are held in escrow but in respect which the officer retains the power to vote; and

      o 230,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of December 1, 1999.

      Excludes 20,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days. Also excludes shares of common stock beneficially owned by:

      o Viktor Vogt, Volker Walther, Dr. Simmet and Mr. Muller former directors and officers of IAT Multimedia; and

      o  Vertical, of which Mr. Agam is Chairman of the Board.


                             MANAGEMENT OF PETRINI


EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth the aggregate compensation paid or accrued by Petrini to Carlo Petrini, the Chairman of the Board of Petrini, Lucio De Luca, the Chief Operating Officer of Petrini, and Dario Ciolina, the Chief Financial Officer of Petrini, for services rendered during the fiscal years ended December 31, 1998, 1997 and 1996. Each of these persons will remain as executive officers of Petrini following the closing of the acquisition. Mr. De Luca will also become the Chief Operating Officer of IAT following the acquisition.


                                           ANNUAL COMPENSATION(1)                      LONG-TERM COMPENSATION
                              ------------------------------------------------ ---------------------------------------
                                                                 OTHER ANNUAL   RESTRICTED   SECURITIES    ALL OTHER
                                           SALARY        BONUS   COMPENSATION      STOCK     UNDERLYING   COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR          ($)          ($)         ($)        AWARD(S)    OPTIONS(#)       ($)
----------------------------- ------ ------------------ ------- -------------- ------------ ------------ -------------
Carlo Petrini
 Chairman of the Board ...... 1998           --            --     265,000 (2)       --            --           --
                                                                   18,600 (3)
                              1997           --            --     265,000 (2)       --            --           --
                                                                   18,600 (3)
                              1996           --            --     265,000 (2)       --            --           --
                                                                   18,600 (3)
Lucio De Luca
 Chief Operating Officer .    1998       13,250 (4)        --      21,000 (5)       --            --           --
                                                                   10,600 (3)
Dario Ciolina
 Chief Financial
 Officer (6) ................ 1998          --             --          --           --            --           --

----------
(1) Compensation is paid in Lire and is converted into US Dollars at the exchange rate of Lire 1.887=U.S. $1.00.

(2) Mr. Petrini is entitled to an annual salary of approximately $265,000 for services provided to Petrini as Chairman of the Board of Petrini.

(3)   Represents payments made by Petrini for automobile leases.

(4) Mr. De Luca's employment commenced as of November 30, 1998 and, accordingly, represents amounts accrued from November 30, 1998 to December 31, 1998, all of which was paid in 1998. Under an employment agreement with Mr. De Luca, Mr. De Luca is entitled to an annual salary of approximately $160,000, plus bonuses based upon Petrini's operating performance. See "--Employment Agreements."

(5)   Represents payments made by Petrini for director fees.

(6) Mr. Ciolina's employment commenced in April 1999. Mr. Ciolina is entitled to a salary of approximately $155,000 per year.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS


Lucio De Luca


     Petrini entered into an employment agreement effective December 1, 1998 with Mr. De Luca under which Mr. De Luca agreed to serve as the Chief Operating Officer of Petrini until June 1, 2000. The employment agreement is governed by Italian law. Mr. De Luca is entitled to an annual salary of Lit. 300,000,000 (approximately $160,000), subject to an increase of up to Lit. 50,000,000 (approximately $26,500) if Petrini meets certain performance thresholds. Mr. De Luca is also entitled to a bonus of Lit. 50,000,000 (approximately $26,500) if Petrini meets the established performance thresholds. Under the agreement, Petrini pays for a car for Mr. De Luca's use. Under the agreement, Mr. De Luca is subject to a confidentiality provision. Following the closing of the acquisition, Mr. De Luca will also become the Chief Operating Officer of IAT and is expected to enter into an employment agreement with IAT.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


STOCKHOLDER LOANS AND GUARANTEES

     On November 6, 1996, Mr. Sippel made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used by IAT AG to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Mr. Sippel. The loan by Mr. Sippel to IAT AG had an annual interest rate of 8% and principal and accrued interest was repaid in February 1998.

     On December 19, 1995, HIBEG, a German government entity, the then 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200). The loan accrued interest at 5% per annum payable semi-annually and the interest rate was to be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeded DM 87,500 (approximately $56,300). IAT Germany was required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal was repaid in full. This loan was assumed by Algo Vision Systems in our reorganization in March 1998. See "--Spinoffs."

     Mr. Sippel and Richard Suter, each a principal stockholder of IAT Multimedia, jointly and severally guaranteed two bank loans from Swiss Bank Corporation to IAT AG each in the amount of SF 600,000 (approximately $444,400) prior to our organization in September 1996. Each of Messrs. Sippel, Suter and Cornelius Holthuizen, a stockholder of IAT Multimedia, jointly and severally guaranteed a bank loan from Swiss Bank Corporation to IAT AG in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for an aggregate of SF 1,900,000 (approximately $1.4 million). IAT AG's line of credit with the Swiss Bank Corporation was reduced to the aggregate principal amount of SF 1,300,000 (approximately $900,000), and we agreed with Swiss Bank Corporation to repay IAT AG's credit line in monthly installments of approximately $140,000, the first installment of which was made on October 31, 1997. In connection with the agreement between us and Swiss Bank Corporation pursuant to which we agreed to repay IAT AG's credit line installments, we were assigned the rights of Swiss Bank Corporation under the guarantees of Messrs. Sippel, Suter and Holthuizen. Under an agreement dated as of December 22, 1997 between us and Messrs. Sippel, Suter and Holthuizen, Messrs. Sippel, Suter and Holthuizen sold 50,000, 50,000 and 20,000 shares of our common stock, respectively, in March 1998 and we received approximately $494,000 from the proceeds of such sales which was used to repay the credit line with Swiss Bank Corporation. As a result, the guarantees of Messrs. Sippel, Suter and Holthuizen were released.

     IAT Germany obtained a line of credit from Volksbank Sottrum in January 1996 in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG and Dr. Vogt each guaranteed DM 350,000 (approximately $225,000) of this line of credit. Amounts outstanding under this line of credit were assumed by Algo Vision Systems in our reorganization in March 1998. See "--Spinoffs."

     All amounts in U.S. dollars were converted based on the exchange rate in effect at the time of the respective transactions.


STOCK PURCHASE AGREEMENTS AND RELATED TRANSACTIONS

     Under a stock purchase agreement among us, IAT AG, IAT Germany and Vertical dated October 4, 1996, we sold an aggregate of 1,875,000 shares of Series A preferred stock and warrants to purchase 1,875,000 shares of common stock to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Henilia Financial Ltd. and Avi Suriel for an aggregate purchase price of $1.5 million.

     Upon consummation of our initial public offering in April 1997 all outstanding shares of the Series A preferred stock were converted into shares of common stock.

     The Stock Purchase Agreement further provides that until October 24, 1999 we will pay to Vertical monthly compensation of $12,000 for the services of our Chairman nominated by Vertical. Jacob Agam is the current nominee of Vertical. During fiscal 1998, Vertical received $144,000 as compensation for the


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services rendered by Mr. Agam to us. We also agreed that, for so long as
Vertical holds the common stock issued upon conversion of its Series A preferred stock or upon exercise of the warrants held by Vertical, the composition of the Board of Directors of IAT AG and IAT Germany will be identical to the composition of our Board of Directors and will not be changed without Vertical's consent.

     We further agreed in the Stock Purchase Agreement that we will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of us and Vertical that IAT AG shall remain our direct or indirect wholly-owned subsidiary and IAT Germany shall remain our direct or indirect subsidiary.

     Amendment No. 1 to the Stock Purchase Agreement, effective as of December 19, 1997, provides that Vertical will not enter into an agreement or make any investment in an entity engaged in the video conferencing business without first providing us the opportunity to enter into such agreement or make such investment instead of Vertical.

     In connection with the Stock Purchase Agreement, we also entered into an investor rights agreement with Vertical which provides that Vertical has the right to nominate as a member of the management slate for election to the Board of Directors one or two persons for so long as Vertical holds at least 5% or 10%, respectively, of the 1,875,000 shares of common stock issued by us upon conversion of our Series A preferred stock in April 1997 or the 1,875,000 shares of common stock issuable upon exercise of the warrants. As of December 1, 1999, Vertical held 850,152 of such shares of common stock and held warrants to purchase 690,152 shares of common stock. We agreed that one such person will be elected Chairman of the Board of Directors. Vertical has nominated, and our stockholders have elected Jacob Agam as a director, and Vertical nominated and Mr. Agam was elected as our Chairman. Vertical has the right to nominate a second director. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights for the shares of common stock held by Vertical and issuable upon exercise of warrants held by Vertical. Vertical exercised such demand for its common stock in February 1999 and we registered for resale shares of our common stock held by Vertical and certain other stockholders.

     We also entered into a marketing agreement with General Capital, an affiliate of Vertical. The Marketing Agreement provides that General Capital will assist us in connection with marketing our products worldwide, arranging debt or equity financing for our products to be purchased by our customers, and arranging financing for our operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of our marketing strategy. The Marketing Agreement has a five year term expiring on October 26, 2001. Under the Marketing Agreement, we paid General Capital $100,000 in October 1996 and the remaining $400,000 was paid with a portion of the proceeds of our initial public offering in April 1997.


ESCROW SHARES

     Prior to our initial public offering our then stockholders deposited an aggregate of 498,285 shares of common stock into escrow in connection with our initial public offering. The escrow shares are not assignable or transferable. All of the escrow shares will be released if, for the fiscal year ending December 31, 1999, our minimum revenues equal or exceed $12.0 million and our income before provision for taxes equal or exceeds $1.0 million. All of the escrow shares will also be released from escrow if one or more of the following remaining conditions is met:

     o the average of the closing bid prices of our common stock for any 30 consecutive trading days commencing March 26, 1999 exceeds $13.00 per share; or

     o we are acquired by or merged into another entity commencing March 26, 1999 in a transaction in which the value of the per share consideration received by our stockholders (after giving effect to the release of shares from escrow) on the date of such transaction exceeds $13.00 per share.



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     The minimum revenues and minimum income amounts set forth above will be:

     o derived solely from the business owned and operated by us at the time of the initial public offering and will not give effect to any operations relating to businesses or assets acquired after April 1, 1997;

     o calculated exclusive of any extraordinary earnings including, but not limited to, any charge to income resulting from the release of the escrow shares; and

     o  audited by our independent public accountants.

     Any money, securities, rights or property distributed in respect of the escrow shares will be received by the escrow agent, including any property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution or total or partial liquidation of IAT Multimedia. On March 31, 2000, any remaining escrow shares, as well as any dividends or other distributions made with respect thereto, will be canceled and contributed to our capital. We expect that the release of the escrow shares to our officers, directors, employees and consultants will be deemed compensatory and, accordingly, will result in a substantial charge to operations, which would equal the then fair market value of such shares. Such charges could substantially increase the loss or reduce or eliminate our net income for financial reporting purposes for the period during which such shares are, or become probable of being, released from escrow. Although the amount of compensation expense recognized by us will not affect our total stockholders' equity, it may have a negative effect on the market price of our common stock.

     The minimum revenues and minimum income amounts and closing bid price levels set forth above were determined by negotiation between us and the underwriters in our initial public offering and should not be construed to imply or predict any future earnings by us or any increase in the market price of our common stock.


SIMMET PURCHASE AGREEMENT

     In November 1997, we purchased 100% of the capital stock of the general partner of FSE and 80% of the limited liability company shares of FSE from Dr. Simmet, the former Chief Operating Officer at FSE, for an aggregate purchase price of approximately $3.7 million, of which approximately $2.8 million was paid in cash and approximately $900,000 was paid in shares of our common stock. Dr. Simmet retained a 20% ownership interest in FSE. Under the terms of the transaction documents, Dr. Simmet had the right to receive from us an aggregate amount of approximately $1,000,000 . During 1998, Dr. Simmet received approximately $150,000 of such amount. Dr. Simmet resigned as an officer of FSE effective December 31, 1998. As a result, the remaining approximately $850,000 owed to Dr. Simmet by us was applied to reduce the amounts owed by Dr. Simmet to us under the guarantee discussed below. During 1998, Dr. Simmet elected not to receive a portion of his salary from FSE.

     In connection with the FSE acquisition, Dr. Simmet agreed to refund a portion of the purchase price paid by us for FSE if the earnings before interest, income taxes, depreciation and amortization (EBITDA) of FSE for the fiscal year ended December 31, 1998 did not reach certain targets. The EBITDA of FSE for the fiscal year ended December 31, 1998 did not reach such targets and as a result, Dr. Simmet owed us approximately $1.5 million. In February 1999, we entered into a purchase agreement with Dr. Simmet under which Dr. Simmet agreed to pay us the $1.5 million and we agreed to purchase Dr. Simmet's remaining 20% interest in FSE by December 31, 2000. The $1.5 million owed to us by Dr. Simmet was reduced by $920,000, which represented the remainder of the retained earnings of FSE owed to Dr. Simmet by us, as discussed above, and pension contributions owed to Dr. Simmet. The remaining approximately $580,000 is owed by Dr. Simmet to us and will be credited towards the purchase price for the FSE shares which we agreed to purchase from Dr. Simmet. The purchase price for a portion of the FSE shares, which we have agreed to purchase as of either December 31, 1999 or December 31, 2000, will be based upon the operating results of FSE for the fiscal year ending December 31, 1999 and the purchase price for the remaining shares of FSE, which we have agreed to purchase as of December 31, 2000 will be based upon the operating results of FSE for the fiscal year ending December 31, 2000. If the purchase


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price for the FSE shares is less than $580,000 then Dr. Simmet will pay us the difference between $580,000 and the purchase price for the FSE shares. If the purchase price for the FSE shares is greater than $580,000 then we will pay Dr. Simmet the difference between the purchase price for the FSE shares and $580,000.


SPINOFFS

     German Restructuring. In March 1998, we transferred the business and substantially all of the assets and the liabilities (other than intercompany accounts) of one of our majority-owned German subsidiaries, IAT Germany, to a newly formed German company, Algo Vision Systems. IAT Germany had provided our research and development and was responsible for sales and marketing in Germany of our visual communications technology. The transfer was given economic effect at January 1, 1998. We acquired a 15% interest in Algo Vision Systems, which interest was exchanged in July 1999 for shares of capital stock of Algo Vision plc, an English company whose shares trade on the European Association of Securities Dealers Automated Quotation System (EASDAQ) and the parent company of Algo Vision Systems and Algo Vision Schweiz. See "--Algo Vision Transaction."

     In connection with the restructuring, HIBEG transferred all of its approximately 25% interest in IAT Germany to IAT AG for a purchase price of DM 175,700 (approximately $100,000), and IAT Germany became a wholly-owned subsidiary of IAT AG.

     In connection with this transaction, we contributed approximately $650,000 to Algo Vision Systems, which represented the excess of the book value of the assumed liabilities over the assets transferred. We also provided Algo Vision Systems with a working capital loan of approximately $300,000, of which $160,000 plus interest was repaid in 1998 and the remaining $140,000 plus interest was repaid in April 1999. Algo Vision Systems assumed substantially all of the liabilities of IAT Germany (other than intercompany amounts). IAT Germany represented and warranted that the liabilities assumed by Algo Vision Systems were not to be more than the assets transferred to Algo Vision Systems and IAT Germany agreed to pay Algo Vision Systems an amount equal to the nominal value of such additional shortfall. We have no further obligation to make future contributions to Algo Vision Systems.

     Algo Vision Systems also assumed all rights and obligations under a credit agreement dated December 19, 1995 between HIBEG, as creditor, and IAT Germany, as debtor, relating to a loan in the aggregate principal amount of DM 750,000 (approximately $430,000).

     IAT Germany agreed not to compete for a period of five years with the present core business of Algo Vision Systems (systems, system kits and software system solutions for visual communications) within Germany.

     Swiss Restructuring. In March 1998, we also transferred the business and certain of the assets and liabilities of IAT AG, other than, among others, our intellectual property and the ownership interests in IAT Germany, to Algo Vision Schweiz, a newly formed Swiss corporation. The transfer was given economic effect at January 1, 1998. We acquired a 15% interest in Algo Vision Schweiz, which interest was exchanged for shares of capital stock of Algo Vision, plc in July 1999.

     Algo Vision Schweiz gave IAT AG a three year note, denominated in U.S. Dollars, with an aggregate principal amount equal to the book value of the transferred assets less the book value of the assumed liabilities as of January 1, 1998 plus the pro-rata portion of any prepaid expenses and any portion of the liabilities assumed by Algo Vision Schweiz which were paid by IAT AG prior to the closing date of the transaction. The note has an aggregate principal amount of approximately $325,000, which will be reduced by the amount of certain expenses of IAT AG to be paid by Algo Vision Schweiz. The note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The note is payable in March 2001. The note may be pre-paid at any time without penalty. In connection with the transaction with Algo Vision plc, Algo Vision Schweiz repaid the note. See "--Algo Vision Transaction."

     We loaned Algo Vision Schweiz $250,000 which is evidenced by a note from Algo Vision Schweiz. This note bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1


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commencing September 1, 1998. The note is payable upon certain events, but no later than March 2001. In connection with the transaction with Algo Vision plc, Algo Vision Schweiz repaid the note. We have no further obligation to make future contributions to Algo Vision Schweiz. See "--Algo Vision Transaction."

     At the time of the spin-off transaction, an entity controlled by Dr. Viktor Vogt, one of our directors and an officer and a principal stockholder of Algo Vision plc, loaned Algo Vision Schweiz $250,000. The loan bears interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 commencing September 1, 1998. The loan is payable on the third anniversary of the closing date of the transaction. The loan may be pre-paid at any time without penalty; provided, however, that the loan may not be paid prior to the time that the loans by us to Algo Vision Schweiz are paid in full. The loan by Dr. Vogt to Algo Vision Schweiz is subordinated to the loans made by us to Algo Vision Schweiz. In connection with the transaction with Algo Vision, plc, Algo Vision Schweiz repaid the note.

     In connection with the restructuring, we maintained our ownership of all intellectual property developed for our visual communications products but granted Algo Vision Schweiz a non-exclusive five-year license to use our intellectual property for multimedia and compression/decompression applications. Algo Vision Schweiz has the right to grant sublicenses to Algo Vision Systems and other affiliates. In most cases, the royalty varies between 10% and 20% of the sales price of the software sold. Algo Vision Schweiz was granted a five-year option to purchase a 50% co-ownership of our intellectual property for $1 million. Upon the exercise of such option, the royalty paid by Algo Vision Schweiz to us would be cut in half and we would pay Algo Vision Schweiz half of the royalties received by us from third-parties. In addition, after exercise of the option, Algo Vision Schweiz can grant sub-licenses to third-parties or transfer the license or co-ownership interest. In July 1999, the option was transferred to and exercised by Algo Vision plc. See "--Algo Vision Transaction."

     In connection with our restructuring, Dr. Vogt resigned from his positions as our Co-Chairman of the Board, Chief Executive Officer and President and from management positions in our subsidiaries, but remained a director and consultant of IAT Multimedia.


ALGO VISION TRANSACTION

     In July 1999, Algo Vision plc exercised its option to purchase an ownership interest in our intellectual property and, as a result, we entered into a series of agreements related to (i) the sale of our visual communications intellectual property rights (other than the IAT name or mark) and (ii) the exchange of our 15% equity interest in each of Algo Vision Systems and Algo Vision Schweiz, for shares of capital stock of Algo Vision plc. Dr. Vogt, one of our current directors, owns approximately 26.2% of the outstanding shares Algo Vision plc. Dr. Vogt also serves as the Chairman of the Board and Chief Executive Officer of Algo Vision plc, and, as a result of these positions, Dr. Vogt did not stand for re-election to the Board of Directors.

     Under the terms of the agreements, Algo Vision plc purchased a 50% interest in our visual communications intellectual property rights for $1,000,000 in July 1999, and purchased the remaining 50% interest for an additional $2,500,000 in August 1999. Algo Vision plc has agreed to pay us royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology purchased by them until August 2001. In connection with the transaction, Algo Vision Schweiz repaid outstanding loans aggregating approximately $500,000 made by us to Algo Vision Schweiz as part of the spin-offs.

     In July 1999, we also exchanged our 15% interest in each of Algo Vision Systems and Algo Vision Schweiz for 500,000 shares of Algo Vision plc. These shares are subject to a lock-up agreement until January 24, 2000, subject to certain exceptions. In August 1999, as part of the transaction, we also purchased an additional 250,000 shares of Algo Vision plc for a purchase price of $2,500,000.


LEASE

     We sublease a portion of approximately 4,600 square feet of office space in New York, New York from an affiliate of our Chairman and Chief Executive Officer. This lease terminates in January 2002 and has annual rental cost of $100,000, which amount includes administrative and office services.


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EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of our executive officers and have granted options to certain of our executive officers. See "Management of IAT--Executive Compensation--Employment Contracts and Termination of Employment and Change-in-Control Arrangements."


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of IAT consists of 50,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock. As of December 1, 1999, there were 11,748,551 shares of common stock outstanding, 2,000 shares of Series B Convertible Preferred Stock outstanding, and 248,255 shares of common stock held in our treasury. As of December 1, 1999, approximately 7,000,000 shares of common stock were reserved for issuance upon the exercise or conversion of our outstanding options, warrants or convertible securities. If the proposal to increase the number of shares we are authorized to issue is approved, we will amend our Amended and Restated Certificate of Incorporation to increase our authorized capital stock to 110,000,000 shares, of which 100,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock. If the Petrini acquisition is consummated, we will have 60,693,844 shares of common stock outstanding and approximately 11,750,000 shares of common stock reserved for issuance.


COMMON STOCK

     Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of common stock are entitled to receive such dividends, pro rata, based on the number of shares held, when, as and if declared by the Board of Directors, from funds legally available therefor, subject to the rights of holders of any outstanding preferred stock. We have never paid cash dividends on our common stock and do not anticipate or intend paying cash dividends in the foreseeable future on our common stock. In the event of the liquidation, dissolution or winding up of our affairs, all assets and funds remaining after the payment of all debts and other liabilities, subject to the rights of the holders of any outstanding preferred stock, will be distributed to the holders of common stock, pro rata on a per share basis. Holders of common stock are not entitled to preemptive, subscription, cumulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.


PREFERRED STOCK

     Series B Convertible Preferred Stock. The 2,000 shares of Series B Preferred Stock outstanding are convertible into 198,255 shares of our common stock, subject to adjustment for certain events including stock splits, recapitalizations, mergers or consolidations of IAT. The Series B Preferred Stock is convertible into our common stock at the option of the holder at any time and, at our option, at any time on or after December 30, 1999 or earlier, in the event the closing sales price of our common stock as reported by Nasdaq attains certain levels during certain periods of time. In addition, if any shares of the Series B Preferred Stock are not converted by January 7, 2002, the remaining shares will be converted automatically into shares of our common stock. The Series B Preferred Stock has no voting rights, has a liquidation preference of $1.00 per share and is redeemable by us under certain circumstances. The holder of the Series B Preferred Stock has registration rights with respect to the shares of our common stock issuable upon conversion of the Series B Preferred Stock.

     Blank Check Preferred Stock. We are authorized to issue up to an additional 9,998,000 shares of blank check preferred stock. The Board of Directors has the authority to issue this blank check preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of blank check preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by


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increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of blank check preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuances of blank check preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of IAT and may adversely affect the rights of holders of common stock. Also, blank check preferred stock could have preferences over the common stock (and other series of preferred stock) with respect to dividend and liquidation rights. We currently have no plans to issue any additional shares of blank check preferred stock.


STOCK PURCHASE WARRANTS

     We have issued warrants to purchase up to an aggregate of 2,298,241 shares of common stock. Each of the warrants entitles the holder to purchase one share of common stock at exercise prices per share ranging from $7.80 to $13.45 at any time or from time to time. The warrants expire at different times with the latest warrants expiring on December 31, 2006. These warrants generally provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the common stock, upon issuances of shares of common stock at prices lower than the market price of the common stock, or upon issuances of securities convertible into common stock at an exercise or conversion price which is less than the exercise price of these warrants at the time, with certain exceptions. In addition, certain of these warrants contain a cashless exercise option provision. Shares issued upon exercise of these warrants and payment in accordance with the terms of these warrants will be fully paid and non-assessable. These warrants do not confer upon the holders any voting or other rights of a stockholder of IAT. The holders of the warrants have registration rights.


CONVERTIBLE DEBENTURE

     In connection with a securities purchase agreement, dated June 1998, IAT issued a convertible debenture in an aggregate principal amount of $3,000,000, due June 19, 2001 to JNC Opportunity Fund Ltd. As of December 1, 1999, $718,500 of the principal was outstanding.

     The debenture is convertible, subject to certain limitations, into shares of common stock at the option of JNC. JNC may elect to convert the debenture, in whole or in part, at any time. During any 30-day period, the holder shall be permitted to resell the greater of:

     o the number of underlying shares issuable upon conversion of $1,000,000 of debenture; and

     o the average of the daily trading volume of our common stock during such 30-day period.

     In the event we elect to convert the debenture, JNC is not subject to the foregoing restrictions. Any portion of the debenture remaining unconverted on October 27, 2000 shall convert automatically into shares of common stock.

     Under the terms of the debenture, the debenture is convertible at a conversion price equal to the lesser of:

     o  $13.45 and

     o 87% of the average of the five lowest closing prices of common stock on the Nasdaq National Market during the 15 trading days preceding the date of conversion.

     The debenture accrues interest at a rate of 5% per annum payable quarterly in arrears commencing June 30, 1998, except that interest shall cease to accrue if the closing price of our common stock is equal to or greater than $13.50 for 30 consecutive trading days during any calendar quarter. All overdue, accrued and unpaid interest will accrue interest at a rate of 15% per annum. At our option, interest due on the principal amount, but not on overdue interest, is payable in the form of cash or shares of common stock at the conversion price then in effect.

     As a result of the acquisition, JNC had the right to accelerate payment under the debenture. JNC has entered into an agreement with us under which JNC agreed not to accelerate repayment of the debenture.


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JNC also agreed to fix the number of shares of common stock that are issuable upon conversion of the debenture at 2,451,745 shares. On November 23, 1999, JNC converted $2,325,000 of the outstanding principal amount of the debenture, including accrued interest, into 1,872,982 shares of our common stock. JNC has informed us that it intends to convert the remaining $718,500 principal amount of the debenture upon the closing of the acquisition, subject to receipt of stockholder approval for the issuance of the shares of common stock as described under "Other Matters to be Voted Upon at the Special Meeting -- Convertible Debenture Proposal." JNC has agreed to vote all of the shares of common stock held by it in favor of the proposals described in this proxy statement/prospectus and has granted an irrevocable proxy to Jacob Agam, our Chairman of the Board and Chief Executive Officer, to vote JNC's shares at the special meeting. JNC has also agreed not to sell of any of the shares of common stock issued for a period of six months from the closing of the acquisition, subject to certain exceptions, including the right to sell up to 1,325,000 shares following the three month anniversary of the closing of the acquisition. We intend to register for resale the shares of common stock issued to JNC upon conversion of the debenture.


                        OTHER MATTERS TO BE VOTED UPON
                             AT THE SPECIAL MEETING

     In addition to voting upon the stock issuance proposal, our stockholders will be asked to vote upon the authorized stock proposal, the name change proposal, the option plan proposal and the convertible debenture proposal at the special meeting. These proposals are described below, together with the recommendations of our Board of Directors with respect to each such matter.


AUTHORIZED STOCK PROPOSAL (ITEM 2 ON THE PROXY CARD)

     The Board of Directors has unanimously approved an amendment to Article Four A of our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of capital stock from 60,000,000 to 110,000,000 shares, of which 100,000,000 shares will be designated as common stock and of which 10,000,000 shares will be designated as preferred stock. The Board of Directors recommends that our stockholders approve and adopt the amendment. The full text of Article Four A reflecting this amendment is attached to this proxy statement/prospectus as annex C.

     The additional shares of common stock would have the same rights and privileges as our common stock. See "Description of Capital Stock." Holders of our common stock are not entitled to preemptive, subscription, cummulative voting or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

     As of December 1, 1999, 11,748,551 shares of our common stock were outstanding, 248,255 were issued and held in treasury, and approximately 7,000,000 shares were reserved for issuance under outstanding stock options, warrants or convertible securities. As of such date, approximately 31,250,000 authorized shares of our common stock were available for issuance. As a result of the Petrini acquisition, it is currently contemplated that we will issue up to 48,366,530 additional shares of our common stock. Currently, we do not have enough authorized but unissued shares of our common stock to issue in the acquisition.

     The Board of Directors also believes that it is desirable to have additional authorized but unissued common stock available for possible employee benefit programs, financing and acquisition transactions, and other general corporate purposes. Although there can be no assurance that such transactions will occur in the future, the Board wishes to have common stock available for such purposes if conditions warrant. Like the presently authorized but unissued common stock, the additional shares of common stock would be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of the Nasdaq National Market or any other stock exchange on which our common stock may be listed in the future. The authorization of additional common stock will enable us, as the need may arise, to take timely advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with the holding of a special meeting of our stockholders.

     The existence of additional shares of our common stock that could be issued without further stockholder action could discourage an attempt by another person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of us with a view to effecting a merger, sale of our assets, or similar transaction. The additional authorized shares will not have a dilutive effect until they are issued.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AUTHORIZED STOCK PROPOSAL.


NAME CHANGE PROPOSAL (ITEM 3 ON THE PROXY CARD)

     Our board of directors believes that it is advisable to amend Article One of our Amended and Restated Certificate of Incorporation to change the corporate name of IAT Multimedia, Inc. to "Spigadoro, Inc." following the Petrini acquisition. Accordingly, our board of directors has unanimously adopted a resolution approving the change of our corporate name and directing that the change of our corporate name be presented to our stockholders at the special meeting for their approval. The full text of Article One reflecting the amendment to change our corporate name is attached to this proxy statement/prospectus as annex D.

     Through the Petrini acquisition and the anticipated sale of our computer business, we are redirecting our business focus away from personal computers and peripherals and toward animal feed and pasta and flour products. Our board of directors believes that the new name more accurately identifies our company with our new strategic focus and that the new name will assist us in marketing our products and services in these new commercial markets.

     If the proposal to change our corporate name is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation in accordance with the provisions of the Delaware General Corporation Law.


  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE NAME CHANGE
                                    PROPOSAL.


OPTION PLAN PROPOSAL (ITEM 4 ON THE PROXY CARD)

     On November 2, 1999, the Board of Directors adopted our 1999 Stock Option Plan, a copy of which is attached hereto as annex E.


 Summary of the Plan

     Under the 1999 Plan, pursuant to which 2,500,000 shares of our common stock are authorized for issuance, employees, officers and directors of, and consultants or advisers to, IAT and any subsidiary corporations are eligible to receive incentive stock options ("incentive options") within the meaning of
Section 422 of the Internal Revenue Code and/or options that do not qualify as incentive options ("non-qualified options"). The 1999 Plan, which expires in November 2009, is administered by the Board of Directors or a committee of the Board of Directors. The purposes of the 1999 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to our future growth and success and to provide additional incentive by permitting such individuals to participate in the ownership of IAT. The criteria to be utilized by the Board of Directors or the committee in granting options pursuant to the 1999 Plan will be consistent with these purposes. If any stock option expires or terminates, in whole or in part, without having been exercised in full, the shares of common stock not purchased under such option will revert to and become available for issuance under the 1999 Plan. The shares of common stock subject to the 1999 Plan may be unissued shares, reacquired shares or otherwise.

     Options granted under the 1999 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1999 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of our common stock on the date of the grant, except that the term of an incentive option granted under the 1999 Plan to a shareholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the shares on the date of grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares of common stock for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonqualified option. The 1999 Plan has a per-employee, per calendar year period limitation on the number of shares of common stock that may be made subject to options equal to 875,000 shares of common stock. Options granted under the 1999 Plan to our officers, directors or employees may be exercised only while the optionee is employed or retained by us or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship. Upon the exercise of an option, payment may be made by cash, by surrender of shares of common stock having a fair market value equal to the purchase price, by provisions for cashless exercise or by any other means that the Board of Directors or the committee determines. No options may be granted under the 1999 Plan after November 2009.

     Options may be granted only to such employees, officers and directors of, and consultants and advisors to, IAT or any subsidiary of IAT as the Board of Directors or the committee of the Board shall select from time to time in its sole discretion, provided that only employees of IAT or a subsidiary of IAT shall be eligible to receive incentive options. An optionee may be granted more than one option under the 1999 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1999 Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares of our common stock subject to each option, whether the options are incentive options or nonqualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of us and our subsidiaries and such other factors deemed relevant in accomplishing the purpose of the 1999 Plan.

     The 1999 Plan may be amended or terminated by the Board at any time. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee. The foregoing summary of the 1999 Plan is qualified in its entirety by the specific language of the 1999 Plan a copy of which is attached to this proxy statement/prospectus.


 Federal Income Tax Consequences

     The following is a summary of the effect of federal income taxation upon the optionee and us with respect to the grant and exercise of stock options under the 1999 Plan. The summary does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside. The summary is based upon current federal income tax rules and may change when those rules change. Because the tax consequences to any optionee under the 1999 Plan may depend on his or her particular situation, each optionee should consult his or her tax advisor as to the federal, state, local and other tax consequences before exercising any stock option or disposing of any shares of our common stock acquired upon the exercise of any stock option.

     Under current tax law, there are no federal income tax consequences to either the employee or us on the grant of non-qualified options if granted under the terms set forth in the 1999 Plan. Upon exercise of a non-qualified option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary income to the optionee in the year it is exercised and is generally deductible by us as compensation expense for federal income tax purposes (subject to the requirement of reasonableness, the provisions of Code Section 162(m) and the satisfaction of a tax reporting obligation). However, if the shares of common stock are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the 1934 Act (i.e., is an executive officer, director or 10% shareholder of IAT) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed and the holding period commences on such date.

     Holders of incentive options incur no regular federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of IAT from the date the option was granted until three months before such exercise. However, upon exercise, the Spread must be added to regular federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares of common stock received upon exercise of an incentive stock option for regular income tax purposes will be the option price of such shares. No deduction is allowable to us for federal income tax purposes in connection with the grant or exercise of such option.

     If the holder of shares of common stock acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares of common stock at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares, i.e., the option price plus the amount includable as ordinary income. The amount of the optionee's taxable ordinary income will generally be deductible by us as a compensation expense (subject to the requirement of reasonableness, the provisions of Code Section 162(m) and the satisfaction of a tax reporting obligation) in the year of the Disqualifying Disposition.

     At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is deemed long-term or short-term capital gain or loss, depending upon the holding period. The holding period for federal income tax purposes for long-term capital gains taxed at 20% is more than one year. In general, the holding period for long-term capital losses is more than one year, subject to rules setting priorities for offsetting such losses against long-term capital gains taxed at the 20% rate.

     Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options granted in the future under the 1999 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code
Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the shareholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

     As of December 1, 1999, approximately 37 of our employees were eligible to participate in the 1999 Plan. Upon the consummation of the Petrini acquisition, approximately 450 of the employees of the combined company will be eligible to participate in the 1999 Plan. On December 3, 1999, the closing price of our shares on the Nasdaq National Market was $213/32.

     Future grants under the 1999 Plan have not yet been determined.

     The affirmative vote of the holders of the majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote on the matter is required to approve and ratify the 1999 Plan. In the event stockholder approval of the 1999 Plan is not obtained by November 2000, any incentive options granted under the 1999 Plan will become non-qualified stock options and no future incentive options may be granted under the 1999 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND RATIFICATION OF THE 1999 PLAN.

CONVERTIBLE DEBENTURE PROPOSAL (ITEM 5 ON THE PROXY CARD)

     In June 1998, we issued a convertible debenture to JNC Opportunity Fund Ltd. in the principal amount of $3.0 million. The debenture was convertible into an indefinite number of shares of our common stock at a conversion price equal to the lesser of $13.45 and 87% of the average of the five lowest closing prices of our common stock on the Nasdaq National Market during the 15 trading days preceding the date of conversion. Under the terms of the debenture, JNC had the right to accelerate the payment of the debenture upon the occurrence of the Petrini acquisition. On November 23, 1999, we entered into an agreement with JNC under which JNC agreed not to accelerate repayment of the debenture because of the Petrini acquisition. JNC also agreed to fix the number of shares of our common stock that are issuable upon conversion of the debenture at 2,451,745 shares. See "Description of Capital Stock -- Convertible Debenture."

     Under the rules of the Nasdaq Stock Market, an issuer is required to obtain stockholder approval for the issuance of shares of its common stock equal to 20% or more of the outstanding common stock of such issuer before the issuance of common stock or securities convertible into shares of common stock, if the shares of common stock are issued at a price less than the market value of the common stock on the date of issuance. The 2,451,745 shares of common stock that we have agreed to issue to JNC exceeds 20% of our outstanding common stock on the date the convertible debenture was originally issued to JNC.

     On November 23, 1999, JNC converted $2,325,000 of the outstanding principal amount of the debenture, plus accrued interest, into a total of 1,872,982 shares of our common stock. At the time of this conversion, the amount converted, together with all previous conversions, equaled the maximum amount permitted to be converted under the debenture without stockholder approval under the rules of the Nasdaq Stock Market. The remaining $718,500 principal amount of the debenture outstanding is convertible into 578,763 shares of common stock, but under the terms of the debenture, these shares of our common stock cannot be issued to JNC without stockholder approval.

     Accordingly, we are seeking stockholder approval for the conversion of the remaining portion of the convertible debenture into 578,763 shares of our common stock. We believe that the conversion of the debenture will strengthen our financial position by eliminating a portion of our outstanding debt, the terms of which may impact our ability to issue additional common stock or obtain additional financing. If the stockholders do not approve the issuance, we could be required to either repay the outstanding principal amount of the debenture, plus penalties and accrued interest, at the closing of the acquisition or issue the additional shares of common stock to JNC without stockholder approval which may cause us to be delisted from the Nasdaq Stock Market. See "Risk Factors -- Our stock may be delisted from the Nasdaq National Market if we do not meet the listing criteria following the Petrini acquisition." In addition, we could find it more difficult to obtain future financing.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF THE SHARES OF OUR COMMON STOCK TO JNC UPON CONVERSION OF THE DEBENTURE.


                                 LEGAL MATTERS

     The validity of the shares of our common stock to be issued in the Petrini acquisition will be passed upon for us by Lowenstein Sandler PC.


                                    EXPERTS

     The consolidated financial statements of IAT and its subsidiaries for each of the three years in the period ended December 31, 1998 in this proxy statement/prospectus have been audited by Rothstein, Kass & Company, P.C., independent public accountants, as indicated in their report appearing herein in reliance upon the authority of said firm as experts in accounting and auditing. A representative of Rothstein, Kass & Company, P.C., will be at the special meeting to answer appropriate questions and will have the opportunity to make a statement, if they have the desire to do so.

     The financial statements of Petrini for each of the three years in the period ended December 31, 1998 in this proxy statement/prospectus have been audited by Reconta Ernst & Young S.p.A., independent public accountants, as indicated in their report appearing herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS


     Our management does not know of any matters other than those stated in this proxy statement/ prospectus which are to be presented for action at the special meeting. If any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.


                             STOCKHOLDER PROPOSALS

     The Annual Meeting of Stockholders for the fiscal year ending December 31, 1999 is expected to be held in June 2000. All proposals intended to be presented at our next Annual Meeting of Stockholders must be received in writing and in compliance with SEC requirements at our executive office no later than March 31, 2000, for inclusion in the proxy statement and form of proxy related to that meeting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement under the Securities Act that registers the offer and sale to Petrini stockholders of the shares of our common stock to be issued in connection with the Petrini acquisition. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and Petrini.

     In addition, we file reports, proxy statements and other information with the Commission under the Exchange Act. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the Commission:


Public Reference Room      New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
Room 1024                  Suite 1300                   500 West Madison Street
Washington, D.C. 20549     New York, New York 10048     Suite 1400
                                                        Chicago, Illinois 60661-2511


     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us from the Nasdaq, National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS


IAT MULTIMEDIA, INC. AND SUBSIDIARIES

 Pro Forma Financial Information .........................................................   F-2

 Unaudited Pro Forma Condensed Consolidated Balance Sheet September 30, 1999 .............   F-3

 Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine
   Months Ended September 30, 1999 .......................................................   F-4

 Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended
   December 31, 1998 .....................................................................   F-5

 Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements ................   F-6

 Consolidated Balance Sheets at September 30, 1999 and September 30, 1998 (Unaudited)        F-8

 Consolidated Statements of Operations for the Nine Months Ended September 30, 1999
   and 1998 (Unaudited) ..................................................................   F-9

 Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1999
   and 1998 (Unaudited) ..................................................................   F-10

 Notes to Consolidated Financial Statements ..............................................   F-11

 Independent Auditors' Report ............................................................   F-15

 Consolidated Balance Sheets at December 31, 1998 and 1997 ...............................   F-16

 Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997
   and 1996 ..............................................................................   F-17

 Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
   December 31, 1998, 1997 and 1996 ......................................................   F-18

 Consolidated Statements of Cash Flows for the Years ended December 31, 1998, 1997
   and 1996 ..............................................................................   F-19

 Notes to Consolidated Financial Statements ..............................................   F-20

PETRINI S.P.A.

 Consolidated Balance Sheets Unaudited as of September 30, 1999 and 1998 .................   F-29

 Consolidated Income Statements Unaudited for the Nine Months Ended September 30,
   1999 and 1998 .........................................................................   F-31

 Consolidated Statements of Cash Flows Unaudited for the Nine Months Ended
   September 30, 1999 and 1998 ...........................................................   F-32

 Consolidated Statements of Shareholders' Equity Unaudited for the Nine Months ended
   September 30, 1999 and 1998 ...........................................................   F-33

 Notes to the Unaudited Consolidated Interim Financial Statements as of September 30,
   1999 and 1998 .........................................................................   F-34

 Report of Independent Auditors ..........................................................   F-38

 Balance Sheets as of December 31, 1998 and 1997 .........................................   F-39

 Statements of Income for the Years Ended December 31, 1998, 1997 and 1996 ...............   F-41

 Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996 ...........   F-42

 Statements of Shareholders' Equity for the Years Ended December 31, 1998, 1997
   and 1996 ..............................................................................   F-43

 Notes to Financial Statements December 31, 1998, 1997, and 1996 .........................   F-44

                             FINANCIAL INFORMATION


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of IAT and Petrini included elsewhere in this proxy statement/prospectus which give effect to the following:

     o the acquisition of 100% of the outstanding common stock of Petrini by IAT;

     o  the discontinuance of the computer businesses of IAT; and

     o the push-down accounting adjustments relating to the acquisition of 100% of the outstanding common stock of Petrini by Spigadoro.

     The transaction will be accounted for as a reverse acquisition whereby IAT will be the legal acquirer and Petrini will be the accounting acquirer. The allocation of the push-down accounting adjustments for Petrini and the purchase accounting adjustments for IAT are preliminary. However, IAT does not expect that the final allocations will materially differ from the preliminary allocations set forth herein. The unaudited pro forma condensed consolidated statements of operations give effect to the events described above as if they occurred as of January 1, 1998, and the unaudited pro forma condensed consolidated balance sheet gives effect to the events described above as if they occurred as of September 30, 1999. The events described above and the related adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what IAT's results of operations or financial condition would actually have been had the events described above in fact occurred on such dates or to project IAT's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical financial statements of IAT and Petrini included elsewhere in this proxy statement/prospectus and "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                       SEPTEMBER 30, 1999 (IN THOUSANDS)


                                                           IAT            IAT            IAT
                                                       HISTORICAL     ADJUSTMENTS    AS ADJUSTED
                                                      ------------ ---------------- -------------
                                                                    (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ..........................  $    5,102    $     (373)(A)  $    4,729
 Marketable securities ..............................         746                           746
 Securities held for sale ...........................       2,940                         2,940
 Accounts receivable, net ...........................       1,965        (1,965)(A)
 Taxes receivable ...................................
 Deferred income taxes ..............................
 Inventories ........................................       1,713        (1,713)(A)
 Cash to factor .....................................
 Other current assets ...............................         176          (126)(A)          50
                                                       ----------    ----------      ----------
 Total current assets ...............................      12,642        (4,177)          8,465
                                                       ----------    ----------      ----------
Equipment and improvements, net .....................         391          (391)(A)
                                                       ----------    ----------      ----------
Other assets:
 Intangible assets ..................................
 Excess of cost over net assets acquired ............       3,437        (3,437)(A)
 Deferred income taxes ..............................
 Other assets .......................................       1,126        (1,067)(A)          59
 Assets held for disposition ........................                     3,000 (A)       3,000
                                                       ----------    ----------      ----------
 Total other assets .................................       4,563        (1,504)          3,059
                                                       ----------    ----------      ----------
 Total assets .......................................  $   17,596    $   (6,072)     $   11,524
                                                       ==========    ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ..............................  $      356    $     (356)(A)
 Current portion of long-term debt ..................
 Liability to factor ................................


 Accounts payable and other current liabilities .....       2,861        (2,465)(A)  $      396
                                                       ----------    ----------      ----------
 Total current liabilities ..........................       3,217        (2,821)            396
                                                       ----------    ----------      ----------
Long-term debt, net of current portion ..............
Employee termination indemnities ....................
Other liabilities ...................................          27           (27)(A)
                                                       ----------    ----------      ----------
 Total long-term liabilities ........................          27           (27)
                                                       ----------    ----------      ----------
 Total liabilities ..................................       3,244        (2,848)(A)         396
                                                       ----------    ----------      ----------
Convertible debentures ..............................       2,848                         2,848
                                                       ----------    ----------      ----------
Stockholders' Equity
 Preferred stock ....................................

 Common stock .......................................         101                           101



 Capital in excess of par ...........................      32,595                        32,595
 Step up adjustments ................................
 Accumulated other comprehensive income .............         404                           404
 Treasury stock .....................................      (2,204)                       (2,204)
 Retained earnings (accumulated deficit) ............     (19,392)       (3,224)(A)     (22,616)
                                                       ----------    ----------      ----------
 Total stockholders' equity .........................      11,504        (3,224)          8,280
                                                       ----------    ----------      ----------
 Total liabilities and stockholders' equity .........  $   17,596    $   (6,072)     $   11,524
                                                       ==========    ==========      ==========


                                                         PETRINI       ADJUSTMENTS      PRO FORMA
                                                      ------------ ------------------ ------------
                                                                     (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents ..........................  $      110                       $  4,839
 Marketable securities ..............................                                        746
 Securities held for sale ...........................                                      2,940
 Accounts receivable, net ...........................      35,909                         35,909
 Taxes receivable ...................................       7,207                          7,207
 Deferred income taxes ..............................         532     $      (532)(B)
 Inventories ........................................      12,495                         12,495
 Cash to factor .....................................       4,422                          4,422
 Other current assets ...............................       1,212                          1,262
                                                       ----------     -----------       --------
 Total current assets ...............................      61,887            (532)        69,820
                                                       ----------     -----------       --------
Equipment and improvements, net .....................      26,125          15,380 (B)     41,505
                                                       ----------     -----------       --------
Other assets:
 Intangible assets ..................................       4,253             606 (B)      4,859
 Excess of cost over net assets acquired ............                       5,923 (B)      5,923
 Deferred income taxes ..............................       3,095          (3,095)(B)
 Other assets .......................................       2,652                          2,711
 Assets held for disposition ........................                                      3,000
                                                       ----------     -----------       --------
 Total other assets .................................      10,000           3,434         16,493
                                                       ----------     -----------       --------
 Total assets .......................................  $   98,012     $    18,282       $127,818
                                                       ==========     ===========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term borrowings ..............................  $   21,945                       $ 21,945
 Current portion of long-term debt ..................       2,473     $     7,388(D)       9,861
 Liability to factor ................................       4,422                          4,422

                                                                             (183)(E)
 Accounts payable and other current liabilities .....      23,164             600 (E)     23,977
                                                       ----------     -----------       --------
 Total current liabilities ..........................      52,004           7,805         60,205
                                                       ----------     -----------       --------
Long-term debt, net of current portion ..............       7,355          12,115 (D)     19,470
Employee termination indemnities ....................       8,333                          8,333
Other liabilities ...................................       3,709           3,022 (B)      6,731
                                                       ----------     -----------       --------
 Total long-term liabilities ........................      19,397          15,137         34,534
                                                       ----------     -----------       --------
 Total liabilities ..................................      71,401          22,942         94,739
                                                       ----------     -----------       --------
Convertible debentures ..............................                      (2,848)(E)
                                                       ----------     -----------       --------
Stockholders' Equity
 Preferred stock ....................................
                                                                          (21,085)(C)
 Common stock .......................................      21,569              25 (E)        610
                                                                           15,260 (B)
                                                                          (12,878)(C)
                                                                          (19,503)(D)
 Capital in excess of par ...........................       2,781           2,406 (E)     20,661
 Step up adjustments ................................     (11,751)         11,751 (C)
 Accumulated other comprehensive income .............          30            (404)(C)         30
 Treasury stock .....................................                                     (2,204)
 Retained earnings (accumulated deficit) ............      13,982          22,616 (C)     13,982
                                                       ----------     -----------       --------
 Total stockholders' equity .........................      26,611          (1,812)        33,079
                                                       ----------     -----------       --------
 Total liabilities and stockholders' equity .........  $   98,012     $    18,282       $127,818
                                                       ==========     ===========       ========

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES


       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1999


                                         IAT             IAT              IAT
                                     HISTORICAL      ADJUSTMENTS      AS ADJUSTED    PETRINI      ADJUSTMENTS      PRO FORMA
                                    ------------ ------------------- ------------- ----------- ----------------- ------------
                                                         (IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)
Net sales .........................   $ 31,164       $  (31,143)(A)     $    21     $103,224                       $103,245
Cost of sales .....................     29,445          (29,445)(A)                   74,214            668 (F)      74,882
                                      --------       ----------         -------     --------      ---------        --------
Gross profit ......................      1,719           (1,698)             21       29,010           (668)         28,363
                                      --------       ----------         -------     --------      ---------        --------
Operating expenses:
 Selling expenses .................      1,825           (1,825)(A)                   19,332                         19,332
 General & administrative
   expenses .......................      1,897           (1,114)(A)         783        5,768            245 (F)       6,796
                                      --------       ----------         -------     --------      ---------        --------
 Total operating expenses .........      3,722           (2,939)            783       25,100            245          26,128
                                      --------       ----------         -------     --------      ---------        --------
Operating income (loss) ...........     (2,003)           1,241            (762)       3,910           (913)          2,235
                                                                                                     (3,440)(E)
                                                                                                        110 (E)
Other income (expense) ............      3,593              (83)(A)       3,510       (1,132)          (728)(G)      (1,680)
                                      --------       ----------         -------     --------      ---------        --------
Income (loss) before
 income taxes .....................      1,590            1,158           2,748        2,778         (1,531)            555
Income taxes (benefit) ............                                                    1,961           (285)(H)       1,676
                                      --------       ----------         -------     --------      ---------        --------
Income (loss) from
 continuing operations ............   $  1,590       $    1,158         $ 2,748     $    817      $  (1,246)       $ (1,121)
                                      ========       ==========         =======     ========      =========        ========
Income per common share --
   basic ..........................   $   0.17                          $  0.29                                    $  (0.02)
                                      ========                          =======                                    ========
     diluted ......................   $   0.16                          $  0.27                                    $  (0.02)
                                      ========                          =======                                    ========
Weighted average number of
   common shares
 outstanding -- basic .............      9,332                            9,332                                      60,150
                                      ========                          =======                                    ========
       diluted ....................     10,614                           10,614                                      60,150
                                      ========                          =======                                    ========

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31,1998


                                         IAT             IAT              IAT
                                     HISTORICAL      ADJUSTMENTS      AS ADJUSTED    PETRINI      ADJUSTMENTS     PRO FORMA
                                    ------------ ------------------- ------------- ----------- ---------------- ------------
                                                        (IN THOUSANDS EXCEPT FOR PER SHARE INFORMATION)
Net sales .........................   $ 38,340       $  (38,315)(A)    $     25     $141,127                      $141,152
Cost of sales .....................     35,465          (35,465)(A)                  104,347           891 (F)     105,238
                                      --------       ----------        --------     --------          ----        --------
Gross profit ......................      2,875           (2,850)             25       36,780          (891)         35,914
                                      --------       ----------        --------     --------          ----        --------
Operating expenses:
 Selling expenses .................      2,821           (2,821)(A)                   24,480                        24,480
 General & administrative
   expenses .......................      2,112             (972)(A)    $  1,140        7,800           326 (F)       9,266
                                      --------       ----------        --------     --------          ----        --------
 Total operating expenses .........      4,933           (3,793)          1,140       32,280           326          33,746
                                      --------       ----------        --------     --------          ----        --------
 Operating income (loss) ..........     (2,058)             943          (1,115)       4,500        (1,217)          2,168
                                                                                                        75 (E)
Other income (expense) ............        (97)             (85)(A)        (182)      (2,160)         (971)(G)      (3,238)
                                      --------       ----------        --------     --------        ------        --------
Income (loss) before
 income taxes .....................     (2,155)             858          (1,297)       2,340        (2,113)         (1,070)
Income taxes (benefit) ............       (412)             412 (A)                    1,901          (380)(H)       1,521
                                      --------       ----------        --------     --------        ------        --------
Income (loss) from
 continuing operations ............   $ (1,743)      $      446        $ (1,297)    $    439       $(1,733)       $ (2,591)
                                      ========       ==========        ========     ========       =======        ========
Loss per common share --
 basic and diluted ................   $  (0.19)                        $  (0.14)                                  $  (0.04)
                                      ========                         ========                                   ========
Weighted average number of
 common shares outstanding
 -- basic and diluted .............      9,327                            9,327                                     60,145
                                      ========                         ========                                   ========

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS


     Amounts included within the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements are reflected in thousands in order to comply with the presentation of the accompanying Pro Forma Financial Statements.

     (A) The Pro Forma Financial Statements give effect to the proposed discontinuance of the computer businesses of IAT as contemplated in this proxy statement/prospectus in connection with the acquisition of Petrini. The unaudited pro forma condensed consolidated balance sheet reflects the reclassification of the assets and liabilities of the computer businesses to assets held for sale. The amounts recorded have been adjusted to give effect to management's estimate of their net realizable value resulting in an estimated loss on disposal of $3,224,000. The unaudited pro forma condensed consolidated statements of operations reflect the reclassification of the operations of these computer businesses to discontinued operations resulting in a loss from discontinued operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $1,158,000 and $446,000, respectively.

     (B) The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed acquisition of Petrini by IAT by combining the historical balance sheet of Petrini and the historical balance sheet of IAT, adjusted for the discontinued operations as mentioned in (A) above and the purchase accounting adjustments in (E) below, at September 30, 1999. The transaction will be accounted for as a reverse acquisition, whereby Petrini will be the accounting acquirer and IAT will be the legal acquirer, using the purchase method of accounting. During September 1998, Spigadoro entered into a transaction to acquire 67% of the outstanding common stock of Petrini from Carlo Petrini and received an option to acquire the remaining 33% interest from the bankruptcy receiver of the minority shareholder of Petrini. The option to purchase the remaining 33% will be exercised prior to the consummation of the acquisition by IAT. Since Spigadoro will own 100% of Petrini immediately prior to IAT's acquisition, the purchase accounting adjustments are "pushed-down" to Petrini and are included within the pro forma adjustments in the accompanying Pro Forma Financial Statements. The purchase price for Petrini paid by Spigadoro, including cash paid at closing and the issuance of debt, aggregated $44,360,000 and is allocated as follows:


                                                  (IN THOUSANDS)
Cash, notes and common stock issued ..........       $ 44,360
Petrini liabilities assumed ..................         82,073
                                                     --------
                                                     $126,433
                                                     ========

Allocated to assets as follows:


                                                  SEPTEMBER 30, 1998
                                       ----------------------------------------
                                           FMV        HISTORICAL     ADJUSTMENT
                                       -----------   ------------   -----------
                                                    (IN THOUSANDS)
Current assets .....................    $ 68,261       $ 68,793      $   (532)
Equipment and improvements .........      46,645         31,265        15,380
Intangibles ........................       5,935          5,329           606
Other assets .......................       2,691          5,786        (3,095)
Deferred tax liability .............      (3,022)                      (3,022)
Goodwill ...........................       5,923                        5,923
                                        --------       --------      --------
                                        $126,433       $111,173      $ 15,260
                                        ========       ========      ========

     The above adjustment was included in the pro forma condensed consolidated balance sheet in the adjustment column.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     (C) The unaudited pro forma condensed consolidated balance sheet was adjusted to reflect the issuance of 48,366,530 shares of IAT common stock to Spigadoro, in exchange for 100% of the outstanding common stock of Petrini. As a result of the reverse acquisition, the unaudited pro forma condensed consolidated balance sheet was adjusted to reflect the historical equity of Petrini. The historical retained earnings of Petrini has been carried forward and the remaining equity accounts of Petrini have been reclassified to reflect the par value of the IAT stock issued with any differences reflected as paid-in capital. In addition, paid-in capital of Petrini has been increased by an amount equal to the excess of cost over book basis of net assets acquired and reduced by the amount of Spigadoro's debt assumed by IAT. The pro forma condensed consolidated balance sheet also reflects the reclassification of IAT's equity accounts exclusive of common stock and treasury stock to paid-in capital.

     (D) In connection with this transaction, IAT assumed certain debt of Spigadoro related to its acquisition of Petrini in the amount of $19,503,000 (face value of approximately $20 million), resulting in an increase in liabilities and a decrease in paid-in capital. Certain notes have a stated interest rate of 5% per annum and certain other notes have no stated interest rate and were discounted at an average rate of 5%. The notes require principal payments of $7,388,000 and $12,115,000 for the years ended September 30, 2000 and 2001, respectively.

     (E) The unauidted pro forma condensed consolidated balance sheet reflects IAT's assets at their fair market value and the conversion of the Series A convertible debentures and accrued interest into approximately 2,452,000 shares of common stock which will be completed simultaneously with the acquisition. The unaudited pro forma condensed consolidated statements of operations reflect the elimination of the $3,440,000 gain realized by IAT on the sale of intellectual property during the nine months ended September 30, 1999 to give effect to the adjustment of IAT's assets to their fair value as of January 1, 1998. The unaudited pro forma condensed consolidated statements of operations also reflects the elimination of interest related to the convertible debentures for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $110,000 and $75,000 respectively. In addition, IAT recorded an accrual of $600,000 relating to estimated costs to be incurred in the proposed Petrini acquisition which has been charged to paid-in capital.

     (F) The purchase accounting for the acquisition of Petrini by Spigadoro resulted in an increase in the basis of equipment and improvements of $15,380,000 and trademarks of $606,000 as well as the recording of $5,923,000 of goodwill. The increase in the basis of assets acquired is being depreciated and amortized over the estimated useful lives ranging from 10 to 33 years. The goodwill is being amortized over twenty years. The unaudited pro forma condensed consolidated statements of operations reflect depreciation and amortization expense recorded in cost of sales and general and administrative expenses for the nine months ended September 30, 1999 and the year ended December 31, 1998 of $668,000 and $891,000, respectively, and $245,000 and
$326,000 respectively.

     (G) Interest expense in the unaudited pro forma condensed consolidated statements of operations, has been adjusted to reflect the increase in interest relating to the debt assumed in the acquisition as if it occurred on January 1, 1998. The amount of interest expense recorded for the nine months ended September 30, 1999 and the year ended December 31, 1998 was $728,000 and $971,000, respectively.

     (H) Income taxes (benefit) in the pro forma condensed consolidated statements of operations have been adjusted to reflect the tax effect of the pro forma adjustments relating to the additional depreciation and amortization on purchase accounting adjustments made to fixed assets and trademarks using the Company's effective tax rate of 41.25%.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                     SEPTEMBER 30,      SEPTEMBER 30,
                                                                          1999              1998
                                                                    ---------------   ----------------
ASSETS
Current assets:
 Cash and cash equivalents ......................................    $   5,101,571     $   7,219,016
 Marketable securities ..........................................          746,156           750,000
 Securities held for sale .......................................        2,940,000
 Accounts receivable, less allowance for doubtful accounts of
   $142,283 in 1999 and $102,515 in 1998.........................        1,964,710         2,038,354
 Inventories ....................................................        1,713,492         1,588,404
 Other current assets ...........................................          176,563           166,611
 Current deferred taxes receivable ..............................                             46,433
                                                                     -------------     -------------
   Total current assets .........................................       12,642,492        11,808,818
Equipment and improvements, net .................................          391,125           708,942
Other assets:
 Other receivables ..............................................          602,413
 Notes receivable from affiliates ...............................                            831,669
 Excess of cost over net assets acquired, net ...................        3,436,681         3,450,721
 Investments in affiliated companies ............................                             20,436
 Other assets ...................................................          523,503           151,580
                                                                     -------------     -------------
                                                                     $  17,596,214     $  16,972,166
                                                                     =============     =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable, banks ...........................................    $     355,615     $     420,247
 Accounts payable and other current liabilities .................        2,861,180         2,779,660
 Loans payable, stockholders ....................................                          1,017,833
                                                                     -------------     -------------
   Total current liabilities ....................................        3,216,795         4,217,740
                                                                     -------------     -------------
Convertible debenture ...........................................        2,848,000         3,000,000
                                                                     -------------     -------------
Minority interest ...............................................           26,596           187,553
                                                                     -------------     -------------
Stockholders' equity:
 Preferred stock, $.01 par value, authorized 10,000,000 shares,
   issued 2,000 shares in 1999 and nil shares in 1998 ...........               20
 Common stock, $.01 par value, authorized 50,000,000 shares,
   issued 10,123,824 in 1999 and 9,950,204 in 1998 ..............          101,238            99,502
 Capital in excess of par value .................................       32,595,559        29,660,151
 Accumulated deficit ............................................      (19,391,550)      (20,660,301)
 Accumulated comprehensive income ...............................          403,833           673,781
 Treasury stock (248,255 shares in 1999 and 50,000
   shares in 1998) ..............................................       (2,204,277)         (206,260)
                                                                     -------------     -------------

    Total stockholders' equity ..................................       11,504,823         9,566,873
                                                                     -------------     -------------
                                                                     $  17,596,214     $  16,972,166
                                                                     =============     =============

                 See Notes to Consolidated Financial Statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,
                                                            ----------------------------------
                                                                 1999               1998
                                                            --------------   -----------------
Net sales ...............................................    $ 31,164,654      $  23,544,503
Cost of sales ...........................................      29,375,953         21,524,407
                                                             ------------      -------------
Gross margin ............................................       1,788,701          2,020,096
                                                             ------------      -------------
Operating expenses:
 Selling expenses .......................................       1,824,327          1,752,816
 General and administrative expenses ....................         453,905            492,926
                                                             ------------      -------------
                                                                2,278,232          2,245,742
                                                             ------------      -------------
Operating loss before corporate overhead depreciation and
 amortization ...........................................        (489,531)          (225,646)
Corporate overhead ......................................         954,460            807,560
Depreciation and amortization ...........................         558,577            463,839
                                                             ------------      -------------
Operating loss ..........................................      (2,002,568)        (1,497,045)
Other income (expense):
 Interest expense .......................................        (157,854)          (107,344)
 Interest income ........................................         194,253            252,666
 Discount on convertible debenture ......................                           (448,277)
 Other income (expense) .................................       3,452,588            (24,528)
 Minority interest in net loss of subsidiary ............         104,064             68,844
                                                             ------------      -------------
 Income (loss) before income taxes (benefit) ............       1,590,483         (1,755,684)
 Income taxes (benefit) .................................            (439)          (334,666)
                                                             ------------      -------------
 Net income (loss) ......................................    $  1,590,922      $  (1,421,018)
                                                             ============      =============
 Net income (loss) per share -- basic ...................    $       0.17      $       (0.15)
                                                             ============      =============
 Net income (loss) per share -- diluted .................    $       0.16      $       (0.15)
                                                             ============      =============
 Weighted average number of common shares outstanding
   -- basic .............................................       9,332,005          9,278,444
                                                             ============      =============
   -- diluted ...........................................      10,614,005          9,278,444
                                                             ============      =============

                 See Notes to Consolidated Financial Statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                      ----------------------------------
                                                                                            1999              1998
                                                                                      ---------------   ----------------
Cash flows from operating activities:
Net income (loss) .................................................................    $  1,590,922       $ (1,421,018)
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
 Discount on convertible debenture ................................................               0            448,277
 Gain on sale of intellectual property ............................................      (3,440,268)
 Depreciation of equipment ........................................................         219,740            199,798
 Amortization of goodwill .........................................................         338,837            264,041
 Common stock issued for services and interest expense ............................           8,276             37,500
 Minority interest in loss ........................................................        (104,064)           (68,844)
 Deferred taxes payable ...........................................................            (508)          (356,719)
Increase (decrease) in cash attributable to changes in assets and liabilities:
 Accounts receivable ..............................................................        (540,349)          (640,100)
 Inventories ......................................................................         433,078            228,189
 Other current assets .............................................................          91,796            111,872
 Other assets .....................................................................          25,425            (13,855)
 Accounts payable and other current liabilities ...................................        (661,979)        (1,614,395)
                                                                                       ------------       ------------
Net cash used in operating activites ..............................................      (2,039,094)        (2,825,254)
                                                                                       ------------       ------------
Cash flows from investing activities:
 Loans to and investments in, affiliated companies ................................                           (966,725)
 Repayment of loans receivable, affiliates ........................................         695,271
 Purchases of equipment and improvements ..........................................        (343,257)          (224,206)
 Proceeds from sale of intellectual property ......................................       3,440,268
 Sale (purchase) of investments ...................................................      (2,462,599)         1,976,865
                                                                                       ------------       ------------
Net cash provided by investing activities .........................................       1,329,683            785,934
                                                                                       ------------       ------------
Cash flows from financing activities:
 Repayment of loans payable, stockholders .........................................                         (1,326,923)
 Proceeds from (repayment of) convertible debenture ...............................                          3,000,000
 Proceeds from issuance of Common stock, net proceeds .............................                          1,608,688
 Capital contribution, stockholders ...............................................                            464,002
 Proceeds from (repayments of) shortterm bank loan ................................         356,098            (54,845)
                                                                                       ------------       ------------
Net cash provided by financing activities .........................................         356,098          3,690,932
                                                                                       ------------       ------------
Effect of exchange rate changes on cash ...........................................        (159,298)            94,476
                                                                                       ------------       ------------
Net increase (decrease) in cash ...................................................        (512,611)         1,746,088
Cash and cash equivalents, beginning of period ....................................       5,614,182          5,472,928
                                                                                       ------------       ------------
Cash and cash equivalents, end of period ..........................................    $  5,101,571       $  7,219,016
                                                                                       ============       ============
Supplemental disclosures of cash flow information,
 Cash paid during the period for interest .........................................    $     28,704       $     66,899
                                                                                       ============       ============
 Cash paid during the period for income related taxes .............................    $     34,187       $     96,748
                                                                                       ============       ============
Supplemental disclosure of non-cash financing activities,
 Common stock issued for repayment of convertible debentures ......................    $    160,276       $          0
                                                                                       ============       ============
 Common stock issued for services .................................................    $          0       $     37,500
                                                                                       ============       ============
 Spinoff of assets and liabilities held for disposition ...........................    $          0       $  1,077,920
                                                                                       ============       ============

                See Notes to Consolidated Financial Statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     INTERIM FINANCIAL INFORMATION -- The unaudited interim consolidated financial statements contain all adjustments consisting of normal recurring adjustments, which are, in the opinion of the management of IAT Multimedia, Inc. (hereinafter the Company or IAT), necessary to present fairly the consolidated financial position of the Company as of September 30, 1999, and 1998 and the consolidated results of operations and cash flows of the Company for the periods presented. Results of operations for the periods presented are not necessarily indicative of the results for the full fiscal year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1998.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of IAT, its wholly-owned subsidiaries IAT AG, Switzerland (IAT AG), IAT Multimedia Bremen (IAT GmbH), 100% of the General Partner of FSE Computer-Handel GmbH & Co. KG, and 80% of the limited partnership interest of FSE (collectively FSE), and 100% of each of Columbus-Computer-Handels und Vertriebs-Verwaltungs GmbH and Columbus Computerhandel und Vertriebs GmbH & Co. KG, Branch office of IAT Multimedia Gmbh (Columbus) (collectively the Company). All intercompany accounts and transactions have been eliminated.

     EXCESS OF COST OVER NET ASSETS ACQUIRED -- Goodwill represents the excess of cost over the fair market value of net assets of acquired businesses and is amortized over a period of 10 years from the acquisition date. The Company monitors the cash flows of the acquired operations to assess whether any impairment of recorded goodwill has occurred. Amortization for the nine month periods ended September 30, 1999 and 1998 was approximately $338,000 and $264,000, respectively.

     FOREIGN CURRENCY TRANSLATION -- The Company has determined that the local currency of its Switzerland subsidiary, Swiss Francs, is the functional currency for IAT AG and IAT GmbH and the Deutsch Mark is the functional currency for FSE and Columbus. The financial statements of the subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 (SFAS 52), "Foreign Currency Translation". SFAS 52 provides that all balance sheet accounts are translated at period-end rates of exchange (1.50 and 1.37 Swiss Francs and 1.84 and 1.67 Deutsch Marks for each U.S. dollar at September 30, 1999 and December 31, 1998, respectively), except for equity accounts which are translated at historical rates. Income and expense accounts and cash flows are translated at the average of the exchange rates in effect during the period. The resulting translation adjustments are included as a separate component of other comprehensive income in the statements of stockholders' equity and consolidated statement of comprehensive loss, whereas gains or losses arising from foreign currency transactions are included in results of operations.

     LOSS PER COMMON SHARE -- Basic earnings per share excludes dilution and is computed by dividing loss applicable to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average number of common shares excludes shares of the Company's common stock (the Common Stock) placed in escrow upon the completion of the Company's initial public offering in March 1997. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Stock were exercised or converted into Common Stock or resulted in the issuance of Common Stock that then shared in the earnings of the entity. Diluted loss per common share is the same as basic loss per common share for the period ended September 30, 1998. The Company has unexercised options and warrants in addition to shares issuable upon conversion of its convertible debentures which are not included in the computation of diluted loss per share for the period ended Sepember 30, 1998 because their effect would have been antidilutive as a result of the Company's losses.

     COMPREHENSIVE LOSS -- Effective January 1, 1998 the Company adopted SFAS 130, "Reporting Comprehensive Income".

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 2. INVENTORIES:


                                         SEPTEMBER 30,     SEPTEMBER 30,
                                              1999             1998
                                        ---------------   --------------
   Work in process ..................      $        0       $  254,549
   Purchased finished goods .........       1,713,492        1,333,855
                                           ----------       ----------
                                           $1,713,492       $1,588,404
                                           ==========       ==========


NOTE 3. SPINOFFS:

     On March 6, 1998, the Company transferred the business and substantially all of the assets and the liabilities of its majority-owned subsidiary, IAT GmbH, to a newly-formed German company, Algo Vision Systems (the German Spinoff). Algo Vision Systems was substantially owned by an entity controlled by the former co-chairman of the Board of Directors. The German Spinoff was effective on January 1, 1998 and required the Company to infuse approximately $650,000 of capital. In connection with the German Spinoff, IAT AG purchased the remaining 25.1% interest in IAT GmbH from the minority stockholder for a purchase price of approximately $100,000. In addition, the Company provided Algo Vision Systems with a loan of approximately $300,000 for working capital requirements through March 6, 1998, which accrued interest at a rate of 5% per annum. The loan was repaid in two installments 1998 and 1999 and the 15 % interest in Algo Vision Systems owned by the Company was exchanged for shares of Algo Vision plc. (See Note 5).

     On March 24, 1998, the Company transferred the business and certain of the assets and liabilities of its wholly-owned subsidiary IAT AG to a newly-formed Swiss company, Algo Vision Schweiz (the Swiss Spinoff). Algo Vision Schweiz was substantially owned by an entity controlled by the former co-chairman of the Board of Directors. The Swiss Spinoff was effective January 1, 1998. At closing, the Company received a note (Purchase Note), due March 24, 2001, for approximately $325,000 representing the value of the assets in excess of the liabilities that were transferred on March 24, 1998. In addition, the Company loaned Algo Vision Schweiz $250,000 for operating cash flow, which note was due the earlier of the date that Algo Vision Schweiz raises either debt or equity financing in excess of SF 1,000,000 or March 24, 2001. Both notes provided for the payment of interest semi-annually beginning September 1, 1998 at a rate of 3% per annum. The notes were repaid in August 1999 in connection with the Algo Vision Transaction and the 15% interest in Algo Vision Schweiz owned by the Company was exchanged for shares of Algo Vision plc.(See Note 5).


NOTE 4. CONVERTIBLE DEBENTURE:

     The Company entered into a securities purchase agreement (the Purchase Agreement), dated as of June 19, 1998. The transaction consisted of the issuance of 198,255 shares of the Company's common stock and $3 million aggregate principal amount of the Company's 5% Convertible Debenture due 2001 (Debenture) for $5 million. The Debenture is convertible into shares of common stock at the option of either the Company (subject to certain limitations) or the investor. Sales of the shares of common stock issuable upon conversion by the investor are subject to certain volume limitations. Any portion of the Debenture remaining unconverted on October 27, 2000 shall convert automatically into shares of common stock. The number of shares of common stock issuable upon conversion of the Debenture is the lesser of (i) $13.45 or (ii) 87% of the average of the five lowest closing bid prices during the 15 trading days immediately preceding the conversion date. The Company recorded a discount on the Debenture due to the conversion feature of approximately $450,000 which is included in interest expense in the nine month period ended September 30, 1998.

     In January 1999, the Company exchanged the 198,255 shares of common stock issued in June 1998 for 2,000 shares of Series B Convertible Preferred Stock (Series B Stock). Each share of Series B Stock shall be convertible into shares of common stock, and at the option of the holder, at any time from the issue date at $10.88 per share. The Series B Stock shall be convertible into shares of common stock, at the option of the Company, at any time on or after December 30, 1999, if certain conditions are met, or prior

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES
to such time if the common stock reaches certain thresholds. All shares of Series B Stock not previously converted into shares of common stock shall automatically convert in January 2002.

     To date, the holder of the Debenture has converted an aggregate of $152,000 of the principal amount of the Debenture, plus accrued interest, on the principal amount converted, and received an aggregate of 66,437 shares of the Company's common stock.

     As of September 30, 1999, $2,848,000 principal amount, plus accrued interest, remained on the Debenture. Under the terms of Debenture, the holder will have the right to accelerate repayment of the Debenture upon the Company's previously announced transaction with Spigadoro. (See Note 7).


NOTE 5. ALGO VISION TRANSACTION:

     In connection with the transfer of our research and development activities in March 1998, the Company granted Algo Vision Schweiz AG, one of the entities formed in connection with the transfer, an option to purchase a 50% co-ownership interest in the Company's visual communications intellectual property. In July 1999, as part of the reorganization of the Algo Vision entities, Algo Vision Schweiz and Algo Vision Systems Gmbh, the other entity formed in connection with the transfer, became wholly-owned subsidiaries of Algo Vision plc, an English company whose shares began trading on the European Association of Securities Dealers Automated Quotation System on July 23, 1999. Under the terms of a series of agreements between the Company, Algo Vision plc and Algo Vision Schweiz, (i) Algo Vision Schweiz transferred its option to purchase the Company's intellectual property rights to Algo Vision plc, (ii) Algo Vision plc agreed to purchase the Company's visual communications intellectual property rights ( other than the IAT name or mark) and (iii) the Company agreed to exchange its 15% equity interest in each of Algo Vision Systems and Algo Vision Schweiz, for shares of capital stock of Algo Vision plc. Dr. Vogt, one of the Company's former directors, owns approximately 26.2% of the outstanding shares of Algo Vision plc.

     Under the terms of the agreements, Algo Vision plc purchased a 50% interest in the Company's visual communications intellectual property rights for $1,000,000 in July 1999 and purchased the remaining 50% interest for an additional $2,500,000 in August 1999. Algo Vision plc also agreed to pay the Company royalties (ranging from 5% to 10%) on the sale of certain products utilizing the visual communications technology until August 2001. In connection with the transaction, Algo Vision Schweiz repaid in August 1999 outstanding loans, aggregating approximately $500,000, made by the Company to Algo Vision Schweiz in March 1998.

     In addition, as part of the reorganization of the Algo Vision entities, the Company exchanged its 15% interest in each of Algo Vision Systems and Vision Schweiz, for 500,000 shares of Algo Vision plc. These shares are subject to a lock-up agreement until January 24, 2000, subject to certain exceptions. In August 1999, the Company purchased an additional 250,000 shares of Algo Vision plc for a purchase price of $2,500,000. These shares were subject to a lock-up agreement which expired in November 1999.

     This transaction resulted in a one time gain during the three months ended September 30,1999 of approximately $3,500,000, approximately $2,500,000 of which was used to purchase the Algo Vision shares.


NOTE 6. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                --------------------------------
                                                                     1999             1998
                                                                -------------   ----------------
Net income (loss) ...........................................    $1,590,922       $ (1,421,018)
Other comprehensive income (loss) net of tax-Foreign currency
 translation adjustments ....................................      (706,516)           333,735
Gain on securities held available for sale ..................       448,778                 --
                                                                 ----------       ------------
                                                                 $1,963,184       $ (1,087,283)
                                                                 ==========       ============

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 7. SUBSEQUENT EVENTS

     On November 3, 1999, the Company entered into a definitive Stock Purchase Agreement with Gruppo Spigadoro, N.V. under which the Company will acquire all of the outstanding common stock of Petrini, S.p.A. Petrini is an Italian company that produces and sells animal feed and pasta and flour products principally in Italy, and also in the United States, Europe and Southeast Asia. Under the terms of the Stock Purchase Agreement, the Company will issue 47,354,465 shares of the Company's common stock to Spigadoro, subject to adjustment if the anti-dilution provisions of the agreement are triggered. The Company will also assume approximately $20 million of short term indebtedness of Spigadoro in the acquisition, of which $12.5 million will be convertible into shares of the Company's common stock. All of the indebtedness will be payable or convertible into the Company's common stock during 2000.

     Consummation of the acquisition is subject to a number of conditions, including stockholder approval of the issuance of the shares of the Company's common stock to be issued in the acquisition and other proposals. Following the acquisition, the Company intends to sell its computer business. The Board of Directors of the Company authorized management to evaluate and seek candidates for the potential sale of the computer business. Management has commenced discussions relating to the sale of the computer business. However, no agreement has been reached with any party regarding the terms of a potential transaction and the Company cannot assure that it will be able to sell the computer business on terms favorable to the Company or at all.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
IAT Multimedia, Inc.

We have audited the accompanying consolidated balance sheets of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), cash flows, and financial statement schedule for each of the three years in the period ended December 31, 1998. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IAT Multimedia, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also in our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.


                                                Rothstein, Kass & Company, P.C.


Roseland, New Jersey
March 25, 1999

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                 DECEMBER 31,
                                                                      -----------------------------------
                                                                            1998               1997
                                                                      ----------------   ----------------
                              ASSETS
Current assets:
 Cash and cash equivalents ........................................    $   5,614,182      $   5,472,928
 Investments ......................................................          750,000          2,726,865
 Accounts receivable, less allowance for doubtful accounts of
   $166,159 in 1998 and $71,111 in 1997............................        1,564,945          1,258,914
 Inventories ......................................................        2,359,896          1,699,338
 Other current assets .............................................          396,924            277,057
 Assets held for disposition ......................................                           1,077,920
                                                                       -------------     --------------
    Total current assets ..........................................       10,685,947         12,513,022
Equipment and improvements, net ...................................          578,939            633,605
Other assets:
 Other receivables ................................................          580,385
 Notes receivable from affiliates .................................          562,286
 Excess of cost over net assets acquired, net .....................        4,155,972          3,373,254
 Other assets .....................................................          300,541            139,635
                                                                       -------------      -------------
                                                                       $  16,864,070      $  16,659,516
                                                                       =============      =============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable, bank ...............................................    $        --        $     449,121
 Accounts payable .................................................        2,696,911          1,803,389
 Other current liabilities ........................................        1,104,774          1,846,493
 Loans payable, stockholders ......................................                           2,339,451
 Liabilities held for disposition .................................                           1,640,029
 Deferred income taxes payable ....................................                             311,347
                                                                       -------------      -------------
    Total current liabilities .....................................        3,801,685          8,389,830
                                                                       -------------      -------------
Convertible debentures ............................................        3,000,000
                                                                       -------------      -------------
Minority interest .................................................           72,079            174,007
                                                                       -------------      -------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $.01 par value, authorized 10,000,000 shares, none issued ....................................................
 Common stock, $.01 par value, authorized 50,000,000 shares,
   issued 10,048,826 in 1998 and 9,751,949 shares in 1997 .........          100,488             97,519
 Capital in excess of par value ...................................       30,416,979         27,103,657
 Accumulated deficit ..............................................      (20,982,472)       (19,239,283)
 Accumulated other comprehensive income ...........................          661,571            340,046
 Treasury stock (50,000 shares) ...................................         (206,260)          (206,260)
                                                                       -------------      -------------
    Total stockholders' equity ....................................        9,990,306          8,095,679
                                                                       -------------      -------------
                                                                       $  16,864,070      $  16,659,516
                                                                       =============      =============

          See accompanying notes to consolidated financial statements.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------------------
                                                                   1998               1997              1996
                                                             ----------------   ---------------   ---------------
Net sales ................................................     $ 38,339,643      $  5,879,820      $  1,193,302
Cost of sales ............................................       35,465,080         5,167,198           811,771
                                                               ------------      ------------      ------------
Gross margin .............................................        2,874,563           712,622           381,531
                                                               ------------      ------------      ------------
Operating expenses:
 Research and development costs, net .....................                          2,425,580         2,330,638
 Selling expenses ........................................        2,821,248         2,599,663         1,462,191
 General and administrative expenses .....................        2,065,828         2,486,443         1,494,858
 Non-recurring spin-off expenses .........................           45,652           350,000
                                                               ------------      ------------      ------------
                                                                  4,932,728         7,861,686         5,287,687
                                                               ------------      ------------      ------------
Operating loss ...........................................       (2,058,165)       (7,149,064)       (4,906,156)
                                                               ------------      ------------      ------------
Other income (expense):
 Interest income .........................................          360,623           484,394
 Interest expense ........................................         (584,510)         (232,518)         (213,136)
 Other income ............................................           17,584            36,662            10,814
 Minority interest in net (income) loss of
   subsidiaries ..........................................          109,569           (33,685)
                                                               ------------      ------------      ------------
                                                                    (96,734)          254,853          (202,322)
                                                               ------------      ------------      ------------
Loss before income taxes (benefit) .......................       (2,154,899)       (6,894,211)       (5,108,478)
Income taxes (benefit) ...................................         (411,710)     ------------      ------------
                                                               ------------
Net loss .................................................       (1,743,189)       (6,894,211)       (5,108,478)
Preferred stock dividends ................................                            (51,625)
                                                               ------------      ------------      ------------
Net loss applicable to common stock ......................     $ (1,743,189)     $ (6,945,836)     $ (5,108,478)
                                                               ============      ============      ============
Basic and diluted loss per share of common stock .........     $       (.19)     $       (.84)     $       (.89)
                                                               ============      ============      ============
Weighted average number of common shares
 outstanding .............................................        9,327,144         8,260,709         5,751,715
                                                               ============      ============      ============

                                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Net loss .................................................     $ (1,743,189)     $ (6,894,211)     $ (5,108,478)
Other comprehensive income --
 foreign currency translation adjustments ................          321,525           173,516           376,268
                                                               ------------      ------------      ------------
Comprehensive loss .......................................     $ (1,421,664)     $ (6,720,695)     $ (4,732,210)
                                                               ============      ============      ============

          See accompanying notes to consolidated financial statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                        YEARS ENDED DECEMBER 31, 1998, 1997
                                                      AND 1996
                                       --------------------------------------
                                            COMMON STOCK
                                       -----------------------
                                                                 CAPITAL IN
                                                                  EXCESS OF
                                          SHARES      AMOUNT      PAR VALUE
                                       ------------ ---------- --------------
Balances, January 1, 1996 ............  3,500,000   $ 35,000    $ 6,472,051
Issuance of common stock .............    875,000      8,750      1,530,833
Change in cumulative translation
 adjustments .........................
Net loss .............................  ---------     ------     ----------
Balances, December 31, 1996 ..........  4,375,000     43,750      8,002,884
Issuance of common stock .............  5,376,949     53,769     19,100,773
Change in cumulative translation
 adjustments .........................
Dividends ............................
Acquisition of treasury stock
 (50,000 shares) .....................
Net loss .............................  ---------     ------     ----------
Balances, December 31, 1997 ..........  9,751,949     97,519     27,103,657
Issuance of common stock .............    296,877      2,969      2,281,943
Change in cumulative translation
 adjustments .........................
Stock options issued for services.....                              119,100
Discount on convertible
 debentures ..........................                              448,277
Contributions of capital by
 stockholders ........................                              464,002
Net loss ............................. ----------   --------    -----------
Balances, December 31, 1998 .......... 10,048,826   $100,488    $30,416,979
                                       ==========   ========    ===========

                                                YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                       --------------------------------------------------------------
                                                          ACCUMULATED
                                                             OTHER                         TOTAL
                                          ACCUMULATED    COMPREHENSIVE     TREASURY    STOCKHOLDERS'
                                            DEFICIT          INCOME         STOCK          EQUITY
                                       ---------------- --------------- ------------- ---------------
Balances, January 1, 1996 ............  $  (7,184,969)    $ (209,738)    $       --    $    (887,656)
Issuance of common stock .............                                                     1,539,583
Change in cumulative translation
 adjustments .........................                       376,268                         376,268
Net loss .............................     (5,108,478)                                    (5,108,478)
                                        -------------     -----------    ----------    -------------
Balances, December 31, 1996 ..........    (12,293,447)       166,530             --       (4,080,283)
Issuance of common stock .............                                                    19,154,542
Change in cumulative translation
 adjustments .........................                       173,516                         173,516
Dividends ............................        (51,625)                                       (51,625)
Acquisition of treasury stock
 (50,000 shares) .....................                                     (206,260)        (206,260)
Net loss .............................     (6,894,211)                                    (6,894,211)
                                        -------------     -----------    ----------    -------------
Balances, December 31, 1997 ..........    (19,239,283)       340,046       (206,260)       8,095,679
Issuance of common stock .............                                                     2,284,912
Change in cumulative translation
 adjustments .........................                       321,525                         321,525
Stock options issued for services.....                                                       119,100
Discount on convertible
 debentures ..........................                                                       448,277
Contributions of capital by
 stockholders ........................                                                       464,002
Net loss .............................     (1,743,189)                                    (1,743,189)
                                        -------------     -----------    ----------    -------------
Balances, December 31, 1998 ..........  $ (20,982,472)    $  661,571     $ (206,260)   $   9,990,306
                                        =============     ==========     ==========    =============

          See accompanying notes to consolidated financial statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED DECEMBER 31,
                                                                         ------------------------------------------------------
                                                                               1998               1997               1996
                                                                         ----------------   ----------------   ----------------
Cash flows from operating activities:
 Net loss ............................................................     $ (1,743,189)      $ (6,894,211)      $ (5,108,478)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Discount on convertible debenture .................................          448,277
   Depreciation and amortization .....................................          575,368            459,287            230,134
   Common stock issued for services ..................................           37,500             22,500
   Minority interest .................................................         (109,569)            33,685
   Deferred income taxes .............................................         (387,641)
   Increase (decrease) in cash attributable to changes in assets and liabilities:
    Accounts receivable ..............................................          459,309            537,428            216,016
    Inventories ......................................................          339,046            (30,926)           (34,002)
    Other current assets .............................................           81,457           (121,509)            (8,480)
    Other assets .....................................................          (32,430)            92,581            (96,667)
    Accounts payable and other current liabilities ...................       (1,685,999)           595,397            194,949
                                                                           ------------       ------------       ------------
Net cash used in operating activities ................................       (2,017,871)        (5,305,768)        (4,606,528)
                                                                           ------------       ------------       ------------
Cash flows from investing activities:
 Acquisition of business, net of cash acquired .......................       (1,261,755)        (1,005,678)
 Loans to and investments in, affiliated companies ...................         (721,348)
 Purchase of equipment and improvements ..............................         (235,328)          (418,297)          (370,780)
 Proceeds from sale (payments for purchase) of investments ...........        1,976,865         (2,726,865)
                                                                           ------------       ------------      -------------
Net cash used in investing activities ................................         (241,566)        (4,150,840)          (370,780)
                                                                           ------------       ------------       ------------
Cash flows from financing activities:
 Cash held for disposition ...........................................                              (1,654)
 Proceeds from (repayments of) loans payable, stockholders ...........       (2,333,101)        (1,090,657)         1,931,250
 Proceeds from issuance of convertible debentures ....................        3,000,000
 Deferred registration costs .........................................                            (133,920)          (276,525)
 Payment of preferred stock dividends ................................                             (51,625)
 Proceeds from issuance of common stock ..............................        1,607,052         17,079,849          1,539,583
 Proceeds form issuance of preferred stock ...........................                                              1,400,000
 Capital contributions, stockholders .................................          464,002
 Repayment of loan payable ...........................................                            (310,362)
 Purchase of treasury stock ..........................................                            (206,260)
 Proceeds from (repayments of) short-term bank loan ..................         (445,696)          (709,321)           473,235
                                                                           ------------       ------------       ------------
Net cash provided by financing activities ............................        2,292,257         14,576,050          5,067,543
                                                                           ------------       ------------       ------------
Effect of exchange rate changes on cash ..............................          108,434             88,825            (24,453)
                                                                           ------------       ------------       ------------
Net increase in cash and cash equivalents ............................          141,254          5,208,267             65,782
Cash and cash equivalents, beginning of year .........................        5,472,928            264,661            198,879
                                                                           ------------       ------------       ------------
Cash and cash equivalents, end of year ...............................     $  5,614,182       $  5,472,928       $    264,661
                                                                           ============       ============       ============
Supplemental disclosures of cash flow information:
 Cash paid during the year for interest ..............................     $     69,921       $    243,365       $    162,473
                                                                           ============       ============       ============
 Cash paid during the year for income taxes ..........................     $     98,998       $         --       $         --
                                                                           ============       ============       ============
Supplemental schedules of noncash investing and financing activities:
 Issuance of shares of common stock related to acquisitions ..........     $    753,472       $    928,718       $         --
                                                                           ============       ============       ============
 Issuance of note payable related to acquisition .....................     $         --       $    890,000       $         --
                                                                           ============       ============       ============
 Conversion of Series A Convertible Preferred Stock into 1,875,000
   shares of common stock ............................................     $         --       $  1,400,000       $         --
                                                                           ============       ============       ============
 Spin-off of net assets and liabilities held for disposition .........     $    562,109       $         --       $         --
                                                                           ============       ============       ============
 Decrease in loans payable, stockholders and goodwill relating to an
   acquistion ........................................................     $  1,502,994       $         --       $         --
                                                                           ============       ============       ============

          See accompanying notes to consolidated financial statements

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- BUSINESS AND ORGANIZATION:

     IAT Multimedia, Inc. ("IAT") was incorporated under the laws of Delaware in September 1996. During October 1996, IAT issued 4,375,000 shares of its common stock for 100% of the outstanding shares of common stock of IAT AG, a corporation organized under the laws of Switzerland, in a transaction accounted for as a pooling of interests. IAT, through its recent acquisitions (Note 3), markets in Germany high performance personal computers assembled according to customer specifications, computer hardware, components and peripherals mainly to wholesale and retail businesses through telephone and mail order sales. In addition, IAT licenses its visual communications technology to ALGO Vision Schweiz (Note 4).


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of IAT, its wholly-owned subsidiaries IAT AG, Switzerland (IAT AG), IAT Deutschland GmbH Interactive Medien Systeme Bremen (IAT GmbH), the General Partner of FSE Computer-Handel GmbH & Co. KG (FSE), and 80% of the limited partnership interest of FSE, and 100% of both the General Partner of and the limited partnership interests in Columbus-Computer-Handels und Vertriebs GmbH & Co. KG (Columbus) (Note 3) (collectively the Company). All intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS -- The Company maintains its cash and cash equivalents with financial institutions in accounts which at times may exceed insured limits. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     INVESTMENTS -- The Company's investments in certificates of deposit are carried at cost which approximates fair value.

     INVENTORIES -- Inventories are valued at the lower of cost, on the first-in, first-out (FIFO) method, or market.

     REVENUE RECOGNITION -- Revenues from the sale of personal computers, computer hardware, components, peripherals and communications systems are recognized upon shipment to customers.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EQUIPMENT AND IMPROVEMENTS -- Equipment and improvements are stated at cost. Depreciation and amortization are provided using the straight-line method over the following estimated useful lives:


   Operating and office equipment ...............................             2-5 years
   Office furniture and fixtures, including automobiles .........             3-8 years
   Leasehold improvements .......................................   Life of the respective lease

     DEFERRED FINANCING COSTS -- Deferred financing costs are being amortized using the straight-line method over the life of the related financing.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is the amount by which the carrying value of the asset exceeds its fair value.

     EXCESS OF COST OVER NET ASSETS ACQUIRED -- Goodwill represents the excess of cost over the fair market value of net assets of acquired businesses and is amortized over a period of 10 years from the acquisition date. The Company monitors the cash flows of the acquired operations to assess whether any impairment of recorded goodwill has occurred. Amortization for the years ended December 31, 1998, 1997 and 1996 was approximately $287,000, $45,000 and nil, respectively.

     FOREIGN CURRENCY TRANSLATION -- The Company has determined that the local currency of its Swiss subsidiary, Swiss Francs, is the functional currency for IAT AG and IAT GmbH and the Deutsch Mark is the functional currency for FSE and Columbus. The financial statements of the subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 (SFAS 52), "Foreign Currency Translation". SFAS 52 provides that all balance sheet accounts are translated at year-end rates of exchange (1.37 and 1.45 Swiss Francs and 1.67 and 1.80 Deutsch Marks for each U.S. dollar at December 31, 1998 and 1997, respectively), except for equity accounts which are translated at historical rates. Income and expense accounts and cash flows are translated at the average of the exchange rates in effect during the year. The resulting translation adjustments are included as a separate component of other comprehensive income in the statements of stockholders' equity (deficit), whereas gains or losses arising from foreign currency transactions are included in results of operations.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The fair value of the Company's assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards No. 107 approximate the carrying amounts presented in the consolidated balance sheets.

     STOCK OPTIONS -- The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations with pro forma disclosure of what net income (loss) and earnings (loss) per share would have been had the Company adopted the new fair value method. The Company accounts for its stock based compensation plans in accordance with the provisions of APB 25.

     INCOME TAXES -- The Company complies with Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes", which requires an asset and liability approach to financial reporting for income taxes. Deferred income tax assets and liabilities are computed based on differences between the financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

     RESEARCH AND DEVELOPMENT COSTS -- Research and development expenditures conducted for internal purposes are expensed as incurred. The expenditures include the following cost elements directly relating to research and development: materials costs, equipment and facilities depreciation, personnel costs, contract services and certain general and administrative expenses. Software development costs incurred subsequent to establishment of technological feasibility have not been material. In addition, the Company had entered into various agreements relating to the joint development of the Company's video conferencing products. In accordance with these agreements, the Company and its counterparts each have rights for the use of the developed technology. Reimbursed research and development costs for the years ended December 31, 1998, 1997 and 1996 were nil, $97,397 and $398,177, respectively.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

     MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY -- The Company records the minority interest in its consolidated subsidiary at the cost of the investment, adjusted for the income (loss) of the subsidiary. Losses, however, will be recorded only to the extent of the original investment and previously recognized equity in earnings, if any.

     LOSS PER COMMON SHARE -- Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." SFAS 128 requires dual presentation of basic and diluted earnings per share for all periods presented. Basic earnings per share excludes dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the period. The weighted average number of common shares includes shares issued within one year of the Company's initial public offering (IPO) with an issue price less than the IPO price, and excludes shares of common stock placed in escrow upon the completion of the IPO. In addition, all shares have been adjusted to reflect the reverse stock split discussed in Note 10. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Prior period loss information has been restated as required by SFAS No. 128. Diluted loss per common share is the same as basic loss per common share for the years ended December 31, 1998, 1997 and 1996. At December 31, 1998, 1997 and 1996,
the Company has unexercised stock options to purchase 530,000, 145,000 and nil shares, respectively, and has unexercised common stock purchase warrants to purchase 2,771,726, 2,683,485 and 2,348,485 shares, respectively. These unexercised options and warrants were not included in the computations of diluted loss per share because their effect would have been antidilutive as a result of the Company's losses.


NOTE 3 -- ACQUISITIONS:

     In October 1998, the Company acquired 100% each of the general partner and of the limited partnership interests in Columbus. Columbus markets in Germany computer hardware, components, peripherals and accessories, as well as standard software mainly to wholesale and retail businesses through telephone and mail-order sales. The aggregate purchase price was $2,588,060, comprised of $1,693,908 in cash, the issuance of 98,622 shares of the Company's common stock valued at fair market value of $7.64 per share, $140,680 of acquisition costs and the assumption of liabilities of $2,041,183. In addition, the Company has issued the seller a conditional guarantee on the market value of the Company's common stock issued in connection with the acquisition, if sold prior to four years from issuance. The agreement requires the Company to issue a maximum of 17,296 additional shares of common stock, if the sales proceeds of the 98,622 shares are less than 1,250,000 Deutsch Mark (approximately $753,000). As of December 31, 1998, no additional shares of common stock were issued.

     In November 1997, the Company acquired the general partner of FSE and 80% of the limited partnership interest of FSE from the sole limited partner. FSE markets in Germany high performance personal computers (PC's) assembled according to customer specifications and sold under the trade name Trinology, as well as components and peripherals for PC's. The aggregate purchase price was $4,074,653, comprised of $1,857,225 in cash, the issuance of a promissory note for $928,608, the issuance of 146,949 shares of the Company's common stock valued at fair market value of $6.32 per share, $360,212 of acquisition costs and the assumption of liabilities of $4,438,547. Pursuant to the purchase agreement, the seller has agreed to reimburse the Company approximately $1,500,000 based upon the difference between the guaranteed EBITDA of FSE for 1998 and the actual EBITDA of FSE. Therefore, the Company has reduced goodwill by this amount, reduced loans payable, stockholders by approximately $920,000 and recorded a receivable of approximately $580,000. This receivable will be offset against the payment due for the acquisition of the remaining 20% interest in the FSE Limited Partnership.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 3 -- ACQUISITIONS: (CONTINUED)

     The acquisitions were accounted for as purchases and the purchase prices were allocated on the basis of the relative fair values of the assets acquired and the liabilities assumed, as follows:


                                        COLUMBUS            FSE
                                    ---------------   ---------------
   Cash .........................    $    682,434      $  1,139,645
   Accounts receivable ..........         693,862         1,596,341
   Inventories ..................         887,896         1,696,997
   Prepaid expenses .............                            11,638
   Equipment ....................          65,457           673,276
   Goodwill .....................       2,299,594         3,577,086
   Minority interest ............                          (181,783)
   Liabilities assumed ..........      (2,041,183)       (4,438,547)
                                     ------------      ------------
                                     $  2,588,060      $  4,074,653
                                     ============      ============

     The following unaudited pro forma condensed statements of operations for 1998 and 1997 give effect to the acquisitions as if they had occurred on January 1 of each year:

                                                                           1998               1997
                                                                     ----------------   ----------------
   Net sales .....................................................     $ 66,067,865       $ 60,831,044
                                                                       ============       ============
   Net loss ......................................................     $ (1,105,958)      $ (6,673,062)
                                                                       ============       ============
   Basic and diluted loss per share ..............................             (.12)              (.79)
                                                                       ============       ============
   Weighted average number of common shares outstanding ..........        9,408,203          8,487,911
                                                                       ============       ============
   EBITDA ........................................................     $   (372,776)      $ (5,308,909)
                                                                       ============       ============


NOTE 4 -- SPINOFFS:

     On March 6, 1998, the Company transferred the business and substantially all of the assets and the liabilities of its majority-owned subsidiary, IAT GmbH, to a newly-formed German company, ALGO Vision Systems. ALGO Vision Systems (the "German Spinoff") is substantially owned by the former co-chairman of the Board of Directors of the Company. In addition, IAT AG owns 15% of the outstanding common stock of ALGO Vision Systems. The German Spinoff was effective on January 1, 1998 and required the Company to infuse approximately $650,000 of capital. In connection with the German Spinoff, IAT AG purchased the remaining 25.1% interest in IAT GmbH from the minority stockholder for a purchase price of approximately $100,000. In addition, the Company provided ALGO Vision Systems with a loan of approximately $300,000 for working capital requirements through March 6, 1998. This loan bears interest at a rate of 5% per annum. The balance of the loan, at December 31, 1998, is approximately $140,000 which is due on or before March 31, 1999.

     On March 24, 1998, the Company transferred the business and certain of the assets and liabilities of its wholly-owned subsidiary IAT AG to a newly-formed Swiss company, ALGO Vision Schweiz. ALGO Vision Schweiz (the "Swiss Spinoff") is substantially owned by the former co-chairman of the Board of Directors of the Company. In addition, IAT AG owns 15% of the outstanding common stock of ALGO Vision Schweiz. The Swiss Spinoff was effective January 1, 1998. At closing, the Company received a note (Purchase Note), due March 24, 2001, for approximately $325,000 representing the value of the assets in excess of the liabilities that were transferred on March 24, 1998. In addition, the Company loaned ALGO Vision Schweiz $250,000 (The Note) for operating cash flow. The
Note is due the earlier of the date that ALGO Vision Schweiz raises either debt or equity financing in excess of SF 1,000,000 or March 24, 2001.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 4 -- SPINOFFS: (CONTINUED)

Both notes provide for the payment of interest semi-annually beginning September 1, 1998 at a rate of 3% per annum. The balance of the notes at December 31, 1998 is approximately $560,000.


NOTE 5 -- INVENTORIES:

     Inventories consist of the following:


                                                DECEMBER 31,
                                        ----------------------------
                                            1998            1997
                                        ------------   -------------
   Work in process ..................   $   70,659      $  124,445
   Purchased finished goods .........    2,289,237       1,574,893
                                        ----------      ----------
                                        $2,359,896      $1,699,338
                                        ==========      ==========

NOTE 6 -- EQUIPMENT AND IMPROVEMENTS:

     Equipment and improvements consist of the following:


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1997
                                                              ----------   ----------
   Automobiles ............................................    $ 95,202     $ 83,110
   Operating and office equipment .........................     507,795      339,686
   Office furniture and fixtures ..........................      15,133       14,040
   Leasehold improvements .................................     301,880      231,993
                                                               --------     --------
                                                                920,010      668,829
   Less accumulated depreciation and amortization .........     341,071       35,224
                                                               --------     --------
                                                               $578,939     $633,605
                                                               ========     ========

NOTE 7 -- CONVERTIBLE DEBENTURES:

     The Company entered into a securities purchase agreement (the Purchase Agreement), dated as of June 19, 1998, with two purchasers (the Investors). The transaction consisted of the issuance of 198,255 shares of the Company's Common Stock and $3 million aggregate principal amount of the Company's 5% Convertible Debentures due 2001 (Debentures) for $5 million.

     The Debentures are immediately convertible into shares of common stock at the option of either the Company (subject to certain limitations) or the Investors. The holder of shares of common stock issued upon conversion, at the option of the Investors, are prohibited from selling the shares prior to March 16, 1999; thereafter, sales by the Investors are subject to certain volume limitations. Any portion of the Debentures remaining unconverted on October 27, 2000 shall convert automatically into shares of common stock. The number of shares of common stock issuable upon conversion of the Debentures is the lesser of (i) 120% of the average of the closing bid prices from the five trading days immediately preceding the Original Issue Date (as defined in the Purchase Agreement) and (ii) 87% of the average of the five lowest closing bid prices during the 15 trading days immediately preceding the conversion date. The Company recorded a discount on the Debentures due to the conversion features of approximately $450,000 which is included in interest expense for the year ended December 31, 1998.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 8 -- OTHER CURRENT LIABILITIES:

     Other current liabilities consist of the following:

                                                      DECEMBER 31,
                                              -----------------------------
                                                   1998            1997
                                              -------------   -------------
   Value added and income taxes ...........    $  333,177      $  147,060
   Payroll taxes ..........................       109,171          80,826
   Professional fees ......................       159,449         523,297
   Non-recurring spinoff expenses .........                       350,000
   Other current liabilities ..............       502,977         745,310
                                               ----------      ----------
                                               $1,104,774      $1,846,493
                                               ==========      ==========

NOTE 9 -- LOANS PAYABLE, STOCKHOLDERS:

     Loans payable, stockholders consisted of the following at December 31, 1997:


Unsecured loan payable to a stockholder bearing interest at 8% per annum and paid in
 January 1998. The loan was subordinated to to all other creditor claims. ...........    $  448,276
Loan payable to a stockholder relating to the purchase of FSE and paid in March 1998.
 The loan was collateralized by a letter of credit. .................................       890,000
Loan payable to a limited partner of FSE, bearing interest at 2% above the current
 German Bundesbank annual discount rate and due on demand, subject to certain
 financial covenants. ...............................................................     1,001,175
                                                                                         ----------
                                                                                         $2,339,451
                                                                                         ==========

NOTE 10 -- STOCKHOLDERS' EQUITY:

     In June 1998, in connection with the issuance of the Convertible Debentures, the Company issued 198,255 shares of common stock for proceeds of $1,524,454, net of commissions and offering expenses of $475,546. In addition, the Company issued five-year warrants to purchase 88,241 shares of common stock at a price of $13.25 per share, which is 120% of the average price to the Investors and the placement agent.

     In exchange for IAT assuming the obligations of IAT AG under the Swiss bank note, the bank transferred the guarantees of certain stockholders of the Company to the Company. In December 1997, the Company exercised its rights under the guarantees, and required the guarantors to agree to sell an aggregate of 120,000 shares of the Company's common stock. In March 1998, the common stock was sold for total proceeds of approximately $494,000, which was contributed to the Company as capital in excess of par value.

     In April 1997, the Company completed its IPO. Through the offering, the Company sold 3,350,000 shares of its common stock which generated net proceeds of approximately $16,803,000 after underwriter's commissions and offering expenses of approximately $3,297,000. In addition, the Company issued the underwriter warrants to purchase 335,000 shares of the Company's common stock. The warrants are exercisable at a per share price of $9.90 and expire in March 2002. As of December 31, 1998, no warrants were exercised.

     In 1996, in connection with the issuance of the Company's common stock to certain former IAT AG stockholders, the Company issued warrants to purchase an aggregate of 473,485 shares of common stock, exercisable at $7.80 per share, and expiring on December 31, 2006. As of December 31, 1998, no warrants have been exercised.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 10 -- STOCKHOLDERS' EQUITY: (CONTINUED)

     Certain of the Company's stockholders have agreed to place an aggregate of 498,285 of their shares of the Company's common stock in escrow. These shares will not be assignable or transferable (but may be voted) until such time as they are released from escrow based upon the Company meeting certain annual revenue and/or earnings levels or the common stock attaining certain price levels. All shares remaining in escrow on March 31, 2000 will be forfeited and contributed to the Company's capital. In the event the Company attains any of the thresholds providing for the release of the escrowed shares to the stockholders, the Company will recognize compensation expense for the shares released to certain stockholders, computed at the time based on the fair market value of the shares.

     In December 1996, the Board of Directors and stockholders of the Company approved a reverse stock split whereby .947 shares of common stock and preferred stock were issued for each share outstanding at that time. All share information in the consolidated financial statements has been restated to reflect such stock split.

     In October 1996, the Company issued 1,875,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (Series A), for net proceeds of $1,400,000, after deducting expenses of $100,000. The Series A was converted into 1,875,000 shares of the Company's common stock upon the consummation of the Company's IPO in April 1997. At the time of conversion, the Company paid the required dividend of $51,625 ($.056 per share annualized). In addition, the Company issued warrants to purchase 1,875,000 shares of common stock, exercisable at $7.80 per share, and expiring on December 31, 2006. As of December 31, 1998, no warrants have been exercised.


NOTE 11 -- STOCK OPTIONS:

     In December 1996, the Company's Board of Directors and stockholders approved the adoption of the Company's 1996 Stock Option Plan (the 1996 Plan). The 1996 Plan provides for the grant of 500,000 non-qualified and incentive stock options to eligible employees and advisors. The 1996 Plan is administered by the Stock Option Committee consisting of the independent directors of the Company. Each option granted pursuant to the 1996 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. As of December 31, 1998 and 1997, 100,000 and nil options, respectively, have been granted under the 1996 Plan.

     During 1998, the Company entered into stock option agreements outside the 1996 Plan. The agreements provide for the issuance of non-transferable options to purchase up to an aggregate of 285,000 shares of the Company's common stock at purchase prices ranging from $4.25 to $6.00 per share, the fair market value on the dates of the grants. The options vest in installments through June 1999, as defined, and have piggy-back registration rights. As of December 31, 1998, no options have been exercised.

     In July and August 1997, the Company entered into stock option agreements outside the 1996 Plan. These agreements provide for the issuance of non-transferable options to purchase up to an aggregate of 70,000 and 75,000, respectively, shares of the Company's common stock at purchase prices of $5.00 and $6.00 per share, respectively, the fair market value on the dates of the grants. The options vest in installments through July 1999, as defined, and have piggy-back registration rights. As of December 31, 1998, no options have been exercised.

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 11 -- STOCK OPTIONS: (CONTINUED)

     The following summarizes the information relating to outstanding stock options during 1997 and 1998:


                                                          NUMBER           PER
                                                            OF           OPTION        WEIGHTED
                                                          SHARES          PRICE        AVERAGE
                                                        ----------   --------------   ---------
   Shares under option at January 1, 1997 ...........         --       $       --       $  --
   Granted in 1997 ..................................    145,000         5.00-6.00       5.52
                                                         -------       -----------      -----
   Shares under option at December 31, 1997 .........    145,000         5.00-6.00       5.52
   Granted in 1998 ..................................    385,000         4.25-6.00       5.50
                                                         -------       -----------      -----
   Shares under option at December 31, 1998 .........    530,000      $ 4.25-6.00      $ 5.50
                                                         =======      ============     ======
   Exercisable at December 31, 1998 .................    381,666      $ 4.25-6.00      $ 5.51
                                                         =======      ============     ======

     Had compensation cost for the Company's stock based compensation plans been determined based on the fair value at the grant dates, consistent with the provisions of SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                       1998               1997
                                                 ----------------   ----------------
   Net loss applicable to common stockholders:
    As reported ..............................     $ (1,743,189)      $ (6,945,836)
    Pro forma ................................       (2,921,342)        (7,263,565)
   Basic and diluted loss per share:
    As reported ..............................             (.19)              (.84)
    Pro forma ................................             (.31)              (.88)

     The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model with the following weighted average assumptions used for 1998 and 1997 grants, respectively: risk-free interest rate of 5% and 6%, respectively; no dividend yield; expected lives of 5 to 10 years; and expected volatility of 86% and 55%, respectively.


NOTE 12 -- DEPENDENCE UPON KEY RELATIONSHIPS:

     Approximately $923,000 of the Company's revenues for the year ended December 31, 1996, was attributable to sales to one customer or affiliates of that customer. The Company had no significant customers in 1998 and 1997. Substantially all of the sales for the years ended December 31, 1998, 1997 and 1996, respectively, are to customers located primarily in Germany and Switzerland. At December 31, 1998, 1997 and 1996, substantially all of the Company's operations, operating assets and liabilities were located in Germany and Switzerland.


NOTE 13 -- INCOME TAXES:

     For the years ended December 31, 1998, 1997 and 1996, income taxes computed at the statutory federal rates differ from the Company's effective rate due to the change in the deferred tax asset valuation allowance.

     At December 31, 1998, the Company has net operating loss carryforwards
(NOL) for Swiss, German and United States income tax purposes of approximately $15,200,000, $3,984,000 and $2,500,000, respectively. The Swiss NOLs expire between 1999 and 2006, the German NOLs have no expiration date and the United States NOLs expire through 2018. As a result, at December 31, 1998 and 1997, the

                     IAT MULTIMEDIA, INC. AND SUBSIDIARIES

NOTE 13 -- INCOME TAXES: (CONTINUED)

Company recorded deferred tax assets of approximately $6,790,000 and $5,660,000, respectively, and valuation allowances in the same amounts relating principally to the NOLs.

     SFAS 109 requires that the Company record a valuation allowance when it is "more likely than not that some portion or all of the deferred tax asset will not be realized". The ultimate realization of this deferred tax asset depends on the ability to generate sufficient taxable income in the future.


NOTE 14 -- COMMITMENTS AND CONTINGENCIES:

     The Company has entered into operating leases for the use of office space, manufacturing facilities and equipment. Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $123,000, $346,000 and
$400,000, respectively.

     Aggregate approximate future minimum annual rental payments under these operating leases are as follows:

   Year Ending December 31,
   1999 ...................    $  276,000
   2000 ...................       277,000
   2001 ...................       277,000
   2002 ...................       138,000
   2003 ...................        74,000
                               ----------
                               $1,042,000
                               ==========

NOTE 15 -- RELATED PARTY TRANSACTIONS:

     In connection with the sale of the Series A shares, the Company entered into a marketing agreement with an affiliate of a Series A stockholder to assist in marketing the Company's products worldwide, and to arrange financing for the Company's operations, leasing programs and distribution arrangements. The agreement provided for the payment of $500,000 for such services which is included in selling expenses in 1997.

     In January 1999, the Company entered into a sublease of office facilities with an affiliate, at annual rent of $100,000 through January 2002.


NOTE 16 -- SUBSEQUENT EVENT:

     In January 1999, the Company exchanged the 198,255 shares of common stock issued in June 1998 for 2,000 shares of Series B Convertible Preferred Stock (Series B). Each share of Series B shall be convertible into shares of common stock, subject to limitations, and at the option of the holder, at any time from the issue date at $10.88 per share. The Series B shall be convertible into shares of common stock, at the option of the Company, subject to certain limitations and at any time on or after December 30, 1999, if certain conditions are met. All shares of Series B not previously converted into shares of common stock shall automatically convert in January 2002.

                         PETRINI S.P.A. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED

                       AS OF SEPTEMBER 30, 1999 AND 1998

                                    ASSETS

                                                                         1999            1999           1998
                                                                   ---------------   ------------   ------------
                                                                      (THOUSANDS         (MILLIONS OF LIRE)
                                                                    OF DOLLARS)(1)
CURRENT ASSETS
Cash ...........................................................      $     110             208          2,348
Accounts receivable trade, net of allowance for doubtful
 accounts of Lire 3,533 millions in 1999 and Lire 3,316 millions
 in 1998 .......................................................         35,909          67,761         71,928
Taxes receivable, principally V.A.T. ...........................          7,207          13,600         12,482
Deferred income taxes ..........................................            532           1,003            996
Inventory (Note 2) .............................................         12,495          23,579         22,567
Cash to be transferred to factor (Note 3) ......................          4,422           8,344             --
Other current assets ...........................................          1,212           2,287          2,927
                                                                      ---------          ------         ------
Total current assets ...........................................         61,887         116,782        113,248
PROPERTY, PLANT AND EQUIPMENT
Land and buildings .............................................         22,911          43,234         43,045
Machinery, equipment and other .................................         48,040          90,651         90,476
                                                                      ---------         -------        -------
                                                                         70,951         133,885        133,521
                                                                      ---------         -------        -------
Accumulated depreciation .......................................        (44,826)        (84,587)       (81,745)
                                                                      ---------         -------        -------
Property, plant and equipment, net .............................         26,125          49,298         51,776
INTANGIBLE ASSETS, at amortized cost ...........................          4,253           8,026          8,542
DEFERRED INCOME TAXES ..........................................          3,095           5,841          6,020
OTHER ASSETS ...................................................          2,652           5,005          4,206
                                                                      ---------         -------        -------
TOTAL ASSETS ...................................................      $  98,012         184,952        183,792
                                                                      =========         =======        =======

----------
(1)   Exchange rate: Lire 1,887 = U.S.$1 as of November 23, 1999












                             See accompanying notes

                         PETRINI S.P.A. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                   UNAUDITED
                       AS OF SEPTEMBER 30, 1999 AND 1998

                     LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                 1999            1999           1998
                                                           ---------------   ------------   ------------
                                                              (THOUSANDS         (MILLIONS OF LIRE)
                                                            OF DOLLARS)(1)
CURRENT LIABILITIES
Short-term borrowings ..................................      $  21,945          41,410         52,100
Current portion of long-term debt ......................          2,473           4,666          4,333
Liability to factor (Note 3) ...........................          4,422           8,344             --
Accounts payable trade .................................         17,545          33,111         31,637
Income taxes payable ...................................          1,377           2,598          2,283
Accrued payroll and social contributions ...............          2,873           5,422          6,623
Other current liabilities ..............................          1,369           2,585          3,067
                                                              ---------          ------         ------
 Total current liabilities .............................         52,004          98,136        100,043
LONG-TERM DEBT, less current portion ...................          7,355          13,878         12,920
EMPLOYEES AND AGENTS
 TERMINATION INDEMNITIES ...............................          8,333          15,724         16,336
DEFERRED INCOME, unearned portion of
 Government grants .....................................          1,199           2,263          2,448
SOCIAL CONTRIBUTIONS AND INCOME
 TAXES PAYABLE, less current portion ...................          2,510           4,736          4,095
SHAREHOLDERS' EQUITY
 Share capital 40.7 million ordinary shares,
   authorized, issued and outstanding, par value
   Lire one thousand per share .........................         21,569          40,700         40,700
 Additional paid-in capital ............................          2,781           5,248          5,248
 Less step-up applicable to predecessor owners .........        (11,751)        (22,175)       (22,175)
                                                              ---------         -------        -------
                                                                 12,599          23,773         23,773
Accumulated other comprehensive income .................             30              57             --
Retained earnings ......................................         13,982          26,385         24,177
                                                              ---------         -------        -------
 Total shareholders' equity ............................         26,611          50,215         47,950
                                                              ---------         -------        -------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY ................................................      $  98,012         184,952        183,792
                                                              =========         =======        =======

----------
(1)   Exchange rate: Lire 1,887 = U.S.$1 as of November 23, 1999







                             See accompanying notes

                         PETRINI S.P.A. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                   UNAUDITED

         FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998


                                                        1999                   1999                1998
                                                --------------------   -------------------   ----------------
                                                     (THOUSANDS                  (MILLIONS OF LIRE)
                                                   OF DOLLARS)(1)
NET SALES ...................................       $     103,224              194,783              200,356
COST OF SALES ...............................              74,214              140,042              148,964
                                                    -------------              -------              -------
GROSS PROFIT ................................              29,010               54,741               51,392
OPERATING COSTS AND EXPENSES
Selling expenses ............................              19,332               36,480               36,579
General and administrative expenses .........               5,768               10,884                8,658
                                                    -------------              -------              -------
                                                           25,100               47,364               45,237
                                                    -------------              -------              -------
INCOME FROM OPERATIONS ......................               3,910                7,377                6,155
OTHER (INCOME) EXPENSES
 Net interest expense .......................                 861                1,625                3,265
 Other expenses, net ........................                 271                  511                   17
                                                    -------------              -------              -------
                                                            1,132                2,136                3,282
                                                    -------------              -------              -------
INCOME BEFORE INCOME TAXES ..................               2,778                5,241                2,873
INCOME TAXES (Note 8) .......................               1,961                3,700                2,711
                                                    -------------              -------              -------
NET INCOME ..................................       $         817                1,541                  162
                                                    =============              =======              =======
EARNINGS PER SHARE ..........................           U.S.$0.02              Lire 38               Lire 4
                                                    =============              =========           ========
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING .........................        40.7 Million         40.7 Million         40.7 Million
                                                    =============          ===========         ============

----------
(1)   Exchange rate: Lire 1,887 = U.S.$1 as of November 23, 1999















                             See accompanying notes

                         PETRINI S.P.A. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

         FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                           1999            1999          1998
                                                                     ---------------   -----------   -----------
                                                                        (THOUSANDS        (MILLIONS OF LIRE)
                                                                      OF DOLLARS)(1)
CASH FLOWS FROM OPERATING ACTIVITIES
 NET INCOME ......................................................      $    817           1,541           162
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation ....................................................         1,607           3,032         3,231
 Amortization ....................................................           538           1,015           942
 Provision for employees and agents termination indemnities ......           896           1,690         1,599
 Provision for doubtful accounts .................................           797           1,503           671
 Deferred income taxes ...........................................          (179)           (337)            5
 Other non cash items ............................................           498             938          (303)
 Payment of employees and agents termination indemnities .........          (971)         (1,832)       (2,402)
 Changes in operating assets and liabilities:
   Accounts receivable trade .....................................         2,557           4,825           269
   Government grants .............................................            --              --         3,244
   Inventories ...................................................           813           1,534         4,209
   Accounts payable trade ........................................        (1,330)         (2,510)       (1,611)
   Accrued payrolland social contributions .......................          (293)           (552)        1,978
   Other -- net ..................................................           718           1,355        (2,027)
                                                                        --------          ------        ------
NET CASH PROVIDED BY OPERATING ACTIVITIES ........................         5,472          10,326         9,967
CASH FLOWS FROM INVESTING ACTIVITIES
 Disbursements for additions to property, plant and equipment.....        (1,048)         (1,977)       (2,187)
 Proceeds from disposal of property, plant and equipment .........           224             423            38
 Additions to intangible assets ..................................          (490)           (925)         (384)
                                                                        --------          ------        ------
NET CASH USED IN INVESTING ACTIVITIES ............................        (1,314)         (2,479)       (2,533)
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from long-term debt ....................................         5,285           9,972           314
 Payments of long-term debt ......................................        (3,781)         (7,135)       (5,666)
 Loan to Parent Company ..........................................          (232)           (437)           --
 Net change in short-term borrowings .............................        (5,791)        (10,927)       (1,022)
                                                                        --------         -------        ------
NET CASH USED IN FINANCING ACTIVITIES ............................        (4,519)         (8,527)       (6,374)
EFFECT OF EXCHANGE RATE CHANGES ON CASH ..........................            10              19            --
                                                                        --------         -------        ------
NET INCREASE (DECREASE) IN CASH ..................................          (351)           (661)        1,060
CASH AT BEGINNING OF PERIOD ......................................           461             869         1,288
                                                                        --------         -------        ------
CASH AT END OF PERIOD ............................................      $    110             208         2,348
                                                                        ========         =======        ======

----------
(1)   Exchange rate: Lire 1,887 = U.S.$1 as of November 23, 1999


Supplemental information:
 -- Interest paid .............    $1,293     2,319     3,533
                                   ======     =====     =====
 -- Income taxes paid .........    $1,499     2,687       828
                                   ======     =====     =====

Cash disbursements for additions to fixed assets in the nine months ended September 30, 1999 and 1998 were respectively Lire 673 and Lire 467 higher than the additions of the period, due to the time delay between the recording of the additions and the related payments.


                             See accompanying notes

                         PETRINI S.P.A. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   UNAUDITED

          FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998
             (IN MILLIONS OF LIRE, EXCEPT AS OTHERWISE INDICATED)


                                                ELIMINATION
                                                 OF STEP-UP
                                  ADDITIONAL   APPLICABLE TO
                         SHARE      PAID-IN     PREDECESSOR
                        CAPITAL     CAPITAL        OWNERS      SUBTOTAL
                       --------- ------------ --------------- ----------
BALANCE AT
 DECEMBER 31,
 1997 ................   40,700      5,248         (22,175)     23,773
NET INCOME NINE
 MONTHS 1998 .........   ------      -----         --------     ------
BALANCE AT
 SEPTEMBER 30,
 1998 ................   40,700      5,248         (22,175)     23,773
                         ======      =====         =======      ======
BALANCE AT
 DECEMBER 31,
 1998 ................   40,700      5,248         (22,175)     23,773
NET INCOME NINE
 MONTHS 1999 .........
FOREIGN
 CURRENCY
 TRANSLATION
 ADJUSTMENTS .........   ------      -----         --------     ------
BALANCE AT
 SEPTEMBER 30,
 1999 ................   40,700      5,248         (22,175)     23,773
                         ======      =====         =======      ======
BALANCE AT
 SEPTEMBER 30,
 1999 in thousands of
 dollars (1) .........  $21,569     $2,781       $ (11,751)    $12,599
                        =======     ======       =========     =======

                                             RETAINED EARNINGS
                                      --------------------------------
                         ACCUMULATED               OTHER
                            OTHER                 RETAINED                  TOTAL
                        COMPREHENSIVE   LEGAL     EARNINGS              SHAREHOLDERS'
                           INCOME      RESERVE   (DEFICIT)   SUBTOTAL      EQUITY
                       -------------- --------- ----------- ---------- --------------
BALANCE AT
 DECEMBER 31,
 1997 ................                    269      23,746     24,015        47,788
NET INCOME NINE
 MONTHS 1998 .........                                162        162           162
                            ------        ---      ------     ------        ------
BALANCE AT
 SEPTEMBER 30,
 1998 ................        --          269      23,908     24,177        47,950
                              ==          ===      ======     ======        ======
BALANCE AT
 DECEMBER 31,
 1998 ................                    269      24,575     24,844        48,617
NET INCOME NINE
 MONTHS 1999 .........                              1,541      1,541         1,541
FOREIGN
 CURRENCY
 TRANSLATION
 ADJUSTMENTS .........        57                                                57
                              --          ---      ------     ------       -------
BALANCE AT
 SEPTEMBER 30,
 1999 ................        57          269      26,116     26,385        50,215
                              ==          ===      ======     ======        ======
BALANCE AT
 SEPTEMBER 30,
 1999 in thousands of
 dollars (1) .........       $30         $143     $13,839    $13,982       $26,611
                             ===         ====     =======    =======       =======

----------
(1)   Exchange rate: Lire 1,887 = U.S.$1 as of November 23, 1999

                             See accompanying notes

                          PETRINI S.P.A. AND SUBSIDIARY

                         NOTES TO THE UNAUDITED INTERIM
                        CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF SEPTEMBER 30, 1999 AND 1998

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES


     The unaudited interim consolidated financial statements include the financial statements of Petrini S.p.A. (the "Company") and its wholly owned subsidiary Petrini Foods International Inc. ("PFI").


     The Company formed PFI for the purpose of acquiring from its former distributor the business of distributing its Spigadoro products in the United States. The acquisition was completed in the third quarter of 1998 but the effects of the acquisition and the operations of PFI were immaterial in 1998.


     The accompanying interim financial statements are presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. GAAP.


     The basis of presentation and the significant accounting policies are reported in the notes to the audited financial statements presented for each of the three years in the period ended December 31, 1998.


     The consolidated interim financial statements have been prepared applying the following principles of consolidation:


         i) all significant intercompany transactions and balances are eliminated; unrealized intercompany gains and losses are also eliminated;


         ii) the financial statements of the U.S. subsidiary are translated into Lire using the current exchange rate at the end of the period for balance sheet items and the average exchange rates for the period for statement of income items. The translation differences are recorded as accumulated other comprehensive income in consolidated shareholders' equity.


     The consolidated financial statements contain all adjustments consisting of normal recurring adjustments, which are, in the opinion of management of the Company, necessary to present fairly the consolidated financial position of the Company and of its wholly owned subsidiary as of September 30, 1999 and 1998 and the related consolidated results of operations and cash flows for the nine month periods ended September 30, 1999 and 1998.


     Results of operations for the periods presented are not necessarily indicative of the results of operations for the full fiscal years. These consolidated financial statements should be read in conjunction with the audited financial statements presented for each of the three years in the period ended December 31, 1998.


 Information expressed in U.S. Dollars


     The consolidated financial statements are stated in Italian Lire, the currency of the country in which the Company, which represents 99% of total consolidated revenue, is incorporated and operates. Translation of Lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers and has been made at the rate of Lire 1,887 to U.S.$1, the Noon Buying Rate of the Federal Reserve Bank of New York at November 23, 1999. Such translation should not be construed as a representation that the Lire amounts could be converted into U.S. Dollars at that or any other rate.

                          PETRINI S.P.A. AND SUBSIDIARY

                         NOTES TO THE UNAUDITED INTERIM
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        AS OF SEPTEMBER 30, 1999 AND 1998

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

2. INVENTORIES


     Inventories consist of:




                                           SEPTEMBER 30,     SEPTEMBER 30,
                                                1999             1998
                                          ---------------   --------------
Raw materials and consumables .........        15,929           15,362
Work-in-process .......................         1,681            1,866
Finished goods ........................         5,969            5,339
                                               ------           ------
                                               23,579           22,567
                                               ======           ======

3. FACTORING OF RECEIVABLES


     In June 1999 the Company executed a contract with a factoring agency for the sale without recourse of trade receivables with a carrying value of Lire 27,900 for a price of Lire 27,600. Pursuant to the contract, the Company continues to collect and account for the collection of the receivables sold to the factoring agency. The amount of such collections are reported as a restricted asset and a contra liability to the factoring agency in the balance sheet as of September 30, 1999.


     On November 12, 1999 the Company executed another contract with a factoring agency for the sale of trade receivables with a carrying value of Lire 9,700.


4. CONTINGENCIES


     The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. No changes have occurred in the matters described in the notes to the audited financial statements for 1998 with respect to:


         a) the modifications to the general regulatory plan of the City Council of Bastia Umbra that, applying a rezoning of the land on which the Company's largest plant for the production of both pasta and animal feed is located, could require the Company to terminate operations at this plant; and to


         b) the agreements with the workers of co-operatives to limit the risks connected to the eventual future request of the workers to be recognized as employees of the Company.


5. INFORMATION BY SEGMENT


     The Company manages its business on a segment basis. The significant segments operated by the Company consist of: i) pasta and other food products and ii) animal feed and other activities. Information relative to significant segments is reported below for the nine month periods ended September 30, 1999 and 1998. The Company evaluates performance of the segments based on EBITDA and income from operations. The accounting policies of the segment are substantially the same as those described in Note 1.

                         PETRINI S.P.A. AND SUBSIDIARY

                         NOTES TO THE UNAUDITED INTERIM
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                        AS OF SEPTEMBER 30, 1999 AND 1998

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


5. INFORMATION BY SEGMENT (CONTINUED)


                                                                                 ANIMAL
                                                                 PASTA AND      FEED AND
                                                                OTHER FOOD        OTHER         TOTAL
                                                                 PRODUCTS      ACTIVITIES       GROUP
                                                               ------------   ------------   ----------
NINE MONTHS ENDED SEPTEMBER 30, 1999
Total revenue ..............................................      51,962         142,821      194,783
Depreciation and amortization ..............................         932           3,115        4,047
EBITDA .....................................................       2,355           8,558       10,913
Income from operations .....................................       1,561           5,816        7,377
Identifiable long-term assets (property, plant and equipment
 and intangibles) ..........................................      12,188          45,136       57,324
Capital expenditures .......................................         211           1,093        1,304
NINE MONTHS ENDED SEPTEMBER 30,1998
Total revenue ..............................................      52,727         147,629      200,356
Depreciation and amortization ..............................         919           3,254        4,173
EBITDA .....................................................         307          10,021       10,328
Income (loss) from operations ..............................        (612)          6,767        6,155
Identifiable long-term assets (property plant and equipment
 and intangibles) ..........................................      15,703          44,615       60,318
Capital expenditures .......................................         549           1,172        1,720

6. DISCONTINUED LINE OF BUSINESS

     In 1999 the Company decided to discontinue the pig and chicken breeding activity. Reported operating data related to the discontinued line of business follow:




                                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                   ----------------------------------------
                                                                               1999                  1998
                                                                   ----------------------------   ---------
                                                                    (THOUSANDS OF
                                                                     DOLLARS) (1)
Net sales ......................................................       2,295            4,331       2,553
Cost of sales ..................................................       2,791            5,266       2,878
                                                                       -----            -----       -----
                                                                        (496)            (935)       (325)
Operating expenses .............................................         119              224         117
                                                                       -----            -----       -----
Operating loss from discontinued breeding activity .............        (615)          (1,159)       (442)
Income taxes ...................................................        (240)            (452)       (191)
                                                                       -----           ------       -----
Loss from discontinued breeding activity, net of taxes .........        (375)            (707)       (351)
                                                                       =====           ======       =====

----------
(1)   Exchange rate Lire 1,887 = U.S.$1 as of November 23, 1999

     The discontinued line of business was operated directly and indirectly through agreements with external breeders. Starting October 1, 1999 the plant leased for such activity under an operating lease has been subleased to other breeders. Terms of the lease (Lire 150 annual rent with a duration of two years) have been applied to the sublease agreement. Starting the same date October 1, 1999, own premises and

                         PETRINI S.P.A. AND SUBSIDIARY

                         NOTES TO THE UNAUDITED INTERIM
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                       AS OF SEPTEMBER 30, 1999 AND 1998

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


6. DISCONTINUED LINE OF BUSINESS (CONTINUED)

plants, with a net book value at September 30, 1999 of Lire 2,571 have been rented for an annual rent of Lire 200 for a period of five years. No decision has been taken to date on the remaining own plants, with a net book value at September 30, 1999 of Lire 2,295. Management believes that the book value of such assets approximates its fair value and no material impairment will derive from the disposition of such assets.


7. COMPREHENSIVE INCOME AND RELATED COMPONENTS


     The only addition to net income for the disclosure of comprehensive income for the nine month period ended September 30, 1999 is solely with respect to foreign currency translation adjustments of Lire 57. Accordingly, comprehensive income for this period amounts to Lire 1,598. No components of comprehensive income was present for the corresponding period of 1998.


8. INCOME TAXES


     The decrease of 23 percentage points in the tax rate (from 94% for the nine month period ended September 30, 1998 to 71% for the nine month period ended September 30, 1999) is substantially due to the higher level of taxable income in the current period compared with the corresponding period in 1998, while the two major items of permanent differences (consisting of salaries and interest costs which are undeductible for purposes of the Regional income tax,
IRAP), did not vary substantially in the two comparative periods (for further details, see reconciliation of the statutory tax rate to the effective tax rate, reported in Note 3 to the audited financial statements at December 31, 1998 and 1997 and for each of the three years in the period ended December 31,
1998).

                        REPORT OF INDEPENDENT AUDITORS



To the Board of Directors of Petrini S.p.A.



We have audited the accompanying balance sheets of Petrini S.p.A. as of December 31, 1998 and 1997 and the related statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrini S.p.A. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America.




                                              Reconta Ernst & Young S.p.A.


Perugia, Italy
October 14, 1999, except for the convenience translation of the financial statements into U.S. Dollars as to which the date is November 23, 1999.

                                 PETRINI S.P.A

                                BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                                    ASSETS




                                                                  1998            1998           1997
                                                            ---------------   ------------   ------------
                                                               (THOUSANDS         (MILLIONS OF LIRE)
                                                             OF DOLLARS)(1)
CURRENT ASSETS
 Cash ...................................................      $     461             869          1,288
 Accounts receivable trade, net of allowance for doubtful
   accounts of Lire 2,686 millions in 1998 and Lire 2,646
   millions in 1997 .....................................         38,916          73,435         72,868
 Taxes receivable (Note 3) ..............................          6,958          13,129         11,278
 Inventories (Note 4) ...................................         13,313          25,121         26,776
 Deferred income taxes (Note 3) .........................            275             518            402
 Government grant (Note 5) ..............................             --              --          3,244
 Other current assets ...................................          1,104           2,084          1,447
                                                               ---------          ------         ------
   Total current assets .................................         61,027         115,156        117,303
PROPERTY, PLANT AND EQUIPMENT
 Land and buildings .....................................         22,907          43,226         42,870
 Machinery, equipment and other .........................         48,070          90,708         88,367
                                                               ---------         -------        -------
                                                                  70,977         133,934        131,237
 Accumulated depreciation ...............................        (43,626)        (82,322)       (78,579)
                                                               ---------         -------        -------
 Property, plant and equipment, net .....................         27,351          51,612         52,658
INTANGIBLE ASSETS, at amortized cost (Note 6) ...........          4,445           8,388          9,100
DEFERRED INCOME TAXES (Note 3) ..........................          3,174           5,989          6,112
OTHER ASSETS (Note 7) ...................................          2,939           5,545          2,552
                                                               ---------         -------        -------
   TOTAL ASSETS .........................................      $  98,936         186,690        187,725
                                                               =========         =======        =======

----------
(1)   Exchange rate: Lire 1,887 = U.S. $1 as of November 23, 1999

















                             See accompanying notes

                                 PETRINI S.P.A

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997

                      LIABILITIES AND SHAREHOLDERS' EQUITY




                                                                          1998            1998           1997
                                                                    ---------------   ------------   ------------
                                                                       (THOUSANDS         (MILLIONS OF LIRE)
                                                                     OF DOLLARS)(1)
CURRENT LIABILITIES
 Short-term borrowings (Note 8) .................................      $  27,736          52,337         53,122
 Current portion of long-term debt (Note 9) .....................          2,261           4,266          8,107
 Accounts payable trade .........................................         19,234          36,295         33,715
 Income taxes payable ...........................................            610           1,151            748
 Accrued payroll and social contributions .......................          3,166           5,974          4,645
 Other current liabilites .......................................          1,449           2,735          2,600
                                                                       ---------          ------         ------
   Total current liabilities ....................................         54,456         102,758        102,937
LONG-TERM DEBT, less current portion (Note 9): ..................          6,064          11,442         14,498
EMPLOYEES AND AGENTS TERMINATION
 INDEMNITIES (Note 10) ..........................................          8,868          16,735         17,442
DEFERRED INCOME, unearned portion of Government
 grant (Note 5) .................................................          1,273           2,402          2,587
SOCIAL CONTRIBUTIONS AND INCOME TAXES
 PAYABLE (Note 11) ..............................................          2,510           4,736          2,473
SHAREHOLDERS' EQUITY (Note 12):
 Share capital 40.7 million ordinary shares, authorized,
   issued and outstanding, par value
   Lire one thousand per share ..................................         21,569          40,700         40,700
 Additional paid-in capital .....................................          2,781           5,248          5,248
 Less step-up applicable to predecessor owners (Note 1) .........        (11,751)        (22,175)       (22,175)
                                                                       ---------         -------        -------
                                                                          12,599          23,773         23,773
 Retained earnings ..............................................         13,166          24,844         24,015
                                                                       ---------         -------        -------
   Total shareholders' equity ...................................         25,765          48,617         47,788
                                                                       ---------         -------        -------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY ......................................................      $  98,936         186,690        187,725
                                                                       =========         =======        =======

----------
(1)   Exchange rate: Lire 1,887 = U.S. $1 as of November 23, 1999












                             See accompanying notes

                                  PETRINI S.P.A

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                       1998             1998                1997               1996
                                                 ---------------   --------------   -------------------   -------------
                                                    (THOUSANDS                       (MILLIONS OF LIRE)
                                                  OF DOLLARS)(1)
NET SALES (Note 16) ..........................       $141,127          266,307             294,859            320,292
COST OF SALES ................................        104,347          196,902             224,216            244,490
                                                     --------          -------             -------            -------
GROSS PROFIT .................................         36,780           69,405              70,643             75,802
OPERATING COSTS AND EXPENSES
 Sellling expenses ...........................         24,480           46,194              47,633             48,638
 General and administrative expenses .........          7,800           14,719              16,079             15,717
                                                     --------          -------             -------            -------
                                                       32,280           60,913              63,712             64,355
                                                     --------          -------             -------            -------
INCOME FROM OPERATIONS .......................          4,500            8,492               6,931             11,447
OTHER INCOME (EXPENSES)
 Net interest expense ........................          2,111            3,984               5,618              7,124
 Other (income) expenses, net ................             49              92                  598                (72)
                                                     --------          -------             -------            -------
                                                        2,160            4,076               6,216              7,052
                                                     --------          -------             -------            -------
INCOME BEFORE INCOME TAXES ...................          2,340            4,416                 715              4,395
INCOME TAXES (Note 3) ........................          1,901            3,587                 437              2,313
                                                     --------          -------             -------            -------
NET INCOME ...................................       $    439              829                 278              2,082
                                                     ========          =======             =======            =======
EARNINGS PER SHARE ...........................    U.S.  $0.01          Lire 20             Lire  7            Lire 51
                                                 ===============  ============       ==============      ============
WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING ..........................   40.7 Million     40.7 Million        40.7 Million       40.7 Million
                                                 ===============  ============       ==============      ============

----------
(1)   Exchange rate: Lire 1,793 = U.S. $1 as of October 14, 1999





















                             See accompanying notes

                                  PETRINI S.P.A

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996




                                                                              1998          1998        1997        1996
                                                                        --------------- ----------- ----------- -----------
                                                                           (THOUSANDS           (MILLIONS OF LIRE)
                                                                         OF DOLLARS)(1)
CASH FLOWS FROM OPERATING ACTIVITIES
 NET INCOME ...........................................................    $    439           829         278       2,082
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation .......................................................       2,301         4,342       4,111       3,980
   Amortization .......................................................         676         1,276       1,207       1,072
   Provision for employees and agents termination indemnities
    (Note 10) .........................................................       1,148         2,167       2,550       2,374
   Provision for doubtful accounts (Note 17) ..........................         737         1,391         982       1,178
   Deferred income taxes (Note 3) .....................................           4             7         (39)      1,094
   Other non cash items, net ..........................................         122           230         637         (61)
   Payment of employees and agents termination indemnities ............      (1,270)       (2,397)     (2,332)     (1,832)
   Changes in operating assets and liabilities:
    Accounts receivable trade .........................................      (1,038)       (1,958)     (1,862)        471
    Inventories (Note 4) ..............................................         877         1,655       1,286       3,191
    Accounts payable trade ............................................       1,104         2,084      (3,611)     (4,313)
    Accrued payroll and social contributions ..........................         704         1,329      (1,947)        476
    Other, net ........................................................        (125)         (236)     (3,051)     (1,412)
                                                                           --------        ------      ------      ------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES ...........................................................       5,679        10,719      (1,791)      8,300
CASH FLOWS FROM INVESTING ACTIVITIES
 Disbursements for additions to property, plant and equipment .........      (1,625)       (3,067)     (6,876)     (6,741)
 Proceeds from disposal of property, plant and equipment ..............         135           255         866         306
 Additions to intangible assets .......................................        (341)         (644)       (812)        (50)
                                                                           --------        ------      ------      ------
NET CASH USED IN INVESTING ACTIVITIES .................................      (1,831)       (3,456)     (6,822)     (6,485)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt (Note 9) ................................         641         1,210       7,549       3,766
 Payments of long-term debt (Note 9) ..................................      (4,296)       (8,107)     (6,118)     (5,476)
 Net change in short-term borrowings (Note 8) .........................        (416)         (785)      6,856      (1,296)
                                                                           --------        ------      ------      ------
NET CASH PROVIDED BY (USED IN) FINANCING
 ACTIVITIES ...........................................................      (4,071)       (7,682)      8,287      (3,006)
                                                                           --------        ------      ------      ------
NET DECREASE IN CASH ..................................................        (223)         (419)       (326)     (1,191)
CASH AT BEGINNING OF YEAR .............................................         684         1,288       1,614       2,805
                                                                           --------        ------      ------      ------
CASH AT END OF YEAR ...................................................    $    461           869       1,288       1,614
                                                                           ========        ======      ======      ======
------------
(1) Exchange rate: Lire 1,887 = U.S. $1 as of November 23, 1999
Supplemental information:
-- Interest paid ......................................................    $  2,427         4,580       5,801       7,462
                                                                           ========        ======      ======      ======
-- Income taxes paid ..................................................    $  2,328         4,393       1,371          --
                                                                           ========        ======      ======      ======

Cash disbursements for additions to fixed assets in 1998 were Lire 496 lower than the additions of the period, in 1997 were Lire 2,126 higher and in 1996 were Lire 1,963 lower than the additions, due to the time delay between the recording of the addition and the related payment.




                             See accompanying notes

                                  PETRINI S.P.A

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (IN MILLIONS OF LIRE, EXCEPT AS OTHERWISE INDICATED)




                                                           ELIMINATION
                                                           OF STEP-UP
                                                          APPLICABLE TO
                                             ADDITIONAL    PREDECESSOR
                                    SHARE      PAID-IN       OWNERS
                                   CAPITAL     CAPITAL      (NOTE 1)     SUB-TOTAL
                                  --------- ------------ -------------- ----------
BALANCE AT
 DECEMBER 31, 1995 ..............   40,700      5,248        (22,175)     23,773
TRANSFER ........................
NET INCOME 1996 .................   ------      -----        --------     ------
BALANCE AT
 DECEMBER 31, 1996 ..............   40,700      5,248        (22,175)     23,773
TRANSFER ........................
NET INCOME 1997 .................   ------      -----        --------     ------
BALANCE AT
 DECEMBER 31, 1997 ..............   40,700      5,248        (22,175)     23,773
TRANSFER ........................
NET INCOME 1998 .................   ------      -----        --------     ------
BALANCE AT
 DECEMBER 31, 1998 ..............   40,700      5,248        (22,175)     23,773
                                    ======      =====        =======      ======
BALANCE AT
 DECEMBER 31, 1998
 in thousands of dollars (1).....  $21,569     $2,927      $ (12,368)    $13,259
                                   =======     ======      =========     =======



                                            RETAINED EARNINGS
                                  -------------------------------------
                                                 OTHER
                                                RETAINED                     TOTAL
                                    LEGAL       EARNINGS                 SHAREHOLDERS'
                                   RESERVE     (DEFICIT)     SUB-TOTAL      EQUITY
                                  --------- --------------- ----------- --------------
BALANCE AT
 DECEMBER 31, 1995 ..............     255       21,400         21,655        45,428
TRANSFER ........................       8             (8)          --            --
NET INCOME 1996 .................                2,082          2,082         2,082
                                      ---       --------       ------        ------
BALANCE AT
 DECEMBER 31, 1996 ..............     263       23,474         23,737        47,510
TRANSFER ........................       6             (6)          --            --
NET INCOME 1997 .................                  278            278           278
                                      ---       --------       ------        ------
BALANCE AT
 DECEMBER 31, 1997 ..............     269       23,746         24,015        47,788
TRANSFER ........................                                  --            --
NET INCOME 1998 .................                  829            829           829
                                      ---       --------       ------        ------
BALANCE AT
 DECEMBER 31, 1998 ..............     269       24,575         24,844        48,617
                                      ===       ========       ======        ======
BALANCE AT
 DECEMBER 31, 1998
 in thousands of dollars (1).....    $150       $13,706       $13,856       $27,115
                                     ====       ========      =======       =======

----------
(1)   Exchange rate: Lire 1,887 = U.S. $1 as of November 23, 1999

                             See accompanying notes

                                 PETRINI S.P.A.

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

1. ORGANIZATION AND BASIS OF PRESENTATION

     Petrini S.p.A (the "Company") principally produces and sells pasta, flour and animal feed. The production is located in Italy in seven factories. Financial data by segment are included in Note 16.

     The Company was established in 1988 through a leveraged buy-out by members of management who then owned 37% of the predecessor company. Upon completion of the leveraged buy-out, the members of management who had also been predecessor owners owned 76% of the Company. As of September 6, 1998, before the sale of the shares to Gruppo Spigadoro N.V., the members of management owned a 67% interest in the Company, while the remaining 33% interest was owned by a third party. For Italian accounting purposes the purchase of the predecessor company by the Company was accounted for as a purchase by new controlling investors for which there was a complete change in the basis of accounting for net assets acquired based on the fair value of the transaction at the date of the transaction.

     On August 6, 1998 Vertical Capital Limited ("VCL") Channel Islands a subsidiary of the Vertical Group underwrote a stock purchase agreement with Carlo and Giorgio Petrini for the purchase of their 67% interest in the Company. Subsequently, such purchase agreement was transferred to Gruppo Spigadoro by its parent company to which the contract had been transferred by VCL. Also, at December 31, 1998 Gruppo Spigadoro held an option to purchase from a third party the remaining 33% interest of the Company.

     The Company is a legal entity incorporated under the laws of Italy and its books and records are maintained in conformity with Italian statutory and tax requirements, applying generally accepted accounting principles in Italy ("Italian GAAP"). To comply with the accounting principles generally accepted in the United States of America ("U.S. GAAP"), the accompanying financial statements include adjustments to reduce the step-up in the basis of assets (as a result of the management leveraged buy-out mentioned above) related to the 37% interest owned by the controlling shareholder in the predecessor company, to eliminate revaluations of fixed assets recorded after the leveraged buy-out, to recognize the equity tax as a cost of the period, to write-off certain expenses which were capitalized or deferred and to recognize deferred tax assets on all significant temporary differences between the book value and tax basis of assets and liabilities, in addition to certain other minor adjustments.

2. SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

     INVENTORIES -- Inventories are carried at the lower of cost or market value, using the weighted average cost method.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost.

     DEPRECIATION -- Depreciation is computed on the cost of the assets using the straight line method over the estimated useful lives of the assets, as follows:



   Buildings .................................  1.8%-10%
   Machinery and equipment and other .........  4.5%-25%

     LONG-LIVED ASSETS -- Impairments on long lived assets are recorded when indicators of an other than temporary impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Long-lived assets to be disposed of are recorded at the lower of cost and net realizable value.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INTANGIBLE ASSETS -- Goodwill arose from the 1988 leverage buy-out. It represents the excess of the purchase price over the fair values of tangible and intangible assets. Amortization is computed on a straight-line basis over 20 years, the estimated future period to be benefited. Trademarks represent the amount of the purchase price allocated to the "Supermangimi Petrini" tradename as determined by independent appraisers. Amortization is provided on a straight line basis over 17 years. Other intangible assets represent primarily patents and software costs and are amortized over their respective lives, not longer than five years.


     GOVERNMENT GRANTS -- Government grants on new property, plant and equipment acquired in accordance with Government's plans are recorded when authorized. Such grants are deferred and are recognized to income on the basis of the depreciation of the related assets.


     REVENUE RECOGNITION -- Revenue from sale of products is recorded when ownership is transferred to the customers, which is when shipment is made. It is not Company's policy to accept returns; in specific cases returns are accepted, however the Company has not experienced any significant amounts of such returns. Revenue is presented net of returns and net of quantity, cash and other discounts.


     INCOME TAXES -- Income taxes are accounted for under the liability method and reflect the tax effect of significant temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A valuation allowance against deferred tax assets is recognized if, based on the weight of the evidence available, it is more likely than not that some portion or all of the deferred tax assets will not be realized.


     STATEMENTS OF CASH FLOWS -- The Company's short-term borrowings arise primarily through short-term credit facilities. The short-term borrowings are normally payable on demand. The cash flows from these items are included under the caption "Net change in short-term borrowings" in the Statements of Cash Flows.


     INFORMATION EXPRESSED IN U.S. DOLLARS -- The financial statements are stated in Italian Lire, the currency of the country in which the Company is incorporated and operates. Translation of Lire amounts into U.S. Dollar amounts is included solely for the convenience of the readers and has been made at the rate of Lire 1,887 to U.S.$1, the Noon Buying Rate of the Federal Reserve Bank of New York at November 23, 1999. Such translation should not be construed as a representation that the Lire amounts could be converted into U.S. Dollars at that or any other rate.


     EARNINGS PER SHARE ("EPS") -- The EPS for each of the three years in the period ended December 31, 1998 have been calculated on the basis of the weighted average number of shares outstanding during the year in accordance with SFAS No. 128 "Earnings per Share".


3. TAXES


 V.A.T. Taxes


     Taxes receivable of Lire 13,129 at December 31, 1998 and Lire 11,278 at December 31, 1997 relate principally to V.A.T. taxes for which the Company periodically receives reimbursement from the V.A.T. office. The V.A.T. receivable position derives from the fact that the V.A.T. rate applicable to the products sold by the Company is lower than the average rate applied to its purchases, costs and expenses.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


3. TAXES (CONTINUED)

 Income Taxes

     Income before income taxes and the provision for income taxes consisted of the following for the years ended December 31, 1998, 1997 and 1996:




                                                1998          1997         1996
                                           -------------   ---------   -----------
   Income before income taxes ..........       4,416           715         4,395
   Provision for income taxes:
    Current ............................      (3,580)         (476)       (1,219)
    Deferred ...........................            (7)         39        (1,094)
                                              ---------       ----        ------
                                              (3,587)         (437)       (2,313)
                                              --------        ----        ------
   Net income ..........................         829           278         2,082
                                              ========        ====        ======

     A reconciliation between the Italian statutory tax rate and the effective tax rate is as follows:




                                                            1998                   1997                   1996
                                                    --------------------   --------------------   --------------------
                                                     AMOUNT        %        AMOUNT        %        AMOUNT        %
                                                    --------   ---------   --------   ---------   --------   ---------
   Tax provision applying the Italian
    statutory rate of 41.25% in 1998 and
    of 53.2% in 1997 and 1996 ...................    1,822         41.2       380         53.2     2,338         53.2
   Permanent differences for non
    deductible expenses:
    -- for IRPEG -- ILOR ........................      349          7.9       814        113.8       696         15.8
    -- for IRAP (primarily on salaries
      and interest) .............................    1,416         32.1        --           --        --           --
   Tax savings resulting from tax
    exemptions for ILOR tax purposes ............       --           --      (404)       (56.5)     (721)       (16.4)
   Tax legislation to introduce the IRAP
    tax and eliminate the ILOR tax ..............       --           --      (353)       (49.4)       --           --
                                                     -----         ----      ----       ------     -----       ------
   Tax provision and effective tax rate .........    3,587         81.2       437         61.1     2,313         52.6
                                                     =====         ====      ====       ======     =====       ======

     The Italian statutory tax rate for 1997 and 1996 was 53.2% comprised of a 37% national tax ("IRPEG") and 16.2% local tax ("ILOR"). Because a significant portion of the Company's operations were exempt from ILOR taxes, it has effectively paid taxes at the 37% tax rate rather than at the statutory rate of 53.2%. A valuation allowance has been recorded at December 31, 1996 and in prior years to reduce the deferred tax assets, which were calculated on the basis of the statutory tax rate of 53.2%, to an amount estimated to be recovered at the rate of 37%, and the deferred tax liabilities for those years have been provided at the IRPEG tax rate of 37%, the estimated rate at which the taxes would be paid when the temporary differences reverse.

     A tax law to introduce the Regional Tax on Productive Activities ("IRAP") was enacted in December 1997 which eliminated the ILOR tax (at a statutory rate of 16.2%) and other indirect taxes and replaced them with IRAP, at a statutory rate of 4.25%, on a higher taxable income (principally excluding labour costs and interest), starting on January 1, 1998. The Italian statutory rate for 1998 was 41.25% comprised of 37% IRPEG and 4.25% IRAP. Accordingly, at December 31, 1997, after the new tax law to introduce the IRAP tax and eliminate the ILOR tax was enacted, existing deferred ILOR tax assets,

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


3. TAXES (CONTINUED)

valuation allowances provided against those deferred tax assets, and liabilities have been eliminated and deferred tax assets and liabilities have been recorded based on the estimated IRAP tax rate of 4.25% on temporary differences that will be included in the computation of IRAP taxes when they reverse in future years. The tax exemptions granted for the ILOR taxes in prior years will not be applicable to the computation of the IRAP taxes. The resulting effect of accounting for the change to introduce IRAP tax in accordance with the new tax law at December 31, 1997 was to decrease the deferred tax charge to income for the year then ended by Lire 353. A valuation allowance of Lire 201 and Lire 203 has been provided against the deferred tax assets at December 31, 1998 and 1997 based on estimates made by management assuming that it is more likely than not that certain deferred tax assets will not be recovered for both IRPEG and IRAP tax purposes. Principal items comprising net deferred income tax assets as at December 31, 1998 and 1997 consist of:




                                                                             DECEMBER 31,     DECEMBER 31,
                                                                                 1998             1997
                                                                            --------------   -------------
   ASSETS
   Step-up and revaluation of property, plant and equipment .............        5,524            5,680
   Step-up of trademark, net ............................................        1,686            1,656
   Goodwill .............................................................          710              781
   Agents' termination indemnity ........................................          120              119
   Allowance for doubtful accounts ......................................          849              838
   Other ................................................................          349              333
                                                                                 -----            -----
   Total assets .........................................................        9,238            9,407
   Less valuation allowance .............................................         (201)            (203)
                                                                                 -----            -----
   Net assets ...........................................................        9,037            9,204
   LIABILITIES
   Gains on sale of assets which for tax purposes, are deferred .........         (467)            (627)
   Accelerated amortization of trademarks ...............................       (2,063)          (2,063)
                                                                                ------           ------
   Total liabilities ....................................................       (2,530)          (2,690)
                                                                                ------           ------
   Net deferred tax assets ..............................................        6,507            6,514
                                                                                ======           ======

     Tax years for the Companies are open from 1993 and are subject to review pursuant to Italian law. The Company has been subjected to tax reviews in previous years. Management believes, based on the advice of its tax consultants, that the final outcome of the tax assessments deriving from such reviews, if any, will not determine any significant additional liabilities.


     As more fully described in Note 11, the payment of a portion of the current taxes payable have been postponed on the basis of Government decrees.

                                PETRINI S.P.A.

                       DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

4. INVENTORIES

     Inventories consisted of:




                                              DECEMBER 31,     DECEMBER 31,
                                                  1998             1997
                                             --------------   -------------
   Raw materials and consumables .........       17,397           19,502
   Work-in-process .......................        2,255            1,432
   Finished goods ........................        5,469            5,842
                                                 ------           ------
                                                 25,121           26,776
                                                 ======           ======

5. GOVERNMENT GRANTS

     Government grants receivable of Lire 3,244 at December 31, 1997 have been received in June 1998 principally from the Ministry of Agriculture for an amount of Lire 2,825 and from the Ministry of Industry for an amount of Lire 346 for property, plant and equipment acquired in prior years in accordance with the enacted Government programs.

     At December 31, 1998 and 1997 the portion of the grants amounting to Lire 2,402 and Lire 2,587 was deferred and will be recognized to income in future years, upon depreciation of the related property, plant and equipment.


6. INTANGIBLE ASSETS

     Intangible assets consisted of:




                                                           DECEMBER 31,     DECEMBER 31,
                                                               1998             1997
                                                          --------------   -------------
   Goodwill ...........................................        6,560            6,560
   Less: accumulated amortization .....................       (3,281)          (2,953)
                                                              ------           ------
                                                               3,279            3,607
                                                              ------           ------
   Trademark "Supermangimi" ...........................        9,721            9,721
   Less: accumulated amortization .....................       (5,719)          (5,198)
                                                              ------           ------
                                                               4,002            4,583
   Other intangible assets, at amortized cost .........        1,107              910
                                                              ------           ------
   Total ..............................................        8,388            9,100
                                                              ======           ======

7. OTHER ASSETS

     Other assets consisted of:




                                                            DECEMBER 31,     DECEMBER 31,
                                                                1998             1997
                                                           --------------   -------------
   Investments .........................................   1,136                  104
   Receivable from a subsidiary in liquidation .........   1,397                  681
   Advances on employees leaving indemnities ...........   1,543                  925
   Other ...............................................   1,469                  842
                                                           -----                -----
   Total ...............................................   5,545                2,552
                                                           =====                =====

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

8. SHORT-TERM BORROWINGS


     At December 31, 1998 and 1997, Petrini had unsecured short-term lines of credit aggregating approximately Lire 92,000 and Lire 86,000, respectively, from banks, of which approximately Lire 40,000 and Lire 33,000, respectively, were available for further borrowing. At December 31, 1998 and 1997 the weighted average interest rates for these lines of credit were 4.4% and 6.8%, respectively. Amounts outstanding under these lines of credits are normally payable upon demand. Bank borrowings are represented by overdrafts for Lire 49,837 and Lire 49,622, respectively, at December 31, 1998 and 1997 and by lines of credit for the discounting of "agriculture" drafts (a technical form of borrowing applicable to the sector in which the Company operates, which is based on the discounting of drafts) for Lire 2,500 and Lire 3,500, respectively, at December 31, 1998 and 1997.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

9. LONG-TERM DEBT


   Long-term debt consisted of :




                                                                      DECEMBER 31,     DECEMBER 31,
                                                                          1998             1997
                                                                     --------------   -------------
   Mortgage loans granted from financial institutions and
    guaranteed by mortgages on the Company's properties for a
    total of Lire 54,000 and Lire 59,000, respectively, at
    December 31, 1998 and 1997:
    -- Lire 2,150, due March 31, 1998, fixed annual interest rate
      of 9.9% ....................................................           --              181
    -- Lire 2,340, due November 10, 2000, fixed annual interest
      rate of 12.2% ..............................................          789            1,123
    -- Lire 2,000 due November 5, 2003, fixed annual interest rate
      of 9.3% ....................................................        1,397            1,615
    -- Lire 12,000, due June 30, 2000, variable interest 50% based on State bonds average rate and 50% on three months
      LIBOR plus 1.2 (6.2% and 8.3% at December 31, 1998 and
      1997, respectively) ........................................        3,273            5,455
    -- Lire 1,000, due June 15, 2004, variable interest based on the European Bank's discount rate (4.2% and 7.0% at
      December 31, 1998 and 1997, respectively) ..................          688              813
    -- Lire 5,000, due September 30, 2002, variable interest 50%
      based on semiannual Italian Treasury Bonds average rate
      and 50% listed bonds average rate plus 1.0 (annual rate of
      5.0% and 6.9% at December 31, 1998 and 1997,
      respectively) ..............................................        3,077            3,846
    -- Various subsidized loans, fixed annual interest, rates
      varying from 3.4% to 5.1% ..................................          784            1,026
    -- Lire 3,300, due March 31, 2007, variable interest based on
      6 months RIBOR plus 1 (5.3% and 7.2% at December 31,
      1998 and 1997, respectively) ...............................        3,067            3,300
    -- Lire 3,000, due March 31, 1999, variable interest based on
      6 months RIBOR plus 0.7 (5.0% and 7.0% at December 31,
      1998 and 1997, respectively) ...............................          175            3,000
    -- Variable interest rate loans, interest from 4.1% to 5.5% at
      December 31, 1998 and from 7.0% to 7.5% at December
      31, 1997 ...................................................        2,458            1,249
                                                                         ------           ------
   Subtotal ......................................................       15,708           21,605
   Other loans personally guaranteed by one shareholder:
    -- Lire 3,000 due March 31, 1998, variable interest based on
      the 3 months LIBOR plus 0.5 (6.9% at December 31, 1997)                --            1,000
                                                                         ------           ------
   Total long-term debt ..........................................       15,708           22,605
   Less current portion ..........................................       (4,266)          (8,107)
                                                                         ------           ------
   Long-term debt, long-term portion .............................       11,442           14,498
                                                                         ======           ======

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


9. LONG-TERM DEBT (CONTINUED)

     The loans that are subsidized by the Italian Government were obtained under a Government program for new investments. The interest paid by Italian Government, amounted to Lire 65 in 1998, Lire 85 in 1997 and Lire 79 in 1996, respectively. These subsidies reduced the effective interest rates applicable to these loans from 12.7% to 4.1% in 1998, from 11.6% to 3.4% in 1997 and from 14.6% to 4.2% in 1996. The dates of payment of certain loan installments due to Medio Credito dell'Umbria in the period June 1997 -- June 1998, following the earthquake of September 1997, have been postponed The amount of the postponed payments amount to Lire 2,458 at December 31, 1998 and are to be reimbursed three years after the original due dates.


     Maturities of long-term debt are as follows:





YEAR                          AMOUNT
----                         ---------

  1999 ..................     4,266
  2000 ..................     4,239
  2001 ..................     2,744
  2002 ..................     1,588
  2003 ..................       877
  Thereafter ............     1,994
                              -----
  Total .................    15,708
                             ======


10. EMPLOYEES AND AGENTS TERMINATION INDEMNITIES


     The liability for termination indemnities relates principally to the Company's employees. In accordance with Italian severance pay statutes, an employee benefit is accrued for service to date and is payable immediately upon separation. The termination indemnity liability is calculated in accordance with local civil and labour laws based on each employee's length of service, employment category and remuneration. The termination liability is adjusted annually by a cost-of-living index provided by the Italian Government. There is no vesting period or funding requirement associated with the liability.


     The liability recorded in the balance sheet is the amount to which the employee would be entitled if the employee separates immediately. The liability for termination indemnities includes also the liability to the sales agents, which is recognized to the agent if unilaterally dismissed by an employer or when he reaches retirement age.


     The provision for termination indemnities charged to operations amount to Lire 2,167, Lire 2,550 and Lire 2,374 in the years 1998, 1997 and 1996 respectively.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

11. SOCIAL CONTRIBUTIONS AND INCOME TAXES PAYABLE

     These non current liabilities consist of social contribution and income taxes due by the Company whose payment has been postponed beyond 1999 in application of the Government decrees enacted after the earthquake that hit the area where the headquarters and the major production activities of the Company are located. The components of these liabilities are:





                                     DECEMBER 31,     DECEMBER 31,
                                         1998             1997
                                    --------------   -------------

   Income taxes .................          958             817
   Social contributions .........        3,778           1,656
                                         -----           -----
   Total ........................        4,736           2,473
                                         =====           =====


12. SHAREHOLDERS' EQUITY

     Italian law requires that 5% of a company's net income be retained as a legal reserve, until such reserve equals 20% of the share capital. This reserve is not available for distribution.

     Retained earnings or other equity accounts are available for distribution only if recorded in the Italian official books. At December 31, 1998 balances distributable to the shareholders amount to approximately Lire 10,000 and are principally represented by surplus arising from revaluations of fixed assets and from Government grants both of which are taxable upon distribution. No deferred taxes of Lire 4,121 have been provided for on such accounts because it is not management's intent to distribute such amounts and because the revaluations were effected and the grants were received all prior to December 15, 1992, the effective date for applying existing U.S. accounting standards with respects to accounting for income taxes.


13. COMMITMENTS AND CONTINGENCIES

 Commitments

     Commitments of Lire 2,633 and Lire 3,215 at December 31, 1998 and 1997, respectively, include principally guarantees given to banks for discounting of customers' drafts.

 Contingencies

     The Company provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable. The amount provided for at December 31, 1998 and 1997 is Lire 100. It is the opinion of management that the ultimate resolution of these matters, to the extent not currently provided for, will not have a material effect on the financial statements of the Company.

 Modifications to General Regulatory Plan ("GRP") of the City Council of Bastia Umbra

     The City Council of Bastia Umbra on December 21, 1996 approved a modification to its GRP, changing the purpose of use of the areas currently utilized by Petrini for its production activities preventing the continuation of such activities in Bastia. Petrini presented to the City Council its observations and comments on such proposed modifications asking to continue its production activities in the area currently occupied by its factory or, alternatively, asking for the authorization to transfer its production facilities to another own area in Ospedalicchio. On September 4, 1999 the City Council published its decision of May 17, 1999 to reject the request of Petrini to maintain its production activities in Bastia, while approved the change of the purpose of use of the area in Ospedalicchio (from agricultural to industrial) in order to make possible the transfer of the factory. The decision of the City Council has to be approved by Regione Umbria.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)


13. COMMITMENTS AND CONTINGENCIES (CONTINUED)

     In the event the modification be definitely approved by the Region, without changes, and no legal actions could be initiated by Petrini, the entire factory of Bastia must be tranferred and the Company will be indemnified. Although the Directors believe that the modification will not be approved without changes, and accordingly such transfer will not be necessary, they have initiated to study and evaluate the possible alternatives, which include the construction or the acquisition of another factory. The Company has already started the procedures to obtain subsidies of Law 488. The Directors estimate that, due to the time frame required by the public entities to make effective their decisions, the actual transfer will take place at least after two years from the date on which the final decision will be taken. The Directors believe that the transfer of the production activities will not have a significant impact on the Company's financial statements.


14. CONCENTRATION OF CREDIT RISK


     Concentration of credit risk and the risk of accounting loss with respect to trade accounts receivable is generally limited due to the number and diversity of the Company's end customer base and the areas and the markets in which the customers are located. The Company performs frequent credit evaluations of its customers' financial condition and normally does not require collateral from its customers. Net direct sales to any one customer did not exceed 5% of total direct sales in each of the three years in the period ended December 31, 1998. As of December 31, 1998, accounts receivable from the largest customer does not exceed 10% of total accounts receivable.


     Cash deposits are maintained with major banks in Italy.


15. FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:


     -- Cash, accounts receivable and accounts payable: the carrying amount reported in the balance sheet approximates its fair value.


     -- Long-term debt and short-term borrowings: the carrying amount of the Company's borrowing under its short-term revolving credit arrangements approximates their fair value. The fair values of the Company's long-term debt are estimated using cash flow analysis, based on the Company's current borrowing rates for similar types of borrowing arrangements.


     The carrying amounts of the Company's financial instruments at December 31, 1998 and 1997 approximate their fair value.

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

16. INFORMATION BY SEGMENT


     The Company manages its business on a segment basis. The significant segments operated by the Company consist of: i) pasta and other food products and ii) animal feed and other activities. Information relative to significant segments is reported below for the years 1998, 1997 and 1996. The Company evaluates performance of the segments based on EBITDA and income from operations. The accounting policies of the segment are substantially the same as those described in Note 2 Significant Accounting Policies.




                                                                          ANIMAL
                                                          PASTA AND      FEED AND
                                                         OTHER FOOD        OTHER         TOTAL
                                                          PRODUCTS      ACTIVITIES      COMPANY
                                                        ------------   ------------   ----------
   1998
   Total revenue ....................................      71,163         195,144      266,307
   Depreciation and amortization ....................       1,251           4,367        5,618
   EBITDA ...........................................       2,309          11,801       14,110
   Income from operations ...........................       1,058           7,434        8,492
   Identifiable long-term assets (property, plant and
    equipment and intangibles) ......................      12,073          47,927       60,000
   Capital expenditures ............................          850           2,713        3,563
   1997
   Total revenue ....................................      73,125         221,734      294,859
   Depreciation and amortization ....................       1,199           4,119        5,318
   EBITDA ...........................................       2,458           9,791       12,249
   Income from operations ...........................       1,259           5,672        6,931
   Identifiable long-term assets (property, plant and
    equipment and intangibles) ......................      12,983          48,775       61,758
   Capital expenditures .............................       1,060           3,690        4,750
   1996
   Total revenue ....................................      75,854         244,438      320,292
   Depreciation and amortization ....................       1,160           3,892        5,052
   EBITDA ...........................................       3,410          13,089       16,499
   Income from operations ...........................       2,250           9,197       11,447
   Identifiable long-term assets (property, plant and
    equipment and intangibles) ......................      12,957          49,568       62,525
   Capital expenditures .............................       1,560           7,144        8,704

     Export sales by the Company from Italy, all related to pasta and other food products were as follows:




COUNTRY -- REGION                                           1998              1997       1996
------------------                                        --------           --------   --------
   Europe ...........................................       3,256           3,238      2,054
   U.S.A. ...........................................       1,442           2,219      2,739
   Japan ............................................       4,948           5,311      5,562
   Rest of the world ................................       5,532           5,235      5,420
                                                            -----           -----      -----
   Total ............................................      15,178          16,003     15,775
                                                           ======          ======     ======

                                 PETRINI S.P.A.

                        DECEMBER 31, 1998, 1997 AND 1996

            (IN MILLIONS OF ITALIAN LIRE UNLESS OTHERWISE SPECIFIED)

17. VALUATION AND QUALIFYING ACCOUNTS




                                              BALANCE AT      CHARGED TO
                                             BEGINNING OF     COSTS AND                     BALANCE AT
                                                PERIOD         EXPENSES     DEDUCTIONS     END OF PERIOD
                                            --------------   -----------   ------------   --------------
Year ended December 31, 1998:
Allowance for doubtful accounts .........       2,646           1,391          1,351          2,686
                                                =====           =====          =====          =====
Year ended December 31, 1997:
Allowance for doubtful accounts .........       2,633             982            969          2,646
                                                =====           =====          =====          =====
Year ended December 31, 1996:
Allowance for doubtful accounts .........       2,561           1,178          1,105          2,633
                                                =====           =====          =====          =====

18. SUBSEQUENT EVENTS


     In the Company's factories the activities of loading, unloading and cleaning are performed by personnel belonging to workers' co-operatives. Such independent legal entities provide their services to the Company on the basis of specific contracts. In 1999, to limit the risks connected to the eventual future request of the workers to be recognized as employees of the Company, management, under a conservative approach, has underwritten agreements with such personnel, approved by the trade unions, where it is declared that the workers renounce to the request to be recognized as employees for all prior years of service.

                        {THIS PAGE INTENTIONALLY BLANK]

                                                                         ANNEX A







                            STOCK PURCHASE AGREEMENT


                                      DATED


                                NOVEMBER 3, 1999


                                 BY AND BETWEEN


                             GRUPPO SPIGADORO, N.V.,


                                       AND


                              IAT MULTIMEDIA, INC.

{THIS PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS




                                                                               PAGE
                                                                              -----
ARTICLE I .................................................................   A-1
 Section 1.1           Certain Definitions ................................   A-1
 Section 1.2           Interpretation .....................................   A-3

ARTICLE II ................................................................   A-3
 Section 2.1           Purchase and Sale of Stock .........................   A-3
 Section 2.2           Purchase Price .....................................   A-3
 Section 2.3           Purchase Price Adjustment ..........................   A-3
 Section 2.4           Closing ............................................   A-4
 Section 2.5           Deliveries and Actions at Closing ..................   A-4

ARTICLE III ...............................................................   A-4
 Section 3.1           Organization and Qualification of the Company ......   A-4
 Section 3.2           Organization and Qualification of Spigadoro ........   A-4
 Section 3.3           Authorization; Execution and Delivery;                 A-4
                       Enforceability .....................................
 Section 3.4           Non-Contravention ..................................   A-5
 Section 3.5           No Consents ........................................   A-5
 Section 3.6           Capitalization .....................................   A-5
 Section 3.7           Title to the Shares ................................   A-5
 Section 3.8           Options, Warrants, etc. ............................   A-5
 Section 3.9           Real Property ......................................   A-5
 Section 3.10          No condemnation ...................................    A-6
 Section 3.11          Inventory .........................................    A-6
 Section 3.12          Financial Statements; Books & Records .............    A-7
 Section 3.13          Absence of Certain Developments ...................    A-7
 Section 3.14          Governmental Authorizations; Licenses; Etc. .......    A-8
 Section 3.15          Litigation ........................................    A-8
 Section 3.16          Taxes .............................................    A-8
 Section 3.17          Insurance .........................................    A-9
 Section 3.18          Environmental Matters .............................    A-9
 Section 3.19          Employee Matters ..................................    A-10
 Section 3.20          Intellectual Property .............................    A-11
 Section 3.21          Contracts .........................................    A-11
 Section 3.22          Title to the Property and Assets ..................    A-12
 Section 3.23          Condition of Assets ...............................    A-12
 Section 3.24          Customers and Suppliers ...........................    A-12
 Section 3.25          Brokers ...........................................    A-12
 Section 3.26          Absence of Questionable Payments ..................    A-12
 Section 3.27          Transactions with Affiliates ......................    A-12
 Section 3.28          Registration Statement; Prospectus/Proxy Statement     A-13
 Section 3.29          Year 2000 .........................................    A-13
 Section 3.30          Indemnity under 1998 Stock Agreement ..............    A-13
 Section 3.31          Full Disclosure ...................................    A-13


ARTICLE IV ...............................................................    A-14
 Section 4.1           Organization and Qualification ....................    A-14
 Section 4.2           Authorization; Execution and Delivery;                 A-14
                       Enforceability ......................... ..........
 Section 4.3           Capitalization of the Purchaser ...................    A-14
 Section 4.4           Non-Contravention .................................    A-15
 Section 4.5           No Consents .......................................    A-15
 Section 4.6           Board Recommendation ..............................    A-15
 Section 4.7           Registration Statement; Prospectus/Proxy Statement     A-15
 Section 4.8           SEC Filings .......................................    A-15
 Section 4.9           Opinions of Financial Advisors ....................    A-16
 Section 4.10           Brokers ..........................................    A-16

ARTICLE V ................................................................    A-16
 Section 5.1           Access and Information ............................    A-16
 Section 5.2           The Seller's Affirmative Covenants ................    A-17
 Section 5.3           Purchaser's Affirmative Covenants .................    A-17
 Section 5.4           The Seller's Negative Covenants ...................    A-18
 Section 5.5           Purchaser's Negative Covenants ....................    A-19
 Section 5.6           Closing Documents .................................    A-19
 Section 5.7           Transfer and Other Taxes ..........................    A-19
 Section 5.8           Employment Agreements .............................    A-20
 Section 5.9           Public Announcements ..............................    A-20
 Section 5.10          Purchaser Special Meeting .........................    A-20
 Section 5.11          Preparation of the Prospectus/Proxy Statement and
                       the Registration Statement ........................    A-20
 Section 5.12          Nasdaq Listing ...................................     A-21
 Section 5.13          Non-Competition and Confidentiality Agreement ....     A-21
 Section 5.14          Best Efforts; Further Assurances .................     A-21
 Section 5.15          Third Party Proposals ............................     A-21
 Section 5.16          Hart-Scott-Rodino Filings ........................     A-22
 Section 5.17          Affiliates of the Company ........................     A-22
 Section 5.18          Purchaser's Post Closing Covenants ...............     A-22
 Section 5.19          Financial Statements for a Current Report on Form      A-23
                       8-K ..............................................     A-23

ARTICLE VI ...............................................................    A-23
 Section 6.1           Conditions to the Obligations of Each Party .......    A-23
 Section 6.2           Conditions to the Purchaser's Obligations .........    A-24
 Section 6.3           Conditions to the Seller's Obligations ............    A-25

ARTICLE VII ..............................................................    A-26
 Section 7.1           Termination and Amendment .........................    A-26
 Section 7.2           Effect of Termination .............................    A-27
 Section 7.3           Amendment .........................................    A-27
 Section 7.4           Extension; Waiver .................................    A-27

ARTICLE VIII .............................................................    A-27
 Section 8.1           Survival of Representations and Warranties ........    A-27
 Section 8.2           Indemnification ...................................    A-27
 Section 8.3           Procedures for Third Party Claims .................    A-28
 Section 8.4           Procedures for Inter-Party Claims .................    A-28


ARTICLE IX ..............................................................     A-29
Section 9.1          Notices ............................................     A-29
Section 9.2          Expenses ...........................................     A-29
Section 9.3          Governing Law; Consent to Jurisdiction .............     A-29
Section 9.4          Assignment; Successors and Assigns; No Third Party
                     Rights .............................................     A-30
Section 9.5          Counterparts .......................................     A-30
Section 9.6          Titles and Headings ................................     A-30
Section 9.7          Entire Agreement ...................................     A-30
Section 9.8          Waiver .............................................     A-30
Section 9.9          Severability .......................................     A-30
Section 9.10         No Strict Construction .............................     A-30

                                   EXHIBITS


Exhibit A                - Affiliate Letter

                                 DEFINED TERMS
                                 -------------


TERM                                 SECTION
----------------------------------   -------------
Accountants                          Section 3.12
Acquisition Proposal                 Section 5.15
Additional Shares                    Section 2.3
Affiliate Letter                     Section 5.17
Amended and Restated Certificate     Section 4.1
Antitrust Division                   Section 5.16
Assumed Debt                         Section 2.2
Capital Stock                        Section 3.6
Closing                              Section 2.3
Closing Date                         Section 2.3
Common Stock                         Section 2.1
Company                              Recitals
Damages                              Section 8.2
Employee Benefit Plans               Section 3.19
Environmental Laws                   Section 3.18
Environmental Permits                Section 3.18
Financial Statements                 Section 3.12
FTC                                  Section 5.16
Indemnifying Party                   Section 8.2
Intellectual Property Rights         Section 3.20
Inventory                            Section 3.11
Leased Properties                    Section 3.19
Majority Interest                    Recitals
Material Contracts                   Section 3.21
Minority Interest                    Recitals
New Employment Agreements            Section 5.8
1998 Stock Agreement                 Section 3.30
Owned Properties                     Section 3.9
Prospectus/Proxy Statement           Section 3.28
Purchase Price                       Section 2.2
Purchaser                            Heading
Purchaser Common Stock               Section 2.2
Purchaser Preferred Stock            Section 4.3
Purchaser SEC Reports                Section 4.8
Purchaser Special Meeting            Section 3.28
Registration Statement               Section 3.28
Report                               Section 5.16
Seller                               Heading
Shares                               Section 2.1
Spigadoro                            Heading
Tax Return                           Section 3.16
Third Party Claim                    Section 8.3
U.S. Subsidiary                      Section 3.16
Year 2000 Compliant                  Section 3.29

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of November 3, 1999, by and between Gruppo Spigadoro N.V., a corporation organized under the laws of The Netherlands, with a registered office in Amsterdam, Strawinskylaan 1725, 1077 XX and registered with the Chamber of Commerce and Industry of Amsterdam under no. 24286977 ("Spigadoro" or the "Seller") and IAT Multimedia, Inc., a Delaware corporation (the "Purchaser").


                             W I T N E S S E T H:

     WHEREAS, the Seller is the legal and beneficial owner of 67% (the "Majority Interest") of the issued and outstanding capital stock of Petrini S.p.A., a corporation organized under the laws of Italy (the "Company"); and

     WHEREAS, the Seller holds an exclusive option to acquire the remaining 33% (the "Minority Interest") of the issued and outstanding capital stock of the Company from the bankruptcy of F.lli Pardini S.pA.; and

     WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the outstanding shares of capital stock of the Company, all as more specifically provided herein; and

     WHEREAS, the Board of Directors and the Special Committee of the Board of Directors of the Purchaser have determined that the transactions contemplated herein are desirable and in the best interests of its respective stockholders and, by resolutions duly adopted, have approved and adopted this Agreement and the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

     Section 1.1. Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

     "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto, provided that in the case of the Seller, the term Affiliate shall not include the Company.

     "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority.

     "Authorization" means any governmental license, permit, concession, application, filing, registration and other authorization necessary for the Company or for any Subsidiary to carry on the Business as presently or previously conducted or for the ownership or use of its property and assets.

     "Books and Records" means all technical, business and financial records, (including those which are relevant from a tax viewpoint) financial books and records of account, books, data, reports, files, drawings, plans, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Company and its Subsidiaries.

     "Buildings and Fixtures" means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situated on the Owned Properties or the Leased Properties or any of them as the context requires.

     "Business" means, collectively, the businesses presently and heretofore carried on by the Company and its Subsidiaries and in particular the activities in the agricultural and food market related to the pasta production, zootechnics feeds, distribution of foodstuffs and certain breeding activities.

     "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in New York are open for the general transaction of business.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Material Adverse Change" means a material adverse change in the Business, financial condition, results of operations or prospects (financial and other) of the Company and its subsidiaries taken as a whole.

     "Commission" means the United States Securities and Exchange Commission.

     "Environmental Laws" means any European regulation, directive or decision and any Italian law, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, directives, judgment, decree, injunction, code, requirement or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Polluting Substances, in each case as amended and as now or hereafter in effect.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     "Governmental Authority" means any United States, European or national, provincial, regional, municipal or local government, foreign or domestic, or any entity, court, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

     "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     "Italian GAAP" means generally accepted Italian accounting principles as in effect in the Republic of Italy on the date of this Agreement recommended by the "Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri" and the accounting principles and rules set out in the Italian Civil Code applied consistently with past practice.

     "Liens" means any pledge, claim, defect of title, mortgage, liens of any kind, restriction including, without limitation, restriction of the use, voting, transfer, receipt of income or other attributes of full ownership and any third parties rights including, without limitation, options and preemption rights.

     "Loans" means those agreements (written or oral) of the Company and its Subsidiaries for the borrowing of funds or the granting of credit, including, without limitation, letters of credit and guarantees with any Person.

     "Material Contracts" is defined in Section 3.21 hereof.

     "Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or consortia (including, without limitation, pure consortia, mandatory consortia or societa consortili).

     "Polluting Substances" means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

     "Proprietary Information" means the know-how and trade secrets owned, licensed, or utilized by the Company and/or its subsidiaries.

     "Purchaser Material Adverse Change" means a material adverse change in the business, financial condition, results of operations or prospects (financial and other) of Purchaser and its subsidiaries taken as a whole.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Subsidiary" means with respect to any Person, any corporation, limited liability company or partnership of which such Person owns, either directly or indirectly, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such corporation or (ii) the capital or profit interests therein in the case of a partnership; (b) or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of a Person.

     "Taxes" means any tax, imposed by or payable to any Governmental Authority any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including without limitation taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "U.S. GAAP" means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

     Section 1.2. Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.


                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK;
                              ADDITIONAL COVENANTS

     Section 2.1. Purchase and Sale of Stock. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing (as defined in Section 2.3), the Seller shall sell, assign, transfer, convey and deliver to the Purchaser an aggregate of 40,700,000 shares of the capital stock of the Company ("Common Stock"), constituting all of the issued and outstanding shares (represented by the certificates described on Schedule 3.6) of the Company's capital stock (the "Shares"), and the Purchaser shall purchase such Shares from the Seller for the consideration described in Section 2.2 hereof.

     Section 2.2. Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be equal to and paid for through the (i) issuance and delivery of an aggregate of 47,354,465 shares of common stock, par value $.01 per share, of the Purchaser ("Purchaser Common Stock") and (ii) the assumption by the Purchaser of indebtedness of the Seller in the principal amount not to exceed Twenty Million Four Hundred Eighty Seven Thousand Dollars (US $20,487,000) by way of the issuance of the promissory notes described on
Schedule 2.2 (the "Assumed Debt"). At the Closing, the Purchaser shall pay the Purchase Price by issuing and delivering to the Seller (i) a stock certificate or certificates, registered in accordance with instructions received from Seller not less than three business days before the Closing, representing an aggregate of 47,354,465 shares of Purchaser Common Stock and (ii) the promissory notes representing the Assumed Indebtedness.

     Section 2.3. Purchase Price Adjustment.

     (a) If on or before the Closing, the Purchaser issues any shares of Purchaser Common Stock (or securities convertible into Purchaser Common Stock) to a third party without consideration or for a consideration less than US $2.50, the Purchaser shall, within the later of the date of the Closing or 10 days following the date of such issuance, issue to Seller such number of additional shares of Purchaser Common Shares as shall equal the product of (i) 0.82 multiplied by (ii) the difference between (A) the number of shares issued in the third party transaction and (B) the quotient obtained by dividing (x) the consideration received by the Purchaser in respect of such third party issuance by (y) the per share Fair Market Value of the Purchaser Common Stock on the date of such issuance, provided however, that the anti-dilution protection of this
Section 2.3 shall apply to the conversion of Purchaser's Series A Convertible Debenture whether such conversion occurs before or after the Closing. For purposes of this Section 2.3, Fair Market Value prior to the Closing of the transactions contemplated hereunder shall be deemed to be US $2.50 and thereafter shall be the average closing price reported by the primary stock market or exchange on which the Purchaser Common Stock is traded for the five
(5) trading days prior to the conversion date.

     (b) The number of shares so delivered under (a) above shall be further adjusted by the Board of Directors of Purchaser or, an authorized committee thereof, to reflect any issuance of new stock, stock dividend, common stock split, share combination, exchange of shares, merger, consolidation, recapitalization, separation, reorganization, liquidation or extraordinary dividend or similar transaction occurring prior to Closing payable in stock of Purchaser all for the purpose of providing dilution protection for Seller.

     Section 2.4. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place, subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, at 10:00 a.m. within five Business Days of the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time and place as is mutually agreed by the Purchaser and the Seller. The time and date of the Closing is herein called the "Closing Date".

     Section 2.5. Deliveries and Actions at Closing. At the Closing, Seller shall (i) endorse in favor of and deliver to Purchaser the certificates of the Company representing the Shares free and clear of any Liens and (ii) cause a member of the board of directors of the Company to enter the transfer of the Shares to Purchaser in the shareholders' ledger of the Company, and the Purchaser shall issue the promissory notes representing the Assumed Indebtedness.


                                  ARTICLE III

      REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE SELLER

     The Seller represents and warrants to the Purchaser that, except as set forth in the Schedules hereto:

     Section 3.1. Organization and Qualification of the Company. The Company and each of its Subsidiaries are companies duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their organization and have full corporate power and authority to own their property and to carry on their business as now conducted. The Company and its Subsidiaries are each duly qualified to do business in all jurisdictions in which the nature of their assets or their business makes such qualification necessary. Correct and complete copies of the certificates of incorporation and of the current by-laws of the Company and each of its Subsidiaries are attached to Schedule 3.1. Neither the Company nor any of its Subsidiaries are in violation of any provisions of their respective organizational documents. The business of the Company is conducted solely through the Company and its Subsidiaries.

     Section 3.2. Organization and Qualification of Spigadoro. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Netherlands, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted.

     Section 3.3. Authorization; Execution and Delivery; Enforceability. The Seller has full power and authority, corporate and other, to execute and deliver this Agreement and to perform its obligations hereunder, all of which have been duly and validly authorized by all requisite corporate or other action. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 3.4. Non-Contravention. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of the Company or of any of it's Subsidiaries, under: (i) any Material Contract; (ii) any Authorization; (iii) any provision of the constituent documents, by-laws or resolutions of the board of directors (or any committee thereof) or of the shareholders of the Company or any of its Subsidiaries; (iv) any judgment, injunction, decree, order or award of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries, having a material effect on the transactions contemplated herein;
(v) any license, permit, approval, consent or authorization necessary to the ownership or disposition of the Shares and the operation of the Business; or
(vi) any Applicable Law; or (b) the creation or imposition of any Lien on any of the Shares.

     Section 3.5. No Consents. Except for the consents and approvals set forth in Schedule 3.5, no declaration or filing with any Governmental Authority is required to be obtained or made on the part of the Seller, the Company or of any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereunder.

     Section 3.6. Capitalization. The authorized and issued capital stock of the Company is equal to Lit. 40,700,000,000 and the shares of the Company which are issued and outstanding are 40,700,000, Lit. 1,000 par value each (the "Capital Stock"), and the Persons owning the Capital Stock are: the Seller and the bankruptcy of F.lli Pardini SpA. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and are owned as indicated above and are represented by the share certificates listed under
Schedule 3.6. Except as set forth in the Company's bylaws, there are no pre-emptive or other subscription rights with respect to any shares of the Company's Capital Stock and all of the issued and outstanding shares of Capital Stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable, and were issued in compliance with all applicable securities laws and without violating any preemptive rights. Except for the Subsidiaries, the Company does not directly or indirectly own any interest in any corporation, partnership, limited liability company, joint venture or other business association or entity.

     Section 3.7. Title to Shares. Except as set forth in Schedule 3.7, the shares representing the Majority Interest are owned by the Seller as the registered and beneficial owner thereof with a good and valid title thereto. As of the Closing Date, Seller will also be the registered and beneficial owner of the shares representing the Minority Interest with a good and valid title thereto. The delivery of the Shares at the Closing by the Seller to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser good and valid title to all of the issued and outstanding capital stock of the Company, free and clear of all Liens, options, charges and encumbrances of any kind. As of the Closing, all existing Liens shall have been removed.

     Section 3.8. Options, Warrants, etc. As of the Closing, no Person other than the Purchaser will have any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (written or oral) or any right or privilege (whether by law, preemptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from the Seller, the Company or its Subsidiaries of any shares of the Companyor any of its Subsidiaries, (ii) for the purchase, subscription or issuance of any unissued shares in the capital of the Company or in the capital of any of its Subsidiaries of any securities of the Company and of any of its Subsidiaries and (iii) for the voting of any of the Shares.

     Section 3.9. Real Property.

     (a) Schedule 3.9 sets forth a complete list of all real property and interests in real property owned in fee by the Company and its Subsidiaries ("Owned Properties"). Except as set forth in Schedule 3.9, each of the Company and its Subsidiaries has good and marketable title to its interest in the Owned Properties, free and clear of all Liens.

     (b) Except as set forth in Schedule 3.9, neither the Company or any of its Subsidiaries is the owner of, or under any agreement or option to own, any real property or any interest therein, other than the Owned Properties.

     (c) Except as set forth in Schedule 3.9, all of the Buildings and Fixtures on the Owned Properties were built in accordance with all Applicable Laws and with all required authorizations validly issued pursuant thereto. Except as set forth in Schedule 3.9, all of the Buildings and Fixtures on the Owned Properties and the Leased Properties: (i) are in good operating condition and in a state of good maintenance and repair, except for normal wear and tear; and (ii) are adequate and suitable for the purposes for which they are presently being used; and (iii) with respect to each of them, the Company and its Subsidiaries have adequate rights of ingress and egress for the operation of their business in the ordinary course. None of the Owned Properties or the Buildings and Fixtures thereon, nor the use, operation or maintenance thereof for the purpose of carrying on the Business, violates any restrictive covenant or any provision of any Applicable Law or encroaches on any property owned by any other Person and the same is the case regarding the Leased Properties.

     (d) Except as set forth in Schedule 3.9, there are no outstanding work orders with respect to any of the Owned Properties, the Leased Properties or the Buildings or Fixtures thereon, from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Company or its Subsidiaries relating to work orders.

     (e) Schedule 3.9 contains a true, complete, and correct list of the building amnesties duly filed by the Companies and its Subsidiaries, in compliance with the Applicable Laws, with respect to Buildings, Fixtures and Owned Properties. Except as set forth in Schedule 3.9, all the amounts due in connection with such amnesties indicated under this subsection (e) have been fully paid and no further obligations are pending towards the relevant Governmental Authority and no claims have been filed or are expected to be filed by such Governmental Authority.

     (f) Schedule 3.9 sets forth a complete list of all real property and interests in real property leased by the Company and its Subsidiaries ("Leased Properties"), together with a brief description of each of the Leased Properties, the term of each Leased Property, the rental payments thereunder, any rights of renewal and the term thereof and any restrictions on assignment concerning the Company and its Subsidiaries. Except as set forth in Schedule 3.9, none of the Company or its Subsidiaries are a party to, or under any agreement or option to become a party to, any lease with respect to real property used or to be used in the Business, other than the Leased Properties. Each Leased Property is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment thereto. Except as set forth in Schedule 3.9, with respect to each Leased Property (i) all rents and additional rents due thereunder have been paid; (ii) neither the lessor nor the lessee is in material default thereunder;
(iii) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; (iv) there exists no event of default or event, occurrence, condition or act (including, without limitation, the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under any such Leased Properties; (v) neither the Company nor its Subsidiaries have violated any of the terms or conditions under any such Leased Properties in any material respect; and (vi) all of the covenants to be performed by any other party under any such Leased Properties have been fully performed.

     Section 3.10. No Condemnation. Except as set forth in Schedule 3.10, neither the whole nor any portion of the Owned Property or Leased Property is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of the Owned Property or Leased Property been instituted or, to the Seller's best knowledge, threatened by any Governmental Authority, with or without payment therefor.

     Section 3.11. Inventory. Except for such items which, in the aggregate, are not material to the Company or its Business, all raw material inventories, warehouse stock, parts, inventories, material, supplies, work-in-process and finished products, including without limitation, packaging and shipping materials (the "Inventory") used or held for sale by the Company and its Subsidiaries are good and merchantable and of a quantity and quality usable and saleable in the regular and ordinary course of business consistent with past practices at prices at least equal to their value on the books of the Company and its Subsidiaries. The Company and its Subsidiaries have good and marketable title to all of such Inventory, free and clear of any Liens. Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of Inventory in the possession of its customers.

     Section 3.12. Financial Statement; Books & Records.

     (a) All Books and Records of the Company and its Subsidiaries have been fully, properly and accurately kept and completed in accordance with respective applicable GAAP and respective Applicable Laws and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. All of the records, systems, controls, data or information of the Company and its Subsidiaries are under the exclusive ownership and the direct control of the Company and its Subsidiaries.

     (b) The Company has previously furnished to the Purchaser (i) a true and complete copy of the balance sheet of the Company and its Subsidiaries as of December 31, 1998 and the related statements of income, cash flows and changes in stockholders' equity for each of the years in the three year period then ended, certified by Reconta Ernst & Young (the "Accountants"), and (ii) a true and complete copy of the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 1999 and the related unaudited statements of income, cash flows and changes in stockholders' equity for the six month period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with Italian GAAP applied on a basis consistent with those of previous fiscal periods and present fairly, respectively: (a) the property, assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition the Company and its Subsidiaries, as of December 31, 1998; (b) the financial position of the Company and its Subsidiaries, as of June 30, 1999; and (c) the sales and earnings of the Company and its Subsidiaries during the period covered by the said Financial Statements. There are no other liabilities, actual or contingent, except for those reflected in the Financial Statements that would be required to be reflected in such Financial Statements.

     (c) Schedule 3.12 lists and describes all loan agreements, overdraft, discounted notes and similar credit facilities, to which each of the Company and its Subsidiaries is a party, directly or indirectly, including, without limitation, off-balance sheet loans or similar financing arrangements. All such loan agreements and credit facilities are in full force and effect and there has been, on the part of the Company and its Subsidiaries, no material default or delay of payments of principal or interest in respect thereof.

     Section 3.13. Absence of Certain Developments. Except as set forth in
Schedule 3.13, since January 1, 1999, there has not been any Company Material Adverse Change, or any development which could reasonably be expected to result in a prospective Company Material Adverse Change. Except as set forth in
Schedule 3.13, since January 1, 1999 the Company and each Subsidiary has conducted its business in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of the assets of the Company or its Subsidiaries (other than dispositions in the ordinary course of business consistent with past practices), (ii) terminated or amended in any material respect any contract or lease to which the Company or any of its Subsidiaries is a party or to which it or any of its Subsidiaries is bound or to which its or any of its Subsidiaries' properties are subject, (iii) amended the Articles of Incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, or taken any action in contemplation of an amendment to the Articles of Incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries or in contemplation of the liquidation or dissolution of the Company or any of its Subsidiaries and, to the Seller's best knowledge, no such action has been taken by the shareholders, directors or officers of the Company or any of its Subsidiaries, (iv) declared, set aside for payment or paid any dividend or distribution on any shares of the capital stock of the Company or any of its Subsidiaries, (v) repurchased or otherwise acquired any shares of the capital stock of the Company or any of its Subsidiaries or any option, warrant, right, call or commitment relating to its or their capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company, any shares of the capital stock of the Company or any of its Subsidiaries,

(vi) suffered any material loss, damage or destruction whether or not covered by insurance, (vii) made any change in the accounting methods or practices followed by the Company and its Subsidiaries, whether for general financial or tax purposes, (viii) incurred any liabilities (other than in the ordinary course of business) none of which, individually or in the aggregate, would result in a Company Material Adverse Change, (ix) incurred, created or suffered to exist any Liens on the assets of the Company or any of its Subsidiaries or created in the ordinary course of business, none of which, individually or in the aggregate, would result in a Company Material Adverse Change, (x) increased the compensation payable or to become payable to any of the officers or employees of the Company or any of its Subsidiaries or increased any bonus, severance, accrued vacation, insurance, pension or other Employee Benefit Plan (as defined in Section 3.19), payment or arrangement made by the Company or any of its Subsidiaries for or with any such officers or employees, (xi) suffered any labor dispute, strike or other work stoppage, (xii) made or obligated itself or any of its Subsidiaries to make any capital expenditures in excess of ITL. 200,000,000 individually or in the aggregate, (xiii) entered into any contract or other agreement requiring the Company or any of its Subsidiaries to make payments in excess of ITL. 100,000,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, or (xiv) entered into any agreement to do any of the foregoing.

     Section 3.14. Governmental Authorizations; Licenses; Etc. The business of the Company and each of its Subsidiaries has been operated in compliance with all Applicable Laws. All Authorizations required for the operation of the business of the Company and its Subsidiaries are listed and described on
Schedule 3.14, except for such Authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries is in default, nor has it received any notice of any claim in default, with respect to any such Authorizations. No threat of revocation exists and there is no reason to revoke any of the Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Company or its Subsidiaries to comply with any special qualification or procedure or to pay any amounts other than routine filing fees.

     Section 3.15. Litigation. Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Company or its Subsidiaries. Neither the Company nor its Subsidiaries are presently subject to any judgment, order or decree entered in any law suit or proceeding. It is understood that litigation which, individually or in the aggregate, potentially would expose the Company or any of its Subsidiaries to liability of less than ITL 100,000,000 is not subject to inclusion in Schedule 3.15.

     Section 3.16. Taxes.

     (a) Each of the Company and its Subsidiaries has filed or caused to be filed, within the times and within the manner prescribed by Applicable Law, all tax returns, tax reports and social security returns which are required to be filed by each of them. Such returns and reports reflect accurately all liabilities for Taxes of the Company and each of its Subsidiaries for the periods covered thereby. Except as set forth in Schedule 3.16, all Taxes (including interest and penalties) payable by or due from each of the Seller, the Company or its Subsidiaries (as a result of a fiscal assessment or otherwise), have been fully paid or adequately disclosed and fully provided for in the Books and Records and the Financial Statements. Each of the Company and its Subsidiaries has duly applied for the tax and social security amnesties deemed necessary and has effected payment of the entire amounts due for such amnesties. Except as set forth in Schedule 3.16, no amount is still due or will be due in consequence of the filing for the said amnesties in order for the Company and its Subsidiaries to keep the right to the benefits provided for by the above-mentioned amnesties.

     (b) Except as set forth in Schedule 3.16, neither the Company nor any of its Affiliates, other than Petrini Foods International, Inc. (the "U.S. Subsidiary"), has at any time been engaged in a trade or business within the United States, maintained a permanent establishment or fixed place of business within the United States. Neither the Company nor any of its Affiliates, other than the U.S. Subsidiary, is obligated to pay any Taxes to the United States or any Governmental Authority therein.

     (c) Except as set forth in Schedule 3.16, the U.S. Subsidiary has duly filed (and until the Closing Date will so file) all tax returns required to be filed by it (including, without limitation, all tax returns required to be filed on a consolidated, combined or unitary basis) ("Tax Returns"). All such Tax Returns were correct and complete as filed. The U.S. Subsidiary has duly paid (and until the Closing Date will so pay) all Taxes due and payable, whether or not shown on any Tax Return, other than Taxes disclosed on Schedule
3.16 which Taxes are being contested in good faith. The U.S. Subsidiary has established (and until the Closing Date will establish) on its Books and Records reserves that are adequate for the payment of all Taxes not yet due and payable to the extent required by U.S. GAAP (consistently applied). The Company has provided to the Purchaser correct and complete copies of all Tax Returns filed by the U.S. Subsidiary since December 31, 1998.


     (d) Except as set forth in Schedule 3.16, there is no Lien on any asset of any of the U.S. Subsidiary that arose in connection with any failure or alleged failure to pay any Tax. Schedule 3.16 identifies all income or franchise Tax Returns filed with respect to the U.S. Subsidiary which have been examined by any Governmental Authority within the past six years. Except as set forth in
Schedule 3.16, no deficiency was asserted as a result of any such examination which deficiency has not been finally resolved and paid in full. To the best knowledge of the Company and the U.S. Subsidiary, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, any Taxes of the U.S. Subsidiary. The U.S. Subsidiary has not given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.


     (e) Except as set forth in Schedule 3.16, the U.S. Subsidiary (i) has not requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of Taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the U.S. Subsidiary (nor does the U.S. Subsidiary have any knowledge that the United States Internal Revenue Service has proposed any such adjustment or change of accounting method), (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply, (v) has not been a United States real property holding corporation as defined in section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and
(vi) has no liability for the Taxes of any Person other than the U.S. Subsidiary under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.


     (f) Except as set forth in Schedule 3.16, the U.S. Subsidiary has complied in all respects with all Applicable Laws relating to the withholding and payment of Taxes with respect to all amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.


     Section 3.17. Insurance. The Company and its Subsidiaries carry insurance of the kind and in the amounts used for companies in businesses similar to the Business. Schedule 3.17 contains a correct and complete list of insurance policies which are maintained by the Companies and its Subsidiaries with respect to the Business, with an indication of the type of policy, name of insurer, coverage allowance, expiration dates, annual premiums and any pending claims thereunder. Except as set forth in Schedule 3.17, neither the Company nor any of its Subsidiaries is in default with respect to the payment of any premiums under any such insurance policy and has not failed to give any notice or to present any claim under any such insurance policy in a due and timely fashion. Such insurance policies are in full force and effect free from any right of termination on the part of the insurers, except upon notice as stipulated in such policies.


     Section 3.18. Environmental Matters. Except as set forth in Schedule 3.18,



     (a) each of the Company and its Subsidiaries has been and is in material compliance with all applicable Environmental Laws relating to the protection of the environment, the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, transport or handling of any Polluting Substances.

     (b) each of the Company and its Subsidiaries has obtained all Authorizations, certificates and registrations under Environmental Laws (hereinafter, "Environmental Permits") required for the operation of the Business and each part thereof, all of which are described in Schedule 3.18. Each Environmental Permit is valid, subsisting and in good standing; neither the Company or any of its Subsidiaries are in default or breach of any Environmental Permit and no proceeding is pending or threatened, to revoke or limit any Environmental Permit.


     (c) neither the Company or any of its Subsidiaries have used or permitted to be used, except in compliance with all Environmental Laws, any of its Owned Properties or Leased Properties or facilities or any property or facility that it previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Polluting Substance.


     (d) neither the Company nor its Subsidiaries have received any notice of, nor been prosecuted for an offense alleging non-compliance with any Environmental Laws, and the Company nor its Subsidiaries have not settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any part thereof or any property of the Company or of any its Subsidiaries, nor has the Company or any of its Subsidiaries received notice of any of the same.


     (e) neither the Company nor its Subsidiaries has caused or permitted, the release, in any manner whatsoever, of any Polluting Substance on or from any of the Owned Properties or Leased Properties or assets or any property or facility that were previously owned or leased by the Company or by any of its Subsidiaries or any such release on or from a facility owned or operated by third parties but, with respect to which the Company or any of its Subsidiaries is or may reasonably be alleged to have liability regardless of any violation of Environmental Laws. All Polluting Substances and all other wastes and other materials and substances used in whole or in part by the Company or any of its Subsidiaries or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws. Schedule 3.18 identifies all of the locations where Polluting Substances, used in whole or in part by the Company or any of its Subsidiaries have been or are being stored or disposed.


     (f) neither the Company or any of its Subsidiaries has received any notice that it is potentially responsible for state, municipal or local clean-up site or corrective action under any Environmental Laws.


     (g) there are no environmental audits, evaluations, assessments or studies relating to the Company or any of its Subsidiaries or the Business (or any part thereof) in the possession of the Seller, the Company or any of its Subsidiaries which have not been delivered to the Purchaser.


     Section 3.19. Employee Matters.


     (a) Schedule 3.19 sets forth a complete list of employees of each of the Company and its Subsidiaries, their position and length of service with the Company and its Subsidiaries, their salary, bonuses and any other employee benefits other than those provided by law, and whether any written employment agreements exist relating to any such employees.


     (b) Each of the Company and its Subsidiaries are in material compliance with all Applicable Laws and applicable labour collective agreements respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours, and laws and regulations concerning health and safety in the workplace including the D.L. GS 626/94.


     (c) There is no labour strike, dispute, slowdown or stoppage actually pending or involving or threatened against the Company and its Subsidiaries with respect to the Business or any part thereof.


     (d) No employment related complaint or grievance exists which might reasonably be expected to have a material adverse effect upon the Company and its Subsidiaries or the conduct of the Business or any part thereof.

     (e) Except as set forth in Schedule 3.19, neither the Company nor its Subsidiaries are bound by any collective bargaining or similar agreement nor are any such agreements currently being negotiated.

     (f) Except as set forth in Schedule 3.19, no employee of the Company and its Subsidiaries has any agreement as to length of notice required to terminate his employment, other than such as may be required by Applicable Law from the employment of an employee without agreement as to such notice or as to length of employment.

     (g) All vacation pay (including all banked vacation pay), bonuses, commissions and other employee benefit payments are reflected and have been accrued in the Books and Records.

     (h) Except as set forth in Schedule 3.19, no payments of salary, pension, bonuses or other remuneration of any nature has been made or authorized since December 31, 1998 to any officers, directors, former directors, shareholder or employees of the Company and its Subsidiaries, or to any Person not dealing at arm's length with any of the foregoing, except in the ordinary course of business and at regular rates.

     (i) Schedule 3.19 contains an accurate and complete list of all employee benefit plans or any other foreign pension, welfare or retirement benefit plans (hereinafter, "Employee Benefit Plans") of the Company and its Subsidiaries.

     (j) Full payment has been made of all amounts which the Company and its Subsidiaries are required, under Applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company and its Subsidiaries are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date thereof. The Company and its Subsidiaries have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

     (k) The Company and its Subsidiaries have delivered or caused to be delivered to the Purchaser and their counsel true and complete copies of all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date.

     Section 3.20. Intellectual Property. Schedule 3.20 is a true and correct list (including, where applicable, registration numbers and dates of filing renewal and termination) of all the patents, patent applications, registered designs and models, trademarks registrations and applications therefor, service marks, service mark registrations and applications therefor, trade names (whether or not registered or registrable), registered copyrights and registered copyright applications, used or held for use by the Company and its Subsidiaries in the conduct of the Business as currently, and as proposed to be, conducted (collectively, "Intellectual Property Rights"). The Company and its Subsidiaries are the true, lawful and exclusive owners of all right, title and interest in and to the Intellectual Property Rights and the Proprietary Information, free and clear of all Liens, and the Intellectual Property Rights and Proprietary Information are valid and subsisting. With regard to any intellectual property rights of third parties, Schedule 3.20 lists and describes all such rights, including the terms and conditions of their use by the Company and its Subsidiaries. Neither the Company or its Subsidiaries have conveyed, assigned, licensed or encumbered any of the Intellectual Property Rights and Proprietary Information. The Company and its Subsidiaries have the exclusive right to use such Intellectual Property Rights and Proprietary Information. Neither the Company nor its Subsidiaries are a party to any pending litigation, whether before the ordinary courts or before administrative or other courts or arbitrators, and no such litigation is threatened by or against the Company and its Subsidiaries with respect to Intellectual Property Rights. The conduct of the Business of the Company and its Subsidiaries does not infringe upon the intellectual property rights of any other Person.

     Section 3.21. Contracts. The contracts listed and described in Schedule
3.21 constitute all of the contracts, agreements or commitments of the Company and its Subsidiaries, except those contracts, agreements or commitments entered into in the ordinary course of business which do not have a contractual value in excess of Lit. 100,000,000 (the "Material Contracts"). Each of the Material Contracts is in full force and effect, unamended, and, at the date hereof, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company and its Subsidiaries have not violated or breached, in any material respect, any of the terms or conditions of any Material Contract, and all the covenants to be performed by any other party thereto have been fully performed.

     Section 3.22. Title to the Property and Assets. Except as set forth in
Schedule 3.22, the Company and its Subsidiaries have good and marketable title to and legal and beneficial ownership of all their respective properties and assets, free and clear of all Liens. All Liens granted by the Company and its Subsidiaries to secure fully repaid loan agreements, overdraft, discount notes or other credit facilities have been duly canceled. The Company and its Subsidiaries have obtained the consent from the relevant bank institutions for the cancellation of the registered mortgages pertaining to Loans and obligations fully reimbursed. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Company or its Subsidiaries of any of their respective properties or assets.

     Section 3.23. Condition of Assets. All of the property and assets owned or used by each of the Company and its Subsidiaries are in good operating condition and are in a state of good repair and maintenance, having regard to the age and use thereof, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than seven days) of the Business due to inadequate maintenance of any of the property and assets owned and used by each of the Company and its Subsidiaries.

     Section 3.24. Customers and Suppliers. (a) Except as set forth in Schedule 3.24, no customer has notified or otherwise indicated to the Seller, the Company or any of its Subsidiaries that it will stop, or decrease the rate of, its purchases of materials, products or services from the Company and its Subsidiaries, and no customer has, during the year ending December 31, 1999, ceased or materially decreased its purchases of any such materials, products or services from the Company or any of its Subsidiaries.

     (b) No supplier has notified or otherwise indicated to the Seller, the Company or any of its Subsidiaries that it will stop, or decrease the rate of, or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company or any of its Subsidiaries, and no supplier has, during the year ending December 31, 1999, ceased, materially decreased the rate of or materially raised the cost of, any such materials, products or services.

     Section 3.25. Brokers. No Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company or the Seller in connection with this Agreement or any of the transactions contemplated hereby.

     Section 3.26. Absence of Questionable Payments. Neither the Company or any Subsidiary nor any Affiliate, director, officer, employee, agent, representative or other Person acting on behalf of the Company or any Subsidiary has: (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activities to government officials or others, or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

     Section 3.27. Transactions with Affiliates. To the Seller's best knowledge, no director or executive officer of the Company or any of its Subsidiaries (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company or any of its Subsidiaries is using or the use of which is necessary for its respective business or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

     Section 3.28. Registration Statement; Prospectus/Proxy Statement. None of the information supplied by the Company or the Seller for inclusion in the registration statement under the Securities Act of 1933, as amended, registering the Purchaser Common Stock to be issued pursuant to the Agreement (such registration statement, as amended by any amendments thereto, being referred to herein as the "Registration Statement") or the prospectus/proxy statement to be sent to the stockholders of the Purchaser in connection with the special meeting of stockholders of the Purchaser at which such stockholders will be asked to approve the Amended and Restated Certificate and the issuance of Purchaser Common Stock pursuant to this Agreement (the "Purchaser Special Meeting") (such prospectus/proxy statement, as amended by any amendments thereto, being referred to herein as the "Prospectus/Proxy Statement"), including all amendments and supplements to the Registration Statement and Prospectus/Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Proxy Statement, on the date or dates the Prospectus/Proxy Statement is first mailed to the Purchaser stockholders and on the date of the Purchaser Special Meeting, contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.29. Year 2000. To the extent that any functionality of any computer system used by the Company or any of its Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Company and its Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material vendors that such vendors' computer systems are "Year 2000 Compliant") in implementing and have implemented, a plan pursuant to which any such computer system shall be "Year 2000 Compliant", except where failure to do so will not result in a Company Material Adverse Change. For purposes of this Agreement, the term "Year 2000 Compliant" means that neither the performance nor the functionality of such computer systems shall be materially affected by dates in, into and between the 20th and 21st centuries. To be deemed "Year 2000 Compliant", such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Company or any of its Subsidiaries (or of the Company's or its Subsidiaries' vendors) in which computer systems are used; and (ii) any date-based functions shall operate and perform in a consistent manner for date in, into and between the 20th and 21st centuries and such computer systems shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

     Section 3.30. Indemnity under 1998 Stock Agreement. To the best knowledge of the Seller, neither party to that certain Stock Purchase Agreement dated July 29, 1998 (the "1998 Stock Agreement") between Carlo Petrini and Vertical Capital, Ltd. has made any claim for indemnity from the other party pursuant to the terms of the 1998 Stock Agreement. Seller is not aware of any contest, challenge, dispute or claim respecting the transactions contemplated by the 1998 Stock Agreement.

     Section 3.31. Full Disclosure. All the financial and business and other information, provided by the Seller, the Company and its Subsidiaries to the Purchaser are accurate, complete and correct in all material respects. Neither this Agreement nor any document to be delivered pursuant to this Agreement by the Seller, the Company or its Subsidiaries nor any certificate, report, statement or other document furnished by the Seller, the Company or its Subsidiaries in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Seller, that could reasonably be expected to have a material adverse effect on the assets, business, earnings, properties or conditions (financial or otherwise) of the Company and its Subsidiaries that has not been disclosed to the Purchaser in writing.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     Section 4.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and other, to own or lease its property and assets and to carry on its business as presently conducted. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Change. The Purchaser has previously provided to the Seller true and complete copies of its Amended and Restated Certification of Incorporation (the "Amended and Restated Certificate") and by-laws and any amendments thereto.

     Section 4.2. Authorization; Execution and Delivery; Enforceability. The Purchaser has full power and authority, corporate and other, to execute and deliver this Agreement and, upon obtaining the requisite approval of the holders of Purchaser Common Stock at the Purchaser Special Meeting of stockholders or any adjournment thereof with respect to the Amended and Restated Certificate of the Purchaser and the issuance of shares of Purchaser Common Stock pursuant to this Agreement, to perform its obligations hereunder, all of which will have been duly authorized by all requisite corporate action. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Purchaser, and except as stated in the preceding sentence, no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement or to consummate transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and, subject to stockholder approval as aforesaid, constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 4.3. Capitalization of the Purchaser. (a) As of September 30, 1999, the Purchaser's authorized capital stock consisted solely of (i) 50,000,000 shares of Purchaser Common Stock, of which (A) 9,875,569 shares were issued and outstanding, (B) 248,255 shares were issued and held in treasury and (C) 6,171,726 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by the Purchaser and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Purchaser Preferred Stock"), of which 2,000 shares of Series B Convertible Preferred Stock were issued and outstanding. Each outstanding share of Purchaser Common Stock is, and all shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and each outstanding share of Purchaser Common Stock has not been, and all shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby will not be subject to or issued in violation of any preemptive or similar rights. The shares of Purchaser Common Stock are registered under the Exchange Act. As of September 30, 1999, except as set forth above or in the "Purchaser SEC Documents" (as defined herein), the Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock or Purchaser Preferred Stock or any other equity securities of the Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock or Purchaser Preferred Stock.

     (b) Schedule 4.3 sets forth a list of all of the Subsidiaries of the Purchaser. The Purchaser owns directly or indirectly each of the outstanding shares of capital stock of each of its Subsidiaries free and clear of any Liens.

     Section 4.4. Non-Contravention. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder will, subject to obtaining the requisite approval of the Amended and Restated Certificate and the issuance of the shares of Purchaser Common Stock pursuant to this Agreement by the Purchaser, (i) contravene any provision contained in the Purchaser's Amended and Restated Certificate or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any Applicable Law, in each case to which it is a party or by which it is bound or to which any of its assets or properties are subject, (iii) result in the creation or imposition of any Liens on any of its assets or properties, (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any of its obligations, except where in the case of (i), (ii), (iii) or (iv) such violation, contravention, Lien or acceleration would not reasonably be expected to result in a Purchaser Material Adverse Change.

     Section 4.5. No Consents. Except for actions to be taken in connection with
(a) the filing of the amendment to the Amended and Restated Certificate, (b) the filing and effectiveness of the Registration Statement, (c) the filings required under and in connection with the applicable requirements of the HSR Act, (d) filings required pursuant to any state securities or "blue sky" laws, (e) filings and other matters relating to the listing on Nasdaq of the shares of Purchaser Common Stock required to be issued pursuant to this Agreement, (f) filings and approvals as may be required under Italian and EU antitrust laws,
(g) approval by the stockholders of Purchaser of the issuance of Purchaser Common Stock required to be issued pursuant to this Agreement and other related matters and (h) any other filings, notices, disclosures or registrations set forth on Schedule 4.5, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

     Section 4.6. Board Recommendation. The Board of Directors and the Special Committee of the Board of Directors of the Purchaser have, by a unanimous vote at the meetings of the Board of Directors and Special Committee duly each held on November 2, 1999, approved and adopted this Agreement and the transactions contemplated hereby. At such meetings, the Board and the Special Committee recommended that the holders of Purchaser Common Stock approve the Amendment to the Amended and Restated Certificate and the issuance of shares of Purchaser Common Stock pursuant to this Agreement.

     Section 4.7. Registration Statement; Prospectus/Proxy Statement. None of the information supplied by the Purchaser for inclusion in, and none of the information regarding the Purchaser and its subsidiaries incorporated by reference in, the Registration Statement or the Prospectus/Proxy Statement, including all amendments and supplements thereto, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective, and, in the case of the Prospectus/Proxy Statement, on the date or dates the Prospectus/Proxy Statement is first mailed to the Purchaser's stockholders and on the date of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement and the Prospectus/Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be.

     Section 4.8. SEC Filings. (a) The Purchaser has filed with the Commission all required forms, reports and documents required to be filed by it with the Commission since March 26, 1997 (collectively, the "Purchaser SEC Reports"), all of which, when filed (in the case of forms, reports and documents filed pursuant to the Exchange Act) or when declared effective (in the case of registration statements filed pursuant to the Securities Act), complied as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Purchaser SEC Reports (including documents included as exhibits thereto or incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The Purchaser will deliver to the Seller as soon as they become available, true and complete copies of any report or statement mailed by the Purchaser to its security holders generally or filed by it with the Commission, in each case subsequent to the date hereof and prior to the Closing Date. As of their respective dates, such reports and statements (excluding any information therein provided by the Company and the Seller, as to which the Purchaser makes no representation) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and will further comply in all material respects with all applicable requirements of law, except for such failures to comply as to form, untrue statements or omissions or further failures to comply which would not be reasonably likely to result in, individually or in the aggregate, a Purchaser Material Adverse Change. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser and its subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and in accordance with all applicable published accounting requirements under the Securities Act and the Exchange Act, and will fairly present in all material respects the consolidated financial position of the Purchaser and its subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows of the Purchaser and its subsidiaries for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent that they may not include footnotes or may be condensed or summary statements); provided, however, that any pro forma financial statements will not necessarily be indicative of the consolidated financial position of the Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser and its subsidiaries for the periods indicated.

     Section 4.9. Opinions of Financial Advisors. The Purchaser has received the written opinion of Royce Investment Group, its financial advisor, to the effect that, as of the date of this Agreement, the number of shares of Purchaser Common Stock to be issued pursuant to the terms of this Agreement is fair to the Purchaser stockholders from a financial point of view. The Purchaser has heretofore provided copies of such opinion to the Seller.

     Section 4.10. Brokers. Except for Royce Investment, Inc., no Person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Purchaser in connection with this Agreement or any of the transactions contemplated hereby.


                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

     Section 5.1. Access and Information. (a) Prior to the Closing, and except for disclosures which would cause the Company to waive the attorney-client privilege or otherwise violate Applicable Law or any material confidentiality agreement, the Purchaser shall be entitled to make or cause to be made such investigation of the Company, and the financial and legal condition thereof, as the Purchaser deems necessary or advisable, and the Seller shall cause the Company to cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Seller shall cause the Company to
(a) permit the Purchaser and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of the Company upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to the Purchaser such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Company and its businesses as the Purchaser shall request from time to time, (c) cause the Company's accountants to furnish to the Purchaser and its accountants access to all work papers relating to any of the periods covered by financial statements provided by the Company to the Purchaser hereunder and (d) furnish to the Purchaser's financial advisor complete and accurate information comparable to the types of information heretofore furnished by the Purchaser to the Purchaser's financial advisor in connection with the transactions contemplated hereby and such other information as such financial advisor may reasonably request in order to perform its financial advisory role on behalf of the Purchaser.

     (b) Prior to the Closing, and except for disclosures which would cause the Purchaser or any of its subsidiaries to waive the attorney-client privilege or otherwise violate any Applicable Laws or any material confidentiality agreement, the Purchaser shall provide complete and accurate information to the Seller and its representatives in response to reasonable requests for information made in order to enable the Seller to make such investigation of the Purchaser and the financial and legal condition thereof, as the Seller deems necessary or advisable.

     (c) Prior to the Closing, neither party hereto shall use any information provided to it in confidence for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (i) the Purchaser will return to the Seller all documents obtained by them from the Seller or the Company in confidence and any copies thereof in the possession of the Purchaser or its agents and representatives or, at the option of the Purchaser, the Purchaser shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Seller and (ii) the Seller will return to the Purchaser all documents obtained by them from the Purchaser and its subsidiaries in confidence and any copies thereof in the possession of the Seller or its agents and representatives or, at the option of the Seller, the Seller shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Purchaser.

     (d) No investigation by any party hereto or hereafter made shall modify or otherwise affect any representations and warranties of the other party hereto, which shall survive any such investigation, or the conditions to the obligation of the parties hereto to consummate the transactions contemplated hereby.

     Section 5.2. The Seller'sAffirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Seller shall cause the Company and each of its Subsidiaries to:

     (a) conduct its business only in the ordinary and regular course of business consistent with past practices;

     (b) keep in full force and effect its corporate existence and all material rights, franchises, Intellectual Property Rights, Proprietary Information and goodwill relating or obtaining to its business;

     (c) endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

     (d) maintain the Intellectual Property Rights and Proprietary Information so as not to affect adversely the validity or enforcement thereof; maintain the other assets of the Company and its Subsidiaries in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement; and in the event of any casualty, loss or damage to any of the assets of the Company or any of its Subsidiaries repair or replace such assets with assets of comparable quality;

     (e) maintain the books, accounts and records of the Company and its Subsidiaries in accordance with Italian GAAP, to the extent applicable, consistent with past practices;

     (f) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's obligation to close to be satisfied; and

     (g) promptly inform the Purchaser in writing of any material breach of or change in the representations and warranties contained in Article III.

     Section 5.3. Purchaser's Affirmative Covenants. Prior to the Closing, except as otherwise expressly provided herein, the Purchaser shall, and the Purchaser shall cause each of its subsidiaries to:

     (a) conduct its business only in the ordinary and regular course of business consistent with past practices, provided that the Purchaser shall have the right to dispose of the assets relating to its current business upon written consent of the Seller which shall not be unreasonably withheld;

     (b) maintain the books, accounts and records of the Purchaser and its subsidiaries in accordance with U.S. GAAP, to the extent applicable, consistent with past practices;

     (c) use its best efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Seller's obligation to close to be satisfied; and

     (d) promptly inform the Seller in writing of any material breach of or change in the representations and warranties contained in Article IV hereof.

     Section 5.4. The Seller's Negative Covenants. (a) Prior to the Closing, without the prior written consent of the Purchaser or as otherwise expressly provided herein, the Seller will not, and will cause the Company and its Subsidiaries not to:

          (i) take any action or omit to take any action which would result in the Company's or any of its Subsidiaries' (A) incurring any trade accounts payable outside of the ordinary course of business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the ordinary course of business; (B) increasing any of its indebtedness for borrowed money except in the ordinary course of business; (C) guaranteeing the obligations of any entity other than its Subsidiaries; (D) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (E) increasing or decreasing the rate or type of compensation payable to any officer, director, employee or consultant of the Company or any of its Subsidiaries (other than regularly scheduled increases in base salary and annual bonuses consistent with prior practice); (F) other than in the ordinary course of business, entering into or amending any collective bargaining agreement, or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (G) making any representation to anyone indicating any intention of the Purchaser or its subsidiaries to retain, institute, or provide any employee benefit plans; (H) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, shares of the capital stock of the Company or any of its Subsidiaries; (I) selling or disposing of any assets otherwise than in the ordinary course of business of the Company and its Subsidiaries; (J) making any capital expenditures other than in the ordinary course of business consistent with past practices and in no event in excess of US $100,000 in the aggregate; (K) issuing any shares of the capital stock of any kind of the Company or any of its Subsidiaries, transferring from the treasury of the Company or any of its Subsidiaries any shares of the capital stock of the Company or its Subsidiaries or issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating the Company or any of its Subsidiaries to issue, or to transfer from treasury, any shares of capital stock of any class or kind, or securities convertible into any such shares; (L) modifying, amending or terminating any material contract other than in the ordinary course of business consistent with past practices; or
     (M) entering into any other transaction outside of the ordinary course of business;

          (ii) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by Italian GAAP as advised by the Company's regular independent accountants;

          (iii) take any action that would likely result in the representations and warranties set forth in Article III (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

          (iv) incur or create any Liens on assets;

          (v) except as contemplated herein, take any action or omit to take any action which would prejudice the Purchaser's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of the Seller under this Agreement;

          (vi) take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Company Material Adverse Change;

          (vii) agree or commit to take any action precluded by this Section
     5.4.

     (b) Prior to the Closing, without the prior written consent of the Purchaser or as otherwise expressly provided herein, the Seller will not:

          (i) enter into any contract, agreement or commitment or take any other action which, if entered into or taken prior to the date of this Agreement, would cause any representation or warranty of the Seller to be untrue or be required to be disclosed on one or more Schedules referred to in Article III;

          (ii) take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to result in a Company Material Adverse Change; or

          (iii) agree or commit to take any action prescribed by this Section
     5.4.

     Section 5.5. Purchaser's Negative Covenants. Prior to the Closing, without the prior written consent of the Seller or as otherwise expressly provided herein, the Purchaser will not, and the Purchaser will cause its subsidiaries not to:

     (a) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by Purchaser's regular independent accountants;

     (b) take any action, except as otherwise provided herein, that would likely result in the representations and warranties set forth in Article IV (other than representations made as of a particular date) becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

     (c) except as contemplated herein, take any action or omit to take any action which would prejudice the Seller's rights to consummate each of the transactions contemplated by this Agreement or to compel performance of each of the obligations of the Purchaser under this Agreement;

     (d) except as contemplated herein, take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Purchaser Material Adverse Change; or

     (e) agree or commit to take any action precluded by this Section 5.5.

     Section 5.6. Closing Documents. The Seller shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 6.2. The Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Seller, the documents or instruments described in
Section 6.3.

     Section 5.7. Transfer and Other Taxes. (a) The Purchaser shall pay any stamp, stock transfer, sales, purchase, use or similar tax under the laws of any Governmental Authority arising out of or resulting from the purchase of the Shares. The Purchaser shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid by them pursuant to the preceding sentence.

     (b) The Seller shall (i) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Shares, (ii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) above, and (iii) pay all taxes owing with respect to the tax returns referred to in (i) above.

     Section 5.8. Employment Agreements. Prior to the Closing Date, Jacob Agam and Lucio De Luca will have executed and delivered to the Company employment agreements satisfactory to Purchaser (the "New Employment Agreements").

     Section 5.9. Public Announcements. Unless otherwise required by Applicable Laws or requirements of Nasdaq (and in that event only if time does not permit), at all times prior to the earlier of the Closing Date or termination of this Agreement pursuant to Section 7.1, the Purchaser and the Seller shall (and the Seller shall cause the Company to) consult with each other before issuing any press release with respect to the transactions contemplated hereby and shall not issue any such press release prior to such consultation.

     Section 5.10. Purchaser Special Meeting. Subject to Article VII, the Purchaser shall take all action in accordance with the federal securities laws, the Delaware General Corporation Law, the Purchaser's Amended and Restated Certificate and by-laws, as amended, necessary to convene the Purchaser Special Meeting to be held on the earliest practical date, and to obtain the consent and approval of the Purchaser's stockholders with respect to this Agreement and the transactions contemplated hereby, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to the Purchaser's stockholders.

     Section 5.11. Preparation of the Prospectus/Proxy Statement and the Registration Statement. The Purchaser shall, as soon as is reasonably practicable, prepare the Prospectus/Proxy Statement to be included in the Registration Statement. The Seller shall cause the Company to cooperate with the Purchaser in providing to the Purchaser such consolidated financial statements, financial data and accountant's reports as the Purchaser shall reasonably request with respect to the filing of the Registration Statement and the Prospectus/Proxy Statement. Once both parties consent to the filing of the Prospectus/Proxy Statement with the SEC (which consent shall not be unreasonably withheld), the Purchaser shall file the Prospectus/Proxy Statement with the SEC, which filing shall be made on a confidential basis to the extent permitted by the regulations of the SEC with respect to such filings. Prior to the mailing of the Proxy Statement included in the Prospectus/Proxy Statement, Gianni, Origoni & Partners, counsel to the Company and the Seller, shall deliver its opinion, dated as of the mailing date, in such form as shall be reasonably satisfactory to Purchaser. The Purchaser shall prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following clearance of the Prospectus/Proxy Statement by the SEC and reasonable approval of the Prospectus/Proxy Statement by the Purchaser, and the Seller shall cause the Company to use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Closing Date. If, at any time prior to the Closing Date, the Purchaser or the Seller shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and the Purchaser and the Seller shall (and the Seller shall cause the Company to) promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Proxy Statement. The Seller shall cause the Company to promptly furnish to the Purchaser all financial and other information concerning it as may be required for the Prospectus/Proxy Statement and any supplements or amendments thereto. The Purchaser and the Seller shall (and the Seller shall cause the Company to) cooperate in the preparation of the Prospectus/ Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Proxy Statement and the Registration Statement with the staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, the Purchaser shall use all reasonable efforts to mail at the earliest practicable date to its stockholders the Prospectus/Proxy Statement, which shall include all information required under Applicable Law to be furnished to the Purchaser's stockholders in connection with the transactions contemplated thereby and shall include the recommendation of the Board of Directors and the Special Committee of the Board of Directors of the Purchaser to the extent not previously withdrawn and the written opinion of Royce Investment Group described in Section 4.9. The Purchaser also shall take such other reasonable actions (other than qualifying to do business in any jurisdiction in which it is not so qualified or submitting to taxation in any jurisdiction in which it is not subject to taxation) required to be taken under any applicable state securities laws in connection with the issuance of Purchaser Common Stock, pursuant to the terms of this Agreement.

     Section 5.12. Nasdaq Listing. The Purchaser shall use its reasonable efforts to cause the Purchaser Common Stock issuable pursuant to the terms of this Agreement to be approved for listing on Nasdaq prior to the Closing Date.

     Section 5.13. Non-Competition and Confidentiality Agreement. Neither the Seller nor its Affiliates will (a) for a period ending the earlier of five years after the Closing Date or such time as Purchaser consummates a Termination Transaction (as hereinafter defined), directly or indirectly, anywhere in the world engage in the manufacture or distribution of animal feed, flour or pasta products; or (b) for a period of five years after the Closing Date, directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Person who is employed by the Company on the date hereof, unless the employment of such Person is terminated by the Purchaser prior to any solicitation of employment or employment; or (c) use for its own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Company or any of its Subsidiaries. For purposes of this Agreement, (i) "Termination Transaction" shall mean (x) the merger or consolidation of Purchaser with another corporation which is not Affiliated with Purchaser or Seller where the stockholders of Purchaser, immediately prior to the merger or consolidation, do not beneficially own immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to the majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors, or (y) the sale or disposition of all or substantially all of the assets or equity of Purchaser to a corporation not Affiliated with Purchaser or Seller and (ii) "Confidential Information" consists of all information, knowledge or data relating to the Company or any of its Subsidiaries including, without limitation, customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the Company not in the public domain or otherwise publicly available. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Seller nor its Affiliates directly or indirectly cause such information to enter the public domain.

     The Seller acknowledges that the restrictions contained in this Section
5.13 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any breach by the Seller of any provision hereof will result in irreparable injury to the Purchaser. The Seller acknowledges that, in addition to all remedies available at law, the Purchaser shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Purchaser shall not be required to post any bond or other security in connection with any proceeding to enforce this Section 5.13.

     Section 5.14. Best Efforts; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) take all such action without any further consideration therefor.

     Section 5.15. Third Party Proposals. Neither the Seller nor any Affiliate of the Seller shall (nor shall the Seller cause the Company or any of its Affiliates) to solicit or encourage inquiries or proposals with respect to, or, except as required by law or a fiduciary obligation in the written opinion of counsel, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries other than as contemplated by this Agreement (each, an "Acquisition Proposal"). The Seller shall notify the Purchaser immediately if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, the Seller, the Company or any of its Subsidiaries. The Seller and its Affiliates shall (and the Seller shall cause the Company and its Affiliates to) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal. If any Person (other than the Purchaser or their respective agents and representatives) has been provided with any confidential information or data relating to an Acquisition Proposal, the Seller shall cause such information or data to be immediately returned to it. The Seller shall and the Seller shall cause the Company and their respective officers, directors, agents, advisors and Affiliates to comply with the provisions of this Section 5.15.

     Section 5.16. Hart-Scott-Rodino Filings. As soon as practicable, but in no event more than seven (7) Business Days from the date hereof, the Purchaser and the Seller shall file with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") the notification and report form (the "Report") required under the HSR Act, with respect to the transactions contemplated hereby. Each of the Purchaser and the Seller shall (and the Seller shall cause the Company to) cooperate with each other to the extent necessary to assist the Seller and the Purchaser in the preparation of the Report, shall request early termination of the waiting period required by the HSR Act and, if requested, will promptly amend or furnish additional information thereunder if requested by the Antitrust Division and/or the FTC.

     Section 5.17. Affiliates of the Company. The Seller shall cause each person who may be on the Closing Date or was on the date hereof an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, to execute and deliver to the Purchaser no less than five days prior to the date of the Closing, the written undertakings in the form attached hereto as Exhibit A (the "Affiliate Letter"). No later than ten days prior to the date of the Closing, Seller, after consultation with its outside counsel, shall provide the Purchaser with a letter (reasonably satisfactory to the Purchaser's counsel) specifying all of the persons or entities who, in the Seller's opinion, may be deemed to be "affiliates" of the Company under the preceding sentence. The foregoing notwithstanding, the Purchaser shall be entitled to place legends as specified in the Affiliate Letter on the certificates evidencing any shares of the Purchaser Common Stock to be received by (i) any such "affiliate" of the Company specified in such letter or (ii) any person the Purchaser reasonably identifies (by written notice to the Seller and the Company) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for Purchaser Common Stock, consistent with the terms of the Affiliate Letter, regardless of whether such person has executed the Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence.

     Section 5.18. Purchaser's Post Closing Covenants. (a) For so long as Spigadoro (or its current shareholders), their respective Affiliates and Carlo Petrini collectively hold at least (i) 50% of the outstanding shares of Purchaser Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate 50% of the members of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser, (ii) 25% of the outstanding shares of Purchaser Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate 25% of the members of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser and (iii) 10% of the shares of Purchaser's Common Stock, Spigadoro or its assignee shall have the right, but not the obligation, to nominate a single member of the management slate for election to the Purchaser's Board of Directors by the stockholders of the Purchaser. In each case, the Purchaser agrees to use its best efforts to ensure that such person or persons are duly elected.

     (b) At the Closing Date, Seller and/or its Affiliates will have pledged 6,000,000 shares of Purchaser Common Stock (the "Pledged Stock") as security for re-payment of certain of the Assumed Indebtedness identified as item 4 on Schedule 2.2. In the event that Purchaser should default on such indebtedness and the creditor should forclose, in whole or in part, upon the Pledged Stock, Purchaser agrees to promptly issue replacement shares ("Additional Shares") of Purchaser Common Stock to Seller on a share for share basis. At the time of issuance, the Additional Shares will not be registered for re-sale or distribution by the Seller under the Securities Act and applicable state securities or "blue sky" laws. Accordingly, the Seller may not pledge, transfer, sell or otherwise dispose of any of the Shares (or any interest therein) unless such transfer or disposition is registered under the Securities Act and such laws or an exemption from registration is available with respect thereto. In order to perfect an exemption from registration for the issuance of the Shares to the Seller, at the time of issuance thereof and as a condition precedent thereto, the Seller will be required to represent and warrant to the Purchaser that, among other things, (i) it is an "accredited investor" as such term is defined pursuant to the Securities Act, (ii) it has sufficient sophistication and experience to evaluate an investment in the Purchaser, (iii) an investment in the Shares is suitable for it, and (iv) it understands the nature of the restrictions on their ability to effect a transfer or disposition of the Additional Shares. The Seller also will be obligated to agree to other customary provisions designed to ensure that no transfer or disposition of the Additional Shares will occur in violation of the Securities Act. In the event that the Seller seeks to distribute Additional Shares to its stockholders, any approval of such transfer will be conditioned upon, among other things, (i) receipt of an opinion of counsel to the Seller in form and substance satisfactory to the Purchaser to the effect that such distribution may be effected without violation of the Securities Act and any applicable state securities laws, and (ii) receipt of an agreement from such stockholders to be bound by the provisions hereof.

     Section 5.19. Financial Statements for a Current Report on Form 8-K. (a) Prior to the Closing, the Seller shall cause the Company to provide to the Purchaser, regardless of when the Closing occurs, (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and 1998, (ii) audited consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries for the years ended December 31, 1999, 1998 and 1997, (iii) an unqualified report with respect to such audited financial statements by the Accountants, which report shall be in form and substance reasonably satisfactory to the Purchaser, and (iv) unaudited consolidated balance sheets of the Company and its Subsidiaries and unaudited consolidated statements of income, cash flows and changes in shareholders' equity of the Company and its Subsidiaries necessary for the filing of the Purchaser's current report on Form 8-K. Such financial statements shall be prepared in accordance with U.S. GAAP, consistently applied, and shall conform in all material respects to all provisions of the SEC's Regulation S-X, so that such financial statements meet the requirements for filing by Purchaser with the SEC.

     (b) At the Closing, the Seller shall cause the Accountants to deliver to the Purchaser an executed consent, in form and substance reasonably satisfactory to the Purchaser and suitable for filing by the Purchaser with the SEC, which consent shall authorize the Purchaser to file with the SEC the report delivered pursuant to paragraph (a) above.

     (c) Prior to the Closing, the Seller shall cause the Company to cooperate with the Purchaser in providing to the Purchaser such consolidated financial statements, financial data and accountants' reports as the Purchaser shall reasonably request with respect to any filing that the Purchaser shall make under the Securities Act or the Exchange Act.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

     Section 6.1. Conditions to the Obligations of Each Party. The obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by each party, to the extent permitted by law) of the following conditions:

     (a) The issuance of the shares of Purchaser Common Stock to be issued hereunder shall have been approved by the Purchaser's stockholders in the manner required by any Applicable Law and the applicable rules of Nasdaq.

     (b) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect, which would prohibit consummation of the transactions contemplated by this Agreement or which would result in a Purchaser Material Adverse Change or a Company Material Adverse Change after the Closing Date and after giving effect to consummation of the transactions contemplated by this Agreement.

     (c) The waiting period required by the HSR Act, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

     (d) The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator.

     Section 6.2. Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at the Closing of each of the following conditions:

     (a) All representations and warranties made by the Seller in this Agreement and the Schedules hereto shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Seller shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by them under the terms of this Agreement on or prior to or at the Closing.

     (b) There shall have been no (i) Company Material Adverse Change, or any development which could reasonably be expected to result in a prospective Company Material Adverse Change, or (ii) material damage, destruction or loss to the Company's assets, regardless of insurance coverage.

     (c) (i) All authorizations, consents, waivers, approvals or other actions required in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; (ii) the Seller and shall cause the Company to have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Company under any contract to which the Company is party or for the continuation of any agreement to which the Company is a party; and (iii) all authorizations, consents, waivers, approvals or other actions necessary to permit the Purchaser to own the Shares shall have been obtained and shall be in full force and effect.

     (d) The Purchaser shall have completed its investigation of the Company and the Purchaser shall be satisfied in their sole discretion with the condition of the Company and its future prospects.

     (e) Prior to or at the Closing, the Seller shall have (i) delivered such documents and instruments acceptable to Purchaser and its counsel so as to transfer all rights, title and interest in the name "Spigadoro" and all variations thereof, it being the intent of the Seller and the Purchaser that from and after the Closing Date, the Purchaser will have the sole right as against the Seller and all other persons to conduct any business under such name and that the Purchaser may commence doing so immediately on and after the Closing Date, and (ii) amended its organizational documents to change its corporate name to a name that does not include the word "Spigadoro".

     (f) Prior to or at the Closing, the Seller shall (and the Seller shall have caused the Company to) deliver such other closing documents as shall be requested by the Purchaser in form and substance acceptable to the Purchaser's counsel, including the following:

          (i) a certificate of the President or a Vice President of the Seller, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.2(a), (b) and (c) have been satisfied;

          (ii) a certificate of the Secretary or Assistant Secretary of the Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement or any document related thereto and covering such other matters as the Purchaser may reasonably request;

          (iii) a certified copy of (1) the Certificate of Incorporation and by-laws of the Seller and all amendments thereto and (2) a certified copy of the resolutions of the Seller's Board of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

          (iv) an opinion of Gianni, Origoni & Partners, counsel to the Company and the Seller, dated the Closing Date, in such form as shall be reasonably satisfactory to Purchaser;

          (v) the Affiliate Letters pursuant to Section 5.17;

          (vi) The Purchaser shall have received from each of Rothstein, Kass & Company, P.C. and Reconta Ernst & Young, S.p.A. (i) a letter dated as of the date of the mailing of the Proxy Statement/Prospectus and (ii) a letter dated as of the effective date of the Registration Statement on Form S-4 ("Registration Statement"), each addressed to the Purchaser, (a) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission and (b) stating, as of the date of the letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus/Proxy Statement and the prospectus contained in the Registration Statement, as the case may be, as of a date not more than five days prior to the date of the letter), the conclusions and findings of such firm with respect to the financial information contained in the documents referred to above.

          (vii) such other documents or instruments as Purchaser or the Purchaser reasonably requests to effect the transactions contemplated hereby.

     (g) The Purchaser shall have received the executed Employment Agreements referenced on Schedule 5.8.

     Section 6.3. Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) All representations and warranties made by the Purchaser in this Agreement shall be true, correct and complete on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at the Closing.

     (b) There shall have been no (i) Purchaser Material Adverse Change, or any development which could reasonably be expected to result in a prospective Purchaser Material Adverse Change, or (ii) material damage, destruction or loss to the Purchaser's assets, regardless of insurance coverage.

     (c) All authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

     (d) Prior to or at the Closing, the Purchaser shall have delivered to the Seller such closing documents as shall be reasonably requested by the Seller in form and substance reasonably acceptable to its counsel, including the following:

          (i) a certificate of the Chairman of the Board and Chief Executive Officer of the Purchaser, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.3(a) and (b) have been satisfied;

          (ii) a certificate of the Secretary or Assistant Secretary of the Purchaser, dated the Closing Date, as to the incumbency of any officer of the Purchaser executing this Agreement or any document related thereto and covering such other matters as the Seller may reasonably request;

          (iii) a certified copy of (1) the Amended and Restated Certificate and by-laws of the Purchaser and all amendments thereto and (2) the resolutions of the Board of Directors (or any committee thereof) of the Purchaser authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

          (iv) the shares of Purchaser Common Stock, as set forth in Section 2.2; and

          (v) such other documents or instruments as the Seller reasonably request to effect the transactions contemplated hereby.


                                   ARTICLE VII


                                   TERMINATION

     Section 7.1. Termination and Amendment. This Agreement may be terminated at any time prior to Closing as follows (notwithstanding any approval of this Agreement by the Purchaser's stockholders):

     (a) by mutual consent of the Seller and the Purchaser;

     (b) by the Purchaser if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall require the divestiture or cessation of any of the present business or operations conducted by the Purchaser and its subsidiaries or the Company and its Subsidiaries or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement the Purchaser determines, in its good faith judgment, to be materially burdensome or to deny to the Purchaser in any material respect the benefits intended to be obtained by the Purchaser pursuant to the transactions contemplated by this Agreement;

     (c) by either the Seller or the Purchaser if at the Purchaser Special Meeting (including any adjournment or postponement thereof) the requisite vote (under all Applicable Laws and the rules and regulations of Nasdaq) of the Purchaser's stockholders to approve the transactions contemplated hereby shall not have been obtained;

     (d) either the Seller or the Purchaser if any representation or warranty made in this Agreement for its benefit is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to termination if untrue in any respect); provided that, in each case, (a) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, (b) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach and (c) in the case of the Seller, except for the representations and warranties contained in Sections 3.1, 3.2, 3.6 and 3.15, and in the case of the Purchaser, except for the representations and warranties contained in Sections 4.1 and 4.2 such untrue representation and warranty has, or is reasonably likely to result in a Company Material Adverse Change or a Purchaser Material Adverse Change, as the case may be, and in each case after the Closing Date and after giving effect to consummation of the transactions contemplated by this Agreement;

     (e) by either the Seller or the Purchaser if the other party shall have defaulted in the performance of any material covenant or agreement under this Agreement; provided that, in each case, (a) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (b) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

     (f) by the Purchaser, in the event that the conditions to their obligations set forth in Article VI hereof have not been satisfied or waived;

     (g) by the Seller, in the event that the conditions to their obligations set forth in Article VI hereof have not been satisfied or waived; and

     (h) by either the Seller or the Purchaser if the transactions contemplated by this Agreement shall not have been consummated on or before April 30, 2000 (or such later date as may be agreed upon in writing by the parties hereto).

     Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 hereof, all rights and obligations of the Seller and the Purchaser hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.1, 5.9 and 9.2, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

     Section 7.3. Amendment. This Agreement may be amended by the parties hereto, at any time before or after adoption of this Agreement by the Purchaser's stockholders, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the Purchaser's stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4. Extension; Waiver. At any time prior to the Closing Date, the Purchaser (with respect to the Seller) and the Seller (with respect to the Purchaser) by action taken or authorized by their respective Boards of Directors (or any committee thereof), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     Section 8.1. Survival of Representations and Warranties. Except as set forth below, the representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect for eighteen (18) months from the Closing Date for the benefit of the parties hereto and their successors and assigns. The representations and warranties provided for in Sections 3.15 (Litigation), 3.16 (Taxes) and 3.18 (Environmental) shall survive the Closing and remain in effect for the statute of limitations applicable to such matters. The representations and warranties provided for in Sections 3.7 (Title to Shares), 3.8 (Options, Warrants, etc.), and 3.25 (Brokers) shall survive the Closing and remain in full force and effect forever. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the "Survival Period."

     Section 8.2. Indemnification. (a) The Seller, subject to the limitations set forth in Section 8.2(d), shall indemnify and hold harmless the Purchaser and its respective Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Seller in this agreement for the applicable Survival Period, and (ii) the breach by the Seller of any covenant or agreement to be performed by it hereunder.

     (b) The Purchaser subject to the limitations set forth in Section 8.2(d), shall indemnify and hold harmless the Seller and its respective Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement for the applicable Survival Period, or (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder.

     (c) Any Person providing indemnification pursuant to the provisions of this
Section 8.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an "Indemnified Party."

     (d) Neither parties' indemnification obligation contained in Section 8.2(a) or (b) hereunder shall apply to any claim for Damages until the aggregate of all such claims of such party total US $250,000 in which event such party's indemnity obligation shall apply to the total amount in excess of US $250,000, subject to a maximum of US $75,000,000 for all claims in the aggregate. All such claims made during the relevant Survival Period shall be counted in determining whether the thresholds specified above have been achieved.


     (e) The Seller may elect to satisfy its indemnification obligation hereunder other than by payment of cash by returning to the Purchaser shares of Purchaser Common Stock issued in connection with this Agreement valued at the average closing price reported by the primary stock market or exchange on which the Purchaser Common Stock is traded for the ten (10) trading days prior to the date on which such payment is due.


     (f) The provisions of this Article VIII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any inaccuracy in any representation or breach of any warranty made by the Purchaser or the Seller in this Agreement.


     Section 8.3. Procedures for Third Party Claims. In the case of any claim for indemnification arising from a claim of a third party (a "Third Party Claim"), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such Third Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim or
(y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third Party Claim described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.


     Section 8.4. Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim and any relevant facts and circumstances relating thereto. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnified Party and the Indemnifying Party shall negotiate in good faith regarding the resolution of any disputed claims for Damages. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party, without interest. In the event that the Indemnified Party is required to institute legal proceedings in order to recover Damages hereunder, the cost of such proceedings (including costs of investigation and reasonable attorneys' fees and disbursements) shall be added to the amount of Damages payable to the Indemnified Party.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:


If to Purchaser       IAT Multimedia, Inc
                      70 East 55th Street
                      New York, NY 10022
                      Telephone: (212) 754-4445
                      Facsimile: (212) 754-4044
                      Attention: Jacob Agam

With a copy to:       Lowenstein Sandler PC
                      65 Livingston Avenue
                      Roseland, New Jersey 07068
                      Telephone: (973) 597-2500
                      Facsimile: (973) 597-2400
                      Attention: Steven M. Skolnick, Esq.

If to the Seller:     Gruppo Spigadoro N.V.
                      Strawinskylaan 1725, 1077 XX
                      Amsterdam, The Netherlands
                      Telephone: 31 305722306
                      Facsimile: 31 206647557
                      Attention: Marc S. Goldfarb

With a copy to:       Gianni, Origoni & Partners
                      00184 Roma
                      Via Quattro Fontane, 20
                      Italy
                      Telephone: (39) 06-478751
                      Facsimile: (39) 06-4871101
                      Attention: Mario Amoroso, Esq.


or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

     Section 9.2. Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including without limitation legal fees, accounting fees and investment banking fees).

     Section 9.3. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 9.4. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. The Purchaser may assign all of its rights under this Agreement to any of its Affiliates; provided such Affiliate assumes all of the obligations of the Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.


     Section 9.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.


     Section 9.6. Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.


     Section 9.7. Entire Agreement. This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.


     Section 9.8. Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.


     Section 9.9. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.


     Section 9.10. No Strict Construction. Each of the Purchaser and the Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                            GRUPPO SPIGADORO, N.V.



                                            By: /s/ Jacob Agam
                                               --------------------------------

                                               Name: Jacob Agam
                                               Title: Chairman



                                            IAT MULTIMEDIA, INC.



                                            By: /s/ Klaus Grissemann
                                               --------------------------------

                                               Name: Klaus Grissemann
                                               Title: Chief Financial Officer

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

                          ROYCE INVESTMENT GROUP, INC.

                                                                         ANNEX B



November 2, 1999

To the Special Committee of the Board of Directors
IAT Multimedia, Inc.


Gentlemen:

You have requested our professional opinion, as investment bankers, as to the fairness to the holder of the outstanding shares of IAT Multimedia, Inc. ("IAT" or the "Company") of the consideration to such shareholders resulting from the proposed Stock Purchase Agreement (the "Stock Purchase Agreement") between IAT and Gruppo Spigadoro, N.V. ("Spigadoro"), pursuant to which IAT will acquire from Spigadoro (the "Acquisition") all the outstanding capital securities of Petrini, S.p.A. ("Petrini") in exchange for the issuance of 47,354,465 shares of IAT common stock (additional shares may be issued under the anti-dilution provision of the Stock Purchase Agreement) and the assumption by IAT of approximately $20.5 million of short term indebtedness of Spigadoro. Shareholders of IAT immediately preceding consummation of the Acquisition would own approximately 17.5 % of the IAT common stock outstanding immediately following consummation of the Acquisition. No new securities are to be issued to the current shareholders of IAT in the Acquisition. In this letter, when we refer to the consideration to be received by the shareholders of IAT in the Acquisition, we mean the interests which those shareholders will have in IAT immediately following consummation of the Acquisition.

In connection with our opinion, we have reviewed, among other things, the Stock Purchase Agreement, Annual Reports on Form 10K of the Company for the two years ended December 31, 1997 and 1998, certain Quarterly Reports on Form 10-Q of the Company, drafts of the proxy statement-prospectus which the Company proposes to file with the Securities and Exchange Commission in connection with the Acquisition, audited financial statements of (Spigadoro/Petrini) for the two years ended December 31, 1997 and 1998, certain unaudited quarterly financial statements of (Spigadoro/Petrini) prepared by management of Spigadoro, certain financial and other information concerning the Company and Petrini which was publicly available or furnished to us by the Company or Petrini. In addition, we held discussions with management of the Company and of Petrini regarding their respective businesses, financial condition and future prospects.

Furthermore, we have examined the historical and current market data for the Company's common stock and other materials relating to the Acquisition. We have conducted such other financial analysis as we have determined, based upon our judgment as investment bankers, to be appropriate for purposes of this opinion. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have participated in negotiation regarding the financial terms of the proposed Acquisition on behalf of the Special Committee of the Board of Directors for IAT. We have also advised the Committee with respect to the alternatives available to IAT other than the Acquisition. We have not conducted an independent audit or appraisal of the assets of liabilities (contingent or otherwise) of the company or of Petrini.

In rendering this opinion, we have relied, with your consent, without independent verification, on the accuracy and completeness of all financial and other information, which was publicly available or furnished or otherwise communicated to us by the Company or Petrini. With respect to any projections or analyses reviewed by us, we have assumed that such materials were reasonably undertaken, based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company and of Petrini and that the management of the Company or that of Petrini do not have any information or beliefs that would make such information misleading. We express no view as to the assumptions upon which any such materials are based.

Our opinion is based upon our review and analysis of the foregoing factors in the light of our assessment of general economic, financial and market conditions as they now exist and as they can be evaluated by us as of the date hereof. It is also based upon certain other non-quantifiable benefits which we believe will likely accrue to IAT should the Acquisition occur. These benefits include a greater availability of capital resources from both private and public sources due to the greater critical mass and cash flow achieved by the Acquisition, and an opportunity to grow the resulting entity aggressively both internally and through acquisitions which may or may not occur post the completion of the transaction being considered. Our opinion is not a recommendation as to whether any stockholder of the Company of IAT should vote in favor or in opposition to the proposed Acquisition.


Based upon and subject to the foregoing, we are of the opinion, that the consideration to be received by the shareholders of IAT in the Acquisition is fair from a financial point of view.


It is understood that this letter is for the information of the Special Committee and the full Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Acquisition.


Respectfully,


ROYCE INVESTMENT GROUP, INC.


By: /s/ Anthony J. Sarkis
   -------------------------------
   Anthony J. Sarkis
   Vice President/
   Corporate Finance

                                                                        ANNEX C


                      FORM OF AMENDMENT TO THE AMENDED AND
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              IAT MULTIMEDIA, INC.


           AMENDMENT TO ARTICLE FOUR A OF THE IAT AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


     Resolved, that ARTICLE FOUR A of the Amended and Restated Certificate of Incorporation of IAT Multimedia, Inc. be, and the same is hereby deleted in its entirety and the following substituted in lieu thereof:


     "A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of which the Corporation is authorized to issue is 110,000,000; 100,000,000 shares shall be Common Stock, par value $.01 per share, and, 10,000,000 shall be Preferred Stock, par value $.01 per share."

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


                                                                        ANNEX D


                      FORM OF AMENDMENT TO THE AMENDED AND
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              IAT MULTIMEDIA, INC.


            AMENDMENT TO ARTICLE ONE OF THE IAT AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION


     Resolved, that ARTICLE ONE of the Amended and Restated Certificate of Incorporation of IAT Multimedia, Inc. be, and the same is hereby deleted in its entirety and the following substituted in lieu thereof:


     "The name of the corporation is Spigadoro, Inc. (the "Corporation").

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


                                                                         ANNEX E


                              IAT MULTIMEDIA, INC.

                             1999 STOCK OPTION PLAN

1. Purpose.

     The purpose of this plan (the "Plan") is to secure for IAT Multimedia, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include all present and future parent and subsidiary corporations of the Company as defined, respectively, in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"). Those provisions of the Plan which make express reference to Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).

2. Type of Options and Administration.

     (a) Types of Options. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of
Section 422 of the Code.

     (b) Administration. The Plan will be administered by a committee (the "Committee") appointed by the Board of Directors of the Company, which Committee can include all of the members of the Board of Directors, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The delegation of powers to the Committee shall be consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")). The Committee may in its sole discretion grant options to purchase shares of the Company's Common Stock, $.01 par value per share ("Common Stock") and issue shares upon exercise of such options as provided in the Plan. The Committee shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination under the Plan made in good faith. Subject to adjustment as provided in Section 15 below, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 35% of the maximum number of shares which may be issued and sold under the Plan, as set forth in Section 4 hereof, as such section may be amended from time to time.

     (c) Applicability of Rule 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company's Common Stock is registered under the Exchange Act, subject to the last sentence of Section 3(b), and then only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a "Reporting Person").

3. Eligibility.

     (a) General. Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company or any parent or subsidiary corporation of the Company as defined, respectively, in Sections 424(e) and 424(f) of the Code ("Participants") provided, that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code). A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Committee shall so determine.

     (b) Grant of Options to Reporting Persons. The selection of a director or an officer who is a Reporting Person (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined either (i) by the Board of Directors or (ii) by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be an "Outside Director" as defined by Rule 1.162-27 of the Code.

4. Stock Subject to Plan.

     The stock subject to options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 2,500,000 shares. If an option granted under the Plan shall expire, terminate or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan.

5. Forms of Option Agreements.

     As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Committee. Such option agreements may differ among recipients and may contain all terms and conditions as the Committee considers advisable, including, but not limited to, non-compete, non-solicitation and confidentiality covenant, representations and warranties of the Participant and provisions to ensure compliance with all applicable laws, regulations and rules.

6. Purchase Price.

     (a) General. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Committee at the time of grant of such option; provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such stock, at the time of grant of such option, or less than 110% of such Fair Market Value in the case of options described in
Section 11(b). "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange (including the Nasdaq National Market) on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, any distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Committee.

     (b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or by any other means which the Committee determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board).

7. Option Period.

     Subject to earlier termination as provided in the Plan, each option and all rights thereunder shall expire on such date as determined by the Committee and set forth in the applicable option agreement, provided, that such date shall not be later than (10) ten years after the date on which the option is granted.

8. Exercise of Options.

     Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the option agreement evidencing such option, subject to the provisions of the Plan. Subject to the requirements in the immediately preceding sentence, if an option is not at the time of grant immediately exercisable, the Committee may (i) in the agreement evidencing such option, provide for the acceleration of the exercise date or dates of the subject option upon the occurrence of specified events, and/or (ii) at any time prior to the complete termination of an option, accelerate the exercise date or dates of such option.

9. Nontransferability of Options.

     No option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. An option may be exercised during the lifetime of the optionee only by the optionee. In the event an optionee dies during his employment by the Company or any of its subsidiaries, or during the three-month period following the date of termination of such employment, his option shall thereafter be exercisable, during the period specified in the option agreement, by his executors or administrators to the full extent to which such option was exercisable by the optionee at the time of his death during the periods set forth in Section 10 or 11(d).

10. Effect of Termination of Employment or Other Relationship.

     Except as provided in Section 11(d) with respect to Incentive Stock Options and except as otherwise determined by the Committee at the date of grant of an Option, and subject to the provisions of the Plan, an optionee may exercise an option at any time within three months following the termination of the optionee's employment or other relationship with the Company or within one (1) year if such termination was due to the death or disability of the optionee but, except in the case of the optionee's death, in no event later than the expiration date of the Option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the option shall expire immediately upon such termination. The Committee shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and conclusive and binding upon the optionee.

11. Incentive Stock Options.

     Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

     (a) Express Designation. All Incentive Stock Options granted under the
     Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

     (b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

         (i) The purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

         (ii) The option exercise period shall not exceed five years from the date of grant.

     (c) Dollar Limitation. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

     (d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

         (i) an Incentive Stock Option may be exercised within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), provided, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the Plan;

         (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

         (iii) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provisions thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

12. Additional Provisions.

     (a) Additional Option Provisions. The Committee may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Committee; provided, that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

     (b) Acceleration, Extension, Etc. The Committee may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable).

13. General Restrictions.

     (a) Investment Representations. The Company may require any person to whom an Option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option or award, for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock, including any "lock-up" or other restriction on transferability.

     (b) Compliance With Securities Law. Each Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange or automated quotation system or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

14. Rights as a Stockholder.

     The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15. Adjustment Provisions for Recapitalizations, Reorganizations and Related Transactions.

     (a) Recapitalizations and Related Transactions. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under or otherwise referred to in the Plan, (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 15 if such adjustment (i) would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 or (ii) would be considered as the adoption of a new plan requiring stockholder approval.

     (b) Reorganization, Merger and Related Transactions. All outstanding Options under the Plan shall become fully exercisable for a period of sixty (60) days following the occurrence of any Trigger Event, whether or not such Options are then exercisable under the provisions of the applicable agreements relating thereto. For purposes of the Plan, a "Trigger Event" is any one of the following events, but shall not include the events contemplated by the Stock Purchase Agreement dated as of November 3, 1999 between the Company and Gruppo Spigadoro,
N.V.:

         (i) the date on which shares of Common Stock are first purchased pursuant to a tender offer or exchange offer (other than such an offer by the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary or any entity holding shares or other securities of the Company for or pursuant to the terms of such plan), whether or not such offer is approved or opposed by the Company and regardless of the number of shares purchased pursuant to such offer;

         (ii) the date the Company acquires knowledge that any person or group deemed a person under Section 13(d)-3 of the Exchange Act (other than the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary or any entity holding shares of Common Stock or other securities of the Company for or pursuant to the terms of any such plan or any individual or entity or group or affiliate thereof which acquired its beneficial ownership interest prior to the date the Plan was adopted by the Board), in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling the person or group to 30% or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all shareholders of the Company would be entitled in the election of the Board of Directors were an election held on such date;

         (iii) the date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; and

         (iv) the date of approval by the stockholders of the Company of an agreement (a "reorganization agreement") providing for:

               (A) The merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such shareholders to 80% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation; or

               (B) The sale or other disposition of all or substantially all the assets of the Company.

     (c) Board Authority to Make Adjustments. Any adjustments under this Section 15 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

16. Merger, Consolidation, Asset Sale, Liquidation, etc.

     (a) General. In the event of any sale, merger, transfer or acquisition of the Company or substantially all of the assets of the Company in which the Company is not the surviving corporation, and provided that after the Company shall have requested the acquiring or succeeding corporation (or an affiliate thereof), that equivalent options shall be substituted and such successor corporation shall have refused or failed to assume all options outstanding under the Plan or issue substantially equivalent options, then any or all outstanding options under the Plan shall accelerate and become exercisable in full immediately prior to such event. The Committee will notify holders of options under the Plan that any such options shall be fully exercisable for a period of sixty (60) days from the date of such notice, and the options will terminate upon expiration of such notice.

     (b) Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

17. No Special Employment Rights.

     Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18. Other Employee Benefits.

     Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale


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of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

19. Amendment of the Plan.

     (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect; provided, however, that if at any time the approval of the stockholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board of Directors may not effect such modification or amendment without such approval; and provided, further, that the provisions of Section 3(c) hereof shall not be amended more than once every six months, other than to comport with changes in the Code or the rules thereunder.

     (b) The modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify
(i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under
Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20. Withholding.

     (a) The Company shall have the right to deduct from payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

     (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any or all of such shares are disposed of by the optionee within two years from the date the option was granted or within one year from the date the shares were issued to the optionee pursuant to the exercise of the option, and
(ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the optionee is in the employ of the Company at the time of such disposition.

     (c) Notwithstanding the foregoing, in the case of a Reporting Person whose options have been granted in accordance with the provisions of Section 3(b) herein, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

21. Cancellation and New Grant of Options, Etc.

     The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled options or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.


22. Effective Date and Duration of the Plan.


     (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring stockholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 21) shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's stockholders. If such stockholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.


     (b) Termination. Unless sooner terminated in accordance with Section 16, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.


23. Provision for Foreign Participants.


     The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.


24. Governing Law.


     The provisions of this Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.


     Adopted by the Board of Directors on November 2, 1999.

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